Exhibit 10.1

CONTRACT BETWEEN

ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES)

and

TRIPLE-S SALUD, INC.

for

PROVISION OF PHYSICAL & BEHAVIORAL HEALTH SERVICES UNDER THE GOVERNMENT HEALTH PLAN PROGRAM

Contract No.: 2015-000087

Service Regions: Metro North &West

ATTACHMENT 1:	DESIGNATED LAWS

ATTACHMENT 2:	MAP OF PUERTO RICO SERVICE REGIONS

ATTACHMENT 3:	GHP UNIVERSAL ENROLLEE GUIDELINES HANDBOOK

ATTACHMENT 4:	CPTET CENTERS AND COMMUNITY-BASED ORGANIZATIONS FOR HIV/AIDS

ATTACHMENT 5:	MASTER FORMULARY

ATTACHMENT 6:	RETAIL PHARMACY REIMBURSEMENT LEVELS

ATTACHMENT 7:	UNIFORM GUIDE FOR SPECIAL COVERAGE

ATTACHMENT 8:	COST-SHARING

ATTACHMENT 9:	INFORMATION SYSTEMS

ATTACHMENT 10:	GUIDELINES FOR CO-LOCATION OF BEHAVIORAL HEALTH PROVIDERS IN PMG SETTINGS

ATTACHMENT 11:	PER MEMBER PER MONTH PAYMENTS

ATTACHMENT 12:	INITIAL DELIVERABLE DUE DATES

ATTACHMENT 13:	ASES NORMATIVE LETTERS, SPECIAL NEEDS CHILDREN CODES

ATTACHMENT 14:	PROGRAM INTEGRITY PLAN DEVELOPMENT GUIDELINES

ATTACHMENT 15:	FORMULARY A-102: EVIDENCE OF LACK OF PROVIDERS AND PROVIDERS REFUSAL TO CONTRACT

ATTACHMENT 16:	LIST OF REQUIRED REPORTS

ATTACHMENT 17:	EHR ADOPTION PLAN

ATTACHMENT 18:	BUSINESS ASSOCIATE AGREEMENT

ATTACHMENT 19:	QUALITY IMPROVEMENT PROCEDURE MANUAL

ATTACHMENT 20:	PPN DIAGRAM

ATTACHMENT 21:	GUIDELINES FOR REVERSE CO-LOCATION OF PRIMARY CARE PHYSICIANS IN MENTAL HEALTH SETTINGS

ATTACHMENT 22:	STERILIZATION CONSENT FORM

ATTACHMENT 23:	POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF MEDICAID OVERPAYMENTS TO PROVIDERS

THIS CONTRACT, is made and entered into by and between the Puerto Rico Health Insurance Administration (Administración de Seguros de Salud de Puerto Rico, hereinafter referred to as “ASES” or “the Administration”), a public corporation in the Commonwealth of Puerto Rico (“the Commonwealth” or “Puerto Rico”), with employer identification number 66-0500678 and Triple-S Salud, Inc. (“the Contractor”), an insurance company duly organized and authorized to do business under the laws of the Commonwealth, with employer identification number 66-0555677. The Effective Date of the Contract is October 31, 2014 and the Implementation Date of the Contract is April1, 2015.

WHEREAS, pursuant to Title XIX of the Federal Social Security Act, codified as 42 USC 1396 et seq. (“the Social Security Act”), and Act No. 72 of September 7, 1993 of the Laws of the Commonwealth of Puerto Rico (“Act 72”), a comprehensive program of medical assistance for needy persons exists in the Commonwealth;

WHEREAS, ASES is responsible for health care policy, purchasing, planning, and regulation pursuant to Act 72, as amended, and other sources of law of the Commonwealth designated in Attachment 1, and pursuant to this statutory provision, ASES has established a managed care program under the medical assistance program, known as “GHP,” “GHP Program,” or “the Government Health Plan”;

WHEREAS, the Puerto Rico Health Department (“the Health Department”) is the single State agency designated to administer medical assistance in the Commonwealth under Title XIX of the Social Security Act of 1935, as amended, and is charged with ensuring the appropriate delivery of health care services under the Medicaid and the Children’s Health Insurance Program (“CHIP”) in the Commonwealth, and ASES manages these programs pursuant to a memorandum of understanding;

WHEREAS, GHP serves a mixed population including not only the Medicaid and CHIP populations, but also other eligible individuals as established in Act 72;

WHEREAS, ASES seeks to comply with Puerto Rico’s public policy objectives of creating GHP, an integrated system of physical and Behavioral Health Services, with an emphasis on preventative services and access to quality care;

WHEREAS, ASES issued a Request for Proposals (“the RFP”) for physical and Behavioral Health Services on June 25 - 27, 2014, which, except as provided in Article 58 below, are expressly incorporated as if completely restated herein;

WHEREAS, ASES has received from the Contractor a proposal in response to the RFP, “Contractor’s Proposal,” which, except as provided in Article 58 below, is expressly incorporated as if completely restated herein; and,

WHEREAS, ASES agrees to review and make appropriate changes to the co-payment requirements in the Contract in compliance with federal requirements and upon CMS approval;

WHEREAS, ASES agrees to maintain a continuous program of cost containment strategies to pursue opportunities for the identification, development of work plans and implementation of activities directed to achieve cost control objectives, in coordination and collaboration with subcontractors, PBM and PBA. The scope of the program includes, but is not limited to, pharmacy, medical and dental service utilization, provider network management and handling of exception processes. Areas of need will be identified through the analysis of ASES database, routine and special subcontractor’s reports, quarterly meetings presentations and other sources.

WHEREAS, ASES accepts the Contractor’s Proposal to provide the services contemplated under this Contract for ASES;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASES and the Contractor (each individually a “Party” and collectively the “Parties”) hereby agree as follows:

ARTICLE 1  GENERAL PROVISIONS
1.1	General Provisions
1.1.1	The Contractor shall assist the Commonwealth by providing and delivering services under the GHP through described tasks, obligations, and responsibilities included in this Contract.
1.1.2	The Contractor shall maintain the staff, organizational, and administrative capacity and capabilities necessary to carry out all the duties and responsibilities under this Contract.
1.1.3	The Contractor shall not make any changes to the following without explicit prior written approval from the Executive Director of ASES or his or her designee:
1.1.3.1	Its business address, telephone number, facsimile number, and e-mail address;
1.1.3.2	Its corporate status or nature;
1.1.3.3	Its business location;
1.1.3.4	Its corporate structure;
1.1.3.5	Its ownership, including but not limited to the new owner’s legal name, business address, telephone number, facsimile number, and e-mail address; and/or
1.1.3.6	Its incorporation status.
1.1.4	The Contractor shall notify ASES within five (5) Business Days of a change in the following:

1.1.4.1	Its solvency (as a result of a non-operational event);
1.1.4.2	Its corporate officers or executive employees; or
1.1.4.3	Its Federal employee identification number or Federal tax identification number.
1.1.5	Unless otherwise specified herein, all documentation, including policies and procedures that the Contractor is required to maintain, shall be given prior written approval from ASES. All documentation, including the Deliverables listed in Attachment 12, must be submitted to ASES in English.
1.1.6	Unless otherwise specified, the Contractor shall notify ASES and/or the Puerto Rico Medicaid Program of any applicable provisions Immediately.
1.2	Background
1.2.1	From October 1, 2010 through March 30, 2015, the government health program previously referred to as La Reforma was known as MI Salud. Beginning April 1, 2015, the program will be referred to as the Government Health Plan or GHP Program.
1.2.2	The Government Health Plan (“GHP”) has the following objectives:
1.2.2.1	To transform Puerto Rico’s health system through an integrated vision of physical and Behavioral Health.
1.2.2.2	To encourage the Contractor and other selected GHP MCO(s) to work together to provide integrated physical and Behavioral Health Services in each of nine (9) Service Regions of the Commonwealth.
1.2.2.3	To establish Primary Medical Groups (“PMGs”), which shall enter into agreements with the Contractor and shall act as the gatekeepers for medical care. PMGs shall provide, manage, and direct health services, including coordination with Behavioral Health personnel and specialist services, in a timely manner.
1.2.2.4	To develop, within each of the nine (9) Service Regions, a Preferred Provider Network (“PPN”), which shall be composed of physician specialists, clinical laboratories, radiology facilities, hospitals, and Ancillary Service Providers that shall render Covered Services to persons enrolled in the GHP (“Enrollees”).
1.2.2.5	To facilitate access to quality Primary Care and specialty services within the PPN by providing all services without the requirement of a Referral, and not requiring cost-sharing for services within the PPN.

1.2.2.6	To ensure that, other than through appropriate Utilization control measures, services to Enrollees in the GHP are not refused, restricted, or reduced, including by reason of pre-existing conditions or waiting periods.
1.2.2.7	To support the Health Department and the Puerto Rico Mental Health and Against Addiction Services Administration (Administración de Servicios de Salud Mental y Contra la Adicción, hereinafter “ASSMCA”) in health education efforts focusing on lifestyle changes, HIV/AIDS prevention, the prevention of drug and substance abuse, and maternal and child health.
1.3	Groups Eligible for Services Under the GHP
1.3.1	The Contractor will be responsible for providing services to all persons determined eligible for the GHP and enrolled in the Contractor’s MCO(s). The groups to be served under the GHP shall hereinafter be referred to collectively as “Eligible Persons.” The groups are subject to change and currently include:
1.3.1.1	Medicaid and CHIP. All Medicaid and CHIP eligibility categories covered in the Puerto Rico Medicaid and CHIP State Plans are eligible to enroll in the GHP and shall be referred to hereinafter as “Medicaid and CHIP Eligibles.”
1.3.1.2	Other Groups (Non-Medicaid and CHIP Eligibles). The following groups, which receive services under the GHP without any Federal participation, will be referred to hereinafter as “Other Eligible Persons.”
1.3.1.2.1	The “Commonwealth Population,” comprised of the following groups:
1.3.1.2.1.1	Certain persons who are between twenty-two (22) and sixty-four (64) years of age, inclusive of the age limits, and who do not qualify for either Medicaid or CHIP;
1.3.1.2.1.2	Police officers of the Commonwealth and their Dependents;
1.3.1.2.1.3	Surviving spouses of deceased police officers;

1.3.1.2.1.4	Survivors of domestic violence referred by the Office of the Women’s Advocate;
1.3.1.2.1.5	Veterans; and
1.3.1.2.1.6	Any other group of Eligible Persons that may be added during the Contract Term as a result of a change in laws or regulations.
1.3.1.2.2	Commonwealth employees and pensioners, whose eligibility for the GHP is not based on income.
1.4	Service Regions
1.4.1	For the delivery of services under the GHP, ASES has divided the Commonwealth into nine (9) regions: eight (8) geographical Service Regions and one (1) “Virtual Region.” See Attachment 2 for a map of the geographical Service Regions. The Contractor shall perform services under this Contract in the Metro North, and West Regions.
1.5	Delegation of Authority
1.5.1	Federal law and Puerto Rico law limit the capacity of ASES to delegate decisions to the Contractor. All decisions relating to public policy and to the administration of the Medicaid, CHIP, and the Puerto Rico government health assistance program included in the GHP rest with the Puerto Rico Medicaid Program and ASES.
1.6	Availability of Funds
1.6.1	This Contract is subject to the availability of funds on the part of ASES, which in turn is subject to the transfer of Federal, Puerto Rico, and municipal funds to ASES. If available funds are insufficient to meet its contractual obligations, ASES reserves the right to terminate this Contract, pursuant to Section 35.5.
1.7	Cooperation, Assistance and Compliance with Special Projects
1.7.1	The Contractor shall provide to ASES and any other agency of the Commonwealth all necessary cooperation, assistance, and compliance with requirements in the development and implementation of any special project of ASES and any other agency of the Commonwealth or the Federal Government. The Contractor acknowledges that this is a sine qua non of this Contract and that it will comply with ASES change requests related to such projects as these are implemented due to Commonwealth or Federal mandate.

ARTICLE 2  DEFINITIONS
Whenever capitalized in this Contract, the following terms have the respective meaning set forth below, unless the context clearly requires otherwise.

Act 72: The law of the Commonwealth, adopted on September 7, 1993, as subsequently amended, which created ASES and empowered ASES to administer certain government health programs.

Act 408: The Puerto Rico Mental Health Code (Act No. 408 of October 2, 2000, as amended), which established the public policy and procedures regarding the delivery of Behavioral Health services in Puerto Rico.

Abandoned Call: A call initiated to a Call Center that is ended by the caller before any conversation occurs or before a caller is permitted access to a caller-selected option.

Abuse: Provider practices that are inconsistent with sound fiscal, business, or medical practices, and that result in unnecessary costs to the GHP Program, or in reimbursement for services that are not Medically Necessary or that fail to meet professionally recognized standards for the provision of health care. It also includes Enrollee practices that result in unnecessary costs to the GHP.

Access: Adequate availability of Benefits to fulfill the needs of Enrollees.

Action: The denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or part, of payment for a service (including in circumstances in which an Enrollee is forced to pay for a service; the failure to provide services in a timely manner (within the timeframes established by this Contract or otherwise established by ASES); or the failure of the Contractor to act within the timeframes provided in 42 CFR 438.408(b). For a resident of a rural area, the denial of an Enrollee's request to exercise his or her right, under 42 CFR 438.52(b)(2)(ii), to obtain services outside the network.

Actuarial Report: Actuarial reports the Contractor is required to submit in accordance with Article 18 of this Contract.

Administrative Functions: The contractual obligations of the Contractor under this Contract, other than providing Covered Services; include,  without limitation,  Care Management, Disease Management, Utilization Management, Credentialing Providers, Network management, Quality Improvement, Marketing, Enrollment, Enrollee services, Claims payment, Information Systems, financial management, and reporting.

Administrative Law Hearing: The Appeal process administered by the Commonwealth and as required by Federal law, available to Enrollees after they exhaust the Contractor’s Grievance System and Complaint Process.

Administrative Referral: A Referral of an Enrollee by the Contractor to a Provider or facility located outside the PPN, when the Enrollee’s PCP or other PMG physician does not provide a Referral within the required time period.

Adult: An individual age nineteen (19) or older unless otherwise specified.

Advance Directive: A written instruction, such as a living will or durable power of attorney, granting responsibility over an individual’s health care, as defined in 42 CFR 489.100, and as recognized under Puerto Rico law under Act 160 of November 17, 2001, as amended, relating to the provision of health care when the individual is incapacitated.

ADFAN: Families and Children Administration (Administración de Familias y Niños), which is responsible for foster care children in the custody of the Commonwealth.

Affiliate: Any person, firm, corporation (including, without limitation, service corporation and processional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity or organization that now or in the future directly or indirectly controls, is controlled by, or is under common control with the Contractor.

Agent: An entity that contracts with ASES to perform Administrative Functions, including but not limited to: fiscal Agent activities; Outreach, eligibility, and Enrollment activities; and systems and technical support.

Ambulatory Services Units: Ambulatory clinics that mainly provide health services to children, families, and adults, which are staffed by an interdisciplinary team responsible for the appropriate treatment and referral processes.

Ancillary Services: Professional services, including laboratory, radiology, physical therapy, and respiratory therapy, which are provided in conjunction with other medical or hospital care.

Appeal: An Enrollee request for a review of an Action. It is a formal petition by an Enrollee, an Enrollee’s Authorized Representative, or the Enrollee’s Provider, acting on behalf of the Enrollee with the Enrollee’s written consent, to reconsider a decision in the case that the Enrollee or Provider does not agree with an Action taken.

ASES: Administración de Seguros de Salud de Puerto Rico (the Puerto Rico Health Insurance Administration), the entity in the Commonwealth responsible for oversight and administration of the GHP Program, or its Agent.

ASES Data: All Data created from Information, documents, messages (verbal or electronic), reports, or meetings involving, arising out of or otherwise in connection with this Contract.

ASES Information: All proprietary Data and/ or Information generated from any Data requested, received, created, provided, managed and stored by Contractors, -in hard copy, digital image, or electronic format - from ASES and/or Enrollees (as defined in Article 2) necessary or arising out of this Contract, except for the Contractor’s Proprietary Information.

ASSMCA: Administración de Servicios de Salud Mental y Contra la Adicción (the Puerto Rico Mental Health and Against Addiction Services Administration), the government agency responsible for the planning and establishment of mental health and substance abuse policies and procedures and for the coordination, development, and monitoring of all Behavioral Health Services rendered to Enrollees in the GHP.

At Risk: When a Provider agrees to accept responsibility to provide, or arrange for, any service in exchange for the Per Member Per Month Payment (PMPM).

Authorized Certifier: The Contractor’s CEO, CFO, or an individual with delegated authority to sign for and who reports directly to the CEO and/or CFO.

Authorized Representative: A person given written authorization by an Enrollee to make health-related decisions on behalf of an Enrollee, including, but not limited to: Enrollment and Disenrollment decisions, filing Complaints, Grievances, and Appeals, and the choice of a PCP or PMG.

Auto-Assignment: The assignment of an Enrollee to a PMG and a PCP by the Contractor, normally at the time that ASES or the Contractor auto-enrolls the person in the GHP Program.

Auto-Enrollment: The Enrollment of a Potential Enrollee in a GHP Plan by the Contractor without any action by the Potential Enrollee, as provided in Article 5 of this Contract.

Basic Coverage: The physical and Behavioral Health Services available to all GHP Enrollees (as distinguished from Special Coverage, which is available only to Enrollees with certain diagnoses after a registration process). The GHP Covered Services are listed in Article 7 of this Contract.

Behavioral Health: The umbrella term for mental health (including psychiatric illnesses and emotional disorders) and substance use (involving addictive and chemical dependency disorders). The term also refers to preventing and treating co-occurring mental health and substance use disorders (“SUDs”).

Behavioral Health Facility: A facility for the delivery of inpatient or stabilization Behavioral Health Services, which houses at least two (2) Providers. These facilities include:

(i)	Psychiatric hospitals (or a unit within a general hospital)
(ii)	Emergency or stabilization units
(iii)	Partial hospitalization units
(iv)	Intensive ambulatory services units
(v)	Ambulatory services units
(vi)	Residential units
(vii)	Addiction service units (detoxification, ambulatory, inpatient, and residential)

Benefits: The services set forth in this Contract, for which the Contractor has agreed to provide, arrange, and be held fiscally responsible, including Basic Coverage, dental services, Special Coverage, and Administrative Functions.

Blocked Call: A call that cannot be connected Immediately because no circuit is available at the time the call arrives or because the telephone system is programmed to block calls from entering the queue when the queue is backed up beyond a defined threshold.

Breach: The unauthorized acquisition, access, use, or disclosure of Personal Health Information which compromises the security or privacy of such Information.

Business Continuity and Disaster Recovery (“BC-DR”) Plan: A documented plan (process) to restore vital and critical Information/health care technology systems in the event of business interruption due to human, technical, or natural causes. The plan focuses mainly on technology systems, encompassing critical hardware, operating and application software, and tertiary elements required to support the operating environment. It must support the process requirement to restore vital business Data inside the defined business requirement, including an emergency mode operation plan as necessary. The BC-DR also provides for continuity of health care in the event of plan terminations.

Business Days: Traditional workdays, including Monday, Tuesday, Wednesday, Thursday, and Friday.  Puerto Rico Holidays are excluded.

Calendar Days: All seven days of the week.

Call Center: A telephone service facility equipped to handle a large number of inbound and outbound calls. This facility must meet all requirements set forth in Section 6.8 of this Contract.

Capitation: A contractual agreement through which a Contractor or Provider agrees to provide specified health care services to Enrollees for a fixed amount per month.

Care Management: An Administrative Function comprised of a set of Enrollee-centered steps to ensure that an Enrollee with intensive needs, including catastrophic or high-risk conditions, receives the necessary services in a supportive, effective, efficient, timely, and cost-effective manner.

Care Manager: A professional with at least a Bachelor of Arts, a Bachelor of Science, or a Bachelor of Science in Nursing degree in health or Behavioral Health-related fields who is devoted to helping Enrollees access the services they need for their recuperation and for the implementation of their individual treatment plans.

Centers for Medicare & Medicaid Services (“CMS”): The agency within the US Department of Health and Human Services with responsibility for the Medicare, Medicaid, and the Children’s Health Insurance Programs (“CHIP”).

Center for the Collection of Municipal Revenues (“CRIM”): The tax collection agency of the Commonwealth.

Certification: As provided in Section 5.1.2 of this Contract, a decision by the Puerto Rico Medicaid Program that a person is eligible for services under the GHP Program because the person is Medicaid Eligible, CHIP Eligible, or a member of the Commonwealth Population. Some public employees and pensioners may enroll in GHP without first receiving a Certification.

Children’s Health Insurance Program (“CHIP”): The Commonwealth’s Children’s Health Insurance Program established pursuant to Title XXI of the Social Security Act.

CHIP Eligible: A child eligible to enroll in the GHP Program because he or she is eligible for CHIP.

Chronic Condition: An ongoing physical, behavioral, or cognitive disorder, with a duration of at least twelve (12) months with resulting functional limitations, reliance on compensatory mechanisms (medications, special diet, assistive devices, etc.) and service use or need beyond that which is normally considered routine.

Claim: Whether submitted manually or electronically, a bill for services, a line item of services, or a bill detailing all services for one (1) Enrollee.

Clean Claim: A Claim received by the Contractor for adjudication, which can be processed without obtaining additional information from the Provider of the service or from a Third Party.  It includes a Claim with errors originating in the Contractor’s Claims system.  It does not include a Claim from a Provider who is under investigation for Fraud, Waste, or Abuse, or a Claim under review to determine Medical Necessity.

Cold-Call Marketing: Any unsolicited personal contact by the Contractor with a Potential Enrollee, for the purposes of Marketing.

Co-Location: An integrated care model in which Behavioral Health Services are provided in the same site as primary care.

Commonwealth Population: A group eligible for participation in the GHP as Other Eligible Persons, with no Federal participation supporting the cost of their coverage, which is comprised of low-income persons and other groups listed in Section 1.3.1.2.1.

Complaint: An expression of dissatisfaction about any matter other than an Action that is resolved at the point of contact rather than through filing a formal Grievance.

Contract: The written agreement between ASES and the Contractor; comprised of the Contract, any addenda, appendices, attachments, or amendments thereto.

Contract Term: The duration of time that this Contract is in effect, as defined in Article 21 of this Contract.

Contractor: The Managed Care Organization that is a Party of this Contract, licensed as an insurer by the Puerto Rico Commissioner of Insurance (“PRICO”), which contracts hereunder with ASES for the provision of Covered Services and Benefits to Enrollees in a designated Service Region on the basis of PMPM Payments, under the GHP program.

Co-Payment: A cost-sharing requirement which is a fixed monetary amount paid by the Enrollee to a Provider for certain Covered Services as specified by ASES.

Corrective Action Plan: The detailed written plan required by ASES from the Contractor to correct or resolve a deficiency or event causing the assessment of a liquidated damage or sanction against the Contractor.

Cost Avoidance: A method of paying Claims in which the Provider is not reimbursed until the Provider has demonstrated that all available health insurance, and other sources of Third Party Liability, have been exhausted.
Countersignature: An authorization provided by the Enrollee’s PCP, or another Provider within the Enrollee’s PMG, for a prescription written by another Provider to be dispensed.  No Countersignature shall be required if the Provider writing the prescription is within the PPN.

Covered Services: Those Medically Necessary health care services (listed in Article 7 of this Contract) provided to Enrollees by Providers, the payment or indemnification of which is covered under this Contract.

Credentialing: The Contractor’s determination as to the qualification of a specific Provider to render specific health care services.

Credible Allegation of Fraud: Any allegation of Fraud that has been verified by another State, the Commonwealth, or ASES, or otherwise has been preliminary investigated by the Contractor, as the case may be, and that has indicia of reliability that comes from any source.

Cultural Competency: A set of interpersonal skills that allow individuals to increase their understanding, appreciation, acceptance, and respect for cultural differences and similarities within, among, and between groups and the sensitivity to know how these differences influence relationships with Enrollees.  This requires a willingness and ability to draw on community-based values, traditions and customs, to devise strategies to better meet culturally diverse Enrollee needs, and to work with knowledgeable persons of and from the community in developing focused interactions, communications, and other supports.

Daily Basis: Each Business Day.

Data: A series of meaningful electrical signals that may be manipulated or assigned; Data Set: demographic, health, or other Informational elements suitable for specific use.

Deductible: In the context of Medicare, the dollar amount of Covered Services that must be incurred before Medicare will pay for all or part of the remaining Covered Services.
Deliverable: A document, manual, or report submitted to ASES by the Contractor to exhibit that the Contractor has fulfilled the requirements of this Contract.

Dependent: A person who is enrolled in the GHP as the spouse or child of the principal Enrollee.

Disease Management: An Administrative Function comprised of a set of Enrollee-centered steps to provide coordinated care to Enrollees suffering from diseases listed in Section 7.8.3 of this Contract.

Disenrollment: The termination of an individual’s Enrollment in the Contractor’s Plan.

Dual Eligible Beneficiary: An Enrollee or Potential Enrollee eligible for both Medicaid and Medicare.

Durable Medical Equipment: Equipment, including assistive technology, which: (i) can withstand repeated use; (ii) is used to service a health-related or functional purpose; (iii) is ordered by a Health Care Provider to address an illness, injury, or disability; and (iv) is appropriate for use in the home, work place, or school.

Early and Periodic Screening, Diagnostic, and Treatment (“EPSDT”) Program: A Medicaid-mandated program that covers screening and diagnostic services to determine physical and mental deficiencies in Enrollees less than twenty-one (21) years of age, and health care, prevention, treatment, and other measures to correct or ameliorate any deficiencies and Chronic Conditions discovered.

Effective Date of Contract: The day the Contract is executed by both Parties.

Effective Date of Disenrollment: The date, as defined in Section 5.3.3 of this Contract, on which an Enrollee ceases to be covered under the Contractor’s Plan.

Effective Date of Eligibility: The  eligibility period specified for each population covered under the GHP as described in Section 5.1.3 of the Contract.

Effective Date of Enrollment shall have the meaning prescribed to it in Section 5.2.2. of the Contract.

Electronic Funds Transfer (“EFT”): Transfer of funds between accounts using electronic means such as a telephone or computer rather than paper-based payment methods such as cash or checks.

Electronic Health Record (“EHR") System: An electronic record of health-related information on an individual that is created, gathered, managed, and consulted upon by authorized health care clinicians and staff and certified by The Office of the National Coordinator’s Authorized Testing and Certification Bodies (“ONC-ATCBs”).

Eligible Person: A person eligible to enroll in the GHP Program, as provided in Section 1.3.1 of this Contract, by virtue of being Medicaid Eligible, CHIP Eligible, or an Other Eligible Person.

Emergency Medical Condition: A medical or Behavioral Health condition, regardless of diagnosis or symptoms, manifesting itself in acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy, serious impairments of bodily functions, serious dysfunction of any bodily organ or part, serious harm to self or other due to an alcohol or drug abuse emergency, serious injury to self or bodily harm to others, or the lack of adequate time for a pregnant women having contractions to safely reach a another hospital before delivery.  The Contractor may not impose limits on what constitutes an Emergency Medical Condition.

Emergency Services: Physical or Behavioral Health Covered Services (as described in Section 7.5.9) furnished by a qualified Provider in an emergency room that are needed to evaluate or stabilize an Emergency Medical Condition or a Psychiatric Emergency that is found to exist using the prudent layperson standard.

Encounter: A distinct set of services provided to an Enrollee in a face-to-face setting on the dates that the services were delivered, regardless of whether the Provider is paid on a Fee-for-Service or Capitated basis.  Encounters with more than one (1) Provider, and multiple Encounters with the same Provider, that take place on the same day in the same location will constitute a single Encounter, except when the Enrollee, after the first Encounter, suffers an illness or injury requiring an additional diagnosis or treatment.

Encounter Data: (i) All Data captured during the course of a single Encounter that specify the diagnoses, comorbidities, procedures (therapeutic, rehabilitative, maintenance, or palliative), pharmaceuticals, medical devices, and equipment associated with the Enrollee receiving services during the Encounter; (ii) The identification of the Enrollee receiving and the Provider(s) delivering the health care services during the single Encounter; and (iii) A unique ( i.e. unduplicated) identifier for the single Encounter.

Enrollee: A person who is currently enrolled in the Contractor’s Plan, as provided in this Contract, and who, by virtue of relevant Federal and Puerto Rico laws and regulations, is an Eligible Person listed in Section 1.3.1 of this Contract.

Enrollment: The process by which an Eligible Person becomes an Enrollee of the Contractor’s Plan.

Excess Profit: The excess over 2.5 percent of the profit before income taxes as reported in the audited financial statements. Excess Profits are to be shared between the Contractor or the Subcontractors and ASES, as provided in Sections 22.1.18 and 22.1.19.

Experience of Care and Health Outcomes (“ECHO”) Survey: A survey constructed to merge the most desirable aspects of the Mental Health Statistics Program’s Consumer Survey (“MHSIP”) and the Consumer Assessment of Behavioral Health Services (“CABHS”) Instrument in order to capture as many unique aspects of mental health and substance abuse-related services while limiting redundancy. The survey is a product of nearly six (6) years of research and testing by CAHPS grantees at the Harvard Medical School, with extensive input from behavioral health care experts.

External Quality Review Organization (“EQRO”): An organization that meets the competence and independence requirements set forth in 42 CFR 438.354 and performs analyses and evaluations on the quality, timeliness, and Access to Covered Services and Benefits that the Contractor furnishes to Enrollees.

Federally Qualified Health Center (“FQHC”): An entity that provides outpatient health programs pursuant to Section 1905(l)(2)(B) of the Social Security Act.

Fee-for-Service: A method of reimbursement based on payment for specific Covered Services on a service-by-service basis rendered to an Enrollee.

Fraud: An intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit or financial gain to him/herself or some other person.  It includes any act that constitutes Fraud under applicable Federal or Puerto Rico law.

General Network: The entire group of Providers under contract with the Contractor, including those that are and those that are not members of the Contractor’s Preferred Provider Network.

GHP Plan: A Managed Care Organization under contract with ASES that offers services under the Government Health Plan (“GHP”) Program.

GHP Service Line: The Enrollee support Call Center that the Contractor shall operate as described in Section 6.8 of this Contract, containing two components: the Information Service and the Medical Advice Service.

The Government Health Plan (or “the GHP”): The government health services program (formerly referred to as “La Reforma” or “MI Salud”) offered by the Commonwealth of Puerto Rico, and administered by ASES, which serves a mixed population of Medicaid Eligible, CHIP Eligible, and Other Eligible Persons, and emphasizes integrated delivery of physical and Behavioral Health Services.

Grievance: An expression of dissatisfaction about any matter other than an Action.

Grievance System: The overall system that includes Complaints, Grievances, and Appeals at the Contractor level, as well as Access to the Administrative Law Hearing process.

Health Care Acquired Conditions: A medical condition for which an individual was diagnosed that could be identified by a secondary diagnostic code described in Section 1886(d)(4)(D)(iv) of the Social Security Act.

Health Care Provider: An individual engaged in the delivery of health care services as licensed or certified by Puerto Rico in which he or she is providing services, including but not limited to physicians, podiatrists, optometrists, chiropractors, psychologists, psychiatrists, licensed Behavioral Health practitioners, dentists, physician’s assistants, physical or occupational therapists and therapists assistants, speech-language pathologists, audiologists, registered or licensed practical nurses (including nurse practitioners, clinical nurse specialist, certified registered nurse anesthetists, and certified nurse midwives), licensed certified social workers, registered respiratory therapists, and certified respiratory therapy technicians.

Health Certificate: Certificate issued by a physician after an examination that includes Venereal Disease Research Laboratory (“VRDL”) and tuberculosis (“TB”) tests if the individual suffers from a contagious disease that could incapacitate him or her or prevent him or her from doing his or her job, and does not represent a danger to public health.

Health Information Exchange (“HIE”): The secure and effective electronic transmission (push–pull) of the Personal Health Information of patients between Providers, across organizations within a region, community or hospital system, within a jurisdiction and/or between jurisdictions. HIE is also an entity that provides services to enable the electronic sharing of health Information.

Health Information Organization (“HIO”): “An organization that oversees and governs services related to the exchange of health-related Information among organizations according to nationally recognized standards,” as defined in The National Alliance for Health Information Technology Report to the Office of the National Coordinator for Health Information Technology.

Health Information Technology for Economic and Clinical Health (“HITECH”) Act: Public Law 111-5 (2009). When referenced in this Contract, it includes all related rules, regulations, and procedures.

Healthy Child Care: The battery of screenings (listed in Section 7.5.3.1) provided to children under age two (2) who are Medicaid- or CHIP Eligible as part of Puerto Rico’s (“EPSDT”) Program.

Health Care Effectiveness Data and Information Set (“HEDIS”): A set of standardized performance measures developed by the National Committee for Quality Assurance (“NCQA”) to measure and compare MCO performance.

Health Insurance Portability and Accountability Act (“HIPAA”): A law enacted in 1996 by the US Congress.  When referenced in this Contract, it includes all related rules, regulations, and procedures.

Immediately: Within twenty-four (24) hours, unless otherwise provided in this Contract.

Implementation Date of the Contract: The date on which the Contractor shall commence providing Covered Services and other Benefits under this Contract after it  has passed a readiness review; the expected implementation date of this Contract is April 1, 2015

Incident: The attempted or successful unauthorized access, use, disclosure, modification, or destruction of Information or interference with system operations in an Information System.

Incurred-But-Not-Reported (“IBNR”): Estimate of unpaid Claims liability, including received but unpaid Claims.

Indian: An individual, defined in Title 25 of the U.S.C. sections 1603(c), 1603(f), 1603(f) or who has been determined eligible, as an Indian, pursuant to 42 C.F.R. 136.12 or Title V of the Indian Health Care Improvement Act, to receive health care services from Indian Health Care Providers (Indian Health Services, an Indian Tribe, Tribal Organization, or Urban Indian Organization-I/T/U) or through Referral under Contract Health Services.

Information: Data to which meaning is assigned, according to context and assumed conventions; meaningful fractal Data for decision support purposes.

Information Service: The component of the GHP Service Line, a Call Center operated by the Contractor (described in Section 6.8), intended to assist Enrollees with routine inquiries, which shall be fully staffed between the hours of 7:00 a.m. and 7:00 p.m. (Atlantic Time), Monday through Friday, excluding Puerto Rico holidays.

Information System(s): A combination of computing and communications hardware and software that is used in: (i) the capture, storage, manipulation, movement, control, display, interchange and/or transmission of Information, i.e. structured Data (which may include digitized audio and video) and documents; and/or (ii) the processing of such Information for the purposes of enabling and/or facilitating a business process or a related transaction.

Integration Plan: The service delivery plan under the GHP Program, providing physical and Behavioral Health Services in close coordination, to ensure optimum detection, prevention, and treatment of physical and Behavioral Health conditions.

International Statistical Classification of Diseases and Related Health Problems Tenth Revision (“ICD-10”): A medical classification list created by the World Health Organization that notes various Medical Records including those used for coding diseases, signs, symptoms, abnormal findings, complaints, social circumstances, and external causes of injury or disease.

List of Excluded Individuals and Entities (“LEIE”): A database of individuals and entities excluded from Federally-funded health care programs maintained by the Department of Health and Human Services Office of the Inspector General.

MA-10: Form issued by the Puerto Rico Medicaid Program, entitled “Notice of Action Taken on Application and/or Recertification,” containing the Certification decision (whether a person was determined eligible or ineligible for Medicaid, CHIP, or the Commonwealth Population).

Managed Care Organization (“MCO”): An entity that is organized for the purpose of providing health care and is licensed as an insurer by the Puerto Rico Commissioner of Insurance (“PRICO”), which contracts with ASES for the provision of Covered Services and Benefits in designated Service Regions on the basis of PMPM Payments, under the GHP program.

Marketing: Any communication from the Contractor to any Eligible Person or Potential Enrollee that can reasonably be interpreted as intended to influence the individual to enroll in the Contractor’s Plan, or not to enroll in another plan, or to disenroll from another plan.

Marketing Materials: Materials that are produced in any medium, by or on behalf of the Contractor, that can reasonably be interpreted as intended to market to Potential Enrollees.

Medicaid: The joint Federal/state program of medical assistance established by Title XIX of the Social Security Act.

Medicaid Eligible: An individual eligible to receive services under Medicaid, who is eligible, on this basis, to enroll in the GHP Program.

Medicaid Management Information System (“MMIS”): Computerized system used for the processing, collecting, analyzing, and reporting of Information needed to support Medicaid and CHIP functions. The MMIS consists of all required subsystems as specified in the State Medicaid Manual.

Medical Advice Service: The twenty-four (24) hour emergency medical advice toll-free phone line operated by the Contractor through its GHP Service Line service, described in Section 6.8 of this Contract.

Medical Record: The complete, comprehensive record of an Enrollee including, but not limited to, x-rays, laboratory tests, results, examinations and notes, accessible at the site of the Enrollee’s PCP, or Network Provider, that documents all health care services received by the Enrollee, including inpatient care, outpatient care, Ancillary, and Emergency Services, prepared in accordance with all applicable Federal and Puerto Rico rules and regulations, and signed by the Provider rendering the services.

Medically Necessary Services: Those services that meet the definition found in Section 7.2 of this Contract.

Medicare: The Federal program of medical assistance for persons over age sixty-five (65) and certain disabled persons under Title XVIII of the Social Security Act.

Medicare Part A: The part of the Medicare program that covers inpatient hospital stays, skilled nursing facilities, home health, and hospice care.

Medicare Part B: The part of the Medicare program that covers physician, outpatient, home health, and Preventive Services.

Medicare Part C: The part of the Medicare program that permits Medicare recipients to select coverage among various private insurance plans.

Medicare Platino: A program administered by ASES for Dual Eligible Beneficiaries, in which MCOs or other insurers under contract with ASES function as Part C plans to provide services covered by Medicare, and also to provide a “wrap-around” Benefit of Covered Services and Benefits under the GHP.

National Provider Identifier (“NPI”): The 10-digit unique-identifier numbering system for Providers created by the Centers for Medicare & Medicaid Services (CMS), through the National Plan and Provider Enumeration System.

Negative Determination or Redetermination Decision: The decision by the Puerto Rico Medicaid Program that a person is not initially eligible or no longer eligible for services under the GHP Program (because the person no longer meets the eligibility requirements for Medicaid, CHIP, or Puerto Rico’s government health assistance program).

Network Provider: A Provider that has a contract with the Contractor under the GHP Program.  This term includes both Providers in the General Network and Providers in the PPN.

Non-Emergency Medical Transportation (“NEMT”): A ride, or reimbursement for a ride, provided so that an Enrollee with no other transportation resources can receive Covered Services from a Provider.  NEMT does not include transportation provided on an emergency basis, such as trips to the emergency room in life threatening situations.

Notice of Action: The written notice described in Section 14.4.3, in which the Contractor notifies both the Enrollee and the Provider of an Action.

Notice of Disposition: The notice in which the Contractor explains in writing the results and the date of resolution of a Complaint, Grievance, or Appeal to the Enrollee and the Provider.

Office of the Patient Advocate: An office of the Commonwealth created by Act 11 of April 11, 2001, which is tasked with protecting the patient rights and protections contained in the Patient’s Bill of Rights Act.

Office of the Women’s Advocate: An office of the Commonwealth which is tasked, among other responsibilities, with protecting victims of domestic violence.

Other Eligible Person: A person eligible to enroll in the GHP Program under Section 1.3.1.2 of this Contract, who is not Medicaid- or CHIP Eligible. This group is comprised of the Commonwealth Population and certain public employees and pensioners.

Outreach: Means, among other things, of educating or informing the Contractor’s Enrollees about GHP, managed care, and health issues.

Out-of-Network Provider: A Provider that does not have a contract with the Contractor under GHP; i.e., the Provider is not in either the General Network or the PPN.

Overpayment: Any funds that a person or entity receives in excess of the Medicaid allowable amount of the Contractor’s allowed amount as negotiated with the Provider. Overpayments shall not include funds that have been subject to a payment suspension or that have been identified as a Third Party Liability as set forth in Section 23.4.

Patient’s Bill of Rights Act: Law 194 of August 25, 2000, a law of the Commonwealth relating to patient rights and protection.

Patient Protection and Affordable Care Act (“PPACA”): Public Law 111-148 (2010) and the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152 (2010), including any and all rules and regulations thereunder.

Payment Hold: The situation when a Provider who owes funds to Puerto Rico, such Provider cannot be paid until the amounts owed to Puerto Rico are repaid or an acceptable repayment plan is in place, as determined by ASES.

Performance Improvement Projects (PIPs): Projects consistent with 42 CFR 438.240.

Per Member Per Month (“PMPM”) Payment: The fixed monthly amount that the Contractor is paid by ASES for each Enrollee to ensure that Benefits under this Contract are provided.  This payment is made regardless of whether the Enrollee receives Benefits during the period covered by the payment.

Personal Health Information (“PHI”) Per 42 CFR 160 and 42 CFR 164, individually identifiable health Information that is transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium.

Pharmacy Benefit Manager (“PBM”): An entity under contract with ASES under the GHP Program, responsible for the administration of pharmacy Claims processing, formulary management, drug Utilization review, pharmacy network management, and Enrollee Information Services relating to pharmacy services.

Pharmacy Program Administrator (“PPA”): An entity, under contract with ASES, responsible for implementing and offering support to ASES and the contracted PBMs in the negotiation of rebates and development of the Maximum Allowable Cost (“MAC”) List.

Physician Incentive Plan: Any compensation arrangement between a Contractor and a physician or PMG that is intended to advance Utilization Management.

Plan: The Contractor’s Managed Care Plan, offering services to Enrollees under the GHP.

Post-Stabilization Services: Covered Services, relating to an Emergency Medical Condition or Psychiatric Emergency, that are provided after an Enrollee is stabilized, in order to maintain the stabilized condition or to improve or resolve the Enrollee’s condition.

Potential Enrollee: A person who has been Certified by the Puerto Rico Medicaid Program as eligible to enroll in the GHP (whether on the basis of Medicaid eligibility, CHIP eligibility, or eligibility as a member of the Commonwealth Population), but who has not yet enrolled with the Contractor.

Preferential Turns: The policy of requiring Network Providers to give priority in treating Enrollees from the island municipalities of Vieques and Culebra, so that they may be seen by a Provider within a reasonable time after arriving at the Provider’s office.  This priority treatment is necessary because of the remote locations of these municipalities, and the greater travel time required for their residents to seek medical attention.

Preferred Drug List (“PDL”): A published subset of pharmaceutical products used for the treatment of physical and Behavioral Health conditions developed by the PPA from the Master Formulary after clinical and financial review.

Preferred Provider Network (“PPN”): A group of Network Providers that (i) GHP Enrollees may access without any requirement of a Referral or Prior Authorization; (ii) provides services to GHP Enrollees without imposing any Co-Payments; and (iii) meets the Network requirements described in Article 9 of this Contract.

Prevalent Non-English Language: A non-English language spoken by a significant number or percentage of Potential Enrollees and current Enrollees in Puerto Rico, as determined by the Commonwealth.

Preventive Services: Health care services provided by a physician or other Provider within the scope of his or her practice under Puerto Rico law to detect or prevent disease, disability, Behavioral Health conditions, or other health conditions; and to promote physical and Behavioral Health and efficiency.

Primary Care: All health care services, including periodic examinations, Preventive Services and counseling, immunizations, diagnosis and treatment of illness or injury, coordination of overall medical care, record maintenance, and initiation of Referrals to specialty Providers described in this Contract and for maintaining continuity of patient care.

Primary Care Physician: A licensed medical doctor (MD) who is a Provider and who, within the scope of practice and in accordance with Puerto Rico Certification and licensure requirements, is responsible for providing all required Primary Care to Enrollees.   The PCP is responsible for determining services required by Enrollees, provides continuity of care, and provides Referrals for Enrollees when Medically Necessary.  A PCP may be a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician.

Primary Medical Group (“PMG”): A grouping of associated Primary Care Physicians and other Providers for the delivery of services to GHP Enrollees using a coordinated care model.  PMGs may be organized as Provider care organizations, or as another group of Providers who have contractually agreed to offer a coordinated care model to GHP Enrollees under the terms of this Contract.

Prior Authorization: Authorization granted by the Contractor to determine whether the service is Medically Necessary. In some instances, this process is a condition for receiving the Covered Service.

Provider: Any physician, hospital, facility, or other Health Care Provider who is licensed or otherwise authorized to provide physical or Behavioral Health Services in the jurisdiction in which they are furnished.

Provider Contract: Any written contract between the Contractor and a Provider that requires the Provider to perform specific parts of the Contractor’s obligations for the provision of Covered Services under this Contract.

Psychiatric Emergency: A set of symptoms characterized by an alteration in the perception of reality, feelings, emotions, actions, or behavior, requiring immediate therapeutic intervention in order to avoid immediate damage to the patient, other persons, or property. A Psychiatric Emergency shall not be defined on the basis of lists of diagnoses or symptoms.

Puerto Rico Health Department (“the Health Department”): The Single State Agency charged with administration of the Medicaid Program of the Commonwealth, which (through the Puerto Rico Medicaid Program) is responsible for Medicaid and CHIP eligibility determinations.

Puerto Rico Insurance Commissioner’s Office (“PRICO”): The Puerto Rico Commonwealth agency responsible for regulating, monitoring, and licensing insurance business.

Puerto Rico Medicaid Program: The subdivision of the Health Department that conducts eligibility determinations under GHP for Medicaid, CHIP, and the Commonwealth Population.

Quality Assessment and Performance Improvement Program (“QAPI”): A set of programs aimed at increasing the likelihood of desired health outcomes of Enrollees through the provision of health care services that are consistent with current professional knowledge; the QAPI Program includes incentives to comply with HEDIS standards, to provide adequate Preventive Services, and to reduce the unnecessary use of Emergency Services.

Quality Management/Quality Improvement (“QM/QI”): The process of developing and implementing strategies to ensure the delivery of available, accessible, timely, and Medically Necessary Services that meet optimal clinical standards. This includes the identification of key measures of performance, discovery and Data collection processes, identification and remediation of issues, and systems improvement activities.

Recertification: A determination by the Puerto Rico Medicaid Program that a person previously enrolled in the GHP subsequently received a Negative Redetermination Decision, is again eligible for services under the GHP Program.

Redetermination: The periodic Redetermination of eligibility of an individual for Medicaid, CHIP, or the Commonwealth Population, conducted by the Puerto Rico Medicaid Program.

Referral: A request by a PCP, Psychiatrist, Psychologist, or any other type of Provider in the PMG for an Enrollee to be evaluated and/or treated by a different Provider, usually a specialist. Referrals shall be required only for services outside the Contractor’s PPN.

Reinsurance: An agreement whereby the Contractor transfers risk or liability for losses, in whole or in part, sustained under this Contract.  A Reinsurance agreement may also exist at the Provider level.

Remedy: ASES’s means to enforce the terms of the Contract through liquidated damages and other sanctions.

Request for Proposals (“RFP”): The Request for Proposals issued by the Commonwealth on June 25 -27, 2014.

Retention Fund: The amount of Withhold by ASES of the monthly PMPM Payments otherwise payable to the Contractor in order to incentivize the Contractor to meet performance targets under the Quality Incentive Program described in Section 12.5.3.  This amount shall be equal to the percent of that portion of the total PMPM Payment that is determined to be attributable to the Contractor’s administration of the Quality Incentive Program described in Sections 12.5 and 22.3. Amounts withheld will be reimbursed to the Contractor in whole or in part (as set forth in Sections 12.5 and 22.3) in the event of a determination by ASES that the Contractor has complied with the quality standards and criteria established by Section 12.5.

Reverse Co-location: An integrated care model in which physical health services are available to Enrollees being treated in Behavioral Health settings.

Runoff Period: the period of time as explained in Section 35.8.2.9.1.3.

Rural Health Clinic or Center (“RHC”): A clinic that is located in an area that has a Provider shortage.  An RHC provides primary Care and related diagnostic services and may provide optometric, podiatry, chiropractic, and Behavioral Health Services.  An RHC employs, contracts, or obtains volunteer services from Providers to provide services.

Service Authorization Request: An Enrollee’s request for the provision of a service.

Service Region: A geographic area comprised of those municipalities where the Contractor is responsible for providing services under the GHP Program.  The GHP Program includes nine (9) Service Regions: eight (8) geographical Service Regions and one (1) Virtual Region.

Span of Control: Information Systems and telecommunications capabilities that the Contractor operates or for which it is otherwise legally responsible according to the terms and conditions of this Contract.  The Contractor’s Span of Control also includes systems and telecommunications capabilities outsourced by the Contractor.

Special Coverage: A component of Covered Services provided by the Contractor, described in Section 7.7, which are more extensive than the Basic Coverage services, and for which Enrollees are eligible only by “registering.” Registration for Special Coverage is based on intensive medical needs occasioned by serious illness.

Subcontract: Any written contract between the Contractor and a Third Party, including a Provider, to perform a specified part of the Contractor’s obligations under this Contract.

Subcontractor: Any organization or person, including the Contractor’s parent, subsidiary or Affiliate, who provides any function or service for the Contractor specifically related to securing or fulfilling the Contractor’s obligations to the Commonwealth under the terms of this Contract. Subcontractors do not include Providers unless the Provider is responsible for services other than providing Covered Services pursuant to a Provider participation agreement.

Systems Unavailability: As measured within the Contractor’s Information Systems’ Span of Control, when a system user does not get the complete, correct full-screen response to an input command within three (3) minutes after pressing the “Enter” or any other function key.

Telecommunication Device for the Deaf (“TDD”): Special telephone devices with keyboard attachments for use by individuals with hearing impairments who are unable to use conventional phones.

Terminal Condition: A condition caused by injury, illness, or disease, from which, to a reasonable degree of certainty, will lead to the patient’s death in a period of, at most, six (6) months.

Termination Date of the Contract: The dated designated by ASES as the date that services under this Contract shall end, pursuant to Article 35 of this Contract.

Termination Plan: The plan referenced in Article 35.

Third Party: Any person, institution, corporation, insurance company, public, private, or governmental entity who is or may be liable in Contract, tort, or otherwise by law or equity to pay all or part of the medical cost of injury, disease, or disability of an Enrollee.

Third Party Liability (“TPL”): Legal responsibility of any Third Party to pay for health care services.

Utilization: The rate patterns of service usage or types of service occurring within a specified time frame.

Utilization Management (“UM”): A service performed by the Contractor which seeks to ensure that Covered Services provided to Enrollees are in accordance with, and appropriate under, the standards and requirements established by the Contract, or a similar program developed, established, or administered by ASES.

Virtual Region: The Service Region for the GHP Program that is comprised of children who are in the custody of ADFAN, as well as certain survivors of domestic violence referred by the Office of the Women’s Advocate, who enroll in the GHP Program.  The Virtual Region encompasses services for these Enrollees throughout Puerto Rico.

Warm Transfer: A telecommunications mechanism in which the person answering the call facilitates the transfer to a Third Party, announces the caller and issue, and remains engaged as necessary to provide assistance.

Waste: Health care spending that can be eliminated without reducing quality of care.

Week: The traditional seven-day week, Sunday through Saturday.

Withhold: A percentage of payments or set dollar amounts that ASES deducts from its payment to the Contractor, or that a Contractor deducts from its payment to a Network Provider, depending on specific predetermined factors.

ARTICLE 3  ACRONYMS
The acronyms included in this Contract stand for the following terms:

ACH	Automated Clearinghouse
ACIP	Advisory Committee on Immunization Practices
ADAP	AIDS Drug Assistance Program
ADFAN	Puerto Rico Administración de Familias y Niños, or Families and Children Administration
AHRQ	Agency for Health Care Research and Quality
AICPA	American Institute of Certified Public Accountants
ASES	Administración de Seguros de Salud, or Puerto Rico Health Insurance Administration

ASSMCA	The Puerto Rico Mental Health and Against Addiction Services Administration or Administración de Servicios de Salud Mental y Contra la Adicción
ASUME	Minor Children Support Administration
BC-DR	Business Continuity and Disaster Recovery
CAHPS	Consumer Assessment of Health Care Providers and Systems
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CFR	Code of Federal Regulations
CHIP	Children's Health Insurance Program
CLIA	Clinical Laboratory Improvement Amendment
CMS	Centers for Medicare & Medicaid Services
CPTET	Centro de Prevención y Tratamiento de Enfermedades Transmisibles, or Transmissible Diseases Prevention and Treatment Center
CRIM	Center for the Collection of Municipal Revenues
DM	Disease Management
DME	Durable Medical Equipment
DOJ	The Puerto Rico Department of Justice
ECHO	Experience of Care and Health Outcomes Survey
ECM	Electronic Claims Management
EDI	Electronic Data Interchange
EFT	Electronic Funds Transfer
EIN	Employer Identification Number
EMTALA	Emergency Medical Treatment and Labor Act
EPLS	Excluded Parties List System
EPSDT	Early and Periodic Screening, Diagnostic, and Treatment
EQRO	External Quality Review Organization
ER	Emergency Room
FAR	Federal Acquisition Regulation
FDA	Food and Drug Administration
FFS	Fee-for-Service
FQHC	Federally Qualified Health Center
FTP	File Transfer Protocol
GHP	Government Health Plan

HEDIS	The Health Care Effectiveness Data and Information Set
HHS	US Department of Health & Human Services
HHS-OIG	US Department of Health & Human Services Office of the Inspector General
HIE	Health Information Exchange
HIO	Health Information Organization
HIPAA	Health Insurance Portability and Accountability Act of 1996
HITECH	The Health Information Technology for Economic and Clinical Health Act of 2009, 42 USC 17391 et. seq
IBNR	Incurred-But-Not-Reported
ICD-10	International Statistical Classification of Diseases and Related Health Problems (10th edition)
LEIE	List of Excluded Individuals and Entities
MAC	Maximum Allowable Cost
M-CHAT	Modified Checklist for Autism in Toddlers
MCO	Managed Care Organization
MD	Medical Doctor
MHSIP	Mental Health Statistics Improvement Program
MMIS	Medicaid Management Information System
NCQA	National Committee for Quality Assurance
NEMT	Non-Emergency Medical Transportation
NPI	National Provider Identifier
NPL	National Provider List
NPPES	National Plan and Provider Enumeration System
NQMC	National Quality Measures Clearinghouse
ONCHIT	Office of the National Coordinator for Health Information Technology
P&T	Pharmacy and Therapeutics
PBM	Pharmacy Benefit Manager
PCP	Primary Care Physician
PDL	Preferred Drug List
PHI	Personal Health Information
PIP	Performance Improvement Projects
PMG	Primary Medical Group
PPA	Pharmacy Program Administrator

PPACA	Patient Protection and Affordable Care Act
PPN	Preferred Provider Network
PRHIEC	Puerto Rico Health Information Exchange Corporation
QAPI	Quality Assessment Performance Improvement Program
QIP	Quality Improvement Procedure
RFP	Request for Proposals
Rh	Rhesus
RHC	Rural Health Center/Clinic
SAMHSA	Substance Abuse and Mental Health Services Administration
SAS	Statements on Auditing Standards
SMI/SED	Serious Mental Illness/Serious Emotional Disability
SSN	Social Security Number
SUDs	Substance Use Disorders
TDD	Telecommunication Device for the Deaf
TPL	Third Party Liability
UM	Utilization Management
US	United States of America
USC	United States Code

ARTICLE 4  ASES RESPONSIBILITIES
4.1	General Provision
ASES will be responsible for administering the GHP.  ASES will administer contracts, monitor MCOs’ performance, and provide oversight of all aspects of the MCOs’ operations.
4.2	Legal Compliance
ASES will comply with, and will monitor the Contractor’s compliance with, all applicable Puerto Rico and Federal laws and regulations, including but not limited to those listed in Attachment 1.
4.3	Coordination with Contractor’s Key Staff
4.3.1	ASES will make diligent, good-faith efforts to facilitate effective and continuous communication and coordination with the Contractor in all areas of the GHP operations.

4.3.2	Specifically, ASES will designate individuals within ASES who will serve as liaisons to corresponding individuals on the Contractor’s staff, including:
4.3.2.1	A program integrity staff member;
4.3.2.2	A quality oversight staff member;
4.3.2.3	A financial management staff member;
4.3.2.4	A Grievance System staff member; and
4.3.2.5	An Information Systems coordinator.
4.4	Information Systems and Reporting
4.4.1	ASES reserves the right to modify, expand, or delete the requirements contained in Article 17 with respect to the Data that Contractor is required to submit to ASES, or to issue new requirements, subject to consultation with Contractor and to cost negotiation, if necessary. Unless otherwise stipulated in the Contract or mutually agreed upon by the Parties, the Contractor shall have ninety (90) Calendar Days from the day on which ASES issues notice of a required modification, addition, or deletion, to comply with the modification, addition, or deletion. Any payment made by ASES that is based on data submitted by the Contractor is contingent upon the Contractor’s compliance with the Certification requirements contained in 42 CFR 438.606.
4.4.2	ASES will make available a secure FTP server, accessible via the Internet, for receipt of electronic files and reports from the Contractor. The Contractor shall provide a similar system for ASES to transmit files and reports deliverable by ASES to the Contractor. When such systems are not operational, ASES and the Contractor shall agree mutually on alternate methods for the exchange of files.
4.4.3	ASES will deliver to the Contractor the following information:
4.4.3.1	On a Daily Basis:
4.4.3.1.1	Certifications and Negative Redetermination Decisions; and
4.4.3.1.2	Enrollment rejections and errors;
4.4.3.2	On a Daily and monthly Basis: Eligibility Data (including Certification and Negative Redetermination Decisions); and
4.4.3.3	On a monthly Basis: PMPM Payments.

4.5	Readiness Review
4.5.1	ASES will conduct readiness reviews of the Contractor’s operations that will include, at a minimum, one (1) on-site review, at dates and times to be determined by ASES. These reviews may include, but are not limited to, desk and on-site reviews of documents provided by the Contractor, walk-through(s) of the Contractor’s facilities, Information System demonstrations, and interviews with the Contractor’s staff. ASES will conduct the readiness review to confirm that the Contractor is capable and prepared to perform all Administrative Functions and to provide high-quality services to GHP Enrollees.
4.5.2	The Contractor shall submit policies and procedures and other Deliverables specified by ASES in accordance with Attachment 12. The Contractor shall make any changes requested by ASES to policies and procedures or other Deliverables in the timeframes specified by ASES.
4.5.3	ASES’s review will document the status of the Contractor’s compliance with the program standards set forth in this Contract. A multidisciplinary team appointed by ASES will conduct the readiness review. The scope of the readiness review will include, but not be limited to, the review and/or verification of:
4.5.3.1	Provider Network composition and Access;
4.5.3.2	Staff;
4.5.3.3	Provider Credentialing;
4.5.3.4	Call Center;
4.5.3.5	Care Management;
4.5.3.6	Marketing Materials;
4.5.3.7	Content of Provider contracts;
4.5.3.8	EPSDT plan;
4.5.3.9	Enrollee services capability;
4.5.3.10	Comprehensiveness of Quality and Utilization Management strategies;
4.5.3.11	Policies and procedures for the Grievance System;
4.5.3.12	Financial solvency;

4.5.3.13	Contractor litigation history, current litigation, audits and other government investigations both in Puerto Rico and in other jurisdictions;
4.5.3.14	Information Systems performance, interfacing capabilities, and security management functions and capabilities; and
4.5.3.15	All other matters which ASES may deem reasonable in order to determine the Contractor’s compliance with the requirements of this Contract.
4.5.4	The readiness review may assess the Contractor’s ability to meet any requirements set forth in this Contract and the documents referenced herein.
4.5.5	Potential Enrollees may not be enrolled in a GHP Plan until ASES has determined that the Contractor is capable of meeting these standards. A Contractor’s failure to pass the readiness review may result in immediate Contract termination. If the Contract is terminated in accordance with this Section 4.5.5 of this Contract, ASES shall not make any payments to the Contractor and shall have no liability for any costs incurred by the Contractor.
4.5.6	ASES will provide the Contractor with a summary of findings from the readiness review, as well as areas requiring remedial action with the timeframes to correct the findings.
ARTICLE 5  ELIGIBILITY AND ENROLLMENT
5.1	Eligibility
5.1.1	The Commonwealth has sole authority to determine eligibility for the GHP, as provided in Federal law and Puerto Rico’s State Plan, with respect to the Medicaid and CHIP Eligibles; and, with respect to the Other Eligible Persons listed in Section 1.3.1.2, as provided in Article VI, Section 5 of Act 72 and other Puerto Rico law and Regulation 7758 – Regulation Number 138 of the Health Department.
5.1.2	The Puerto Rico Medicaid Program’s determination that a person is eligible for the GHP is contained on Form MA-10, titled “Notification of Action Taken on Application and/or Recertification.” A person who has received a MA-10 shall be referred to hereinafter as a “Potential Enrollee.” The Potential Enrollee may access Covered Services using the MA-10 as a temporary Enrollee ID Card from the first day of the eligibility period specified on the MA-10 even if the person has not received an Enrollee ID Card. Only Medicaid, CHIP, and Commonwealth Enrollees receive an MA-10 and may access Covered Services with the MA-10 as a temporary Enrollee ID Card.

5.1.3	Effective Date of Eligibility. ASES shall provide the Effective Date of Eligibility for services under the GHP to the Contractor for all Potential Enrollees as follows:
5.1.3.1	Effective Date of Eligibility for Medicaid and CHIP Eligibles (see Section 1.3.1.1) is the eligibility period specified on the Form MA-10 which is the first day of the month in which the Potential Enrollee submits its eligibility application with the Medicaid Program Office and they shall be eligible to be enrolled as of that date. The eligibility period specified on the MA-10 may be a retroactive eligibility period which is up to ninety (90) Calendar Days before the first day of the month in which the Potential Enrollee submits its eligibility application with the Medicaid Program Office for the Medicaid and CHIP populations only during which services can be retroactively covered.
5.1.3.2	Effective date of Eligibility for the Commonwealth Population (see Section 1.3.1.2.1) is the eligibility period specified on the Form MA-10 and they shall be eligible to be enrolled as of that date.
5.1.3.3	Public employees and pensioners (see Section 1.3.1.2.2) shall be eligible to enroll in the GHP according to policies determined by the Commonwealth and their eligibility period shall be determined through such policies. The Puerto Rico Medicaid Program and ASES do not play a role in determining the eligibility for public employees and pensioners.
5.1.4	Termination of Eligibility
5.1.4.1	A Medicaid, CHIP, or Commonwealth Enrollee who is determined ineligible for the GHP after a Redetermination conducted by the Puerto Rico Medicaid Program shall remain eligible for services under the GHP until the date specified in a Negative Redetermination Decision on the MA-10 issued by the Puerto Rico Medicaid Program.
5.1.4.2	An Enrollee who is a public employee or pensioner (see Section 1.3.1.2.2) shall remain eligible until disenrolled from the GHP by the applicable Commonwealth agency.
5.1.5	ASES Notice to Contractor
5.1.5.1	ASES will receive a file with Certification and Negative Redetermination Decision Data from the Puerto Rico Medicaid Program on a Daily Basis concerning the Enrollment status of the Medicaid, CHIP, and Commonwealth Populations, and shall notify the Contractor of a Certification or Negative Redetermination Decision within one (1) Business Day of receiving notice of it via said file. ASES shall forward these Data to the Contractor in an electronic format agreed to between the Parties (the “Daily Update / Carrier Eligibility File Format”).

5.1.5.2	The applicable Commonwealth agency will directly notify the Contractor of the Enrollment and Disenrollment status of public employees and pensioners.
5.2	Enrollment
5.2.1	The Contractor shall coordinate with ASES as necessary for all Enrollment and Disenrollment functions.
5.2.1.1	The Contractor shall accept all Potential Enrollees into its Plan without restrictions. The Contractor shall not discriminate against individuals on the basis of religion, gender, race, color, national origin, or sexual preference, and will not use any policy or practice that has the effect of discriminating on the basis of religion, gender, race, color, or national origin or on the basis of health, health status, pre-existing condition, or need for health care services.
5.2.1.2	The Contractor shall maintain adequate capacity in the Metro North & West Regions, to ensure prompt and voluntary Enrollment of all Potential Enrollees, on a Daily Basis and in the order in which they apply.
5.2.1.3	The Contractor shall provide Potential Enrollees with specific Information allowing for prompt, voluntary, and reliable Enrollment.
5.2.1.4	The Contractor guarantees the maintenance, functionality, and reliability of all systems necessary for Enrollment and Disenrollment.
5.2.2	Effective Date of Enrollment
5.2.2.1	Except as provided below, Enrollment, whether chosen or automatic, will be effective (hereinafter referred to as the “Effective Date of Enrollment”) the same date as the period of eligibility specified on the MA-10.
5.2.2.2	Effective Date of Enrollment for Newborns. A newborn shall be auto-enrolled, with an Effective Date of Enrollment as of the date of his or her birth. See Auto-Enrollment procedures for newborns in Section 5.2.6.
5.2.2.3	Re-Enrollment Policy and Effective Date of Re-Enrollment for Mothers Who are Minor Dependents. In the event that a female Enrollee who is included in a family group for coverage under the GHP as a Dependent child becomes pregnant, the Enrollee shall be referred to the Puerto Rico Medicaid Program. She will effectively establish a new family with the diagnosis of her pregnancy and will become the head of household of the new family. The eligibility period of the new family will begin on the date of the first diagnosis of the pregnancy, and the Enrollee shall be Auto-Enrolled, effective as of this date. The mother shall be Auto-Assigned to the PMG and PCP to which she was assigned before the Re-Enrollment.

5.2.2.4	Effective Date of Re-Enrollment for Enrollees Who Lose Eligibility. If an Enrollee who is a Medicaid- or - CHIP Eligible Person or member of the Commonwealth Population loses eligibility for the GHP for a period of less than two (2) months in duration, Enrollment in the Contractor’s Plan shall be reinstated. Upon notification from ASES of the Recertification, the Contractor shall Auto-Enroll the person, with Enrollment effective as of the eligibility period specified on the MA-10.
5.2.3	Term of Enrollment. The Term of Enrollment shall be a period of twelve (12) consecutive months for all GHP Enrollees, except that in cases in which the Puerto Rico Medicaid Program has designated an eligibility period shorter than twelve (12) months for an Enrollee who is a Medicaid or CHIP Eligible or a member of the Commonwealth Population, that same period shall also be considered the Enrollee’s Term of Enrollment. Such a shortened eligibility period may apply, at the discretion of the Puerto Rico Medicaid Program, when an Enrollee is pregnant, is homeless, or anticipates a change in status (such as receipt of unemployment benefits or in family composition). Notwithstanding this Section, Section 5.3.3 controls the Effective Date of Disenrollment.
5.2.3.1	Except as otherwise provided in this Section 5.2, and notwithstanding the Term of Enrollment provided in Section 5.2.3, Enrollees shall remain enrolled in the Contractor’s Plan until the occurrence of an event listed in Section 5.3 (Disenrollment).
5.2.4	Auto-Enrollment. The Contractor shall have the policies and procedures necessary to comply with Auto-Enrollment as of the Effective Date of the Contract for the Medicaid and CHIP Eligibles and members of the Commonwealth Population which shall be prior approved in writing by ASES.
5.2.4.1	The Contractor shall Auto-Enroll each Potential Enrollee in the GHP Plan covering the Service Region where the Potential Enrollee lives.

5.2.4.2	The Auto-Enrollment process will include Auto-Assignment of a PMG and a PCP (see Section 5.4 of this Contract). A new Enrollee who is a Dependent of a current GHP Enrollee shall be automatically assigned to the same PMG as his or her parent or spouse who is a current GHP Enrollee.
5.2.5	Enrollment Procedures for All Enrollees Except Newborns
5.2.5.1	Upon receipt of the notices in accordance with Section 5.1.5 of this Contract, the Contractor shall comply with the process of Auto-Enrollment and issue to the Enrollee a notice informing the Enrollee of the PMG and PCP they are assigned to and their rights to change the PMG or PCP during a ninety (90) Calendar Day period from the date of the communication which informed them of their initial assignment by calling or visiting the Contractor's office.
5.2.5.2	Once the Enrollee calls or visits the Contractor’s office to execute the right of changing the assigned PMG, PCP, or both, the Contractor shall request that the Enrollee select a new PMG and PCP. During the visit or call, the Contractor shall issue to the Enrollee an Enrollee ID Card, a notice of Enrollment, an Enrollee Handbook, and a Provider Directory; or, such notice of Enrollment, an ID Card, a Handbook, and a Provider Directory may be sent to the Enrollee via surface mail within five (5) Business Days of the Enrollee’s request to change the Auto-Enrollment assignments.
5.2.5.3	The notice of Enrollment that the Contractor issues pursuant to Section 5.2.5.2 will clearly state the Effective Date of Enrollment. The notice of Enrollment will explain that the Enrollee is entitled to both physical and Behavioral Health Services through the Contractor’s Plan. The notice will inform the Enrollee of his or her limited right to disenroll, per Section 5.3 of this Contract. The notice of Enrollment shall inform the Enrollee that exercising the right to disenroll from the MCO only means losing access to services under the GHP. The notice shall advise the Enrollee of the Enrollee’s right to select a different PCP or to change PMGs, as described in Section 5.4, and will encourage the Enrollee to pursue this option if he or she is dissatisfied with care or services.
5.2.6	Procedures for Auto-Enrollment of Newborns
5.2.6.1	The Contractor shall notify ASES and the Puerto Rico Medicaid Program in writing of any Enrollees who are expectant mothers Immediately at the moment of diagnosis of the pregnancy or at least sixty (60) Calendar Days before the expected date of delivery.

5.2.6.2	The Contractor shall promptly, upon learning that an Enrollee is an expectant mother, mail a newborn Enrollment packet to the expectant mother (i) instructing her to register the newborn with the Puerto Rico Medicaid Program within ninety (90) Calendar Days of birth by providing evidence of the newborn’s birth and birth certificate; (ii) notifying her that the newborn will be auto-enrolled in the GHP; (iii) informing her that unless she visits the Contractor’s office to select a PMG and PCP, the child will be auto-assigned to the mother’s PMG and to a PCP who is a pediatrician; and (iv) informing her that she will have ninety (90) Calendar Days after the child’s birth to disenroll the child from the Plan or to change the child’s PMG and PCP, without cause.
5.2.6.3	The Contractor shall provide assistance to any expectant mother who contacts the Contractor wishing to make a PCP and PMG selection for her newborn and record that selection, per Section 5.4.
5.2.6.4	If the mother has not made a PCP and PMG selection at the time of the child’s birth, the Contractor shall, within one (1) Business Day of the birth, auto-assign the newborn to a PCP who is a pediatrician and to the mother’s PMG.
5.2.6.5	Within one (1) Business Day of acknowledging, either by concurrent review or hospital notification of the birth of a child to an Enrollee, the Contractor shall ensure the submission of a newborn notification form to ASES and to the Puerto Rico Medicaid Program; such form shall be given prior written approval by ASES and the Puerto Rico Medicaid Program.
5.2.6.6	The Contractor shall participate in any meeting, working group, or other mechanism requested by ASES in order to ensure coordination among the Contractor, ASES, and the Puerto Rico Medicaid Program in order to implement newborn Auto-Enrollment.
5.2.7	Re-Enrollment Procedures
5.2.7.1	The Contractor shall inform Enrollees who are Medicaid- and CHIP Eligibles and members of the Commonwealth Population of an impending Redetermination through written notices. Such notices shall be provided ninety (90) Calendar Days, sixty (60) Calendar Days, and thirty (30) Calendar Days before the scheduled date of the Redetermination. The notice shall inform the Enrollee that, if he or she is recertified, his or her term of Enrollment in the Plan will automatically renew; but that, effective as of the date of Recertification, he or she will have a ninety- (90) Calendar Day period in which he or she may disenroll from the Plan without cause or may change his or her PMG and/or PCP selection without cause. The notice shall advise Enrollees that Disenrollment from the MCO only will terminate the Enrollee’s access to health services.

5.2.7.2	The Contractor shall provide Enrollees and their representatives with sixty (60) Calendar Days written notice before the start of each term of Enrollment, as specified in Section 5.2.3, of the right to disenroll or to change PMG or PCP during the first ninety (90) Calendar Days of the new term of Enrollment.
5.2.7.3	Upon the receipt of written request from ASES, the Contractor shall provide a report for a specific period of time containing documentation that the Contractor has furnished the notices required in this Section 5.2.7.
5.2.7.4	The form letters used for the notices in this Section 5.2.7 shall fall within the requirements in Section 6.2.1 that the Contractor seek advance written approval from ASES of certain documents.
5.2.8	Specific Contractor Responsibilities Regarding Dual Eligible Beneficiaries. At the time of Enrollment, the Contractor shall provide Potential Enrollees who are Medicaid-eligible and are also eligible for Medicare Part A or Medicare Part A and Part B (“Dual Eligible Beneficiaries”) with the information about their Covered Services and Co-Payments that is listed in Section 6.13. Members of the Commonwealth Population (see section 1.3.1.2.1) who are Medicare-eligible shall not be considered Dual Eligible Beneficiaries.
5.3	Disenrollment
5.3.1	Disenrollment occurs only when ASES or the Medicaid Program determines that an Enrollee is no longer eligible for the GHP; or when Disenrollment is requested by the Contractor or Enrollee, and approved by ASES, as provided in Sections 5.3.4 and 5.3.5.
5.3.2	Disenrollment will be effected by ASES, and ASES will issue notification to the Contractor. Such notice shall be delivered via file transfer to the Contractor on a Daily Basis simultaneously with Information on Potential Enrollees within five (5) Calendar Days of making a final determination on Disenrollment.
5.3.2.1	Disenrollment decisions are the responsibility of ASES; however, notice to Enrollees of Disenrollment shall be issued by the Contractor. The Contractor shall issue such notice in person or via surface mail to the Enrollee within five (5) Business Days of a final Disenrollment decision, as provided in Sections 5.3.4 and 5.3.5.

5.3.2.2	Each notice of Disenrollment shall include information concerning:
5.3.2.2.1	The Effective Date of Disenrollment;
5.3.2.2.2	The reason for the Disenrollment;
5.3.2.2.3	The Enrollee’s Appeal rights, including the availability of the Grievance System and of ASES’s Administrative Law Hearing process, as provided by Act 72 of September 7, 1993;
5.3.2.2.4	The right to re-enroll in the GHP upon receiving a Recertification from the Puerto Rico Medicaid Program, if applicable; and
5.3.2.2.5	Disenrollment shall occur according to the following timeframes (the “Effective Date of Disenrollment”).
5.3.3	The Effective Date of Disenrollment is as follows:
5.3.3.1	Except as otherwise provided in this Section 5.3, Disenrollment will take effect as of the Effective Date of Disenrollment specified in ASES’s notice to the Contractor that an Enrollee is no longer eligible. If ASES notifies the Contractor of Disenrollment on or before the last working day of the month in which eligibility ends, the Disenrollment will be effective on the first day of the following month.
5.3.3.2	When Disenrollment is effected at the Contractor’s or the Enrollee’s request, as provided in Sections 5.3.4 and 5.3.5 of this Contract, Disenrollment shall take effect no later than the first day of the second month following the month that the Contractor or Enrollee requested the Disenrollment. If ASES fails to make a decision on the Contractor’s or Enrollee’s request before this date, the Disenrollment will be deemed granted. If the Enrollee requests reconsideration of a Disenrollment through the Contractor’s Grievance System, as provided in Article 14, the Grievance System process shall be completed in time to permit the Disenrollment (if approved) to take effect in accordance with this timeframe.
5.3.3.3	If what would otherwise be the Effective Date of Disenrollment under this Section 5.3.3 falls:
5.3.3.3.1	When the Enrollee is an inpatient at a hospital, ASES shall postpone the Effective Date of Disenrollment so that it occurs on the last day of the month in which the Enrollee is discharged from the hospital, or the last day of the month following the month in which Disenrollment would otherwise be effective, whichever occurs earlier;

5.3.3.3.2	During a month in which the Enrollee is in the second or third trimester of pregnancy, ASES shall postpone the Effective Date of Disenrollment so that it occurs on the date of delivery; or
5.3.3.3.3	During a month in which an Enrollee is diagnosed with a Terminal Condition, ASES shall postpone the Effective Date of Disenrollment so that it occurs on the last day of the following month.
5.3.3.4	For the public employees and pensioners who are Other Eligible Persons referred to in Section 1.3.1.2.2, Disenrollment shall occur according to the timeframes set forth in a Normative Letter issued by ASES annually.
5.3.4	Disenrollment Initiated by the Contractor
5.3.4.1	The Contractor has a limited right to request that an Enrollee be disenrolled without the Enrollee’s consent. The Contractor shall notify ASES upon identification of an Enrollee who it knows or believes meets the criteria for Disenrollment.
5.3.4.2	The Contractor shall submit Disenrollment requests to ASES, and the Contractor shall honor all Disenrollment determinations made by ASES. ASES’s decision on the matter shall be final, conclusive, and not subject to appeal by the Contractor.
5.3.4.3	The following are acceptable reasons for the Contractor to request Disenrollment:
5.3.4.3.1	The Enrollee’s continued Enrollment in the Contractor’s Plan seriously impairs the ability to furnish services to either this particular Enrollee or other Enrollees;
5.3.4.3.2	The Enrollee demonstrates a pattern of disruptive or abusive behavior that could be construed as non-compliant and is not caused by a presenting illness;
5.3.4.3.3	The Enrollee’s use of services is fraudulent or abusive (for example, the Enrollee has loaned his or her Enrollee ID Card to other persons to seek services);
5.3.4.3.4	The Enrollee has moved out of the Contractor’s Service Regions;

5.3.4.3.5	The Enrollee is placed in a long-term care nursing facility or intermediate care facility for the intellectually disabled;
5.3.4.3.6	The Enrollee’s Medicaid or CHIP eligibility category changes to a category ineligible for the GHP; or
5.3.4.3.7	The Enrollee has died, been incarcerated, or moved out of Puerto Rico, thereby making him or her ineligible for Medicaid or CHIP or otherwise ineligible for the GHP.
5.3.4.4	ASES will approve a Disenrollment request by the Contractor, in ASES’s discretion, only if ASES determines:
5.3.4.4.1	That it is impossible for the Contractor to continue to provide services to the Enrollee without endangering the Enrollee or other GHP Enrollees; and
5.3.4.4.2	That an action short of Disenrollment, such as transferring the Enrollee to a different PCP or PMG, will not resolve the problem.
5.3.4.5	The Contractor may not request Disenrollment for any discriminatory reason including, but not limited, to the following:
5.3.4.5.1	Adverse changes in an Enrollee’s health status;
5.3.4.5.2	Missed appointments;
5.3.4.5.3	Utilization of medical services;
5.3.4.5.4	Diminished mental capacity;
5.3.4.5.5	Pre-existing medical condition;
5.3.4.5.6	The Enrollee’s attempt to exercise his or her rights under the Grievance System; or
5.3.4.5.7	Uncooperative or disruptive behavior resulting from the Enrollee’s special needs.
5.3.4.6	The request of one (1) PMG to have an Enrollee assigned to a different PMG, per Section 5.4, shall not be sufficient cause for the Contractor to request that the Enrollee be disenrolled from the Plan. Rather, the Contractor shall, if possible, assign the Enrollee to a different and available PMG within the Plan.
5.3.4.7	When requesting Disenrollment of an Enrollee for reasons described in Section 5.3.4.3, the Contractor shall document at least three (3) interventions over a period of ninety (90) Calendar Days that occurred through treatment and Care Management to resolve any difficulty leading to the request. The Contractor shall also provide evidence of having given at least one (1) written warning to the Enrollee, with a certified return receipt requested, regarding implications of his or her actions.

5.3.4.8	If the Enrollee has demonstrated abusive or threatening behavior as defined by ASES, only one (1) Contractor intervention, and a subsequent written attempt to resolve the difficulty, are required.
5.3.4.9	In the event that the Contractor seeks Disenrollment of an Enrollee, the Contractor must notify the Enrollee of the availability of the Grievance System and of ASES’s Administrative Law Hearing process, as provided by Act 72 of September 7, 1993, as amended.
5.3.4.10	The Contractor shall maintain policies and procedures to comply with the Puerto Rico Patients’ Bill of Rights Act and with the Medicaid Regulations of 42 CFR 438.100, to ensure that the Enrollee’s exercise of Grievance rights does not adversely affect the services provided to the Enrollee by the Contractor or by ASES.
5.3.5	Disenrollment Initiated by the Enrollee
5.3.5.1	An Enrollee wishing to request Disenrollment must submit an oral or written request to ASES or to the Contractor. If the request is made to the Contractor, the Contractor shall forward the request to ASES, within ten (10) Business Days of receipt of the request, with a recommendation of the action to be taken.
5.3.5.2	An Enrollee may request Disenrollment from the Contractor’s Plan without cause during the ninety (90) Calendar Days following the Effective Date of Enrollment with the Plan or the date that the Contractor sends the Enrollee notice of the Enrollment, whichever is later. An Enrollee may request Disenrollment without cause every twelve (12) months thereafter. In addition, an Enrollee may request Disenrollment without cause in the event that ASES notifies the Enrollee that ASES has imposed or intends to impose on the Contractor the intermediate sanctions set forth in 42 CFR 438.702(a)(3).
5.3.5.3	An Enrollee may request Disenrollment from the Contractor’s Plan for cause at any time. ASES shall determine whether the reason constitutes a valid cause. The following constitute cause for Disenrollment by the Enrollee:

5.3.5.3.1	The Enrollee moves to a Service Region not covered by the Contractor, or outside of Puerto Rico;
5.3.5.3.2	The Enrollee needs related services to be performed at the same time, and not all related services are available within the network. The Enrollee’s PCP or another Provider in the Preferred Provider Network have determined that receiving services separately would subject the Enrollee to unnecessary risk; and
5.3.5.3.3	Other acceptable reasons for Disenrollment at Enrollee request, per 42 CFR 438.56(d)(2), including, but not limited to, poor quality of care, lack of Access to Covered Services, or lack of Providers experienced in dealing with the Enrollee’s health care needs.
5.3.5.4	If the Contractor fails to refer a Disenrollment request within the timeframe specified in Section 5.3.3, or if ASES fails to make a Disenrollment determination so that the Enrollee may be disenrolled by the first day of the second month following the month when the Disenrollment request was made, per Section 5.3.3, the Disenrollment shall be deemed approved at that time.
5.3.5.5	ASES shall make the final decision on Enrollees’ requests for Disenrollment. ASES may approve or disapprove the request based on the reasons specified in the Enrollee’s request, or upon any relevant Information provided to ASES by the Contractor about the Disenrollment request.
5.3.5.6	If the Enrollee’s request for Disenrollment under this Section is denied, the Contractor shall provide the Enrollee with a notice of the decision. The notice shall include the grounds for the denial and shall inform the Enrollee of his or her right to use the Grievance System as provided in Article 14, and to have Access to an Administrative Law Hearing after first exhausting the Contractor’s Grievance System.
5.3.5.7	Use of the Contractor’s Grievance System. ASES may at its option require that the Enrollee seek redress through the Contractor’s Grievance System before ASES makes a determination on the Enrollee’s request for Disenrollment. The Contractor shall Immediately inform ASES of the outcome of the Grievance process. ASES may take this Information into account in making a determination regarding the request for Disenrollment. The Grievance process must be completed in time to permit the Disenrollment (if approved) to be effective in accordance with the timeframe specified in Section 5.3.3; if the process is not completed within the specified timeframe, then the Disenrollment will be deemed approved by ASES.

5.3.6	Disenrollment during Termination Hearing Process. If ASES notifies the Contractor of its intention to terminate the Contract as provided in Article 35, ASES may allow Enrollees to disenroll Immediately without cause. In the event of such a Termination, ASES must provide Enrollees with the notice required by 42 CFR 438.10, listing their options for receiving services following the Termination Date of the Contract.
5.3.7	ASES shall ensure, through the obligations of the Contractor under this Contract that Enrollees receive the notices contained in Section 5.2.7 (Re-Enrollment Procedures). While these notices shall be issued by the Contractor, per Section 5.2.7], ASES shall provide the Contractor with the information on Certifications and Negative Redetermination Decisions (see Section 5.1.5.1) needed for the Contractor to carry out this responsibility.
5.3.8	Enrollment Database
5.3.8.1	The Contractor shall maintain an Enrollment database that includes all Enrollees, and contains, for each Enrollee, the Information specified in the Carrier Billing File/Carrier Eligibility File format.
5.3.8.2	The Contractor shall notify the Puerto Rico Medicaid Program Immediately when the Enrollment database is updated to reflect a change in the place of residence of an Enrollee.
5.3.8.3	The Contractor shall secure any authorization required from Enrollees under the laws of Puerto Rico in order to allow the US Department of Health and Human Services, and ASES and its Agents to review Enrollee Medical Records, in order to evaluate the Information and determine quality, appropriateness, timeliness, and cost of services performed under this Contract; provided that such authorization shall be limited by the Contractor’s obligation to observe the confidentiality of Enrollees’ Personal Health Information, as provided in Article 34.
5.3.9	Notification to ASES and the PBM of New Enrollees and of Completed Disenrollments
5.3.9.1	The Contractor shall notify ASES and the PBM of new Enrollees and of completed Disenrollments on a routine Daily Basis; or at any time, if requested by ASES. Such notification will be made through electronic transmissions.
5.3.9.2	The notification will include all new Enrollees as of the Business Day before the notification is issued, and will be sent no later than the following Business Day after the Enrollment process has been completed (as signified by issuance of the Enrollee ID Card, either in person or by surface mail) or the Disenrollment process has been completed (as signified by the issuance of a Disenrollment notice).

5.3.10	In the event that the Contractor must update information previously submitted to ASES about a new Enrollment, or that the Contractor must add a new Enrollee who was previously omitted, such update must occur the next Business Day after the information is updated or a new Enrollee is added. ASES reserves the authority not to accept any new additions or corrections to Enrollment Data after sixty (60) Calendar Days past the Effective Date of Enrollment stated in the Contractor’s notification to ASES.
5.4	Auto-Assignment and Change of a Primary Medical Group (“PMG”) and Primary Care Physician (“PCP”)
5.4.1	Change of a PMG and PCP
5.4.1.1	During the ninety (90) Calendar Days period the Enrollee can change his/her auto-assigned PMG and PCP. The Contractor can offer counseling and assistance to the enrollee in selecting a different PCP and PMG.
5.4.1.2	The Contractor shall advise certain Enrollees to choose a physician other than, or in addition to, a general practice physician as their PCP, as follows:
5.4.1.2.1	Female Enrollees will be recommended to choose an obstetrician / gynecologist as a PCP.
5.4.1.2.2	Enrollees under twenty-one (21) years of age will be recommended to choose a pediatrician as a PCP.
5.4.1.2.3	Enrollees with Chronic Conditions including heart failure, kidney failure, or diabetes will be recommended to choose an internist as a PCP.
5.4.1.3	Per Section 5.2.6, following the Contractor’s notice to an expectant mother of her child’s upcoming Auto-Enrollment in the Contractor’s Plan, the Contractor shall record any notice it receives from the mother concerning the selection of a PCP or PMG for the child. The Contractor shall ensure that such selections take effect as of the date of the child’s birth.

5.4.1.4	Enrollee PCP and PMG changes shall take effect on the next Business Day following the Enrollee’s decision to change PCP and/or PMG.
5.4.1.5	The Contractor shall permit Enrollees to change their PMG or PCP at any time with cause. The following shall constitute cause for change of PMG or PCP:
5.4.1.5.1	The Enrollee’s religious or moral convictions conflict with the services offered by Providers in the PMG;
5.4.1.5.2	The Enrollee needs related services to be provided concurrently; not all services are available within the Preferred Provider Network associated with a PMG; and the Enrollee’s PCP or any other Provider has determined that receiving the services separately could expose the Enrollee to an unnecessary risk; or
5.4.1.5.3	Other reasons, including poor quality of care, inaccessibility to Covered Services, and inaccessibility to Providers with the experience to address the health care needs of the Enrollee.
5.4.1.6	The Contractor shall permit Enrollees to change their PMG and/or PCP for any reason, within certain timeframes:
5.4.1.6.1	During the ninety (90) Calendar Days following the Effective Date of Enrollment;
5.4.1.6.2	At least every twelve (12) months, following the ninety (90) Calendar Days after the Effective Date of Enrollment; or
5.4.1.6.3	At any time, during time periods in which the Contractor is subject to intermediate sanctions, as defined in 42 CFR 438.702(a)(3).
5.4.1.7	A Contractor may change an Enrollee’s PMG at the request of the PCP or another Provider within that PMG, in limited situations, as follows:
5.4.1.7.1	The Enrollee’s continued participation in the PMG seriously impairs the PMG’s ability to furnish services to either this particular Enrollee or other Enrollees;
5.4.1.7.2	The Enrollee demonstrates a pattern of disruptive or abusive behavior that could be construed as non-compliant and that is not caused by a presenting illness; or

5.4.1.7.3	The Enrollee’s use of services is fraudulent or abusive (for example, the Enrollee has loaned his or her Enrollee ID Card to other persons to seek services).
ARTICLE 6  ENROLLEE SERVICES
6.1	General Provisions
6.1.1	The Contractor shall have policies and procedures, prior approved by ASES and submitted in accordance with Attachment 12, that explain how it will ensure that Enrollees:
6.1.1.1	Are aware of their rights and responsibilities;
6.1.1.2	How to obtain physical and Behavioral Health Services;
6.1.1.3	What to do in an emergency or urgent medical situation;
6.1.1.4	How to request a Grievance, Appeal, or Administrative Law Hearing;
6.1.1.5	How to report suspected Incident of Fraud, Waste, and Abuse;
6.1.1.6	Have basic information on the basic features of managed care; and
6.1.1.7	Understand the MCO’s responsibilities to coordinate Enrollee care.
6.1.2	The Contractor’s informational materials must convey to Enrollees that GHP is an integrated program that includes both physical and Behavioral Health Services, and must also explain the concepts of Primary Medical Groups and Preferred Provider Networks.
6.1.3	The information conveyed in the Contractor’s written materials shall conform with ASES’s Universal Beneficiary Guidelines, included as Attachment 3 to this Contract.
6.1.4	The Contractor shall convey Information to Enrollees and Potential Enrollees via written materials and via telephone, internet, and face-to-face communications, and shall allow Enrollees to submit questions and to receive responses from the Contractor.
6.1.5	The Contractor shall ensure that the informational materials disseminated to all GHP Enrollees accurately identify differences among the categories of Eligible Persons.
6.1.6	The Contractor shall provide Enrollees with at least thirty (30) Calendar Days written notice of any significant change in policies concerning Enrollees’ Disenrollment rights (see Section 5.3), right to change PMGs or PCPs (see Section 5.4), or any significant change to any of the items listed in Enrollee Rights and Responsibilities (section 6.5), regardless of whether ASES or the Contractor caused the change to take place. This Section 6.1.6 shall not be construed as giving the Contractor the right to change its policies and procedures without prior written approval from ASES.

6.2	ASES Approval of All Written Materials
6.2.1	The Contractor shall submit to ASES for review and prior written approval all materials meant for distribution to Enrollees, including but not limited to, Enrollee Handbooks, Provider Directories, ID cards and, upon request, any other additional, but not required, materials and Information provided to Enrollees designed to promote health and/or educate Enrollees.
6.2.2	All materials must be submitted to ASES in paper and electronic file media, in the format prescribed by ASES. The Contractor shall submit the reading level and the methodology used to measure it concurrent with all submissions of written materials and include a plan that describes the Contractor’s intent for the use of the materials.
6.2.3	ASES reserves the right to notify the Contractor to discontinue or modify written materials after approval.
6.2.4	Except as otherwise provided below, written materials described in this Article 6 must be submitted to ASES for review at least forty-five (45) Calendar Days before their printing and distribution, as required by Act 194 of August 2000. This requirement applies to:
6.2.4.1	The materials described in this Article 6 distributed to all Enrollees, including the Enrollee Handbook;
6.2.4.2	Policy letters, coverage policy statements, or other communications about Covered Services under the GHP distributed to Enrollees; and
6.2.4.3	Standard letters and notifications, such as the notice of Enrollment required in Section 5.2.5.3, the notice of Redetermination required in Section 5.2.7.1, and the notice of Disenrollment required in Section 5.3.2.
6.2.5	The Contractor shall provide ASES with advance notice of any changes made to written materials that will be distributed to all Enrollees. Notice shall be provided to ASES at least forty-five (45) Calendar Days before the effective date of the change. Within fifteen (15) Business Days of receipt of the materials, ASES will respond to the Contractor’s submission with either an approval of the materials, recommended modifications, or a notification that more review time is required. If the Contractor receives no response from ASES within fifteen (15) Business Days of ASES’s receipt of the materials, the materials shall be deemed approved. Except as otherwise provided in this Section 6.2.5, the Contractor may distribute the revised written materials only upon written approval of the changes from ASES.

6.3	Requirements for Written Materials
6.3.1	The Contractor shall maintain written policies and procedures governing the development and distribution of written materials including how the Contractor will meet the requirements in this Section 6.3, with such policies and procedures to be submitted in accordance with Attachment 12 for prior written approval from ASES. The Contractor shall, at a minimum, have policies and procedures regarding the process for developing/creating, proofing, approving, publishing, and mailing the (i) Enrollee ID card, (ii) Enrollee Handbook, (iii) Provider Directory, and (iv) form letters within contractual standards and timeframes. The Contractor shall include a separate set of policies and procedures for each of the items listed above (i-iv).
6.3.2	The Contractor shall make all written materials available in alternative formats and in a manner that takes into consideration the Enrollee’s special needs, including Enrollees who are visually impaired or have limited reading proficiency. The Contractor shall notify all Enrollees and Potential Enrollees that Information is available in alternative formats, and shall instruct them on how to access those formats.
6.3.3	Once an Enrollee has requested a written material in an alternative format or language, the Contractor shall (i) make a notation of the Enrollee’s preference in the Contractor’s system and (ii) provide all subsequent written materials to the Enrollee in such format unless the Enrollee requests otherwise.
6.3.4	Except as provided in Sections 1.1.5 and 6.4 (Enrollee Handbook) and subject to Section 6.3.8, the Contractor shall make all written information available in Spanish, with a language block in English, explaining that (i) Enrollees may access an English translation of the Information if needed, and (ii) the Contractor will provide oral interpretation services into any language other than Spanish or English, if needed. Such translation or interpretation shall be provided by the Contractor at no cost to the Enrollee. The language block shall comply with 42 CFR 438.10(c)(2).
6.3.5	If oral interpretation services are required in order to explain the Benefits covered under the GHP to a Potential Enrollee who does not speak either English or Spanish, the Contractor must, at its own cost, make such services available in a third language, in compliance with 42 CFR 438.10(c)(4).

6.3.6	All written materials shall be worded such that they are understandable to a person who reads at the fourth (4th) grade level.
6.3.7	All written materials must be clearly legible with a minimum font of size twelve (12) point with the exception of Enrollee ID cards and unless otherwise approved in writing by ASES.
6.3.8	Within ninety (90) Calendar Days of a notification from ASES that ASES has identified a Prevalent Non-English Language other than Spanish or English (with “Prevalent Non-English Language” defined as a language that is the primary language of more than five percent (5%) of the population of Puerto Rico), all written materials provided to Enrollees shall be translated into and made available in such language.
6.3.9	The Contractor shall provide written notice to Enrollees of any material changes to written materials previously distributed to Enrollees at least thirty (30) Calendar Days before the effective date of the change.
6.4	Enrollee Handbook Requirements
6.4.1	The Contractor shall produce at its sole cost, and shall mail to all new Enrollees, an Enrollee Handbook including information on physical health, Behavioral Health, and all other Covered Services offered under the GHP. The Contractor shall distribute the Handbook either simultaneously with the notice of Enrollment referenced in Section 5.2.5.3 or within five (5) Calendar Days of sending the notice of Enrollment via surface mail.
6.4.2	Upon request of an Enrollee or his/her Authorized Representative for a replacement or additional copy of the Enrollee Handbook, the Contractor shall send an Enrollee Handbook within ten (10) Calendar Days. The Contractor shall give the person requesting an Enrollee Handbook the option to get the Information from the Contractor’s website or to receive a printed document.
6.4.3	The Contractor shall either:
6.4.3.1	Mail to all Enrollees an Enrollee Handbook on at least an annual basis, after the initial distribution of the Handbook at Enrollment; or
6.4.3.2	At least annually, as required by 42 CFR 438.10(i), mail to all Enrollees a Handbook supplement that includes Information on the following:
6.4.3.2.1	The Contractor’s service area;
6.4.3.2.2	Benefits covered under the GHP;

6.4.3.2.3	Any cost-sharing imposed by the Contractor; and
6.4.3.2.4	To the extent available, quality and performance indicators, including Enrollee satisfaction.
6.4.4	The Contractor shall use the Universal Beneficiary Guide, provided by ASES and included as Attachment 3 to this Contract, as a model for its Enrollee Handbook; however, the Contractor shall ensure that its Enrollee Handbook meets all the requirements listed in this Section 6.4.
6.4.5	Pursuant to the requirements set forth in 42 CFR 438.10, the Enrollee Handbook shall include, at a minimum, the following:
6.4.5.1	A table of contents;
6.4.5.2	An explanation of the purpose of the Enrollee ID Card and a warning that transfer of the card to another person constitutes Fraud;
6.4.5.3	Information about the role of the PCP and how to choose a PCP;
6.4.5.4	Information about the PMG, how to choose a PMG, and which Benefits may be accessed through the PMG;
6.4.5.5	Information about the PPN associated with the Enrollee’s PMG, and the benefits of seeking services within the PPN;
6.4.5.6	Information about the circumstances under which Enrollees may change to a different PMG;
6.4.5.7	Information about what to do when family size changes, including the responsibility of new mothers who are Medicaid Eligible to register their newborn with the Puerto Rico Medicaid Program and to apply for the Enrollment of the newborn;
6.4.5.8	Appointment procedures;
6.4.5.9	Information on Benefits and Covered Services, including how the scope of Benefits and services differs between Medicaid- and CHIP Eligibles and Other Eligible Persons;
6.4.5.10	An explanation of how physical health and Behavioral Health Services are integrated under the GHP, and how to access Behavioral Health Services;
6.4.5.11	Information on how to access local resources for Non-Emergency Medical Transportation (“NEMT”);

6.4.5.12	An explanation of any service limitations or exclusions from coverage;
6.4.5.13	Information on where and how Enrollees may access Benefits not available from or not covered by the Contractor’s Plan;
6.4.5.14	The Medical Necessity definition used in determining whether services will be covered (see Section 7.2);
6.4.5.15	A description of all pre-certification, Prior Authorization, or other requirements for treatments and services;
6.4.5.16	The policy on Referrals for specialty care and for other Covered Services not provided by the Enrollee’s PCP;
6.4.5.17	Information on how to obtain services when the Enrollee is outside the Contractor’s Service Region(s);
6.4.5.18	Information on how to obtain after-hours coverage;
6.4.5.19	An explanation of cost-sharing, including:
6.4.5.19.1	The differences in cost-sharing responsibilities between Medicaid- and CHIP Eligibles and Other Eligible Persons, and
6.4.5.19.2	The cost-sharing responsibilities of Dual Eligible Beneficiaries, as well as the other information for Dual Eligible Beneficiaries listed in Section 6.13;
6.4.5.20	The geographic boundaries of each Service Region;
6.4.5.21	Notice of all appropriate mailing addresses and telephone numbers to be utilized by Enrollees seeking Information or authorization, including the Contractor’s toll-free telephone line and website address;
6.4.5.22	A description of Utilization Management policies and procedures used by the Contractor;
6.4.5.23	A description of Enrollee rights and responsibilities as described in Section 6.5;
6.4.5.24	The policies and procedures for Disenrollment, including when Disenrollment may be requested without Enrollee consent by the Contractor and Information about Enrollee’s right to request Disenrollment, and including notice of the fact that the Enrollee will lose Access to services under the GHP if the Enrollee chooses to disenroll;

6.4.5.25	Information on Advance Directives, including the right of Enrollees to file directly with ASES or with the Puerto Rico Office of the Patient Advocate, Complaints concerning Advance Directive requirements listed in Section 7.10 of this Contract;
6.4.5.26	A statement that additional Information, including the Provider Guidelines (see Section 10.2.1 of the Contract) and Information on the structure and operations of the GHP and Physician Incentive Plans, shall be made available to Enrollees and Potential Enrollees upon request;
6.4.5.27	Information on the extent to which, and how, after-hours and emergency coverage are provided, including:
6.4.5.27.1	What constitutes an Emergency Medical Condition and a Psychiatric Emergency;
6.4.5.27.2	The fact that Prior Authorization is not required for Emergency Services;
6.4.5.27.3	Notice that:
6.4.5.27.3.1	Under no circumstances will a Medicaid or CHIP Enrollee be charged a Co-Payment for the treatment of any Emergency Medical Condition or Psychiatric Emergency;
6.4.5.27.3.2	No Co-Payments shall be charged for Medicaid and CHIP children under eighteen (18) years under any circumstances.
6.4.5.27.3.3	For Medicaid or CHIP Enrollees, Co-Payments apply to emergency room services outside the Enrollee’s PPN to treat a condition determined by the attending physician at the time of visit to be non-emergency in nature, but by using the GHP Service Line service (see Section 6.8), the Enrollee may avoid a Co-Payment for such services; and
6.4.5.27.3.4	For Other Eligible Persons, Co-Payments apply to Emergency Services outside the Enrollee’s PPN, but the Enrollee may avoid a Co-Payment by using the GHP Service Line (see Section 6.8).
6.4.5.27.4	The process and procedures for obtaining Emergency Services, including the use of the 911 telephone systems or its local equivalent;

6.4.5.27.5	The scope of Post-Stabilization Services offered under the GHP as detailed in Section 7.5.9.4;
6.4.5.27.6	The locations of emergency rooms and other locations at which Providers and hospitals furnish Emergency Services and Post-Stabilization Services covered under the GHP; and
6.4.5.27.7	The fact that an Enrollee has a right to use any hospital or other setting for Emergency Services;
6.4.5.28	An explanation of the Redetermination process, including:
6.4.5.28.1	Disenrollment as a consequence of a Negative Redetermination Decision; and
6.4.5.28.2	The Re-Enrollment period that follows a new Certification.
6.4.5.29	Information on the Contractor’s Grievance Systems policies and procedures, as described in Article 14 of this Contract. This description must include the following:
6.4.5.29.1	The right to file a Grievance and Appeal with the Contractor;
6.4.5.29.2	The requirements and timeframes for filing a Grievance or Appeal with the Contractor;
6.4.5.29.3	The availability of assistance in filing a Grievance or Appeal with the Contractor;
6.4.5.29.4	The toll-free numbers that the Enrollee can use to file a Grievance or an Appeal with the Contractor by phone;
6.4.5.29.5	The right to an Administrative Law Hearing after exhaustion of the Contractor’s Grievance System, the method for obtaining a hearing, and the rules that govern representation at the hearing;
6.4.5.29.6	Notice that if the Enrollee files an Appeal or a request for an Administrative Law Hearing and requests continuation of services, the Enrollee may be required to pay the cost of services furnished while the Appeal is pending, if the final decision is adverse to the Enrollee;
6.4.5.29.7	Any Appeal rights that ASES chooses to make available to Providers to challenge the failure of the Contractor to cover a service;

6.4.5.29.8	Instructions on how an Enrollee can report suspected Fraud, Waste, or Abuse on the part of a Provider, and protections that are available for whistleblowers; and
6.4.5.29.9	Information on the family planning services provided by the Puerto Rico Department of Health.
6.4.6	The Enrollee Handbook in both English and Spanish shall be submitted to ASES for review and prior written approval. Submission of the Enrollee Handbook by the Contractor shall be in accordance with the timeframes specified in Attachment 12 to this Contract.
6.4.7	The Contractor shall be responsible for producing the Enrollee Handbook in both English and Spanish.
6.5	Enrollee Rights and Responsibilities
6.5.1	The Contractor shall have written policies and procedures regarding the rights of Enrollees and shall comply with any applicable Federal and Puerto Rico laws and regulations that pertain to Enrollee rights, including those set forth in 42 CFR 438.100, and in the Puerto Rico Patient’s Bill of Rights Act 194 of August 25, 2000; the Puerto Rico Mental Health Law of October 2, 2000, as amended and implemented; and Law 77 of July 24, 2013 which created the Office of the Patient Advocate. These rights shall be included in the Enrollee Handbook. At a minimum, the policies and procedures shall specify the Enrollee’s right to:
6.5.1.1	Receive information pursuant to 42 CFR 438.10;
6.5.1.2	Be treated with respect and with due consideration for the Enrollee’s dignity and privacy;
6.5.1.3	Have all records and medical and personal information remain confidential;
6.5.1.4	Receive information on available treatment options and alternatives, presented in a manner appropriate to the Enrollee’s condition and ability to understand;
6.5.1.5	Participate in decisions regarding his or her health care, including the right to refuse treatment;
6.5.1.6	Be free from any form of restraint or seclusion as a means of coercion, discipline, convenience, or retaliation, as specified in 42 CFR 482.13(e) and other Federal regulations on the use of restraints and seclusion;
6.5.1.7	Request and receive a copy of his or her Medical Records pursuant to 45 CFR Parts 160 and 164, subparts A and E, and request to amend or correct the record as specified in 45 CFR 164.524 and 164.526;

6.5.1.8	Choose an Authorized Representative to be involved as appropriate in making care decisions;
6.5.1.9	Provide informed consent;
6.5.1.10	Be furnished with health care services in accordance with 42 CFR 438.206 through 438.210;
6.5.1.11	Freely exercise his or her rights, including those related to filing a Grievance or Appeal, and that the exercise of these rights will not adversely affect the way the Enrollee is treated;
6.5.1.12	Receive Information about Covered Services and how to access Covered Services and Network Providers;
6.5.1.13	Be free from harassment by the Contractor or its Network Providers with respect to contractual disputes between the Contractor and its Providers;
6.5.1.14	Participate in understanding physical and Behavioral Health problems and developing mutually agreed-upon treatment goals;
6.5.1.15	Not be held liable for the Contractor’s debts in the event of insolvency; not be held liable for the Covered Services provided to the Enrollee for which ASES does not pay the Contractor; not be held liable for Covered Services provided to the Enrollee for which ASES or the Contractor’s Plan does not pay the Provider that furnishes the services; and not be held liable for payments of Covered Services furnished under a contract, Referral, or other arrangement to the extent that those payments are in excess of the amount the Enrollee would owe if the Contractor provided the services directly; and
6.5.1.16	Only be responsible for cost-sharing in accordance with 42 CFR 447.50 through 42 CFR 447.60 and as permitted by the Puerto Rico Medicaid and CHIP State Plans and Puerto Rico law as applicable to the Enrollee.
6.6	Provider Directory
6.6.1	The Contractor shall develop, maintain, and mail to all new Enrollees a Provider Directory that includes Information on both physical and Behavioral Health Providers under the GHP. The Contractor shall distribute the Provider Directory by sending it via surface mail, within five (5) Calendar Days of sending the notice of Enrollment referenced in Section 5.2.5.3.

6.6.2	The Contractor shall re-print the Provider Directory and distribute it to all Enrollees at least once per year and additionally upon Enrollee request.
6.6.3	The Contractor shall make the Provider Directory available on its website.
6.6.4	The Provider Directory shall include the names, locations, office hours, and telephone numbers of current Network Providers. This includes, at a minimum, Information sorted by Service Region on PCPs, specialists, dentists, FQHCs and RHCs, Behavioral Health Providers in each Service Region, hospitals, including locations of emergency settings and Post-Stabilization Services, with the name, location, hours of operation, and telephone number of each facility/setting. The Provider Directory shall also identify all Network Providers that are not accepting new patients.
6.6.5	The Provider Directory shall include all Network Providers in the Service Region grouped by PMG.
6.6.6	The Provider Directory must be indexed alphabetically and by specialty.
6.6.7	The Contractor shall submit the Provider Directory to ASES for review and prior written approval in the timeframe specified in Attachment 12 to this Contract.
6.6.8	The Contractor shall update and amend the Provider Directory on its website within three (3) Calendar Days of any changes as well as produce and distribute annual updates to all Enrollees. The Contractor shall maintain on its website an updated Provider Directory that includes all identified Information above and that is searchable by Provider type, distance from Enrollee’s address, and/or whether the Network Provider is accepting new patients. Information on how to access this Information shall be clearly stated in both the Enrollee and Provider sections of the website.
6.6.9	On a monthly basis, the Contractor shall submit to ASES any changes and edits to the Provider Directory. Such changes shall be submitted electronically in the format specified by ASES.
6.7	Enrollee Identification (ID) Card
6.7.1	The Contractor shall furnish to all new Enrollees an Enrollee ID Card made of durable plastic material. The card shall be mailed to the Enrollee via surface mail within five (5) Business Days of sending the notice of Enrollment referenced in Section 5.2.5.3.
6.7.2	The Enrollee ID Card must, at a minimum, include the following information:
6.7.2.1	The “GHP” logo;

6.7.2.2	The Enrollee’s name;
6.7.2.3	The Enrollee’s date of birth;
6.7.2.4	A designation of the Enrollee as a Medicaid Eligible, a CHIP Eligible, or an Other Eligible Person;
6.7.2.5	The Enrollee’s Medicaid or CHIP identification number, if applicable;
6.7.2.6	The Enrollee’s Plan group number, when applicable;
6.7.2.7	If the Enrollee is eligible for the GHP as a Dependent, the Enrollee’s relationship to the principal Enrollee;
6.7.2.8	The Effective Date of Enrollment in the GHP;
6.7.2.9	The Master Patient Identifier;
6.7.2.10	The applicable Co-Payment levels for various services outside the Enrollee’s PPN and the assurance that no Co-Payment will be charged for a Medicaid Eligible Person and for CHIP children under eighteen (18) years under any circumstances;
6.7.2.11	The PCP’s and the PMG’s names;
6.7.2.12	The name and telephone number(s) of the Contractor;
6.7.2.13	The twenty-four (24) hour, seven (7) day a Week toll-free GHP Service Line Medical Advice Service phone number;
6.7.2.14	A notice that the Enrollee ID Card may under no circumstances be used by a person other than the identified Enrollee; and
6.7.2.15	Instructions to obtain Emergency Services.
6.7.3	The Contractor shall reissue the Enrollee ID Card in the following situations and timeframes:
6.7.3.1	Within ten (10) Calendar Days of notice if an Enrollee reports a lost, stolen, or damaged ID Card and requests a replacement;
6.7.3.2	Within ten (10) Calendar Days of notice if an Enrollee reports a name change;
6.7.3.3	Within twenty (20) Calendar Days of the effective date of a change of PMG or change or addition of a PCP, as provided in Section 5.4.

6.7.4	The Contractor may charge a fee of five dollars ($5.00) to replace lost, damaged, or stolen Enrollee ID Cards; provided, however, that the Contractor may not charge a replacement fee because of a name change or change of PMG or PCP, and that the Contractor may not charge a replacement fee in any circumstance for Medicaid and CHIP Eligibles.
6.7.5	The Contractor shall submit a front and back sample Enrollee ID Card to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.
6.7.6	The Contractor must require an Enrollee to surrender his or her ID Card in each of the following events:
6.7.6.1	The Enrollee disenrolls from the GHP;
6.7.6.2	The Enrollee requests a change to his or her PCP or PMG, and is therefore issued a new Enrollee ID Card; or
6.7.6.3	The Enrollee requests a new ID Card because his or her existing card is damaged.
6.8	GHP Service Line (Toll Free Telephone Service)
6.8.1	The Contractor shall operate a toll-free telephone number, “GHP Service Line” equipped with caller identification and automatic call distribution equipment capable of handling the high expected volume of calls. The GHP Service Line shall have two components:
6.8.1.1	An Information Service to respond to questions, concerns, inquiries, and Complaints regarding the GHP from the Enrollee, Enrollee’s family, or Enrollee’s Authorized Representative; and
6.8.1.2	A Medical Advice Service to advise Enrollees about how to resolve non-emergency medical or Behavioral Health concerns.
6.8.2	The Contractor shall establish, operate, monitor, and support an automated call distribution system for the GHP Service Line that supports, at a minimum:
6.8.2.1	Capacity to handle the high call volume;
6.8.2.2	A daily analysis of the quantity, length, and types of calls received;
6.8.2.3	A daily analysis of the amount of time it takes to answer the call, including Blocked and Abandoned Calls;
6.8.2.4	The ability to measure average waiting time; and

6.8.2.5	The ability to monitor calls from a remote location by a Third Party, such as ASES.
6.8.3	Hours of Operation. Each service shall be made available as:
6.8.3.1	The Information Service shall be fully staffed between the hours of 7:00 a.m. and 7:00 p.m. (Atlantic Time). Monday through Friday, excluding Puerto Rico holidays. The Contractor shall have an automated system available between the hours of 7:00 p.m. and 7:00 a.m. (Atlantic Time) Monday through Friday and during all hours on weekends and holidays. This automated system must provide callers with operating instructions on what to do in case of an emergency and shall include, at a minimum, a voice mailbox for callers to leave messages. The Contractor shall ensure that the voice mailbox has the required capacity to receive all messages. A Contractor’s representative shall reply to one hundred percent (100%) of messages by the next Business Day.
6.8.3.2	The Medical Advice Service shall be fully staffed and available to Enrollees twenty-four (24) hours per day, seven (7) days per Week.
6.8.4	Staffing
6.8.4.1	The Contractor shall be responsible for the required staffing of the GHP Service Line with individuals who are able to communicate effectively with GHP Enrollees.
6.8.4.2	The Contractor shall make key staff responsible for operating the GHP Service Line available to meet with ASES staff on a regular basis, as requested by ASES, to review reports and all other obligations under the Contract relating to GHP Service Line.
6.8.4.3	All staff shall be hired and must complete a training program at least fifteen (15) Calendar Days before the staff provides GHP Service Line services. Such training program shall include, but will not be limited to, systems, policies and procedures, and telephone scripts.
6.8.4.4	For the Information Service, the Contractor shall ensure that Call Center attendants receive the necessary training to respond to Enrollee questions, concerns, inquiries, and Complaints from the Enrollee or the Enrollee’s family relating to this Contract regarding topics, including but not limited to Covered Services (both physical and Behavioral Health), Grievances and Appeals, the Provider Network, and Enrollment and Disenrollment.
6.8.4.5	For the Medical Advice Service, the Contractor shall ensure that Call Center attendants are registered nurses with the necessary training to advise Enrollees about appropriate steps they should take to resolve a physical or Behavioral Health complaint or concern.

6.8.4.6	The Contractor shall ensure that GHP Service Line Call Center staff is trained to identify Behavioral Health concerns and, where appropriate, to transfer Enrollee callers to the appropriate Call Center representative for assistance.
6.8.4.7	The Contractor shall ensure that GHP Service Line Call Center staff is trained to identify situations in which an Enrollee may need services that are offered through the Department of Health rather than through the GHP, and GHP Service Line staff shall provide the Enrollee with Information on where to access these services.
6.8.4.8	The Contractor shall ensure that GHP Service Line Call Center staff is trained to provide to Medicaid and CHIP Eligible Enrollees Information on how to access local NEMT resources to enable an Enrollee without available transportation to receive Medically Necessary Services.
6.8.4.9	The Contractor shall ensure that GHP Service Line Call Center staff are trained to process and fulfill requests by Enrollees and Potential Enrollees to receive, by surface mail, the Enrollee Handbook, the Provider Directory, or the Provider Guidelines. The Contractor shall fulfill such requests by mailing the requested document within five (5) Business Days of the request.
6.8.5	The Contractor may provide the Information Service and the Medical Advice Service as separate phone lines with a “Warm Transfer” capability, or as separate dialing options within one (1) phone line.
6.8.6	The Contractor shall have the capability of making out-bound calls.
6.8.7	GHP Service Line shall be equipped to handle calls in Spanish and English, as well as, through a Telecommunication Device for the Deaf (TDD) for calls from Enrollees who are hearing-impaired. For callers who speak neither English nor Spanish, the Contractor shall provide interpreter services free of charge to Enrollees. The Contractor shall not permit Enrollees’ family members, especially minor children, or friends, to provide oral interpreter services, unless specifically requested by the Enrollee.
6.8.8	All calls shall be recorded, identifying the date and time, the type of call, the reason for the call, and the resolution of the call.
6.8.9	The Contractor shall generate a call identification number for each phone call made by an Enrollee to the Medical Advice Service. Enrollees who use this service to seek advice on their health condition before visiting the emergency room will not be responsible for any Co-Payment otherwise imposed for emergency room visits (as provided under Section 7.11.4) outside the Enrollee’s PPN, provided that the Enrollee presents his or her GHP Service Line call identification number at the emergency room. Under no circumstance will a Co-Payment be imposed on a Medicaid or CHIP Eligible Enrollee for treatment of an Emergency Medical Condition or Psychiatric Emergency (regardless of whether the Enrollee uses the Medical Advice Service). The Medical Advice Service does not apply to services obtained outside of Puerto Rico; however, Enrollees should be able to access both the Medical Advice Service and the Information Service lines from the US.

6.8.10	The Contractor shall develop GHP Service Line policies and procedures, including staffing, training, hours of operation, Access and response standards, transfers/Referrals, monitoring of calls via recording and other means, and compliance with other performance standards to be prior approved in writing by ASES.
6.8.11	The Contractor shall develop GHP Service Line quality criteria and protocols. These protocols shall, at a minimum:
6.8.11.1	Measure and monitor the accuracy of responses and phone etiquette in GHP Service Line (including through recording phone calls) and take corrective action as necessary to ensure the accuracy of responses and appropriate phone etiquette by staff;
6.8.11.2	Provide for quality calibration sessions between the Contractor’s staff and ASES;
6.8.11.3	Require that, on a monthly basis, the average speed of answer is at least eighty percent (80%) of calls answered within thirty (30) seconds;
6.8.11.4	Require that, on a monthly basis, the Blocked Call rate does not exceed three percent (3%); and
6.8.11.5	Require that, on a monthly basis, the rate of Abandoned Calls does not exceed five percent (5%).
6.8.12	The above standards serve as minimum requirements for each GHP Service Line service. The Contractor may elect to establish more rigorous performance standards. The Contractor may elect to establish different quality criteria for the Medical Advice Service than for the Information Service; provided, however, the standards governing the Medical Advice Service are stricter than the standards for the Information Service.

6.8.13	The Contractor must develop and implement a GHP Service Line Outreach Program to educate Enrollees about the GHP Service Line service and to encourage its use. The Outreach program shall include, at a minimum, the following components:
6.8.13.1	A section on GHP Service Line in the Enrollee Handbook;
6.8.13.2	Contact information for GHP Service Line on the Enrollee ID Card and on the Contractor’s website; and
6.8.13.3	Informational flyers on the GHP Service Line to be placed in the offices of the Contractor and the Network Providers.
6.8.14	All documents and communication materials included in this Outreach program must explain that (i) by using the Medical Advice Service before visiting the emergency room, and presenting their call identification number at the emergency room, Enrollees can avoid any emergency room Co-Payments otherwise applicable under Section 7.11.4 of this Contract for services outside the PPN; and (ii) in no event will Co-Payments be imposed for services to treat an Emergency Medical Condition or Psychiatric Emergency for a Medicaid or CHIP Eligibles. All written materials included in the Outreach Program must be written at a fourth (4th) grade reading level and must be available in Spanish and English.
6.8.15	The Contractor shall prepare scripts addressing the questions expected to arise most often for both the Information Service and the Medical Advice Service. The Contractor shall submit these scripts to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract. It is the responsibility of the Contractor to maintain and update these scripts and to ensure that they are developed at the fourth (4th) grade reading level. The Contractor shall submit revisions to the script to ASES for written approval prior to use.
6.8.16	The Contractor shall submit the following written materials referred to in this Section 6.8 to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract:
6.8.16.1	GHP Service Line policies and procedures;
6.8.16.2	GHP Service Line quality criteria and protocols;
6.8.16.3	GHP Service Line Outreach Program; and
6.8.16.4	Scripts and training materials for GHP Service Line Call Center employees.

6.9	Internet Presence / Website
6.9.1	The Contractor shall provide on its website general and up-to-date information about the GHP and about the Contractor’s Plan, including the Provider Network, customer services, GHP Service Line, and its Grievance System and Complaint Process. The Enrollee Handbook and the Provider Directory shall be available on the website. All information must be written at a fourth (4th) and must be available in Spanish and English.
6.9.2	The Contractor shall maintain an Enrollee portal that allows Enrollees to access a searchable Provider Directory that shall be updated within three (3) Business Days of any change to the Provider Network.
6.9.3	The website must have the capability for Enrollees to submit questions and comments to the Contractor and receive responses. The Contractor shall reply to Enrollee questions within two (2) Business Days.
6.9.4	The website must comply with the Marketing policies and procedures and with requirements for written materials described in Sections 6.2 and 6.3 of this Contract and must be consistent with applicable Puerto Rico and Federal laws.
6.9.5	The Contractor shall submit website screenshots to ASES for review and approval of information on the website relating to the GHP Program according to the timeframe specified in Attachment 12 to this Contract.
6.9.6	The Contractor’s website shall provide secured online access to the Enrollee’s historical and current information.
6.9.7	The Contractor’s website shall prominently feature a link to the ASES website, www.ases.pr.gov.
6.10	Cultural Competency
6.10.1	In accordance with 42 CFR 438.206, the Contractor shall have a comprehensive written Cultural Competency plan describing how the Contractor will ensure that services are provided in a culturally competent manner to all Enrollees. The Cultural Competency plan must describe how the Providers, individuals, and systems within the Contractor’s Plan will effectively provide services to people of all cultures, races, ethnic backgrounds, and religions in a manner that recognizes values, affirms, and respects the worth of the individual Enrollees and protects and preserves the dignity of each individual.
6.10.2	The Contractor shall submit the Cultural Competency plan to ASES for review and approval according to the timeframe specified in Attachment 12 to this Contract.

6.10.3	The Contractor may distribute a summary of the Cultural Competency plan, rather than the entire document, to Providers if the summary includes Information on how the Provider may access the full Cultural Competency plan on the Contractor’s website. This summary shall also detail how the Provider can request a hard copy from the Contractor at no charge to the Provider.
6.11	Interpreter Services
6.11.1	The Contractor shall provide oral interpreter services to any Enrollee or Potential Enrollee who speaks any language other than English or Spanish as his or her primary language, regardless of whether the Enrollee or Potential Enrollee speaks a language that meets the threshold of a Prevalent Non-English Language. The Contractor is required to notify its Enrollees of the availability of oral interpretation services and to inform them of how to access oral interpretation services. There shall be no charge to an Enrollee or Potential Enrollee for interpreter services.
6.12	Enrollment Outreach
6.12.1	The Contractor shall participate in any Enrollment Outreach activities as prescribed by ASES or the Puerto Rico Medicaid Program.
6.13	Special Enrollee Information Requirements for Dual Eligible Beneficiaries
6.13.1	The Contractor shall inform a Potential Enrollee who is a Dual Eligible Beneficiary:
6.13.1.1	That the Dual Eligible Beneficiary is eligible for services under the GHP with the limits stated in Section 7.12 of this Contract;
6.13.1.2	That the GHP Plan will cover Medicare Part B Deductibles and co-insurance, but not Medicare Part A Deductibles;
6.13.1.3	That the Dual Eligible Beneficiary may not be simultaneously enrolled in the GHP and in a Medicare Platino plan, for the reason that the Platino plan already includes GHP Benefits; and
6.13.1.4	That as an Enrollee in the Contractor’s Plan, the Dual Eligible Beneficiary may access Covered Services only through the PMG, not through the Medicare Provider List.
6.14	Marketing
6.14.1	Prohibited Activities. The Contractor is prohibited from engaging in the following activities:
6.14.1.1	Directly or indirectly engaging in door-to-door, telephone, or other Cold-Call Marketing activities aimed at Potential Enrollees;

6.14.1.2	Offering any favors, inducements or gifts, promotions, or other insurance products that are designed to induce Enrollment in the Contractor’s Plan;
6.14.1.3	Distributing plans and materials that contain statements that ASES determines are inaccurate, false, or misleading. Statements considered false or misleading include, but are not limited to, any assertion or statement (whether written or oral) that the Contractor’s plan is endorsed by the Federal Government or Commonwealth, or similar entity; and
6.14.1.4	Distributing materials that, according to ASES, mislead or falsely describe the Contractor’s Provider Network, the participation or availability of Network Providers, the qualifications and skills of Network Providers (including their bilingual skills); or the hours and location of network services.
6.14.1.5	Seeking to influence Enrollment in conjunction with the sale or offering of any private insurance.
6.14.2	Allowable Activities. The Contractor shall be permitted to perform the following Marketing activities:
6.14.2.1	Distribute general information through mass media (i.e. newspapers, magazines and other periodicals, radio, television, the Internet, public transportation advertising, and other media outlets);
6.14.2.2	Make telephone calls, mailings and home visits only to Enrollees currently enrolled in the Contractor’s plan, for the sole purpose of educating them about services offered by or available through the Contractor;
6.14.2.3	Distribute brochures and display posters at Provider offices that inform patients that the Provider is part of the GHP Provider Network; and
6.14.2.4	Attend activities that benefit the entire community, such as health fairs or other health education and promotional activities.
6.14.3	If the Contractor performs an allowable activity, the Contractor must conduct that activity in one (1) or all Service Regions covered by this Contract.
6.14.4	All materials shall be in compliance with the informational requirements in 42 CFR 438.10.
6.14.5	ASES Approval of Marketing Materials

6.14.5.1	The Contractor shall submit a detailed description of its Marketing plan and copies of all Marketing Materials (written and oral) that it or its Subcontractors plan to distribute to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract. This requirement includes, but is not limited to posters, brochures, websites, and any materials that contain statements regarding the Benefit package and Provider Network-related materials. Neither the Contractor nor its Subcontractors shall distribute any Marketing Materials without prior written approval from ASES.
6.14.5.2	The Contractor shall submit any changes to previously approved Marketing Materials and receive written approval from ASES of the changes before distribution.
6.14.5.3	The Contractor must comply with ASES’ Normative Letter 13-1212 and 13-1216 as amended January 21, 2014, related to the review and approval of the Contractors Marketing Materials included in Attachment 13 of this Contract.
6.14.6	Provider Marketing Materials
6.14.6.1	The Contractor is responsible for ensuring that not only its Marketing activities, but also the Marketing activities of its Subcontractors and Providers, meet the requirements of this Section 6.14.
6.14.6.2	The Contractor shall collect from its Providers any Marketing Materials they intend to distribute and submit these to ASES for review and written approval prior to distribution.
6.14.6.3	The Contractor shall provide for equitable distribution of all Marketing Materials without bias toward or against any group.
ARTICLE 7  COVERED SERVICES AND BENEFITS
7.1	Requirement to Provide Covered Services
7.1.1	The Contractor shall at a minimum provide Medically Necessary Covered Services to Enrollees as of the Effective Date of Enrollment (including the retroactive period specified in Section 5.1.3.1) pursuant to the program requirements of the GHP, and the Puerto Rico Medicaid State Plan and CHIP Plan. The Contractor shall not impose any other exclusions, limitations, or restrictions on any Covered Service, and shall not arbitrarily deny or reduce the amount, duration, or scope of a Covered Service solely because of the diagnosis, type of illness, or condition.

7.1.1.1	In accordance with Section 2702 of the PPACA, the Contractor must have mechanisms in place to prevent payment for the following Provider preventable conditions and must require all providers to report on such Provider preventable conditions associated with Claims for payment or Enrollee treatments for which payment would otherwise be made:
7.1.1.1.1	All hospital acquired conditions as identified by Medicare other than deep vein thrombosis (DVT)/Pulmonary Embolism (PE) following total knee replacement or hip replacement surgery in pediatric and obstetric patients for inpatient hospital services; and
7.1.1.1.2	Any incorrect surgical or other invasive procedure performed on a patient; any surgical or other invasive procedure performed on the incorrect body part; or any surgical or other invasive procedure performed on the incorrect patient for inpatient and non-institutional services.
7.1.2	The Contractor shall not deny Covered Services based on pre-existing conditions, the individual’s genetic Information, or waiting periods.
7.1.3	The Contractor shall not be required to provide a Covered Service to a person who is not an Eligible Person.
7.1.4	The Contractor shall not be required to pay for a Covered Service if:
7.1.4.1	The Enrollee paid the Provider for the service. This rule does not apply in circumstances where a Medicaid or CHIP Eligible Enrollee incurs out-of-pocket expenses for Emergency Services provided in the US. In such a case, the expenses will be reimbursed under the GHP; or
7.1.4.2	The service was provided by a person or entity that does not meet the definition of a Network Provider (with the exception of Medical Emergencies and cases where the service was Prior Authorized by the Contractor).
7.2	Medical Necessity
7.2.1	Based on generally accepted medical practices specific to the medical or Behavioral Health condition of the Enrollee at the time of treatment, Medically Necessary Services are those that relate to (i) the prevention, diagnosis, and treatment of health impairments; (ii) the ability to achieve age-appropriate growth and development; or (iii) the ability to attain, maintain, or regain functional capacity. The scope of Medically Necessary Services must not be any more restrictive than that of Puerto Rico’s Medicaid program. Additionally, Medically Necessary services must be:

7.2.1.1	Appropriate and consistent with the diagnosis of the treating Provider and the omission of which could adversely affect the eligible Enrollee’s medical condition;
7.2.1.2	Compatible with the standards of acceptable medical practice in the community;
7.2.1.3	Provided in a safe, appropriate, and cost-effective setting given the nature of the diagnosis and the severity of the symptoms;
7.2.1.4	Not provided solely for the convenience of the Enrollee or the convenience of the Provider or hospital; and
7.2.1.5	Not primarily custodial care (for example, foster care).
7.2.2	In order for a service to be Medically Necessary, there must be no other effective and more conservative or substantially less costly treatment, service, or setting available.
7.3	Experimental or Cosmetic Procedures
7.3.1	In no instance shall the Contractor cover experimental or cosmetic procedures, except as required by the Puerto Rico Patient’s Bill of Rights Act or any other Federal or Puerto Rico law or regulation. Breast reconstruction after a mastectomy and surgical procedures that are determined to be Medically Necessary to treat morbid obesity shall not be regarded as cosmetic procedures.
7.4	Covered Services and Administrative Functions
7.4.1	Benefits under the GHP are comprised of four categories: (i) Basic and Behavioral Health Coverage, (ii) dental services, (iii) Special Coverage, and (iv) Administrative Functions. The scope of these items is covered in Sections 7.5 – 7.8, in the order listed.
7.5	Basic and Behavioral Health Coverage
7.5.1	Basic and Behavioral Health Coverage is available to all GHP Enrollees, except as provided in the table below. Basic Coverage includes the following categories:
BASIC COVERAGE SERVICES	GHP ELIGIBILITY GROUPS COVERED
Preventive Services	All
Diagnostic Test Services	All
Outpatient Rehabilitation Services	All

BASIC COVERAGE SERVICES	GHP ELIGIBILITY GROUPS COVERED
Medical and Surgical Services	All
Emergency Transportation Services	All (Services outside Puerto Rico available only for Medicaid and CHIP Eligibles)
Maternity and Pre-Natal Services	All
Emergency Services	All (Services outside Puerto Rico available only for Medicaid and CHIP Eligibles)
Hospitalization Services	All
Behavioral Health Services	All
Pharmacy Services	All (Note: Claims processing and adjudication Services provided by PBM; not covered under this Contract.)

7.5.2	Exclusions from Basic Coverage
7.5.2.1	The following services are excluded from all Basic Coverage. In addition, exclusions specific to each category of Covered Services are noted in Sections 7.5.3 – 7.5.12 below.
7.5.2.1.1	Expenses for personal comfort materials or services, such as, telephone use, television, or toiletries;
7.5.2.1.2	Services rendered by close family relatives (parents, children, siblings, grandparents, grandchildren, or spouses);
7.5.2.1.3	Weight control treatment (obesity or weight gain) for aesthetic reasons. As noted, procedures determined to be Medically Necessary to address morbid obesity shall not be excluded;
7.5.2.1.4	Sports medicine, music therapy, and natural medicine;
7.5.2.1.5	Services, diagnostic testing, or treatment ordered or rendered by naturopaths, naturists, or iridologists,;
7.5.2.1.6	Health Certificates, except as provided in Section 7.5.3.2.10 (Preventive Services);
7.5.2.1.7	Epidural anesthesia services;
7.5.2.1.8	Educational tests or services;
7.5.2.1.9	Peritoneal dialysis or hemodialysis services (covered under Special Coverage, not Basic Coverage);

7.5.2.1.10	Hospice care for Adults;
7.5.2.1.11	Services received outside the territorial limits of Puerto Rico, except as provided in Sections 7.5.7.11 (Emergency Transportation) and 7.5.9.3 (Emergency Services);
7.5.2.1.12	Expenses incurred for the treatment of conditions resulting from services not covered under the GHP (maintenance prescriptions and required clinical laboratories for the continuity of a stable health condition, as well as any emergencies which could alter the effects of the previous procedure, are covered);
7.5.2.1.13	Judicially ordered evaluations for legal purposes;
7.5.2.1.14	Travel expenses, even when ordered by the Primary Care Physician;
7.5.2.1.15	Eyeglasses, contact lenses and hearing aids for adults;
7.5.2.1.16	Acupuncture services;
7.5.2.1.17	Sex change procedures;
7.5.2.1.18	Organ and tissue transplants, except skin, bone and corneal transplants; and
7.5.2.1.19	Treatment for infertility and/or related to conception by artificial means including tuboplasty, vasovasectomy, and any other procedure to restore the ability to procreate.
7.5.3	Preventive Services
7.5.3.1	Healthy Child Care. The Contractor shall provide the following Preventive Services as Covered Services under the Healthy Child Care Program, which serves enrollees under age two (2):
7.5.3.1.1	One (1) annual comprehensive evaluation by a certified Provider, which complements other services for children and young adults provided pursuant to the periodicity scheme of the American Academy of Pediatrics and Title XIX (EPSDT); and
7.5.3.1.2	Other services, as needed, during the first two (2) years of the child’s life.
7.5.3.2	Other Preventive Services. The Contractor shall provide the following Preventive Services as Covered Services for all GHP Enrollees:

7.5.3.2.1	Vaccines (the vaccines themselves are provided and paid for by the Health Department for the Medicaid and CHIP Eligibles. The vaccine is provided and paid for by the Contractor for the Other Eligible Persons in the GHP). The Contractor shall cover the administration of the vaccines according to the fee schedule established by the Health Department;
7.5.3.2.2	Eye exam;
7.5.3.2.3	Hearing exam, including hearing screening for newborns prior to their leaving the hospital nursery;
7.5.3.2.4	Evaluation and nutritional screening;
7.5.3.2.5	Medically Necessary laboratory exams and diagnostic tests, appropriate to the Enrollee’s age, sex, and health condition, including, but not limited to:
7.5.3.2.5.1	Prostate and gynecological cancer screening according to accepted medical practice, including Pap smears (for Enrollees over age eighteen (18)), mammograms (for Enrollees age forty (40) and over), and Prostate-Specific Antigen (PSA) tests when Medically Necessary; and
7.5.3.2.5.2	Sigmoidoscopy and colonoscopy for colon cancer detection in Adults age fifty (50) years and over, classified in risk groups according to accepted medical practice;
7.5.3.2.6	Nutritional, oral, and physical health education;
7.5.3.2.7	Reproductive health counseling and family planning. The Contractor shall cover the following family planning services:
7.5.3.2.7.1	Counseling;
7.5.3.2.7.2	Pregnancy testing;
7.5.3.2.7.3	Diagnosis and treatment of sexually transmitted diseases;
7.5.3.2.7.4	Infertility assessments;
7.5.3.2.7.5	At least one of every class of FDA approved contraceptive medication as specified in ASES’s PDL;

7.5.3.2.8	Syringes for home medicine administration, if deemed Medically Necessary;
7.5.3.2.9	Annual physical exam and follow-up for diabetic patients according to the Diabetic Patient Treatment Guide and Health Department protocols; and
7.5.3.2.10	Health Certificates are covered under the GHP, provided that cost sharing and/or deductibles applicable for necessary procedures and laboratory testing related to generating a Health Certificate will be the Enrollee’s responsibility. Such certificates shall include:
7.5.3.2.10.1	Venereal Disease Research Laboratory (“VDRL”) tests;
7.5.3.2.10.2	Tuberculosis (“TB”) tests; and
7.5.3.2.10.3	Any Certification for GHP Enrollees related to eligibility for the Medicaid Program (provided at no charge).
7.5.4	Diagnostic Test Services
7.5.4.1	The Contractor shall provide the following diagnostic test services as Covered Services:
7.5.4.1.1	Diagnostic and testing services for Enrollees under age twenty-one (21) required by EPSDT, as defined in Section 1905(r) of the Social Security Act;
7.5.4.1.2	Clinical labs, including but not limited to, any laboratory order for disease diagnostic purposes, even if the final diagnosis is a condition or disease whose treatment is not a Covered Service;
7.5.4.1.3	Hi-tech Labs;
7.5.4.1.4	X-Rays;
7.5.4.1.5	Electrocardiograms;
7.5.4.1.6	Radiation therapy (Prior Authorization required);
7.5.4.1.7	Pathology;
7.5.4.1.8	Arterial gases and Pulmonary Function Test;
7.5.4.1.9	Electroencephalograms;

7.5.4.1.10	Diagnostic services for Enrollees who present learning disorder symptoms; and
7.5.4.1.11	Services related to a diagnostic code included in the Diagnostic and Statistical Manual of Mental Disorders (“DSM IV or DSM V”).
7.5.4.2	The following shall not be considered diagnostic test services covered under the GHP:
7.5.4.2.1	Polysomnography studies; and
7.5.4.2.2	Clinical labs processed outside of Puerto Rico.
7.5.5	Outpatient Rehabilitation Services
7.5.5.1	The Contractor shall provide the following outpatient rehabilitation services as Covered Services:
7.5.5.1.1	Medically Necessary outpatient rehabilitation services for Enrollees under age twenty-one (21), as required by EPSDT, Section 1905(r) of the Social Security Act;
7.5.5.1.2	Physical therapy (limited to a maximum of fifteen (15) treatments per Enrollee condition per year, unless Prior Authorization of an additional fifteen (15) treatments is indicated by an orthopedist or physiatrist or chiropractor);
7.5.5.1.3	Occupational therapy, without limitations; and
7.5.5.1.4	Speech therapy, without limitations.
7.5.6	Medical and Surgical Services
7.5.6.1	The Contractor shall provide the following medical and surgical services as Covered Services:
7.5.6.1.1	Early and Periodic Screening, Diagnostic and Treatment (“EPSDT”) services, as defined in Section 1905(r) of the Social Security Act;
7.5.6.1.2	Primary Care Physician visits, including nursing services;
7.5.6.1.3	Specialist treatment, once referred by the selected PCP if outside of the Enrollee’s PPN;
7.5.6.1.4	Sub-specialist treatment, once referred by the selected PCP if outside of the Enrollee’s PPN;

7.5.6.1.5	Physician home visits when Medically Necessary;
7.5.6.1.6	Respiratory therapy, without limitations;
7.5.6.1.7	Anesthesia services (except for epidural anesthesia);
7.5.6.1.8	Radiology services;
7.5.6.1.9	Pathology services;
7.5.6.1.10	Surgery;
7.5.6.1.11	Outpatient surgery facility services;
7.5.6.1.12	Nursing services;
7.5.6.1.13	Voluntary sterilization of men and women of legal age and sound mind, provided that they have been previously informed about the medical procedure’s implications, and that there is evidence of Enrollee’s written consent by completing the Sterilization Consent Form included as Attachment 22 of the Contract;
7.5.6.1.14	Prosthetics, including the supply of all extremities of the human body including therapeutic ocular prosthetics, segmental instrument tray, and spine fusion in scoliosis and vertebral surgery;
7.5.6.1.15	Ostomy equipment for outpatient-level ostomized patients;
7.5.6.1.16	Transfusion of blood and blood plasma services, without limitations, including the following:
7.5.6.1.16.1	Authologal and irradiated blood;
7.5.6.1.16.2	Monoclonal factor IX with the Referral of a certified hematologist;
7.5.6.1.16.3	Intermediate purity concentrated ant hemophilic factor (Factor VIII);
7.5.6.1.16.4	Monoclonal type antihemophilic factor with a certified hematologist’s authorization; and
7.5.6.1.16.5	Activated protrombine complex (Autoflex and Feiba) with a certified hematologist’s authorization; and

7.5.6.1.17	Services to patients with Level 1 or Level 2 of chronic renal disease (Levels 3 to 5 are included in Special Coverage).
7.5.6.1.17.1	Chronic renal disease Levels 1 and 2 are defined as follows:
7.5.6.1.17.1.1	Level 1: GFR (Glomerular Filtration – ml/min. per 1.73m² per corporal area surface) over 90; slight damage when protein is present in the urine.
7.5.6.1.17.1.2	Level 2: GFR between 60 and 89, a slight decrease in kidney function.
7.5.6.1.17.2	When GFR decreases to under 60 ml/min per 1.73 m², the Enrollee must be referred to a nephrologist for proper management. The Enrollee will be registered for Special Coverage.
7.5.6.2	While cosmetic procedures shall be excluded from Covered Services, breast reconstruction after a mastectomy and surgical procedures Medically Necessary to treat morbid obesity shall not be considered to be cosmetic procedures.
7.5.6.3	DME’s are covered on a case-by-case basis with Prior Authorization as Medically Necessary. Mechanical respirators and ventilators with oxygen supplies are covered without limits as required by local law to Enrollees under age twenty-one (21).).
7.5.6.4	Abortions are covered in the following instances: (i) life of the mother would be in danger if the fetus is carried to term; (ii) when the pregnancy is a result of rape or incest; and (iii) severe and long lasting damage would be caused to the mother if the pregnancy is carried to term, as certified by a physician..
7.5.7	Emergency Transportation Services
7.5.7.1	The Contractor shall provide Emergency Transportation Services, including but not limited to, maritime and ground transportation, in emergency situations as Covered Services.
7.5.7.2	Emergency transportation services shall be available twenty-four (24) hours a day, seven (7) days per Week throughout Puerto Rico.
7.5.7.3	Emergency transportation services do not require Prior Authorization.

7.5.7.4	The Contractor shall ensure that adequate emergency transportation is available to transport any Enrollees experiencing an Emergency Medical Conditions or a Psychiatric Emergency, or whose conditions require emergency transportation because of their geographical location.
7.5.7.5	The Contractor may not impose limits on what constitutes an Emergency Medical Condition or a Psychiatric Emergency on the basis of lists of diagnoses or symptoms.
7.5.7.6	Aerial emergency transportation services are provided and paid for by ASES under a separate contract. The Contractor shall coordinate the provision of aerial emergency transportation on behalf of its Enrollees when Medically Necessary utilizing the Provider designated by ASES.
7.5.7.7	The Contractor shall bear the expenses of providing emergency transportation and shall adhere to Puerto Rico laws and regulations concerning emergency transportation, including applicable fees as established by the Public Service Commission of the Commonwealth of Puerto Rico (CSP for its acronym in Spanish).
7.5.7.8	The Contractor shall provide Category II and Category III Ambulance Services pursuant to Regulation No. 6737 of the Public Service Commission.
7.5.7.8.1	Category II Ambulances are Ambulances utilized for the transportation of ill, injured, hurt, and disabled patients equipped with the specifications set by the Department of Heath of Puerto Rico. Fees paid for Type III ambulances are set by Provision 57.37 of the Public Service Commission.
7.5.7.8.2	Category III Ambulances must comply with all the requirements of Category II Ambulances, have advanced stabilization equipment and are specially designed and equipped as established from time to time by the Ambulance Certification Office of the Department of Health of Puerto Rico.
7.5.7.9	The Contractor may not retroactively deny a Claim for emergency transportation services because the Enrollee’s condition, which at the time of service appeared to be an Emergency Medical Condition or a Psychiatric Emergency under the prudent layperson standard, was ultimately determined to be a non-emergency.
7.5.7.10	In any case in which an Enrollee is transported by ambulance to a facility that is not a Network Provider, and, after being stabilized, is transported by ambulance to a facility that is a Network Provider, all emergency transportation costs, provided that they are justified by prudent layperson standards, will be borne by the Contractor.

7.5.7.11	The Contractor shall be responsible for timely payment for emergency transportation services in the US for Enrollees who are Medicaid or CHIP Eligibles, if the emergency transportation is associated with an Emergency Service in the US covered under Section 7.5.9.3.1.2 of this Contract. If, in an extenuating circumstance, a Medicaid or CHIP Eligible Enrollee incurs out-of-pocket expenses for emergency transportation services provided in the US, the Contractor shall reimburse the Enrollee for such expenses in a timely manner, and the reimbursement shall be considered a Covered Service.
7.5.7.12	Emergency transportation services will be subject to periodic reviews and/or audits by applicable governmental agencies and ASES to ensure quality of services.
7.5.8	Maternity and Pre-Natal Services
7.5.8.1	The Contractor shall provide the following maternity and pre-natal services as Covered Services:
7.5.8.1.1	Pregnancy testing;
7.5.8.1.2	Medical services, during pregnancy and post-partum;
7.5.8.1.3	Physician and nurse obstetrical services during vaginal and caesarean section deliveries, and services to address any complication that arises during the delivery;
7.5.8.1.4	Treatment of conditions attributable to the pregnancy or delivery, when medically recommended;
7.5.8.1.5	Hospitalization for a period of at least forty-eight (48) hours in cases of vaginal delivery, and at least ninety-six hours (96) in cases of caesarean section;
7.5.8.1.6	Anesthesia, excluding epidural;
7.5.8.1.7	Incubator use, without limitations;
7.5.8.1.8	Fetal monitoring services, during hospitalization only;
7.5.8.1.9	Nursery room routine care for newborns;
7.5.8.1.10	Circumcision and dilatation services for newborns;

7.5.8.1.11	Transportation of newborns to tertiary facilities when necessary;
7.5.8.1.12	Pediatrician assistance during delivery; and
7.5.8.1.13	Delivery services provided in free-standing birth centers.
7.5.8.2	The following are excluded from maternity and pre-natal Covered Services:
7.5.8.2.1	Outpatient use of fetal monitor;
7.5.8.2.2	Treatment services for infertility and/or related to conception by artificial means;
7.5.8.2.3	Services, treatments, or hospitalizations as a result of a provoked non-therapeutic abortion or associated complications are not covered. The following are considered to be provoked abortions:
7.5.8.2.3.1	Dilatation and curettage (CPT Code 59840);
7.5.8.2.3.2	Dilatation and expulsion (CPT Code 59841);
7.5.8.2.3.3	Intra-amniotic injection (CPT Codes 59850, 59851, 59852);
7.5.8.2.3.4	One or more vaginal suppositories (e.g., Prostaglandin) with or without cervical dilatation (e.g., Laminar), including hospital admission and visits, fetus birth, and secundines (CPT Code 59855);
7.5.8.2.3.5	One or more vaginal suppositories (e.g., Prostaglandin) with dilatation and curettage/or evacuation (CPT Code 59856); and
7.5.8.2.3.6	One or more vaginal suppositories (e.g., Prostaglandin) with hysterectomy (omitted medical expulsion) (CPT Code 59857); and
7.5.8.2.4	Differential diagnostic interventions up to the confirmation of pregnancy are not covered. Any procedure after the confirmation of pregnancy will be at the Contractor’s own risk.
7.5.8.3	The Contractor shall implement a pre-natal and maternal program, aimed at preventing complications during and after pregnancy, and advancing the objective of lowering the incidence of low birth weight and premature deliveries.

7.5.8.3.1	The program shall include, at a minimum, the following components:
7.5.8.3.1.1	A pre-natal care card, used to document services utilized;
7.5.8.3.1.2	Counseling regarding HIV testing;
7.5.8.3.1.3	Pregnancy testing;
7.5.8.3.1.4	A RhoGAM injection for all pregnant women who have a negative Rhesus (“Rh”) factor according to the established protocol;
7.5.8.3.1.5	Alcohol screening of pregnant women with the 4P-Plus instrument;
7.5.8.3.1.6	Smoking cessation counseling and treatment;
7.5.8.3.1.7	Post-partum depression screening using the Edinburgh post-natal depression scale;
7.5.8.3.1.8	Post-partum counseling and Referral to the WIC program;
7.5.8.3.1.9	Dental evaluation during the second trimester of gestation; and
7.5.8.3.1.10	Educational workshops regarding pre-natal care topics (importance of pre-natal medical visits and post-partum care), breast-feeding, stages of childbirth, oral and Behavioral Health, family planning, and newborn care, among others.
7.5.8.3.2	The Contractor shall ensure that eighty-five percent (85%) of pregnant Enrollees receive services under the Pre-Natal and Maternal Program. The Contractor shall submit its pre-natal and Maternal Program maternal wellness plan to ASES according to the timeframe specified in Attachment 12 to this Contract, and shall submit reports quarterly concerning the usage of services under this program.
7.5.8.4	The Contractor shall provide reproductive health and family planning counseling. Such services shall be provided voluntarily and confidentially, including circumstances where the Enrollee is under age eighteen (18). Family planning services will include, at a minimum, the following:

7.5.8.4.1	Education and counseling necessary to make informed choices and understand contraceptive methods;
7.5.8.4.2	Pregnancy testing;
7.5.8.4.3	Diagnosis and treatment of sexually transmitted infections;
7.5.8.4.4	Infertility assessment;
7.5.8.4.5	-At least one of every class and category of FDA-approved contraceptive medication as specified in ASES’s PDL; and
7.5.8.4.6	At least one of every class and category of FDA-approved contraceptive method as specified by ASES.
7.5.8.4.7	Other FDA approved contraceptive medications or methods not covered by sections 7.5.8.4.5 or 7.5.8.4.6 of the Contract, when it is Medically Necessary and approved through a Prior Authorization or through an exception process and the prescribing Provider can demonstrate at least one of the following situations:
7.5.8.4.7.1	Contra-indication with drugs that are in the PDL that the Enrollee is already taking, and no other methods available in the PDL that can be use by the Enrollee.
7.5.8.4.7.2	History of adverse reaction by the Enrollee to the contraceptive methods covered as specified by ASES; or
7.5.8.4.7.3	History of adverse reaction by the Enrollee to the contraceptive medications that are on the PDL.
7.5.9	Emergency Services
7.5.9.1	The Contractor shall cover and pay for Emergency Services where necessary to treat an Emergency Medical Condition or a Psychiatric Emergency. The Contractor shall ensure that Medical and Psychiatric Emergency Services are available twenty-four (24) hours a day, seven (7) days per Week. The Contractor shall contract with emergency rooms in each Service Region in which it operates and ensure all emergency rooms have appropriate personnel to provide physical and Behavioral Health Services. No Prior Authorization will be required for Emergency Services.

7.5.9.2	Emergency Services shall include the following without limitations:
7.5.9.2.1	Emergency room visits, including medical attention and routine and necessary services;
7.5.9.2.2	Trauma services;
7.5.9.2.3	Operating room use;
7.5.9.2.4	Respiratory therapy;
7.5.9.2.5	Specialist and sub-specialist treatment when required by the emergency room physician;
7.5.9.2.6	Anesthesia;
7.5.9.2.7	Surgical material;
7.5.9.2.8	Laboratory tests and X-Rays;
7.5.9.2.9	Post-Stabilization Services, as provided in Section 7.5.9.4 below;
7.5.9.2.10	Care as necessary in the case of a Psychiatric Emergency in an emergency room setting;
7.5.9.2.11	Drugs, medicine and intravenous solutions used in the emergency room; and
7.5.9.2.12	Transfusion of blood and blood plasma services, without limitations, including:
7.5.9.2.12.1	Authologal and irradiated blood;
7.5.9.2.12.2	Monoclonal factor IX with a certified hematologist Referral;
7.5.9.2.12.3	Intermediate purity concentrated ant hemophilic factor (Factor VIII);
7.5.9.2.12.4	Monoclonal type anti-hemophilic factor with a certified hematologist’s authorization; and
7.5.9.2.12.5	Activated protrombine complex (Autoflex and Feiba) with a certified hematologist’s authorization.
7.5.9.3	Emergency Services Within and Outside Puerto Rico
7.5.9.3.1	The Contractor shall make Emergency Services available:

7.5.9.3.1.1	For all Enrollees, throughout Puerto Rico, including outside the Contractor’s Service Regions, and notwithstanding whether the emergency room is a Network Provider; and
7.5.9.3.1.2	For Medicaid and CHIP Eligibles, in Puerto Rico or in the US, when the services are Medically Necessary and could not be anticipated, notwithstanding that emergency rooms outside of Puerto Rico are not Network Providers. The Contractor shall be responsible for fulfilling payment for Emergency Services in the US in a timely manner. If, in an extenuating circumstance, a Medicaid or CHIP Eligible Enrollee incurs out-of-pocket expenses for Emergency Services provided in the US, the Contractor shall reimburse the Enrollee for such expenses in a timely manner, and the reimbursement shall be considered a Covered Service.
7.5.9.3.2	In covering Emergency Services provided by Puerto Rico Providers outside the Contractor’s Network, or by Providers in the US, the Contractor shall pay the Provider at least the average rate paid to Network Providers.
7.5.9.4	Post-Stabilization Services
7.5.9.4.1	The Contractor shall cover Post-Stabilization Services obtained from any Provider, regardless of whether the Provider is in the General Network or PPN, that are administered to maintain the Enrollee’s stabilized condition for one (1) hour while awaiting response on a Prior Authorization request. The attending Emergency Room physician or other treating Provider shall be responsible for determining whether the Enrollee is sufficiently stabilized for transfer or discharge. That determination will be binding for the Contractor with respect to its responsibility for coverage and payment.
7.5.9.4.2	An Enrollee who has been treated for an Emergency Medical Condition or Psychiatric Emergency shall not be held liable for any subsequent screening or treatment necessary to stabilize the Enrollee.
7.5.9.4.3	Financial Responsibility
7.5.9.4.3.1	The Contractor shall be financially responsible for Post-Stabilization Services obtained within or outside the Contractor’s General Network. These services will be subject to Prior Authorization by a Network Provider or any other Contractor representative.

7.5.9.4.3.2	The Contractor shall be financially responsible for Post-Stabilization Services obtained within or outside the Contractor’s Network that are not given Prior Authorization by a Network Provider or other Contractor representative, but are administered to maintain, improve, or resolve the Enrollee’s stabilized condition if:
7.5.9.4.3.2.1	The Contractor does not respond to a request for Prior Authorization within one (1) hour;
7.5.9.4.3.2.2	The Contractor cannot be contacted; or
7.5.9.4.3.2.3	The Contractor and the treating physician cannot reach an agreement concerning the Enrollee’s care, and the participating Network Provider is not available for consultation. In this situation, the Contractor must give the treating physician the opportunity to consult with the participating Network Provider and the treating physician may continue with care of the patient until the participating Network Provider is reached or one of the criteria in 42 CFR 422.113(c)(3) is met.
7.5.9.4.3.3	The Contractor’s financial responsibility for Post-Stabilization Services that it has not Prior Authorized ends when:
7.5.9.4.3.3.1	A Network Provider with privileges at the treating hospital assumes responsibility for the Enrollee’s care;
7.5.9.4.3.3.2	A Network Provider assumes responsibility for the Enrollee’s care through transfer;

7.5.9.4.3.3.3	A Contractor representative and the treating physician reach an agreement concerning the Enrollee’s care; or
7.5.9.4.3.3.4	The Enrollee is discharged.
7.5.9.5	Coverage of Services Ultimately Determined to be Non-Emergencies. The Contractor shall not retroactively deny a Claim for an emergency screening examination because the condition, which appeared to be an Emergency Medical Condition or a Psychiatric Emergency under the prudent layperson standard, turned out to be non-emergency in nature.
7.5.9.6	Enrollee Use of GHP Service Line. The Contractor shall train Emergency Services Providers concerning the GHP Service Line Medical Advice Service, and shall make Providers aware that:
7.5.9.6.1	An Enrollee who consults this service before visiting the emergency room shall not be responsible for any Co-Payment, provided that he or she presents his or her GHP Service Line call identification number when he or she arrives at the emergency room;
7.5.9.6.2	No Co-Payments shall be charged for Medicaid and CHIP children under eighteen (18) years of age under any circumstances.
7.5.9.6.3	No Co-Payments shall be imposed, or required, to an Enrollee to receive treatment for an Emergency Medical Condition or Psychiatric Emergency who is a Medicaid or CHIP Eligible; and the Contractor shall not deny payment for Emergency Services when the Enrollee seeks Emergency Services at the instruction of the Contractor or its Agent (including a GHP Service Line representative).
7.5.9.7	Coverage of All Emergency Medical Conditions and Psychiatric Emergencies.
7.5.9.7.1	The Contractor shall not deny payment for treatment of an Emergency Medical Condition or a Psychiatric Emergency, including cases in which the absence of immediate medical attention would not have resulted in the outcomes specified in the definition of Emergency Medical Condition or a Psychiatric Emergency in this Contract and in 42 CFR 438.114(a).

7.5.9.7.2	The Contractor shall not refuse to cover an Emergency Medical Condition or a Psychiatric Emergency on the ground that the emergency room Provider, hospital, or fiscal Agent did not notify the Enrollee’s PCP or the Contractor of the Enrollee’s screening or treatment following the Enrollee’s arrival for Emergency Services.
7.5.10	Hospitalization Services
7.5.10.1	The Contractor shall provide hospitalization services, including the following:
7.5.10.1.1	Access to a nursery;
7.5.10.1.2	Access to a semi-private room (bed available twenty-four (24) hours a day, every Calendar Day of the year, including Puerto Rico holidays);
7.5.10.1.3	Access to an isolation room for physical or Behavioral Health reasons;
7.5.10.1.4	Food, including specialized nutrition services;
7.5.10.1.5	Regular nursing services;
7.5.10.1.6	Specialized room use, such as operation, surgical, recovery, treatment and maternity, without limitations;
7.5.10.1.7	Drugs, medicine, and contrast agents, without limitations;
7.5.10.1.8	Availability of materials such as bandages, gauze, plaster, or any other therapeutic or healing material;
7.5.10.1.9	Therapeutic and maintenance care services, including the use of the necessary equipment to offer the service;
7.5.10.1.10	Specialized diagnostic tests, such as electrocardiograms, electroencephalograms, arterial gases, and other specialized tests that are available at the hospital and necessary during the Enrollee's hospitalization;
7.5.10.1.11	Supply of oxygen, anesthetics, and other gases including administration;
7.5.10.1.12	Respiratory therapy, without limitations;
7.5.10.1.13	Rehabilitation services while Enrollee is hospitalized, including physical, occupational, and speech therapy;

7.5.10.1.14	Outpatient surgery facility use; and
7.5.10.1.15	Transfusion of blood and blood plasma services, without limitations, including:
7.5.10.1.15.1	Authologal and irradiated blood;
7.5.10.1.15.2	Monoclonal factor IX with the Referral of a certified hematologist;
7.5.10.1.15.3	Intermediate purity concentrated ant hemophilic factor (Factor VIII);
7.5.10.1.15.4	Monoclonal type antihemophilic factor with a certified hematologist’s authorization; and
7.5.10.1.15.5	Activated protrombine complex (Autoflex and Feiba) with a certified hematologist’s authorization.
7.5.10.2	Hospitalization for services that would normally be considered outpatient services, or for diagnostic purposes only, is not a Covered Service under the GHP.
7.5.11	Behavioral Health Services
7.5.11.1	Covered Behavioral Health Services include the following:
7.5.11.1.1	Evaluation, screening, and treatment of individuals, couples, families and groups;
7.5.11.1.2	Outpatient services with psychiatrists, psychologists, and social workers;
7.5.11.1.3	Hospital or outpatient services for substance and alcohol abuse disorders;
7.5.11.1.4	Behavioral Health hospitalization;
7.5.11.1.5	Intensive outpatient services;
7.5.11.1.6	Immediate access to Emergency or crisis intervention Services twenty-four (24) hours a day, seven (7) days a Week (services outside of Puerto Rico available only for Medicaid and CHIP Eligibles);
7.5.11.1.7	Detoxification services for Enrollees intoxicated with illegal substances, whether as a result of substance abuse, a suicide attempt, or accidental poisoning;

7.5.11.1.8	Long-lasting injected medicine clinics;
7.5.11.1.9	Escort/professional assistance and ambulance services when needed;
7.5.11.1.10	Prevention and secondary-education services;
7.5.11.1.11	Pharmacy coverage and access to medicine for a maximum of twenty-four (24) hours, in compliance with Act No. 408;
7.5.11.1.12	Medically Necessary clinical laboratories;
7.5.11.1.13	Treatment for Enrollees diagnosed with Attention Deficit Disorder (with or without hyperactivity). This includes, but is not limited to, neurologist visits and tests related to this diagnosis’s treatment; and
7.5.11.1.14	Substance abuse treatment.
7.5.11.2	Opiate Addiction Treatment
7.5.11.2.1	The Contractor shall provide appropriate services for Enrollees in need of Buprenorphine treatment due to a diagnosis of opiate addiction. The Contractor shall cover all services related to assessment, treatment, and monitoring of opiate addiction including:
7.5.11.2.1.1	Prescriptions for Buprenorphine or any other medically appropriate medications included on the PDL;
7.5.11.2.1.2	Comprehensive medical examination (CPT Code 99205);
7.5.11.2.1.3	Extended office visits (CPT Code 99215);
7.5.11.2.1.4	Brief office visit (CPT Code 99211);
7.5.11.2.1.5	Psychiatric Diagnostic Interview Exam – New Patient (CPT Code 90801);
7.5.11.2.1.6	Individual Therapy with Medical Evaluation and Management (CPT Code 90807);
7.5.11.2.1.7	Pharmacologic Management (CPT Code 90862);
7.5.11.2.1.8	Drug Urine Toxicology (CPT Code 80100);

7.5.11.2.1.9	Blood Test Basic Metabolic Panel (CPT Code 80048);
7.5.11.2.1.10	Blood Test CBC (CPT Code 85025);
7.5.11.2.1.11	TB Test – Skin (CPT Code 86580), but only in conjunction with the prescription of Buprenorphine for the treatment of opiate addiction;
7.5.11.2.1.12	HIV Test (CPT Code 86703), but only in conjunction with the prescription of Buprenorphine for the treatment of opiate addiction;
7.5.11.2.1.13	Hepatitis Panel (CPT Code 80074), but only in conjunction with the prescription of Buprenorphine for the treatment of opiate addiction;
7.5.11.2.1.14	Individual Counseling (CPT Code 90806);
7.5.11.2.1.15	Group Counseling (CPT Code 90853);
7.5.11.2.1.16	Mental Health Assessment by Non-Physician Professional (CPT Code H0031); and
7.5.11.2.1.17	Alcohol and substance abuse Services, Treatment Plan Development and Modification (CPT Code T007).
7.5.11.3	The Contractor shall have Providers trained and certified by the Substance Abuse and Mental Health Services Administration (“SAMHSA”) to provide opiate addiction treatment. The training and certification of the Providers by SAMHSA may be evidenced with either (i) a copy of the letter issued by SAMHSA to the Provider certifying his/her training and certification or (ii) a copy of the Controlled Substance Registration Certification issued by the Drug Enforcement Administration with the identification number assigned to the Provider by SAMHSA. Evidence of SAMHSA certification shall be included in the Provider’s Credentialing file maintained by the Contractor.
7.5.11.4	The Contractor shall establish and strengthen relationships (if needed, through memoranda of understanding) with ASSMCA, ADFAN, the Office of the Women’s Advocate, and other government or nonprofit entities, in order to improve the delivery of Behavioral Health Services.
7.5.12	Pharmacy Services

7.5.12.1	The Contractor shall provide pharmacy services under the GHP, including the following:
7.5.12.1.1	All costs related to prescribed medications for Enrollees, excluding the Enrollee’s Co-Payment where applicable;
7.5.12.1.2	Drugs on the Preferred Drug List (PDL);
7.5.12.1.3	Drugs included on the Master Formulary, but not in the PDL (through the exceptions process explained in Section 7.5.12.10); and
7.5.12.1.4	In some instances, through the exceptions process, drugs that are not included on either the PDL or the Master Formulary.
7.5.12.2	The Contractor may not impose restrictions on available prescription drugs beyond those stated in the PDL, Master Formulary, or any other drug formulary approved by ASES.
7.5.12.3	The following drugs are excluded from the pharmacy services Benefit:
7.5.12.3.1	Rebetron or any other medication prescribed for the treatment of Hepatitis C treatment (to be provided by the Health Department, upon Referral to the Health Department by a Network Provider. This medication is not provided through the GHP); and
7.5.12.3.2	Medications delivered directly to Enrollees by a Provider that does not have a pharmacy license, with the exception of medications that are traditionally administered in a doctor’s office, such as injections.
7.5.12.4	Prescriptions ordered under the pharmacy services Benefit are subject to the following Utilization controls:
7.5.12.4.1	Some or all prescription drugs may be subject to Prior Authorization, which shall be implemented and managed by the PBM or the Contractor, according to policies and procedures established by the ASES Pharmacy and Therapeutic (“P&T”) Committee and decided upon in consultation with the Contractor when applicable.
7.5.12.4.2	The Contractor shall ensure that Prior Authorization for pharmacy services is provided for the Enrollee in the following timeframes, including outside of normal business hours.

7.5.12.4.2.1	The decision whether to grant a Prior Authorization of a prescription must not exceed seventy-two (72) hours from the time of the Enrollee’s Service Authorization Request for any Covered Service. An exception exists in circumstances where the Contractor or the Enrollee’s Provider determines that the Enrollee’s life or health could be endangered by a delay in accessing services. In such cases, Prior Authorization must be provided as expeditiously as the Enrollee’s health requires, and no later than within twenty-four (24) hours following the Service Authorization Request.
7.5.12.4.2.2	ASES may, in its discretion, grant an extension of the time allowed for Prior Authorization decisions, where:
7.5.12.4.2.2.1	The Enrollee, or the Provider, requests the extension; or
7.5.12.4.2.2.2	The Contractor justifies to ASES a need for the extension in order to collect additional information, such that the extension is in the Enrollee’s best interest.
7.5.12.4.3	Prescriptions written by a Provider who is outside the PPN may be filled only upon a Countersignature from the Enrollee’s PCP, or another assigned PCP from the PMG in case of absence or unavailability of the Enrollee’s PCP. A Countersignature request made to the PCP shall be acted upon within three (3) Calendar Days of the request of the prescribing Provider or, if the Enrollee’s health is in danger, within twenty-four (24) hours.
7.5.12.4.4	The Contractor shall not require a PCP Countersignature on prescriptions written by a Provider within the PPN.
7.5.12.5	The Contractor shall use bioequivalent drugs approved by the Food and Drug Administration (“FDA”), provided they are classified as “AB” and authorized by regulations, unless the Provider notes a contra-indication in the prescription. Nonetheless, the Contractor shall not refuse to cover a drug solely because the bioequivalent drug is unavailable; nor shall the Contractor impose an additional payment on the Enrollee because the bioequivalent is unavailable.

7.5.12.6	The Contractor shall observe the following timeframe limits with respect to prescribed drugs:
7.5.12.6.1	Medication for critical conditions will be covered for a maximum of thirty (30) Calendar Days and for additional time, where Medically Necessary.
7.5.12.6.2	Medication for Chronic Conditions or severe Behavioral Health conditions will be covered for a maximum of thirty (30) Calendar Days, except at the beginning of therapy where, upon a Provider’s recommendation, a minimum of fifteen (15) Calendar Days shall be prescribed in order to reevaluate compliance and tolerance. Under a doctor’s orders, a prescription may be refilled up to five (5) times.
7.5.12.6.3	For maintenance drugs that require Prior Authorization, the Prior Authorization will be effective for six (6) months, unless there are contra-indications or side effects.
7.5.12.6.4	The prescribing Provider shall re-evaluate pharmacotherapy as to compliance, tolerance, and dosage within ninety (90) Calendar Days of having prescribed a maintenance drug. Dosage changes will not require Prior Authorization. Changes in the drug used may require Prior Authorization.
7.5.12.7	Special considerations, including cooperation with Puerto Rico governmental entities other than ASES, govern coverage of medications for the following conditions:
7.5.12.7.1	Medications for Treatment of HIV / AIDS
7.5.12.7.1.1	The following HIV/AIDS medications are excluded from the ASES PDL: Viread®, Emtriva®, Truvada®, Fuzeon®, Atripla®, Epzicom®, Selzentry®, Intelence®, Isentress®, Edurant®, Complera®, and Stribild®.
7.5.12.7.1.2	Because of an agreement between the Health Department and ASES, Enrollees diagnosed with HIV/AIDS may access the medications listed above through Health Department clinics. The Contractor is not At Risk for the coverage of these medications.
7.5.12.7.1.3	The Contractor shall inform Providers about this agreement, and shall require Providers to refer Enrollees for whom these medications are Medically Necessary to CPTET Centers (Centros de Prevención y Tratamiento de Enfermedades Transmisibles) or community-based organizations, where the Enrollee may be screened to determine whether the Enrollee is eligible for the AIDS Drug Assistance Program (“ADAP”).

7.5.12.7.1.4	A list of CPTET Centers and community-based organizations that administer these medications is included as Attachment 4 to this Contract.
7.5.12.7.2	Medications for Chronic Conditions for Children with Special Health Needs. Directions for prescriptions for chronic use drugs for children with special health needs shall cover therapy for thirty (30) Calendar Days, and if necessary up to five (5) refills of the original prescription, according to medical opinion of a certified Provider. When Medically Necessary, additional prescriptions will be covered.
7.5.12.7.3	Medications for Enrollees with Opiate Addictions. See Section 7.5.11.2.1.1 above.
7.5.12.8	Except as provided in Section 7.5.12.3.2, all prescriptions must be dispensed by a pharmacy under contract with the PBM that is duly authorized under the laws of the Puerto Rico, and is freely selected by the Enrollee. The PBM shall maintain responsibility for ensuring that the pharmacy services network complies with the terms specified by ASES.
7.5.12.9	Prescribed drugs must be dispensed at the time and date, as established by the Puerto Rico Pharmacy Law, when the Enrollee submits the prescription for dispensation.
7.5.12.10	Use of PDL Medications. The Contractor shall ensure that drugs on the PDL are used whenever possible.
7.5.12.10.1	In the following two categories of exceptional cases, however, the Contractor shall cover drugs not included on the PDL, upon submission of acceptable written documentation of the medical justification for the drug from the Provider.
7.5.12.10.1.1	The Contractor shall cover drugs included on the Master Formulary (Attachment 5 to this Contract) in lieu of a PDL drug, only as a part of an exceptions process, upon a showing that no drug listed on the PDL is clinically effective for the Enrollee.

7.5.12.10.1.2	The Contractor shall cover a drug that is not included on either the PDL or the Master Formulary, provided that the drug is not in an experimental stage and that the drug has been approved by the FDA for the treatment of the condition.
7.5.12.10.2	In addition to demonstrating that the drug prescribed has FDA approval and is not considered experimental, a Provider prescribing a drug not on the PDL must demonstrate that:
7.5.12.10.2.1	The drug does not have any bioequivalent on the market; and
7.5.12.10.2.2	The drug is clinically indicated because of:
7.5.12.10.2.2.1	Contra-indication with some drugs that are in the PDL that the Enrollee is already taking, and scientific literature’s indication of the possibility of serious adverse health effects related to the taking the drug;
7.5.12.10.2.2.2	History of adverse reaction by the Enrollee to some drugs that are on the PDL;
7.5.12.10.2.2.3	Therapeutic failure of all available alternatives on the PDL; or
7.5.12.10.2.2.4	Other special circumstances.
7.5.12.11	Role of Pharmacy Benefit Manager
7.5.12.11.1	Pharmacy services are administered primarily by a Pharmacy Benefit Manager (“PBM”) under contract with ASES. The Contractor shall work with the PBM as well as the Pharmacy Program Administrator (“PPA”) selected by ASES as needed, and as provided in this Section 7.5.12.11, in order to ensure the successful provision of pharmacy services.
7.5.12.11.2	The Contractor shall be obligated to accept the terms and conditions of the contract that ASES awards to a PBM. The Contractor shall use the procedures, guidelines, and other instructions implemented by ASES through the PBM. The Contractor and the PBM shall coordinate all the required efforts to achieve the integrated model of rendering all Covered Services to Enrollees under the GHP Program.

7.5.12.11.3	Among other measures, to enhance cooperation with the PBM, the Contractor shall:
7.5.12.11.3.1	Work with the PBM to improve Information flow and to develop protocols for Information-sharing;
7.5.12.11.3.2	Establish, in consultation with the PBM, the procedures to transfer funds for the payment of Claims to the pharmacy network according to the payments cycle specified by the PBM;
7.5.12.11.3.3	Coordinate with the PBM to establish customer service protocols concerning pharmacy services; and
7.5.12.11.3.4	Collaborate with ASES to facilitate a smooth transition, since the PBM, PPA, and rebate contracts will take effect after April 1, 2015, which is the Implementation Date of this Contract.
7.5.12.12	Claims Processing and Administrative Services for Pharmacy. The Contractor shall:
7.5.12.12.1	Assume the cost of implementing and maintaining online connection with the PBM;
7.5.12.12.2	Cover all of its own costs of implementation, including but not limited to payment processes, Utilization review and approval processes, connection and line charges, and other costs incurred to implement the payment arrangements for pharmacy Claims;
7.5.12.12.3	Review Claims payments summary reports for each payment cycle and transfer funds required for payment to pharmacies;
7.5.12.12.4	Review denials and rejections of Claims;
7.5.12.12.5	Maintain a phone line to provide for the Prior Authorization of drugs, according to the established policies, the PDL, and the Master Formulary; and
7.5.12.12.6	Electronically submit a list of all Contractor’s Network Providers and a list of Enrollees to the PBM daily.

7.5.12.13	Fraud Investigations. The Contractor shall develop tracking mechanisms for detecting Fraud, Waste, and Abuse related to pharmacy services, and shall forward Fraud, Waste, and Abuse Complaints from Enrollees related to pharmacy services to the PBM and to ASES.
7.5.12.14	Formulary Management Program
7.5.12.14.1	The Contractor shall select two (2) members of its staff to serve on a cross-functional committee, the Pharmacy Benefit Financial Committee, tasked with rebate maximization. The Committee will evaluate recommendations regarding the PDL, from the P&T Committee and the PPA, and will ultimately develop and review the PDL from time to time under the direction of ASES and the PPA.
7.5.12.14.2	The Contractor shall select a member of its staff to serve on a cross-functional subcommittee tasked with rebate maximization. The subcommittee will take recommendations on the PDL from the P&T Committee and will ultimately create and manage the PDL.
7.5.12.15	Utilization Management and Reports. The Contractor shall:
7.5.12.15.1	Perform drug Utilization reviews that meet the standards established by both ASES and Federal authorities; and
7.5.12.15.2	Develop and distribute protocols that will be subject to ASES approval, when necessary.
7.5.12.16	Communication with Providers. The Contractor shall ensure the following communications with Providers:
7.5.12.16.1	The Contractor shall advise Providers regarding the use of the PDL as a first option at the moment of prescribing and of the need to observe the exceptions process when filling a prescription for a drug not on the PDL.
7.5.12.16.2	The Contractor shall advise Providers that they may not outright deny medication because it is not included on ASES’s PDL. A medication not on the PDL may be provided through the exceptions process described in Section 7.5.12.10.
7.5.12.16.3	The Contractor shall advise Providers on the use of brand-name drugs and the availability of the bioequivalent version, if any.

7.5.12.17	Cooperation with the Pharmacy Program Administrator (“PPA”)
7.5.12.17.1	The Contractor shall receive updates to the PDL from the PPA. The Contractor shall adhere to these updates.
7.5.12.17.2	Any rebates shall be negotiated by the PPA and retained in their entirety by ASES. The Contractor shall neither negotiate, collect, nor retain any pharmacy rebate for Enrollee Utilization of brand drugs included on ASES’s PDL.
7.6	Dental Services
7.6.1	The Contractor shall provide the following dental services as Covered Services:
7.6.1.1	All preventative and corrective services for children under age twenty-one (21) mandated by the EPSDT requirement;
7.6.1.2	Pediatric Pulp Therapy (Pulpotomy) for children under age twenty-one (21);
7.6.1.3	Stainless steel crowns for use in primary teeth following a Pediatric Pulpotomy;
7.6.1.4	Preventive dental services for Adults;
7.6.1.5	Restorative dental services for Adults;
7.6.1.6	One (1) comprehensive oral exam per year;
7.6.1.7	One (1) periodical exam every six (6) months;
7.6.1.8	One (1) defined problem-limited oral exam;
7.6.1.9	One (1) full series of intra-oral radiographies, including bite, every three (3) years;
7.6.1.10	One (1) initial periapical intra-oral radiography;
7.6.1.11	Up to five (5) additional periapical/intra-oral radiographies per year;
7.6.1.12	One (1) single film-bite radiography per year;
7.6.1.13	One (1) two-film bite radiography per year;
7.6.1.14	One (1) panoramic radiography every three (3) years;
7.6.1.15	One (1) Adult cleanse every six (6) months;

7.6.1.16	One (1) child cleanse every six (6) months;
7.6.1.17	One (1) topical fluoride application every six (6) months for Enrollees under nineteen (19) years old;
7.6.1.18	Fissure sealants for life for Enrollees up to fourteen (14) years old (including decidual molars up to eight (8) years old when Medically Necessary because of cavity tendencies);
7.6.1.19	Amalgam restoration;
7.6.1.20	Resin restorations;
7.6.1.21	Root canal;
7.6.1.22	Palliative treatment; and
7.6.1.23	Oral surgery.
7.7	Special Coverage
7.7.1	The Special Coverage Benefit is designed to provide services for Enrollees with special health care needs caused by serious illness.
7.7.2	The Contractor shall provide ASES with the strategy implemented for the identification of populations with special health care needs in order to identify any ongoing special conditions of Enrollees that require a treatment plan and regular care monitoring by appropriate Providers.
7.7.3	The Contractor shall implement a system for screening Enrollees for Special Coverage and registering Enrollees who qualify. The Contractor shall design a form, with prior written approval from ASES, to be used by Providers in submitting a registration for Special Coverage.
7.7.4	The registration system for Special Coverage shall emphasize speedy processing of the registration that requires the Contractor, once it receives the notification from the Provider, to register the Member in Special Coverage within seventy-two (72) hours.
7.7.5	Once a Provider supplies all the required information for the Contractor to process a registration and the Contractor processes such information, Special Coverage shall take effect retroactively as of the date the Provider reaches a diagnosis, including documentation of test results, for any condition included in Special Coverage. In case Information is submitted to the Contractor after the diagnosis was reached, coverage can be made retroactive up to sixty (60) Calendar Days before the date on which Provider submitted the registration request.

7.7.6	According to the timeframes specified in Attachment 12 to this Contract, the Contractor shall submit proposed protocols to be established for Special Coverage to ASES for prior written approval, including:
7.7.6.1	Registration procedures;
7.7.6.2	Formats established for registration forms;
7.7.6.3	Forms of notices to be issued to the Enrollee and to the Provider to inform them of the Contractor’s decision concerning Special Coverage;
7.7.6.4	Protocols for the development of a treatment plan;
7.7.6.5	Provisions for ensuring that Enrollees with Special Coverage have Immediate Access to specialists appropriate for the Enrollee’s condition and identified needs; and
7.7.6.6	A summary of the Contractor’s strategy for the identification of populations with special health care needs.
7.7.7	The protocols shall emphasize both the need for a speedy determination and the need for screening evaluations to be conducted by competent Providers with appropriate expertise.
7.7.8	The Contractor shall complete, monitor, and routinely update a treatment plan for each Enrollee who is registered for Special Coverage.
7.7.8.1	The treatment plan shall be developed by the Enrollee’s PCP, with the Enrollee’s participation, and in consultation with any specialists caring for the Enrollee. The Contractor shall require, in its Provider Contracts with PCPs, that Special Coverage registration treatment plans be submitted to the Contractor for review and approval in a timely manner.
7.7.9	Autism
7.7.9.1	The physical and Behavioral Health Services, that the autism population needs to access through specialists such as gastroenterologists, neurologists, allergists, and dentists, will be offered through Special Coverage. The Uniform Guide for Special Coverage (Attachment 7 to this Contract) includes the mandated procedures for this condition.
7.7.9.2	The Contractor shall require in its Provider Contracts with PCPs that the PCP carry out the Modified Checklist for Autism in Toddlers (“M-CHAT”) screen to detect autism in Enrollees under the age of eighteen (18) months, or in any other age range established by the Health Department. Once the PCP diagnoses autism, the PCP will refer the patient to the Behavioral Health Provider. The M-CHAT test may be accessed through the Internet, and does not entail any cost, nor does it infringe on any copyright.

7.7.9.3	The Contractor shall also require, through its Provider Contracts, that PCPs administer the Ages and Stages Questionnaire (“ASQ”) to the parents of child Enrollees. This questionnaire must be completed when the child is nine (9), eighteen (18), and thirty (30) months old, or at any other age established by the Health Department. ASES acquired the license for the exclusive use of the questionnaire for child Enrollees in the GHP and will provide the questionnaires to the Contractor, who shall transmit the questionnaire to PCPs and train and educate them in its use.
7.7.10	Services provided under Special Coverage shall be subject to Prior Authorization by the Contractor.
7.7.11	Special Coverage shall include in its scope the following services, provided, however, that an Enrollee shall be entitled only to those services Medically Necessary to treat the condition that qualified the Enrollee for Special Coverage:
7.7.11.1	Coronary and intensive care services, without limit;
7.7.11.2	Maxillary surgery;
7.7.11.3	Neurosurgical and cardiovascular procedures, including pacemakers, valves, and any other instrument or artificial devices (Prior Authorization required);
7.7.11.4	Peritoneal dialysis, hemodialysis, and related services (Prior Authorization required);
7.7.11.5	Pathological and clinical laboratory tests that are required to be sent outside Puerto Rico for processing (Prior Authorization required);
7.7.11.6	Neonatal intensive care unit services, without limit;
7.7.11.7	Radioisotope, chemotherapy, radiotherapy, and cobalt treatments;
7.7.11.8	Treatment of gastrointestinal conditions, treatment of allergies, and nutritional services in autism patients;
7.7.11.9	The following procedures and diagnostic tests, when Medically Necessary (Prior Authorization required):
7.7.11.9.1	Computerized Tomography;

7.7.11.9.2	Magnetic resonance test;
7.7.11.9.3	Cardiac catheters;
7.7.11.9.4	Holter test;
7.7.11.9.5	Doppler test;
7.7.11.9.6	Stress tests;
7.7.11.9.7	Lithotripsy;
7.7.11.9.8	Electromyography;
7.7.11.9.9	Single-photon Emission Computed Topography (“SPECT”) test;
7.7.11.9.10	Orthopantogram (“OPG”) test;
7.7.11.9.11	Impedance Plesthymography;
7.7.11.9.12	Other neurological, cerebrovascular, and cardiovascular procedures, invasive and noninvasive;
7.7.11.9.13	Nuclear imaging;
7.7.11.9.14	Diagnostic endoscopies; and
7.7.11.9.15	Genetic studies;
7.7.11.10	Up to fifteen (15) additional (beyond the services provided under Basic Coverage) physical therapy treatments per Enrollee condition per year when indicated by an orthopedist, physiatrist or chiropractor after Contractor Prior Authorization;
7.7.11.11	General anesthesia, including for dental treatment of special-needs children;
7.7.11.12	Hyperbaric Chamber;
7.7.11.13	Immunosuppressive medicine and clinical laboratories required for the maintenance treatment of post-surgical patients or transplant patients, to ensure the stability of the Enrollee's health, and for emergencies that may occur after said surgery; and
7.7.11.14	Treatment for the following conditions after confirmed laboratory results and established diagnosis:
7.7.11.14.1	HIV Positive factor and/or Acquired Immunodeficiency Syndrome (“AIDS”) (Outpatient and hospitalization services are included; no Referral or Prior Authorization is required for Enrollee visits and treatment at the Health Department's Regional Immunology Clinics or other qualified Providers);

7.7.11.14.2	Tuberculosis;
7.7.11.14.3	Leprosy;
7.7.11.14.4	Lupus;
7.7.11.14.5	Cystic Fibrosis;
7.7.11.14.6	Cancer;
7.7.11.14.7	Hemophilia;
7.7.11.14.8	Special conditions of children, including the prescribed conditions in the Special Needs Children Diagnostic Manual Codes (see Attachment 13), except:
7.7.11.14.8.1	Asthma and diabetes, which are included in the Disease Management program;
7.7.11.14.8.2	Psychiatric Disorders; and
7.7.11.14.8.3	Intellectual disabilities;
7.7.11.14.9	Scleroderma;
7.7.11.14.10	Multiple Sclerosis;
7.7.11.14.11	Conditions resulting from self-inflicted damage or as a result of a felony or negligence by an Enrollee; and
7.7.11.14.12	Chronic renal disease in levels three (3), four (4) and five (5) (Levels 1 and 2 are included in the Basic Coverage); these levels of renal disease are defined as follows:
7.7.11.14.12.1	Level 3 – GFR (Glomerular Filtration – ml/min. per 1.73m² per corporal surface area) between 30 and 59, a moderate decrease in kidney function;
7.7.11.14.12.2	Level 4 - GFR between 15 and 29, a severe decrease in kidney function; and

7.7.11.14.12.3	Level 5 – GFR under 15, renal failure that will probably require either dialysis or a kidney transplant.
7.7.11.15	Required medication for the outpatient treatment of Tuberculosis and Leprosy is included under Special Coverage. Medication for the outpatient treatment or hospitalization for AIDS-diagnosed Enrollees or HIV-positive Enrollees is also included, with the exception of Protease inhibitors which will be provided by CPTET Centers.
7.7.12	An Enrollee may register for Special Coverage based on one (1) of the conditions listed in Attachment 7 to this Contract (Uniform Guide to Special Coverage). The Contractor must seek ASES Prior Authorization for any other special condition not listed in Attachment 7, which the Enrollee, PCP, or PMG requests to be the basis of Special Coverage for an Enrollee. The request must include sufficient documentation of the Enrollee’s need for services and the cost-effectiveness of the care option. ASES will consult with the Health Department and issue a decision which will be binding between the Parties.
7.7.13	The Contractor must have a mechanism in place to allow Enrollees to directly access a specialist as appropriate for the enrollee’s condition and identified needs, in regards to all services encompassed within the scope of Special Coverage.
7.7.14	Except as expressly noted in this Section 7.7, the exclusions applied to Basic Coverage apply to Special Coverage.
7.8	Administrative Functions
7.8.1	Benefits under the GHP include the Administrative Functions of Care Management, Disease Management, and the Wellness Plan (see Section 12.5.8 of this Contract), which are intended to coordinate care for Enrollees with intense health service needs.
7.8.2	Care Management
7.8.2.1	The Contractor shall be responsible for the Care Management of Enrollees who demonstrate the greatest need, including those who have catastrophic, high-cost, or high-risk conditions and/or who require intensive assistance to ensure integration of physical and Behavioral Health needs.
7.8.2.2	Enrollees who present with the following conditions shall be offered Care Management and may elect to opt out of the program:

7.8.2.2.1	Enrollees identified special health care needs and whom qualify for Special Coverage;
7.8.2.2.2	Enrollees diagnosed with a Serious Mental Illness or a Serious Emotional Disability (“SMI/SED”);
7.8.2.2.3	Enrollees identified as high-cost and/or high-risk; or
7.8.2.2.4	Enrollees who have accessed the emergency room seven (7) or more times within twelve (12) months.
7.8.2.3	The Contractor’s Care Management system shall emphasize prevention, continuity of care, and coordination of care. The system will advocate for, and link Enrollees to, services as necessary across Providers and settings. Care Management functions include:
7.8.2.3.1	Assignment of a specific Care Manager to each enrollee qualified for Care Management;
7.8.2.3.2	Management of Enrollee to Care Manager ratios that have been reviewed and approved by ASES;
7.8.2.3.3	Identification of Enrollees who have or may have chronic or severe Behavioral Health needs, including through use of the screening tools M-CHAT for the detection of Autism, ASQ, ASQ-SE, Conners Scale (ADHD screen), DAST-10, GAD, and PC-PTSD, and other tools available for diagnosis of Behavioral Health disorders;
7.8.2.3.4	Assessment of an Enrollee’s physical and Behavioral Health needs utilizing a standardized needs assessment within thirty (30) Calendar Days of Referral to Care Management that has been reviewed and given written approval by ASES;
7.8.2.3.5	Development of a plan of care within sixty (60) Calendar Days of the needs assessment;
7.8.2.3.6	Referrals and assistance to ensure timely Access to Providers;
7.8.2.3.7	Coordination of care actively linking the Enrollee to Providers, medical services, residential, social, and other support services where deemed necessary;
7.8.2.3.8	Monitoring of the Enrollees needs for assistance and additional services via face-to-face or telephonic contact at least quarterly (based on high- or low-risk;

7.8.2.3.9	Continuity and transition of care; and
7.8.2.3.10	Follow-up and documentation.
7.8.2.4	The Contractor shall develop policies and procedures for Care Management that include, at a minimum, the following elements:
7.8.2.4.1	The provision of an individual needs assessment and diagnostic assessment;
7.8.2.4.2	The development of an individual treatment plan, as necessary, based on the needs assessment;
7.8.2.4.3	The establishment of treatment objectives;
7.8.2.4.4	The monitoring of outcomes;
7.8.2.4.5	A process to ensure that treatment plans are revised as necessary;
7.8.2.4.6	A strategy to ensure that all Enrollees or Authorized Representatives, as well as any specialists caring for the Enrollee, are involved in a treatment planning process coordinated by the PCP;
7.8.2.4.7	Procedures and criteria for making Referrals to specialists and subspecialists;
7.8.2.4.8	Procedures and criteria for maintaining care plans and Referral services when the Enrollee changes Providers;
7.8.2.4.9	Capacity to implement, when indicated, Care Management functions such as individual needs assessment, including establishing treatment objectives, treatment follow-up, monitoring of outcomes, or revision of the treatment plan; and
7.8.2.4.10	Process for referring Enrollees into Disease Management.
7.8.2.5	These procedures must be designed to include consultation and coordination with Enrollee’s PCP.
7.8.2.6	The Contractor shall submit its Care Management policies and procedures to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.
7.8.3	Disease Management

7.8.3.1	The Contractor shall develop a Disease Management program for individuals with Chronic Conditions, including the following:
7.8.3.1.1	Asthma;
7.8.3.1.2	Depression;
7.8.3.1.3	Diabetes Type 1 or 2;
7.8.3.1.4	Congestive heart failure;
7.8.3.1.5	Hypertension;
7.8.3.1.6	Obesity;
7.8.3.1.7	Chronic renal disease, levels 1 and 2 (see definition at Section 7.5.6.1.17.1); and
7.8.3.1.8	Other conditions as determined necessary by ASES.
7.8.3.2	The Contractor shall identify and categorize Enrollees using clinical protocols of the Health Department and ASSMCA, and the protocols developed by the Committee for Management of Conditions established by ASES.
7.8.3.3	The Contractor shall report quarterly on the number of Enrollees diagnosed with each of these conditions.
7.8.3.4	The Contractor shall develop Disease Management policies and procedures detailing its program, including how Enrollees are identified for and referred to Disease Management, Disease Management program descriptions, and monitoring and evaluation activities.
7.8.3.5	The Contractor shall submit its Disease Management policies and procedures to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.
7.8.3.6	The Contractor shall require in its policies and procedures that an individualized treatment plan be developed for each Enrollee who receives Disease Management services. The policies and procedures shall include a strategy to ensure that all Enrollees or Authorized Representatives, as well as any specialists caring for the Enrollee, are involved in a treatment planning process coordinated by the PCP.

7.9	Early and Periodic Screening, Diagnosis and Treatment Requirements (“EPSDT”)
7.9.1	The Contractor shall provide EPSDT services to Medicaid Eligibles and CHIP Eligible children less than twenty-one (21) years of age in compliance with all requirements found below. EPSDT services must be in compliance with Health Department guidelines and the Mothers, Children and Adolescents Program guidelines. ASES may issue additional guidelines to the Contractor in regards to the applicable EPSDT services.
7.9.1.1	The Contractor shall comply with sections 1902(a)(43), 1905(a)(4)(B), and 1905(r) of the Social Security Act, and Part 5 of the State Medicaid Manual, which require EPSDT services to include Outreach and education, screening, tracking, and diagnostic and treatment services.
7.9.1.2	The Contractor shall develop an EPSDT Plan that includes written policies and procedures for conducting Outreach and education, informing, tracking, and organizing follow-up to ensure compliance with the Healthy Child periodicity schedules.
7.9.1.3	The EPSDT Plan shall emphasize Outreach and compliance monitoring for children and adolescents (young adults), taking into account the multi-lingual, multi-cultural nature of the population, as well as other unique characteristics of this population.
7.9.1.4	The EPSDT Plan shall include procedures for follow-up of missed appointments, including missed Referral appointments for problems identified through EPSDT screens and exams. The plan shall also include procedures for Referral, tracking, and follow-up for annual dental examinations and visits. The Contractor shall submit its EPSDT Plan for review and approval according to the timeframe specified in Attachment 12 to this Contract.
7.9.2	Outreach and Education
7.9.2.1	The Contractor’s EPSDT Outreach and education process for Medicaid and CHIP Eligible children and their families shall include:
7.9.2.1.1	The importance of preventive care;
7.9.2.1.2	The periodicity schedule and the depth and breadth of services;
7.9.2.1.3	How and where to access services, including necessary transportation and scheduling services; and
7.9.2.1.4	A statement that services are provided without cost.

7.9.2.2	The Contractor shall provide written notification to its families with EPSDT-eligible children when appropriate periodic assessments or needed services are due. The Contractor shall coordinate appointments for care. The Contractor shall follow-up with families with EPSDT-eligible children who have failed to access Healthy Child services after one hundred and twenty (120) Calendar Days of Enrollment in the GHP.
7.9.2.3	The Contractor shall inform its newly enrolled families with EPSDT-Eligible children about the EPSDT Program upon Enrollment with the Plan. This requirement includes informing pregnant women and new mothers, either before or within fourteen (14) Calendar Days after the birth of their children, that EPSDT services are available.
7.9.2.4	The Contractor shall provide each PCP, on a monthly basis, with a list of the PCP’s EPSDT-eligible children who have not had an appointment during the initial one hundred and twenty (120) Calendar Days of Enrollment, and/or are not in compliance with the EPSDT periodicity schedule. The Contractor and/or the PCP shall subsequently contact the Enrollees’ parents or guardians to schedule an appointment.
7.9.2.5	Outreach and education shall include a combination of written and oral (on the telephone, face-to-face, or films/tapes) methods, and may be done by Contractor personnel or by Providers. All Outreach and education shall be documented and shall be conducted in non-technical language at or below a fourth (4th) -grade reading level. The Contractor shall use accepted methods for informing persons who are blind or deaf, or cannot read or understand the Spanish language.
7.9.2.6	The Contractor may provide nominal, non-cash incentives of ten dollars ($10) or less to Enrollees and no more than fifty dollars ($50) in the aggregate per Enrollee, to motivate compliance with periodicity schedules if prior approved in writing by ASES.
7.9.3	Screening
7.9.3.1	The Contractor is responsible for periodic screens (“EPSDT Checkups”) in accordance with the Puerto Rico Medicaid Program’s periodicity schedule and the American Academy of Pediatrics EPSDT periodicity schedule. Such EPSDT Checkups shall include, but not be limited to, the Healthy Child checkups described in Section 7.5.3.1.
7.9.3.2	The Contractor shall provide an initial health and screening visit to all newly enrolled CHIP Eligible children within ninety (90) Calendar Days and within twenty-four (24) hours of birth to all newborns; and, after the initial Checkup, annually.

7.9.3.3	The Contractor must advise the Enrollee child, his or her parents, or his or her legal guardian of his or her right to have an EPSDT Checkup.
7.9.3.4	EPSDT Checkups must include all of the following:
7.9.3.4.1	A comprehensive health and developmental history;
7.9.3.4.2	Developmental assessment, including mental, emotional, and Behavioral Health development;
7.9.3.4.3	Measurements (including head circumference for infants);
7.9.3.4.4	An assessment of nutritional status;
7.9.3.4.5	A comprehensive unclothed physical exam;
7.9.3.4.6	Immunizations according to the guidance issued by the Advisory Committee on Immunization Practices (ACIP) (the vaccines themselves are provided and paid for by the Health Department for the Medicaid and CHIP Eligibles. The vaccine is provided and paid for by the Contractor for the Other Eligible Persons in the GHP.) The Contractor shall cover the administration of the vaccines according to the fee schedule established by the Health Department;
7.9.3.4.7	Certain laboratory tests;
7.9.3.4.8	Anticipatory guidance and health education;
7.9.3.4.9	Vision screening;
7.9.3.4.10	Tuberculosis;
7.9.3.4.11	Hearing screening; and
7.9.3.4.12	Dental and oral health assessment.
7.9.3.5	Lead screening is a required component of an EPSDT Checkup, and the Contractor shall implement a screening program for the detection of the presence of lead toxicity. The screening program shall consist of two (2) parts: verbal risk assessment (from thirty-six (36) to seventy-two (72) months of age), and blood screening for lead. Regardless of risk, the Contractor shall provide for a blood screening testing for lead for all EPSDT-Eligible children at twelve (12) and twenty-four (24) months of age. Children between twenty-four (24) months of age and seventy-two (72) months of age should receive a blood lead screening testing for lead if there is no record of a previous test.

7.9.3.6	The Contractor shall have procedures for Provider Referral to and follow-up with dental service Providers, including annual dental examinations and services by an oral health Provider.
7.9.3.7	The Contractor shall have procedures for Provider Referral of children for further diagnostic and/or treatment services to correct or ameliorate defects, physical and mental illnesses, and conditions discovered by the EPSDT checkup. Referral to the Provider conducting the screening or to another Provider may be made, as appropriate, as well as any follow-up appointments.
7.9.3.8	The Contractor shall ensure at a minimum fifty percent (50%) compliance during the first Contract year, sixty percent (60%) compliance during the second Contract year, and seventy-five percent (75%) compliance during the third Contract year, with the EPSDT screening requirements, including blood screening for lead and annual dental examinations and services, using the methodology prescribed by CMS to determine the screening rate. ASES may impose penalties, sanctions, and/or fines under Articles 19 and 20 if the Contractor fails to comply with the minimum requirements.
7.9.4	Tracking
7.9.4.1	The Contractor shall establish a tracking system that provides Information on compliance with EPSDT requirements. This system shall have in a place a reminder/notification system and shall track, at a minimum, the following areas:
7.9.4.1.1	Initial newborn Healthy Child hospital checkups;
7.9.4.1.2	Periodic EPSDT checkups as required by the periodicity schedule;
7.9.4.1.3	Diagnostic and treatment services, including Referrals; and
7.9.4.1.4	Immunizations, lead, tuberculosis, and dental services.
7.9.4.2	All Information generated and maintained in the tracking system shall be consistent with Encounter Data requirements as specified in Section 17.3.3 of this Contract.
7.9.5	Diagnostic and Treatment Services

7.9.5.1	If a suspected problem is detected by a screening examination as described above, the child shall be evaluated as necessary for further diagnosis. This diagnosis is used to determine treatment needs.
7.9.5.2	EPSDT requires coverage for all follow-up diagnostic and treatment services deemed Medically Necessary to ameliorate or correct a problem discovered during an EPSDT checkup. Such Medically Necessary diagnostic and treatment services must be provided regardless of whether such services are covered by the State Medicaid Plan, as long as they are Medicaid-coverable Services as defined in Title XIX of the Social Security Act. The Contractor shall provide Medically Necessary, Medicaid-coverable diagnostic and treatment services.
7.9.6	EPSDT Reporting – See Section 18.2.4 of this Contract.
7.10	Advance Directives
7.10.1	In compliance with 42 CFR 438.6 (i), Law No. 160 of November 17, 2001, and 42 CFR 489.100, the Contractor shall maintain written policies and procedures for Advance Directives. Such Advance Directives shall be included in each Enrollee’s Medical Record. The Contractor shall provide these policies and procedures written at a fourth (4th) grade reading level in English and Spanish to all Enrollees eighteen (18) years of age and older and shall advise Enrollees of:
7.10.1.1	Their rights under the laws of Puerto Rico, including the right to accept or refuse medical or surgical treatment and the right to formulate Advance Directives;
7.10.1.2	The Contractor’s written policies respecting the implementation of those rights, including a statement of any limitation regarding the implementation of Advance Directives as a matter of conscience; and
7.10.1.3	The Enrollee’s right to file Complaints concerning noncompliance with Advance Directive requirements directly with ASES or with the Puerto Rico Office of the Patient Advocate.
7.10.2	The Information must include a description of Puerto Rico law and must reflect changes in laws as soon as possible and no later than ninety (90) Calendar Days after the effective change.
7.10.3	The Contractor shall educate its staff about its policies and procedures on Advance Directives, situations in which Advance Directives may be of benefit to Enrollees, and the staff’s responsibility to educate Enrollees about this tool and assist them in making use of it.

7.10.4	The Contractor shall educate Enrollees about their ability to direct their care using Advance Directives and shall specifically designate which staff members or Network Providers are responsible for providing this education.
7.11	Enrollee Cost-Sharing
7.11.1	The Contractor shall ensure that Providers collect the Enrollee’s cost-sharing portion only as specified in Attachment 8 to this Contract.
7.11.2	The Contractor shall ensure that it accurately differentiates the categories of GHP Enrollees in its Marketing Materials and communications, to clarify the cost-sharing rules that are applied to each group. The Contractor shall ensure that the Enrollee’s eligibility category appears on the Enrollee ID Card, so that cost-sharing is correctly determined.
7.11.3	The Contractor shall ensure that, in keeping with the Co-Payment policies included in Attachment 8, Medicaid and CHIP Eligibles bear no cost-sharing responsibility under the GHP for services provided within the Contractor’s PPN.
7.11.4	As provided in Attachment 8 to this Contract, the Contractor shall impose Co-Payments for services provided in an emergency room outside the Enrollee’s PPN, but only in limited circumstances.
7.11.4.1	For Medicaid and CHIP Eligibles, the Contractor shall not impose any Co-Payment for the treatment of an Emergency Medical Condition or a Psychiatric Emergency. The Contractor shall, however, as provided in Attachment 8 to this Contract, impose Co-Payments for services provided in an emergency room to treat a condition that the attending physician determines, at the time of the visit, does not meet the definition of a Psychiatric Emergency or an Emergency Medical Condition and if the Enrollee does not consult the GHP Service Line Medical Advice Line before visiting the emergency room, and provide his or her call identification number at the emergency room. If the Enrollee presents the call identification number, no Co-Payment shall be imposed.
7.11.4.2	No Co-Payments shall be charged for Medicaid and CHIP children under eighteen (18) years of age under any circumstances.
7.11.4.3	For Other Eligible Persons, the Contractor shall impose a Co-Payment for any emergency room visit outside the Enrollee’s PPN, if the Enrollee does not consult the GHP Service Line Medical Advice Line before visiting the emergency room, and provide his or her call identification number at the emergency room. If the Enrollee presents the call identification number, no Co-Payment shall be imposed.

7.11.5	As provided in 42 CFR 447.53(e), if a Medicaid or CHIP Eligible expresses his or her inability to pay the established Co-Payment at the time of service, the Contractor (through its contracted Providers) shall not deny the service.
7.11.6	Enrollees of Indian background, as defined in Article 2, are exempt from all Co-Payments.
7.12	Dual Eligible Beneficiaries
7.12.1	Dual Eligible Beneficiaries enrolled in the GHP are eligible, with the limitations provided below, for the Covered Services described in this Article 7, with the addition of some coverage of Medicare cost-sharing.
7.12.1.1	Dual Eligible Beneficiaries Who Receive Medicare Part A Only
7.12.1.1.1	The Contractor shall provide regular GHP coverage as provided in this Article 7, excluding services covered under Medicare Part A (hospitalization). However, the GHP shall cover hospitalization services after the Medicare Part A coverage limit has been reached.
7.12.1.1.2	The Contractor shall not cover the Medicare Part A premium or Deductible.
7.12.1.2	Dual Eligible Beneficiaries Who Receive Medicare Part A and Part B
7.12.1.2.1	The Contractor shall provide regular GHP coverage as detailed in this Article 7, excluding services covered under Medicare Part A or Part B. However, the GHP shall cover hospitalization services after the Medicare Part A coverage limit has been reached.
7.12.1.2.2	The Contractor shall not cover the Medicare Part A premium or Deductible.
7.12.1.2.3	The Contractor shall cover Medicare Part B Deductibles and co-insurance.
7.12.1.3	Dual Eligible Beneficiaries Enrolled in a Medicare Part C and/or Platino Plan are not eligible for services under this Contract.
7.12.2	Any GHP cost-sharing for Dual Eligible Beneficiaries shall be determined according to Section 7.11 and Attachment 8.

7.13	Moral or Religious Objections
7.13.1	If, during the course of the Contract period, pursuant to 42 CFR 438.102, the Contractor elects not to provide, not to reimburse for, or not to provide a Referral or Prior Authorization for a service within the scope of the detailed Covered Services, because of an objection on moral or religious grounds, the Contractor shall notify:
7.13.1.1	ASES within one hundred and twenty (120) Calendar Days before adopting the policy with respect to any service;
7.13.1.2	Enrollees within ninety (90) Calendar Days after adopting the policy with respect to any service; and
7.13.1.3	Enrollees and Potential Enrollees before and during Enrollment.
7.13.2	The Contractor acknowledges that such objection will be grounds for recalculation of the rates paid to the Contractor.
ARTICLE 8  INTEGRATION OF PHYSICAL AND BEHAVIORAL HEALTH SERVICES
8.1	General Provisions
8.1.1	The Contractor shall ensure that physical and Behavioral Health Services are fully integrated, to ensure optimal detection, prevention, and treatment of physical and Behavioral Health illness.
8.1.2	The Contractor (through contracted PCPs, PMGs, and other Network Providers) shall be responsible, for identifying Enrollees’ needs and coordinating proper Access to both physical and Behavioral Health Services.
8.1.3	In implementing an integrated model of service delivery, the Contractor shall observe all the protections of the Mental Health Code (Act No. 408) and the Puerto Rico Patient’s Bill of Rights Act, as well as other applicable Federal and Puerto Rico legislation.
8.2	Co-Location of Staff
8.2.1	The Contractor shall facilitate the placement of a psychologist or other type of Behavioral Health Provider in each PMG setting. The Behavioral Health Provider shall be present and available to provide assessment, consultation, and Behavioral Health Services to Enrollees. The standard minimum criteria for weekly access will be four (4) hours per week for every five thousand (5,000) beneficiaries assigned to a PMG Setting. The Contractor must comply with the ASES Guidelines for Co-location of the Behavioral Health Provider in PMG Settings detailed in Attachment 10 of this Contract.

8.2.2	The Contractor shall ensure that the PMG provides adequate space and resources for the Behavioral Health Provider to provide care and consultations in a confidential setting.
8.2.3	The Behavioral Health Provider housed within the PMG shall conduct screening evaluations, crisis intervention, and limited psychotherapy (between four (4) and six (6) sessions, according to the needs of the Enrollee). The Contractor shall ensure that the services provided are compliant with Act No. 408.
8.2.4	In the event that a PMG does not allow Contractor to place a psychologist or other Behavioral Health Provider in the PMG setting for the minimum time required in Section 8.2.1, the Contractor shall notify ASES and request from them instructions on how to proceed with co-location logistics with respect to said PMG.
8.3	Reverse Co-location
8.3.1	The Contractor shall establish at least two (2) Short-term Intervention Centers (Stabilization Units) per Service Region except in the Northeast Service Region. If the Contractor serves the Northeast Service Region, the Contractor must have available at least four (4) Short term Intervention Centers (Stabilization Units) in the Northeast Service Region, including one (1) in Culebra and one (1) in Vieques. Based on the needs of the population, ASES has the sole discretion of requiring the Contractor to establish additional Behavioral Health Services Facilities in any of the Service Regions.
8.3.2	The Contractor must comply with the ASES Guidelines for Reverse Co-location of the Primary Care Physicians (PCP) in Behavioral Health Facilities detailed in Attachment 21 of this Contract.
8.3.3	The Contractor shall ensure that a PCP is on site or on call as specified in the Guidelines for Reverse Collocation (see Attachment 21) to monitor the physical health of the Enrollees.
8.3.4	The Contractor shall ensure that the Behavioral Health Facility provides adequate space and resources for the PCP to provide care and consultations in a confidential setting.
8.3.5	In the event that a Behavioral Health Facility does not allow Contractor to place a PCP in the Behavioral Health Facility for the minimum time required, the Contractor shall proceed according to the Guidelines for Reverse Collocation (see Attachment 21).

8.4	Referrals
8.4.1	GHP Enrollees with chronic or severe behavioral health conditions, which require more intensive or continuous care than can be provided within the PMG environment as set forth in Section 8.2, shall be referred to a Behavioral Health Provider for on-going services. In the same way, enrollees who require more intensive or continuous care than can be provided within the Behavioral Health Facility as set forth in Section 8.3 shall be referred to the appropriate physical provider for level of treatment.
8.4.2	An Enrollee may access Behavioral Health Services through the following means:
8.4.2.1	A Referral from the PCP or other PMG physician;
8.4.2.2	Self-referral (walk-in);
8.4.2.3	The GHP Service Line Service;
8.4.2.4	The telephone Call Center provided by ASSMCA, known as “Linea PAS”;
8.4.2.5	Hospitals; and
8.4.2.6	Emergency rooms.
8.5	Information Sharing
8.5.1	To the extent the Contractor utilizes a Subcontractor to provide Behavioral Health services, the Contractor and the Subcontractor shall share documents in their respective possession (including agreements, processes, guidelines and clinical protocols), in order to understand the other’s operations to ensure optimal cooperation and integration of physical and Behavioral Health Services.
8.5.2	The Contractor shall develop forms to facilitate electronic communication between physical health and Behavioral Health Providers, such as:
8.5.2.1	An information sheet for Enrollees on HIPAA requirements;
8.5.2.2	A Referral sheet; and
8.5.2.3	An informed consent form.
8.5.3	The Contractor shall establish a process for monitoring exchange of Information, documenting receipt of Information and following up on Information not submitted in a timely manner.

8.5.4	The Contractor shall require PMG staff to follow-up with Behavioral Health Providers concerning the care of Enrollees referred by the PMG to a Behavioral Health Provider.
8.5.5	The Contractor shall ensure that the providers implement a certified EHR and a HIE platform with the capacity of centralizing the management of the referred EHR for all the PMG Providers including all Behavioral Health Providers.
8.6	Staff Education
8.6.1	The Contractor shall train PMG and the Behavioral Health Facility staff on the goals and operational details of the integrated model of care, and, as appropriate, the identification of Behavioral Health issues and conditions.
8.6.2	The Contractor shall require PMGs to Immediately refer Enrollees to the Behavioral Health Provider located within the PMG (or, if the Provider is not available, to the emergency room) when an Enrollee displays suicidal behavior.
8.7	Cooperation With Puerto Rico and Federal Government Agencies
The Contractor shall ensure that governmental entities, including ASSMCA and SAMHSA, shall be consulted where appropriate and shall acknowledge that these entities participate, as appropriate, in the regulation of Behavioral Health Services under the GHP.
8.8	Integration Plan
The Contractor shall submit to ASES, for its review and approval, an Integration Plan incorporating the elements in this Article 8, according to the timeframe specified in Attachment 12 to this Contract. The plan shall cover at a minimum:
8.8.1	How (1) reverse co-location and (2) co-location will be arranged, implemented, and monitored;
8.8.2	Target dates for full compliance with reverse co-location and co-location;
8.8.3	Contingency plans for PMGs and Behavioral Health Facilities who do not have appropriate space for co-location or reverse co-location or refuse to participate;
8.8.4	How Referrals are communicated, implemented, and tracked; and
8.8.5	Schedule for staff education and measurement of compliance.

ARTICLE 9  PROVIDER NETWORK
9.1	General Provisions
9.1.1	The Contractor shall comply with the requirements specified in 42 C.F.R. §438.207(c), §438.214 and all applicable Puerto Rico requirements regarding Provider Networks. The Contractor shall have policies and procedures that reflect these requirements that are prior approved in writing by ASES in accordance with the timeframes in Attachment 12. The Contractor shall also:
9.1.1.1	Establish and maintain a comprehensive network of Providers capable of serving all Enrollees who enroll in the Contractor’s MCO;
9.1.1.2	Pursuant to Section 1932(b)(7) of the Social Security Act, not discriminate against Providers that serve high-risk populations or specialize in conditions that require costly treatment;
9.1.1.3	Not discriminate with respect to participation, reimbursement, or indemnification of any Provider acting within the scope of that Provider’s license or certification under applicable Puerto Rico law solely on the basis of the Provider’s license or certification;
9.1.1.4	Upon declining to include a Provider or group of Providers that have requested inclusion in the Contractor’s General Network, the Contractor shall give the affected Provider(s) written notice of the reason for its decision;
9.1.1.5	Be allowed to negotiate different reimbursement amounts for different specialties or for different practitioners in the same specialty;
9.1.1.6	Be allowed to establish measures that are designed to maintain quality of services and control of costs and are consistent with its responsibility to Enrollees;
9.1.1.7	Not make payment to any Provider who has been barred from participation based on existing Medicare, Medicaid or CHIP sanctions, except for Emergency Services; and
9.1.1.8	Provide Enrollees with special health care needs direct Access to a specialist, as appropriate for the Enrollee’s health care condition, as specified in 42 CFR § 438.208(c)(4).
9.1.2	The Contractor shall have an adequate network of available Providers meeting all Contract requirements in order to (i) ensure timely Access to Covered Services (including complying with all
Federal and Puerto Rico requirements concerning timeliness, amount, duration, and scope of services); and (ii) provide sufficient Network Providers to satisfy the demand of Covered Services with adequate capacity and quality service delivery.

9.1.3	When establishing and maintaining an adequate network of Providers, the Contractor shall consider and comply with each of the following criteria, in accordance with 42 CFR 438.206(b)(1):
9.1.3.1	Estimated eligible population and number of Enrollees;
9.1.3.2	Estimated use of services, considering the specific characteristics of the population and special needs for physical and Behavioral Health care;
9.1.3.3	Integration of physical health services and Behavioral Health Services using state facilities, academic medical centers, municipal health services and facilities;
9.1.3.4	Number and type of Providers required to offer services taking experience, training, and specialties into account;
9.1.3.5	Maximum number of patients per Provider;
9.1.3.6	The number of Providers in the PPN and General Network that are not accepting new patients; and
9.1.3.7	Geographic location of Providers and Enrollees, taking into account distance as permitted by law, the duration of trip, the means of transportation commonly used by Enrollees, and whether the facilities provide physical access for Enrollees with physical disabilities or special needs.
9.1.4	If the Contractor declines to include individual or groups of Providers in its network, it must give the affected Providers written notice of the reason for its decision. 42 CFR 438.12 (a) may not be construed to:
9.1.4.1	Require the Contractor to contract with Providers beyond the number necessary to meet the needs of its Enrollees;
9.1.4.2	Preclude the Contractor from using different reimbursement amounts for different specialties or for different practitioners in the same specialty; or
9.1.4.3	Preclude the Contractor from establishing measures that are designed to maintain quality of services and control costs and is consistent with its responsibilities to Enrollees.
9.1.5	The provider’s facilities must comply with Federal and Puerto Rico laws regarding the physical condition of medical facilities, the Provider’s facilities and must also comply with ASES’s requirements including, but not limited to, accessibility, cleanliness and proper hygiene. ASES reserves the right to evaluate the appropriateness of such facilities to provide the Covered Services. After receiving a written notice from ASES, the Contractor must timely notify the Provider, propose and enforce a corrective plan to be completed within ninety (90) Calendar Days to make the facilities appropriate to provide the Covered Services.

9.1.5.1	The Contractor shall collaborate with the Providers to provide integrated GHP physical and Behavioral Health Services in order to achieve a fully integrated and holistic approach to providing Enrollee care.
9.1.5.2	The Contractor shall implement procedures in conjunction with the Providers to ensure that each GHP Enrollee has Access to both physical and Behavioral Health outpatient and inpatient services.
9.1.5.3	The Contractor shall develop policies and procedures that ensure timely Access to physical and Behavioral Health Services and integration of care.
9.1.5.4	The Contractor shall submit its policies and procedures to ASES for prior written approval according to the timeframe set forth in Attachment 12 to this Contract
9.1.5.5	If available in the Service Region, the Contractor must sub-contract ASSMCA to be a Behavioral Health Services provider.
9.1.6	The Contractor’s Network shall not include a Provider if the Provider, or any person who has an ownership or controlling interest in the Provider, or is an agent or managing employee of the Provider, is included on the List of Excluded Individuals/Entities (“LEIE”) (which is maintained by HHS-OIG), or who are on the Excluded Parties List System (“EPLS”) or on Puerto Rico’s list of excluded Providers. The Contractor shall check LEIE and EPLS upon the Provider’s Enrollment, Re-Enrollment, and on a monthly basis. Upon enrollment and Re-Enrollment the Contractor must also check the SSA Death Master File to make sure the Provider is not deceased and the National Plan and Provider Enumeration System (“NPPES”) to make sure the Provider has a NPI as required in Section 9.1.7.
9.1.7	The Contractor shall require that each Provider have a unique National Provider Identifier (“NPI”).
9.1.8	Ambulatory clinics shall have a sufficient number of Providers to efficiently and promptly provide Behavioral Health Services to Enrollees visiting such clinics. Contractor shall provide ASES with a report within the first ten (10) Business Days of each month indicating the number of Enrollees (including walk-ins) receiving Behavioral Health Services therein and the number of Providers providing these services during such period.

9.1.9	ASES shall have the right to previously approve Contractor’s clinical protocols to render behavioral health services and substance abuse to Enrollees in ambulatory care.
9.1.10	In the event that a determined type of Provider cannot be contracted by the Contractor due to lack of such Providers in the Service Region or due to such Provider’s refusal to contract for this GHP Program, the Contractor must carry out all efforts to contract with those Providers within contiguous regions; provided that before resorting to contiguous regions the Contractor must validate and submit all supporting documents evincing the lack of Providers or refusal to contract to ASES. ASES will make a determination based on the evidence submitted if any further action is required of the Contractor.
9.1.11	The Contractor is responsible for establishing and monitoring Medical Record guidelines which include documentation of all services provided by the Primary Care Providers as well as any participating Providers in the contracted Provider Network.
9.1.12	Direct Relationship
9.1.12.1	The Contractor shall ensure that all Network Providers have knowingly and willingly agreed to participate in the Contractor’s General Network.
9.1.12.2	The Contractor shall be prohibited from acquiring established networks without contacting each individual Provider to ensure knowledge of the requirements of this Contract and to confirm the Provider’s complete understanding and agreement to fulfill all terms of the Provider Contract.
9.1.12.3	ASES reserves the right to confirm and validate, through collection of information, documentation from the Contractor and on-site visits to Network Providers, the existence of a direct relationship between the Contractor and the Network Providers.
9.1.13	Contractor Documentation of Adequate Capacity and Services
9.1.13.1	Before the Effective Date of this Contract and Immediately upon request by ASES after April 1, 2015, (Implementation Date of the Contract), the Contractor shall provide documentation demonstrating that it:

9.1.13.1.1	Offers an appropriate range of assessment and treatment, preventive, Primary Care, and specialty services that is adequate for the anticipated number of Enrollees in each Service Region; and
9.1.13.1.2	Maintains a Provider Network that is sufficient in number, mix, and geographic distribution to meet the needs of the anticipated number of Enrollees in each Service Region.
9.1.13.2	The Contractor shall provide documentation of the Network adequacy conditions stated in this Section 9.1 Immediately, any time that there has been a significant change in the Contractor’s operations that would affect adequate capacity and services, including:
9.1.13.2.1	When there is a change in Benefits, the geographic Service Region, or payments; or
9.1.13.2.2	Upon the Enrollment of a new eligibility group in the Contractor’s Plan.
9.2	Provider Qualifications
9.2.1	The following requirements apply to Network Providers in the Contractor’s :
FQHC Federal Qualified Health Centers
A Federally Qualified Health Center is an entity that provides outpatient care under Section 330 of the Public Health Service Act (42 U.S.C. 254b) and complies with the standards and regulations established by the Federal government and is an eligible Provider enrolled in the Medicaid Program.

PHYSICIAN
A person with a license to practice medicine as an M.D. or a D.O. in Puerto Rico, whether as a PCP or in the area of specialty under which he or she will provide medical services through a contract with the Contractor; and is a Provider enrolled in the Puerto Rico Medicaid Program; and has a valid registration number from the Drug Enforcement Agency and the Certificate of Controlled Substances of Puerto Rico, if required in his or her practice.

HOSPITAL
An institution licensed as a general or special hospital by the Puerto Rico Health Department under Chapter 241 of the Health and Safety Code of Private Psychiatric Hospitals under Chapter 577 of the Health and Safety Code (or who is a Provider which is a component part of the Puerto Rico or local governmental entity which does not require a license under the laws of the Commonwealth) which is enrolled as a Provider in the Puerto Rico Medicaid Program.

NON-MEDICAL PRACTICING PROVIDER
A person who possesses a license issued by the licensing agency of the Commonwealth enrolled in the Puerto Rico Medicaid Program or a properly trained person who practices under the direct supervision of a licensed Provider offering support in health care services.

CLINICAL LABORATORY
An entity that has a valid certificate issued by the Clinical Laboratory Improvement Act (“CLIA”) and which has a license issued by the licensing agency of the Commonwealth. The Contractor shall ensure that all of the clinical laboratories under contract have a CLIA registration certificate and the registration number or a waiver certificate.

RURAL HEALTH CLINIC (RHC)
A health facility that the Secretary of Health and Human Services has determined meets the requirements of Section 1861(a)(2) of the Social Security Act; and that has entered into an agreement with the Secretary to provide services in Rural Health Clinics or Centers under Medicare and in accordance with 42 CFR 405.2402.

LOCAL HEALTH DEPARTMENT	Local Health Department established under Act 81 from March 14, 1912.
NON-HOSPITAL PROVIDING FACILITY	A Provider which is duly licensed and credentialed to provide services and is enrolled in the Puerto Rico Medicaid Program.
SCHOOLS OF MEDICINE	Clinics located on the medical campus that provides Primary Care and Preventive Services to children and adolescents.

MEDICAL PSYCHIATRIST
A person who possesses a license to practice medicine and a psychiatrist specialty license issued by the licensing agency of the Commonwealth and is enrolled in the Puerto Rico Medicaid Program or a properly trained person who practices psychiatry under the direct supervision of a licensed Provider.

PSYCHOLOGIST
A person who possesses a Doctoral or Master’s Degree and a license issued by the licensing agency of the Commonwealth and is enrolled in the Puerto Rico Medicaid Program or a properly trained person who practices psychology under the direct supervision of a licensed Provider.

SOCIAL WORKER
A person who possesses a social work degree and a current license issued by the licensing agency of the Commonwealth and is enrolled in the Puerto Rico Medicaid Program or a properly trained person who practices social work under the direct supervision of a licensed Provider.

DETOXIFICATION FACILITY	An entity or health facility that has a valid certificate and license to provide detoxification treatments issued by the licensing agency of the Commonwealth.
SHORT TERM INTERVENTION CENTER (Sala Estabilizadora)	An entity or health facility that has a valid certificate and license to provide Behavioral Health Services issued by the licensing agency of the Commonwealth.
9.2.2	The Contractor shall also ensure that Network Providers meet any other qualifications as prescribed by ASES.
9.2.3	Provider Credentialing
9.2.3.1	The Contractor shall be responsible for Credentialing and Re-Credentialing its Network Providers.
9.2.3.2	The Contractor shall ensure that all Network Providers are appropriately credentialed and qualified to provide services under the terms of this Contract, all applicable Federal and Puerto Rico law, and comply with CMS Credentialing requirements included in CMS Chapter VI of the Medicare Managed Care Manual.
9.2.3.3	ASES strongly encourages Contractors to implement a Credentialing Electronic Record System. ASES reserves the right to request access to the Contractor’s Credentialing Electronic Record Systems for monitoring purposes.

9.2.3.4	The Contractor shall contract with all available Providers that meet its Credentialing process and agree to its contractual terms, in order to ensure sufficient Network Providers to address Enrollee needs.
9.2.3.5	Credentialing is required for:
9.2.3.5.1	All physicians who provide services to the Contractor’s Enrollees,
9.2.3.5.2	All other types of Providers who provide services to the Contractor’s Enrollees, and who are permitted to practice independently under Puerto Rico law including but not limited to: hospitals, X-ray facilities, clinical laboratories, and ambulatory service Providers.
9.2.3.6	Credentialing is not required for:
9.2.3.6.1	Providers who are permitted to furnish services only under the direct supervision of another practitioner;
9.2.3.6.2	Hospital-based Providers who provide services to Enrollees Incident to hospital services, unless those Providers are separately identified in Enrollee literature as available to Enrollees; or
9.2.3.6.3	Students, residents, or fellows.
9.2.3.7	Standards for Credentialing and Re-Credentialing
9.2.3.7.1	The Contractor shall document the mechanism for Credentialing and Re-Credentialing of Network Providers or Providers it employs to treat Enrollees outside of the inpatient setting and who fall under its scope of authority and action. This documentation shall include, but not be limited to, defining the scope of Providers covered, the criteria and the primary source verification of Information used to meet the criteria, the process used to make decisions that shall not be discriminatory and the extent of delegated Credentialing and Re-Credentialing arrangements. The Contractor shall:
9.2.3.7.1.1	Have written policies and procedures for the Credentialing and Re-Credentialing process. Such process must permit providers to apply for Credentialing and Re-Credentialing online;
9.2.3.7.1.2	Meet Puerto Rico and Federal regulations for Credentialing and Re-Credentialing, including 42 C.F.R. §§ 455.104, 455.105, 455.106 and 1002.3(b);

9.2.3.7.1.3	Use one (1) standard Credentialing form prescribed by ASES;
9.2.3.7.1.4	Designate a Credentialing committee or other peer review body to make recommendations regarding Credentialing/Re-Credentialing issues;
9.2.3.7.1.5	Complete the Credentialing process within forty-five (45) Calendar Days from receipt of completed application with all required primary source documentation;
9.2.3.7.1.6	Ensure Credentialing/Re-Credentialing forms require ownership and control disclosures, disclosure of business transactions, and criminal conviction information;
9.2.3.7.1.7	Verify that Network Providers maintain a current and valid license to practice. Verification must show that the license was in effect at the time of the Credentialing decision with a copy of a good standing; or with the Junta de Licenciamiento Médico / Junta de Profesionales de la Salud CD;
9.2.3.7.1.8	Ensure education and training records, including, but not limited to, Internship, Residency, Fellowships, Specialty Boards etc., are validated and current. As per CMS chapter VI, section 60, education verification is required only for the highest level of education or training attained;
9.2.3.7.1.9	Ensure board certification, when applicable, in each clinical specialty area for which the Provider is being credentialed;
9.2.3.7.1.10	Ensure clinical privileges are in good standing at the hospital designated by the Provider, when applicable, as the primary admitting facility. This information may be obtained by contacting the facility, obtaining a copy of the participating facility directory or attestation by the Provider;
9.2.3.7.1.11	Ensure Network Providers maintain current and adequate malpractice insurance. This information may be obtained via the malpractice carrier, a copy of the insurance face sheet or attestation by the Provider;

9.2.3.7.1.12	Obtain Information about sanctions or limitations on licensure from the applicable Puerto Rico licensing agency or board, or from a group such as the Federation of State Medical Boards;
9.2.3.7.1.13	Ensure a valid Drug Enforcement Agency (“DEA") or Controlled Dangerous Substances (“CDS”) certificate in effect at the time of the Credentialing. This information can be obtained through confirmation with CDS, entry into the National Technical Information Service (“NTIS”) database, or by obtaining a copy of the certificate;
9.2.3.7.1.14	Review Network Provider’s history of professional liability claims that resulted in settlements or judgments paid by or on behalf of the Provider: This information can be obtained from the malpractice carrier or from the National Practitioner Data Bank;
9.2.3.7.1.15	Ensure that Behavioral Health Network Providers (as applicable) are trained and certified by the Substance Abuse and Mental Health Services Administration (“SAMHSA”) to provide the opiate addiction treatment certifications stated in Section 7.5.11.3;
9.2.3.7.1.16	Ensure Credentialing of health care facilities shall be governed by, but not limited to, Law 101 of June 26, 1965, as amended, known as "Law of Facilities of Puerto Rico;"
9.2.3.7.1.17	Screen all providers against the LEIE or Medicare Exclusion Databases monthly to ensure Providers are not employing or contracting with excluded individuals;
9.2.3.7.1.18	Have written policies and procedures, that have been prior approved in writing by ASES, to ensure and verify that providers have appropriate licenses and certifications to perform services outlined in their respective Provider agreements; and
9.2.3.7.1.19	Maintain records that verify its Credentialing and Re-Credentialing activities, including primary source verification and compliance with Credentialing/Re-Credentialing requirements.

9.2.3.7.2	The Contractor shall perform the following functions:
9.2.3.7.2.1	Credential any Provider who contracts with the Contractor and maintaining complete Credentialing information for these Providers;
9.2.3.7.2.2	Identify potential and actual Network Providers who are enrolled with ASES as Medicaid Providers;
9.2.3.7.2.3	Require any Network Provider to be enrolled with the GHP as a managed care Provider;
9.2.3.7.2.4	Perform site visits. The organization’s site visit policy will be reviewed pursuant to CMS’ monitoring protocol. At a minimum, the organization should consider requiring initial Credentialing site visits of the offices of Primary Care practitioners, obstetrician- gynecologists, or other high-volume Providers, as defined by the organization;
9.2.3.7.2.5	Re-Credential Network Providers every three (3) years;
9.2.3.7.2.6	Ensure all required documents and licenses are current at the time of initial Credentialing or Re-Credentialing;
9.2.3.7.2.7	Maintain a Provider file for all Network Providers. The Provider file shall be updated annually and consist of, at a minimum, the following documents: annual Puerto Rico review, DEA license, malpractice insurance and ASSMCA license.
9.2.3.7.2.8	The Contractor shall ensure, and be able to demonstrate at the request of ASES, that: (i) Out-of-Network Providers have been credentialed by an authoritative entity and that (ii) the Contractor’s internal Credentialing and Re-Credentialing processes are in accordance with 42CFR 438.214 (Provider Selection).
9.2.3.7.2.9	If the Contractor determines, through the Credentialing or Re-Credentialing process, or otherwise, that a Provider could be excluded pursuant to 42 CFR 1001.1001, or if the Contractor determines that the Provider has failed to make full and accurate disclosures as required in Sections 13.5.13 above, the Contractor shall deny the Provider’s request to participate in the Provider Network, or, for a current Network Provider, as provided in Section [10.4.1.2], terminate the Provider Contract. The Contractor shall notify ASES of such a decision, and shall provide documentation of the bar on the Provider’s Network participation, within twenty (20) Business Days of communicating the decision to the Provider. The Contractor shall screen its employees, Network Providers, and Subcontractors initially and on an ongoing monthly basis to determine whether any of them have been excluded from participation in Medicare, Medicaid, CHIP, or any other Federal health care program (as defined in Section 1128B(f) of the Social Security Act). ASES or the Puerto Rico Medicaid Program shall, upon receiving notification from a plan that the plan has denied Credentialing, notify the HHS Office of the Inspector General of the denial with twenty (20) Business Days of the date it receives the Information, in conformance with 42 CFR 1002.3.

9.2.3.7.2.10	The Contractor shall report to ASES on a monthly basis the Credentialing and Re-Credentialing status of Providers. The details of this report are described in Section 18.2.5.3 of this Contract.
9.3	Network Description
9.3.1	General Network
9.3.1.1	The General Network shall be comprised of all Providers available to Enrollees including those Providers who are designated as preferred providers and those Providers who are not associated with a PMG.
9.3.1.2	The Contractor shall ensure that its General Network of Providers is adequate to assure Access to all Covered Services, and that all Providers are appropriately credentialed, maintain current licenses, and have appropriate locations to provide the Covered Services.
9.3.1.3	The Contractor shall include and make a part of its General Network any Behavioral Health Provider who is qualified for the GHP (including meeting all Credentialing standards in this Contract) and willing to participate in the Network.

9.3.1.4	If the Contractor’s General Network is unable to provide Medically Necessary Covered Services to an Enrollee within the timeframes set forth in Section 9.5, the Contractor shall adequately and timely (as defined in Section 9.5) cover these services using Providers outside of its Network without penalty or additional Co-Payments imposed on the Enrollee.
9.3.1.5	PCPs
9.3.1.5.1	PCPs will be responsible for providing, managing and coordinating all the services of the Enrollee, including the coordination with Behavioral Health personnel, in a timely manner, and in accordance with the guidelines, protocols, and practices generally accepted in medicine.
9.3.1.5.2	The Contractor shall offer its Enrollees freedom of choice in selecting a PCP. The Contractor shall have policies and procedures describing how Enrollees select their PCPs. The Contractor shall submit these policies and procedures to ASES for review and prior written approval according to the timeframes specified in Attachment 12 to this Contract.
9.3.1.5.3	The PCP is responsible for maintaining each Enrollee’s Medical Record, which includes documentation of all services provided by the PCP as well as any specialty services.
9.3.1.5.4	The following shall be considered PCPs for purposes of contracting with a PMG:
9.3.1.5.4.1	General practitioners;
9.3.1.5.4.2	Internists;
9.3.1.5.4.3	Family doctors;
9.3.1.5.4.4	Pediatricians (optional for minors under the age of twenty-one (21)); and
9.3.1.5.4.5	Gynecologists-Obstetricians (obligatory when the woman is pregnant or of reproductive age; this Provider will also be selected for usual gynecological visits).
9.3.1.5.5	No PCP may own any financial control or have a direct or indirect economic interest (as defined in Act 101 of July 26, 1965) in any Ancillary Services facility or any other Provider (including clinical laboratories, pharmacies, etc.) under contract with the PMG.

9.3.1.5.6	Nurse practitioners and physician assistants may not be PCPs.
9.3.1.5.7	The Contractor shall guarantee that women who are pregnant select a gynecologist-obstetrician as their PCP. Additionally, the Contractor will permit female Enrollees to select a gynecologist-obstetrician for their routine gynecological visits at initial Enrollment.
9.3.1.6	Behavioral Health Providers
9.3.1.6.1	The Contractor shall have a sufficient number of Behavioral Health Providers within each Service Region attend to the Behavioral Health needs of the Enrollees. The Contractor shall make available all specialties specified in this Section 9.3.1.6.
9.3.1.6.2	The Contractor shall have available and under contract within each Service Region a sufficient number of the following types of Network Providers to render services to all Enrollees:
9.3.1.6.2.1	Psychiatrist;
9.3.1.6.2.2	Clinical or Counseling Psychologist;
9.3.1.6.2.3	Social Workers (“MSW”);
9.3.1.6.2.4	Care Managers;
9.3.1.6.2.5	Certified Addiction Counselors; and
9.3.1.6.2.6	Behavioral Health Facilities, as specified in Article 2.
9.3.1.7	Network Provider Types
9.3.1.7.1	For both the General Network and the PPN, the Contractor shall have available and under contract within each Service Region the following types of Network Providers:
9.3.1.7.2	Specialists:
9.3.1.7.2.1	Podiatrists, Optometrists, Ophthalmologists, Radiologists, Endocrinologists, Nephrologists, Pneumologists, Otolaryngologists (ENTs), Cardiologists, Urologists, Gastroenterologists, Rheumatologists, Dermatologists, Oncologists, Neurologists, Infectious Disease Specialists, Orthopedists, Physical & Rehabilitative Specialists(Physiatrist), General Surgeons, and Chiropractors.

9.3.1.7.2.2	The Contractor shall offer its Enrollees freedom of choice in selecting a dentist. The Contractor shall include in its Provider Network any Provider that is qualified and willing to participate.
9.3.1.7.2.3	The Contractor shall offer its Enrollees freedom of choice in selecting Behavioral Health Providers.
9.3.1.7.3	Facilities
9.3.1.7.3.1	Clinical Laboratories;
9.3.1.7.3.2	X-Ray Facilities;
9.3.1.7.3.3	Hospitals;
9.3.1.7.3.4	Providers and facilities for Behavioral Health Services;
9.3.1.7.3.5	Specialized service Providers;
9.3.1.7.3.6	Urgent care centers and emergency rooms; and
9.3.1.7.3.7	Any other Providers or facilities needed to offer Covered Services, except pharmacies, considering the specific health needs of the Service Region.
9.3.1.8	Out-Of-Network Providers
9.3.1.8.1	If the Contractor’s General Network is unable to provide Medically Necessary Covered Services to an Enrollee, the Contractor shall adequately and timely (within the standards in Section 9.5) cover these services using Providers outside of its General Network.
9.3.1.8.2	Except as provided with respect to Emergency Services (see Section 7.5.9), if the Contractor offers the service through a Provider in the General Network but the Enrollee chooses to access the service from an Out-of-Network Provider, the Contractor is not responsible for payment.

9.3.1.8.3	The Contractor must ensure that Out-of-Network Providers are duly credentialed and shall pay them, at a minimum, the same rates the Contractor pays its Network Providers dependent on provider type.
9.3.1.9	The Contractor shall not restrict the choice of the Provider from whom an Enrollee may receive family planning services and supplies.
9.3.1.10	The Contractor shall provide female Enrollees with direct access to a women’s health specialist within the General Network for Covered Services necessary to provide women's routine and preventive health care services in addition to the Enrollee's designated source of primary care if that source is not a woman's health specialist.
9.3.2	ASES shall ensure, in collecting Co-Payments, that in the event that a Co-Payment is imposed on Enrollees for an Out-of-Network service, the Co-Payment shall not exceed the Co-Payment that would apply if services were provided by a Provider in the General Network.
9.3.3	The Contractor shall also develop, as a subset of its General Network of Providers, a Preferred Provider Network (“PPN”). The objectives of the PPN model are to increase access to Providers and needed services, improve timely receipt of services, improve the quality of Enrollee care, enhance continuity of care, and facilitate effective exchange of Personal Health Information between Providers and the Contractor. See diagram provided as Attachment 20.
9.3.3.1	The PPN is established utilizing a PMG to deliver services to the Enrollees who select a PCP that is a member of an individual PMG.
9.3.3.2	The Contractor shall offer a PPN to all Enrollees. Each provider in the PPN shall be associated with an individual PMG whose group includes PCPs, clinical laboratories, x-ray facilities, specialists and other providers that meet network requirements described in this section.
9.3.3.3	Enrollees shall be allowed to receive services from all Providers within their PMG’s PPN without Referral or restriction.
9.3.3.4	Enrollees who receive a prescription from a Network Provider within the PPN/PMG shall be allowed to fill the prescription without the requirement of a Countersignature from their PCP.
9.3.3.5	Additional Preferred Provider Network (“PPN”) Standards

9.3.3.5.1	The Contractor shall establish policies and procedures that, at a minimum, include:
9.3.3.5.1.1	Criteria for participating in the PPN versus the General Network;
9.3.3.5.1.2	Standards for monitoring Provider performance;
9.3.3.5.1.3	Methodologies for measuring Access to care;
9.3.3.5.1.4	Methodologies for identifying compliance issues; and
9.3.3.5.1.5	Measures to address identified compliance issues.
9.3.3.5.2	The Contractor shall submit its policies and procedures to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.
9.4	Provider Network Ratios
9.4.1	The Contractor shall comply with the following minimum Provider ratios for the General Network:
9.4.1.1	One (1) PCP per one thousand seven hundred (1,700) Enrollees in each Service Region;
9.4.1.2	One (1) Gynecologist (selected as the Enrollee’s PCP) per two thousand eight hundred 2,800 Enrollees (1:2,800) in each Service Region;
9.4.1.3	The specialist network is measured as a combined whole and must include a minimum of (1) specialist per two thousand two hundred (2,200) Enrollees in each Service Region;
9.4.1.3.1	Each Contract year, the Contractor shall submit for review and prior approval by ASES a Specialist Recruitment and Retention Plan for further ensuring the adequacy of the specialist providers considered critical. The annual plan shall include, but not be limited to, activities the Contractor will undertake to identify deficiencies, including but not limited to, Enrollee complaints regarding access, significant reductions in the number of specialist providers after transition is complete, and denied provider requests for inclusion in network. In addition the plan shall describe how the Contractor will increase the number and variety of specialists to meet the needs of the Enrollees.

9.4.1.4	The Contractor shall provide adequate access to Enrollees at all times and are subject to the appointment requirements described in Section 9.5.1;
9.4.1.5	Critical specialist Providers include:
9.4.1.5.1	Cardiologists;
9.4.1.5.2	Gastroenterologists;
9.4.1.5.3	Pneumologists;
9.4.1.5.4	Endocrinologists; and
9.4.1.5.5	Urologists;
9.4.1.6	One (1) dentist per one thousand three hundred and fifty (1,350) Enrollees (1:1,350) in each Service Region. If there are not enough dentists in the Service Region, the Contractor must contract with dentists within contiguous Service Regions;
9.4.1.7	One (1) X-ray facility per ten thousand (10,000) Enrollees (1:10,000) in each Service Region;
9.4.1.8	One (1) clinical laboratory per five thousand (5,000) Enrollees (1:5,000) in each Service Region;
9.4.1.9	Two (2) hospitals in each Service Region;
9.4.1.10	One (1) psychiatrist per five thousand (5,000) Enrollees (1:5,000) in each Service Region;
9.4.1.11	One (1) psychologist per five thousand (5,000) Enrollees (1:5,000) in each Service Region;
9.4.1.12	Short term intervention centers (Salas Estabilizadoras) as described in Article 8. If a facility is not available in the region, the Contractor must contract with a facility in a contiguous region;
9.4.1.13	One (1) center for detoxification of alcohol and controlled substances in each Service Region. If a facility is not available in the region, the Contractor must contract with a facility in a contiguous region; and
9.4.1.14	One (1) provider duly trained and certified by SAMHSA for the treatment of opiate addiction in each Service Region.
9.4.2	The Contractor shall comply with the following minimum Provider ratios for the Preferred Provider Network (“PPN”) within each PMG:

9.4.2.1	One (1) PCP per one thousand seven hundred (1,700) Enrollees Region (1:1,700) in each Service Region;
9.4.2.2	One (1) Gynecologist (selected as the Enrollee’s PCP) per two thousand eight hundred (2,800) Enrollees (1:2,800) in each Service Region;
9.4.2.3	The specialist network is measured as a combined whole and must include a minimum of (1) specialist per two thousand two hundred (2,200) Enrollees in each Service Region.
9.4.2.4	Each Contract year, the Contractor shall submit for review and prior approval by ASES a Specialist Recruitment and Retention Plan for further ensuring the adequacy of the specialist providers considered critical. The annual plan shall include but not be limited to, activities the Contractor will undertake to identify deficiencies including but not limited to; Enrollee complaints regarding access, significant reductions in the number of specialist providers after transition is complete, and denied provider requests for inclusion in network. In addition the plan shall describe how the Contractor will increase the number and variety of specialists to meet the needs of the Enrollees.
9.4.2.5	The Contractor shall provide adequate access to Enrollees at all times and are subject to the appointment requirements described in Section 9.5.1
9.4.2.6	Critical specialist Providers include:
9.4.2.6.1	Cardiologists;
9.4.2.6.2	Gastroenterologists;
9.4.2.6.3	Pneumologists;
9.4.2.6.4	Endocrinologists; and
9.4.2.6.5	Urologists;
9.4.2.7	One (1) X-ray facility per ten thousand (10,000) Enrollees (1:10,000) in each Service Region;
9.4.2.8	Each PMG shall be considered a PPN based on the number of Enrollees who have selected a PCP associated with the individual PMG. The Contractor shall ensure that an individual PMG meets the ratio requirements listed in this Section 9.4.2 independently.
9.4.3	In the event that this ratio cannot be achieved by the Contractor due to lack of Providers of a determined specialty in the ratios set forth for each Service Region or due to specialists' refusal to contract as part of the PPN for the Service Region, the Contractor must carry out all efforts to contract with those specialists within contiguous Service Regions; provided that before resorting to contiguous regions Contractor must validate and submit all supporting documents evincing the lack of Providers or refusal to contract in accordance with Attachment 15 of this Contract. ASES shall approve that specialist's contract before its execution, after the Contractor has accredited such need with supporting documents.

9.4.4	The Parties acknowledge that there are shortages of certain specialists in the Service Regions. The Contractor will work with the Provider community to address Enrollee Access to specialists to the extent possible. The Contractor will then develop policies and procedures to be prior approved in writing by ASES to ensure Enrollees have Access to specialty services as necessary.
9.4.5	If the PMG is unable to meet PPN ratio requirements, the Enrollee shall be permitted to seek services outside the PMG without penalty or co-payments.
9.4.6	Subject to Section 9.4 of this Contract, the aforementioned ratios must be maintained for Enrollees, regardless of whether the Contractor offers treatment to other private patients.
9.5	Access
9.5.1	Appointment Standards and Minimum Requirements for Access to Providers
9.5.1.1	The Contractor shall provide Access to Covered Services in accordance with the following terms:
9.5.1.1.1	Non-Urgent Conditions
9.5.1.1.1.1	Routine physical exams shall be provided for Enrollees age twenty-one (21) and over within thirty (30) Calendar Days of the Enrollee’s request for the service, taking into account both the medical and Behavioral Health need and condition. For minors less than twenty-one (21) years of age routine physical exams shall be provided within the timeframes specified in Section 7.9.3 of this Contract and in accordance with Act No. 408.
9.5.1.1.1.2	Routine evaluations for Primary Care shall be provided within thirty (30) Calendar Days, unless the Enrollee requests a later time;

9.5.1.1.1.3	Covered Services shall be provided within fourteen (14) Calendar Days following the request for service;
9.5.1.1.1.4	Specialist Services shall be provided within thirty (30) Calendar Days of the Enrollee’s original request for service;
9.5.1.1.1.5	Dental services shall be provided within sixty (60) Calendar Days following the request, unless the Enrollee requests a later date;
9.5.1.1.1.6	Behavioral Health Services shall be provided within fourteen (14) Calendar Day following the request, unless the Enrollee requests a later date;
9.5.1.1.1.7	Diagnostic laboratory, diagnostic imaging and other testing appointments shall be provided consistent with the clinical urgency, but no more than fourteen (14) Calendar Days, unless the Enrollee requests a later time;
9.5.1.1.1.8	Diagnostic laboratory, diagnostic imaging and other testing, if a “walk-in” rather than an appointment system is used, the Enrollee wait time shall be consistent with severity of the clinical need; and
9.5.1.1.1.9	The in-person prescription fill time (ready for pickup) shall be no longer than forty (40) minutes. A prescription phoned in by a practitioner shall be filled within ninety (90) minutes. ASES highly recommends that the Providers contracted by the Contractor implement an electronic prescribing system;
9.5.1.1.2	Urgent Conditions
9.5.1.1.2.1	Emergency Services shall be provided, including Access to an appropriate level of care, within twenty-four (24) hours of the service request;
9.5.1.1.2.2	Primary medical, dental, and Behavioral Health Care outpatient appointments for urgent conditions shall be available within twenty-four (24) hours;
9.5.1.1.2.3	Urgent outpatient diagnostic laboratory, diagnostic imaging and other testing, appointment availability shall be consistent with the clinical urgency, but no longer than forty-eight (48) hours;

9.5.1.1.2.4	Behavioral Health crisis services, face-to-face appointments shall be available within two (2) hours; and
9.5.1.1.2.5	Detoxification services shall be provided Immediately according to clinical necessity;
9.5.1.1.3	The timing of scheduled follow-up outpatient visits with practitioners shall be consistent with the clinical need; and
9.5.1.1.4	FQHC Services shall be provided in an FQHC setting. The Contractor shall adequately and timely cover these services out-of-network at no cost to Enrollees for as long as the FQHC Services are unavailable in the Contractor’s General Network. All out-of-network services require a Referral from the Enrollee’s PCP.
9.5.2	Access to Services for Enrollees with Special Health Needs
9.5.2.1	The Contractor shall require that its Network Providers evaluate any progressive condition of an Enrollee with special health needs that requires a course of regular monitored care or treatment. This evaluation will include the use of Providers for each identified case.
9.5.2.2	The Contractor shall establish a protocol to screen Enrollees for Special Coverage and for the Care Management and Disease Management Benefits, in order to facilitate direct Access to specialists. The Contractor shall submit its operational protocol to ASES for prior written approval according to the timeframe specified in Attachment 12 to this Contract.
9.5.3	Hours of Service
9.5.3.1	The Contractor shall prohibit its Network Providers from having different hours and schedules for GHP Enrollees than what is offered to commercial Enrollees.
9.5.3.2	The Contractor shall prohibit its Providers from establishing specific days for the delivery of Referrals and requests for Prior Authorization for GHP Enrollees, and the Contractor shall monitor compliance with this rule and take corrective action if there is failure to comply.
9.5.3.3	The Contractor shall require Behavioral Health Facilities to have open service hours covering twelve (12) hours per day, seven (7) days per Week and shall have available one (1) nurse, one (1) social worker and one (1) psychologist/psychiatrist.

9.5.4	Preferential Turns
9.5.4.1	The Contractor shall agree to establish a system of Preferential Turns for residents of the island municipalities of Vieques and Culebra. Preferential Turns refers to a policy of requiring Providers to give priority in treating Enrollees from these island municipalities, so that they may be seen by a physician within a reasonable time after arriving in the Provider’s office. This priority treatment is necessary because of the remote locations of these municipalities, and the greater travel time required for the residents to seek medical attention. This requirement was established in Laws No. 86 enacted on August 16, 1997 (Arts. 1 through 4) and Law No. 200 enacted on August 5, 2004 (Arts. 1 through 5). The Contractor shall include this requirement in the Provider Guidelines (see Section 10.2.1.4).
9.5.5	Extended Schedule of PMGs
9.5.5.1	PMGs shall be available to provide primary care services or consultations Monday through Saturday of each Week, from 8:00 a.m. to 6:00 p.m. The following Holidays the PMG will not have to comply with this requirement: January 1st, January 6Th, Good Friday, Thanksgiving Day and December 25th. The PMG has the sole discretion to decide whether or not to provide primary care services during the previously listed holidays.
9.5.5.2	In addition, each Provider that offers urgent care services, as well as any other qualified Provider willing to provide urgent care services, shall have sufficient personnel to offer urgent care services during extended periods Monday through Friday from 6:00 p.m. to 9:00 p.m. (Atlantic Time), in order to provide Enrollees greater Access to their PCPs and to urgent care services in each Service Region.
9.5.5.3	PMGs may collaborate with each other to establish extended office hours at one (1) or multiple facilities.
9.5.5.4	The Contractor shall submit to ASES its policies and procedures for how it will determine the adequacy and appropriateness of Providers’ available hours, approve such arrangements, and monitor their operation and take corrective action if there is failure to comply. The policies and procedures shall be submitted for prior approval according to the timeframe specified in Attachment 12 to this Contract.

9.5.6	Provider Services Call Center
9.5.6.1	The Contractor shall operate a Provider services call center with a separate toll-free telephone line to respond to Provider questions, comments, inquiries and requests for prior authorizations.
9.5.6.2	The Contractor shall develop Provider service line policies and procedures that address staffing, training, hours of operation, access and response standards, monitoring of calls via recording or other means, and compliance with standards. Such policies and procedures shall be prior approved in writing by ASES.
9.5.6.3	The Contractor shall ensure that the Provider service line is staffed adequately to respond to Providers’ questions at a minimum from 7 a.m. to 7 p.m. Atlantic Time, Monday through Friday, excluding Puerto Rico holidays.
9.5.6.4	The Contractor shall have an automated system available during non-business hours. This automated system shall include, at a minimum, information on how to obtain after hours UM requests and a voice mailbox for callers to leave messages. The Contractor shall ensure that the automated system has adequate capacity to receive all messages. The Contractor shall return messages on the next Business Day.
9.5.6.5	The Provider service line shall also be adequately staffed to provide appropriate and timely responses regarding authorization requests as described in Article 11 of this Contract. The Contractor may meet this requirement by having a separate Utilization Management line.
9.5.6.6	The call center staff shall have access to electronic documentation from previous calls made by a Provider.
9.5.6.7	The Contractor shall adequately staff the provider service line to ensure that the line, including the Utilization Management line/queue, meets the following minimum performance standards on a monthly basis:
9.5.6.7.1	Less than five percent (5%) call abandonment rate;
9.5.6.7.2	Eighty percent (80%) of calls are answered by a live voice within thirty (30) seconds;
9.5.6.7.3	Blocked call rate does not exceed three percent (3%); and
9.5.6.7.4	One hundred percent (100%) of voicemails are returned within one (1) Business Day.

9.5.6.8	The Contractor shall submit a Call Center Report in a format prescribed by ASES.
ARTICLE 10  PROVIDER CONTRACTING
10.1	General Provisions
10.1.1	The Contractor shall establish a care model in which the PCP, located within a PMG, manages and coordinates the Enrollee’s care in a timely manner.
10.1.2	The PCP shall provide, manage, and coordinate services to the Enrollee, including coordination with Behavioral Health personnel, in a timely manner, and in accordance with the guidelines, protocols, and practices generally accepted in medicine.
10.1.3	The Contractor and each of its Network Providers shall work to ensure that physical and Behavioral Health Services are delivered in a coordinated manner and conform to the standards as provided in Article 8.
10.1.4	The Contractor shall contract with enough PMGs to serve the Enrollees in each of its Service Regions. As a precondition to executing any Provider Contract, the Contractor shall comply with the requirements stated in Section 10.1.6.1 regarding submitting a model for each type of Provider Contract to ASES.
10.1.5	The Contractor shall not contract with any Provider without confirming and documenting that the Provider meets all of the Credentialing requirements specified in Section 9.2.3 of this Contract. Failure by the Contractor to adequately monitor the Credentialing of Providers may result in sanctions, liquidated damages, and/or fines in accordance with Articles 19 and 20 or termination of this Contract.
10.1.6	Model Provider Contracts
10.1.6.1	The Contractor shall submit a model for each type of Provider Contract to ASES for review and prior written approval, according to the timeframe specified in Attachment 12 to this Contract. The Contractor shall include in such submission, at a minimum, model contracts for PMGs, PCPs, Ancillary Service Providers, Hospitals, Emergency Rooms, and Ambulance Services. The Contractor shall provide ASES with digitized copies of each finalized Provider Contract within thirty (30) Calendar Days of the effective date of the Provider Contract. At the time of submitting the finalized Provider Contract, the Contractor shall disclose to ASES whether the Provider falls under the prohibition stated in Sections 29.1, 29.2, or 29.6 of this Contract.

10.1.6.2	ASES shall review each executed Provider Contract against the approved models of Provider Contracts. ASES reserves the right to cancel Provider Contracts or to impose sanctions or fees against the Contractor for the omission of clauses required in the contracts with Providers.
10.1.6.3	On an ongoing basis, any modifications to models of Provider Contracts shall be submitted to ASES for review and prior written approval, before the amendment may be executed. Similarly, any amendments to Provider Contracts shall be submitted to ASES for review and prior written approval.
10.1.7	The Contractor shall not discriminate against a Provider that is acting within the scope of its license or certification under applicable Puerto Rico law, in decisions concerning contracting, solely on the basis of that license or certification. This Section shall not be construed as precluding the Contractor from using different payment amounts for different specialties, or for different Providers in the same specialty.
10.1.8	The Contractor awarded the San Juan Service Region shall make best efforts (and (i) provide proof of such efforts in accordance with Attachment 15 and (ii) demonstrate that access requirements have been met) to contract all available San Juan municipal health care facilities and Providers to provide physical and Behavioral Health Services within the Contractor’s Provider Network for the GHP in the San Juan Region including, but not limited to:
10.1.8.1	Primary Medical Groups;
10.1.8.2	Primary Care Centers (“Centros Primarios”);
10.1.8.3	Diagnostics and Ambulatory Care Centers;
10.1.8.4	Community Clinics (Dispensary); and
10.1.8.5	Hospital Municipal de San Juan.
10.2	Provider Training
10.2.1	Provider Guidelines
10.2.1.1	The Contractor shall prepare Provider Guidelines, to be distributed to all Network Providers (General Network and PPN), summarizing the GHP program. The Provider Guidelines shall, in accordance with 42 CFR 438.236, (i) be based on valid and reliable clinical evidence or a consensus of Providers in the particular field; (ii) consider the needs of the Contractor’s Enrollees; (iii) be adopted in consultation with Providers; and (iv) be reviewed and updated periodically, as appropriate.

10.2.1.2	The Provider Guidelines shall describe the procedures to be used to comply with the Provider’s duties and obligations pursuant to this Contract, and under the Provider Contract.
10.2.1.3	The Contractor shall submit the Provider Guidelines to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.
10.2.1.4	The content of the Provider Guidelines will include, without being limited to, the following topics: the duty to verify eligibility; selection of Providers by the Enrollee; Covered Services; procedures for Access to and provision of services; Preferential Turns, as applicable; coordination of Access to Behavioral Health Services; required service schedule; Medically Necessary Services available twenty-four (24) hours ; report requirements; Utilization Management policies and procedures; Medical Record maintenance requirements; Complaint, Grievance, and Appeal procedures (see Article 14); Co-Payments; HIPAA requirements; the prohibition on denial of Medically Necessary Services; Electronic Health Records and sanctions or fines applicable in cases of non-compliance.
10.2.1.5	The Provider Guidelines shall be delivered to each Network Provider as part of the Provider contracting process, and shall be made available to Enrollees and to Potential Enrollees upon request. The selected Contractor shall maintain evidence of having delivered the Provider Guidelines to all of its Network Providers within fifteen (15) Calendar Days of award of the Provider Contract. The evidence of receipt shall include the legible name of the Network Provider, NPI, date of delivery, and signature of the Network Provider and shall be made available to ASES Immediately upon request.
10.2.1.6	The Contractor shall have policies and procedures (that have been prior approved in writing by ASES in accordance with the timeframes in Attachment 12 in place, including both updates to the Provider Guidelines and other communications) to inform its Provider Network, in a timely manner, of programmatic changes such as changes to drug formularies, Covered Services, and protocols.
10.2.2	Provider Education
10.2.2.1	The Contractor shall develop a continuing education curriculum for Providers consisting of twenty (20) hours per year divided into five (5) hours per quarter. The curriculum shall be submitted to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract. Provider participation in the continuing education curriculum is part of the quality incentive program (see Section 12.5 of the Contract). The curriculum shall include a description of how the Contractor will educate Providers on Contract requirements and shall also include, at a minimum:

10.2.2.1.1	Initial and ongoing Provider training and education regarding Medicaid with specific emphasis on EPSDT and Behavioral Health integration, the conditions of participation in the Contractor’s MCO, billing processes, and the Provider’s responsibilities to the Contractor and its Enrollees; and
10.2.2.1.2	Initial and ongoing Provider education and training to address clinical issues and improve the service delivery system, including, but not limited to, assessments, treatment plans, plans of care, discharge plans, evidence-based practices and models of care such as integrated care and trauma-informed care.
10.2.2.2	The Contractor shall coordinate topics with the PBM’s Academic Detailing Program to develop educational activities addressing:
10.2.2.2.1	Management and implications of polypharmacy;
10.2.2.2.2	Condition management;
10.2.2.2.3	Management of prescriptions; and
10.2.2.2.4	Working with patients with conditions of special concern, including autism, ADHD, depression, and diabetes among others.
10.2.2.3	The Contractor shall use various forms of delivery when providing Providers’ training sessions, including web-based sessions, group workshops, face-to-face individualized education, newsletters, communications, and office visits.
10.2.2.4	The Contractor shall make the dates and locations of sessions available to Providers, as soon as possible, but no later than five (5) Business Days prior to the event.
10.2.2.5	Training shall be offered throughout the different geographic regions of Puerto Rico and at different times of the day in order to accommodate participating Providers’ schedules.
10.2.2.6	The Contractor must have a process to document Provider participation in continuing education, and shall provide ASES with, upon request, documentation that Provider education and training requirements have been met.

10.2.2.7	The Contractor shall provide technical assistance to Providers as determined necessary by the Contractor or by ASES.
10.2.2.8	The Contractor shall maintain a record of its training and technical assistance activities, which it shall make available to ASES upon request.
10.3	Required Provisions in Provider Contracts
10.3.1	All Provider Contracts shall be labeled with the Provider’s NPI, if applicable. In general, the Contractor’s Provider Contracts shall:
10.3.1.1	Include a section summarizing the Contractor’s obligations under this Contract, as they affect the delivery of health care services under the GHP, and describing Covered Services and populations (or, include the Provider Guidelines as an attachment);
10.3.1.2	Include a signature page that contains the Contractor and Provider names which are typed or legibly written, Provider company with titles, and dated signatures of all appropriate parties;
10.3.1.3	Specify the effective dates of the Provider Contract;
10.3.1.4	Require that the Provider work to advance the integrated model of physical and Behavioral Health Services;
10.3.1.5	Require that the Provider comply with the applicable Federal and Puerto Rico laws listed in Attachment 1 to this Contract, and with all CMS requirements;
10.3.1.6	Require that the Provider verify the Enrollee’s Eligibility before providing services or making a Referral;
10.3.1.7	Prohibit any unreasonable denial, delay, or rationing of Covered Services to Enrollees; and violation of this prohibition shall be subject to the provisions of Article VI, Section 6 of Act 72 and of 42 CFR Part 438, Subpart I (Sanctions);
10.3.1.8	Prohibit the Provider from making claims for any un-allowed administrative expenses, as listed in Section 22.1.15;
10.3.1.9	Prohibit the unauthorized sharing or transfer of ASES Data, as defined in Section 28.1;

10.3.1.10	Notify the Provider that the terms of the contract for services under the GHP program are subject to subsequent changes in legal requirements that are outside of the control of ASES;
10.3.1.11	Require the Provider to comply with all reporting requirements contained in Article 18 of this Contract, as applicable, and particularly with the requirements to submit Encounter Data for all services provided, and to report all instances of suspected Fraud, Waste, or Abuse;
10.3.1.12	Require the Provider to acknowledge that ASES Data (as defined in Section 28.1.1) belongs exclusively to ASES, and that the Provider may not give access to, assign, or sell such Data to Third Parties, without Prior Authorization from ASES. The Contractor shall include penalty clauses in its Provider Contracts to prohibit this practice, and require that the fines be determined by and payable to ASES;
10.3.1.13	Prohibit the Provider from seeking payment from the Enrollee for any Covered Services provided to the Enrollee within the terms of the Contract, and require the Provider to look solely to the Contractor for compensation for services rendered to Enrollees, with the exception of any nominal cost-sharing, as provided in Section 7.11;
10.3.1.14	Require the Provider to cooperate with the Contractor’s quality improvement and Utilization Management activities;
10.3.1.15	Not prohibit a Provider from acting within the lawful scope of practice, from advising or advocating on behalf of an Enrollee for the Enrollee’s health status, medical care, or treatment or non-treatment options per 42 CFR 438.102(a)(1);
10.3.1.16	Not prohibit a Provider from advocating on behalf of the Enrollee in any Grievance System or Utilization Management process, or individual authorization process to obtain necessary health care services;
10.3.1.17	Require Providers to meet the timeframes for Access to services pursuant to Section 9.5 of this Contract;
10.3.1.18	Provide for continuity of treatment in the event that a Provider’s participation in the Contractor’s Network terminates during the course of an Enrollee’s treatment by that Provider;
10.3.1.19	Require Providers to monitor and as necessary and appropriate register Enrollee patients to determine whether they have a medical condition that suggests Care Management or Disease Management services are warranted;

10.3.1.20	Prohibit Provider discrimination against high-risk populations or Enrollees requiring costly treatments;
10.3.1.21	Prohibit Providers who do not have a pharmacy license from directly dispensing medications, as required by the Puerto Rico Pharmacy Act (with the exception noted in Section 7.5.12.3.2);
10.3.1.22	Specify that the Federal Department of Health and Human Services and its sub-agencies and ASES and the Health Department and any of its sub-agencies shall have the right to inspect, evaluate, and audit any pertinent books, financial records, facilities, documents, papers, and records of any Provider involving financial transactions related to the GHP program;
10.3.1.23	Include the definition and standards for Medical Necessity, pursuant to the definition in Section 7.2.1 of this Contract;
10.3.1.24	Require that the Provider attend promptly to requests for Prior Authorizations and Referrals, when Medically Necessary, in compliance with the timeframes set forth in Section 9.5 and in 42 CFR 438.210 and the Puerto Rico Patient’s Bill of Rights;
10.3.1.25	Prohibit the Provider from establishing specific days for the delivery of Referrals or requests for Prior Authorization;
10.3.1.26	Notify the Provider that, in order to participate in the Medicare Platino Program, the Provider must accept GHP Enrollees;
10.3.1.27	Specify rates of payment, as detailed in Section 10.5, and require that Providers accept such payment as payment in full for Covered Services provided to Enrollees, less any applicable Enrollee Co-Payments pursuant to Section 7.11 of this Contract;
10.3.1.28	Specify acceptable billing and coding requirements including ICD-10;
10.3.1.29	Require that the Provider comply with the Contractor’s Cultural Competency plan;
10.3.1.30	Require that any Marketing Materials developed and distributed by the Provider be submitted to the Contractor for submission to ASES for prior written approval;
10.3.1.31	Specify that the Contractor shall be responsible for any payment owed to Providers for services rendered after the Effective Date of Enrollment, as provided in Section 5.2.2, including during the retroactive period described in Section 5.1.3.1;

10.3.1.32	Require Providers to collect Enrollee Co-Payments as specified in Attachment 8;
10.3.1.33	Require that Providers not employ or subcontract with individuals on the Puerto Rico or Federal LEIE, or with any entity that could be excluded from the Medicaid program under 42 CFR 1001.1001 (ownership or control in sanctioned entities) and 1001.1051 (entities owned or controlled by a sanctioned person);
10.3.1.34	Require that Medically Necessary Services shall be available twenty-four (24) hours per day, seven (7) days per Week, to the extent feasible;
10.3.1.35	Prohibit the Provider from operating on a different schedule for GHP Enrollees than for other patients, and from in any other way discriminating in an adverse manner between GHP Enrollees and other patients;
10.3.1.36	Not require that Providers sign exclusive Provider Contracts with the Contractor if the Provider is an FQHC or RHC;
10.3.1.37	Provide notice that the Contractor’s negotiated rates with Providers shall be adjusted in the event that the Executive Director of ASES directs the Contractor to make such adjustments in order to reflect budgetary changes to the Medical Assistance program;
10.3.1.38	Impose fees or penalties if the Provider breaches the contract or violates Federal or Puerto Rico laws or regulations;
10.3.1.39	Require that the Provider make every effort to cost-avoid claims and identify and communicate to the Contractor available Third Party resources, as required in Section 23.4 of this Contract, and require that the Contractor cover no health care services that are the responsibility of the Medicare Program;
10.3.1.40	Provide that the Contractor shall not pay Claims for services covered under the Medicare Program, and that the Provider may not bill both the GHP and the Medicare Program for a single service to a Dual Eligible Beneficiary;
10.3.1.41	Require the Provider to sign a release giving ASES access to the Provider’s Medicare billing Data for GHP Enrollees who are Dual Eligible Beneficiaries, provided that such access is authorized by CMS and compliant with all HIPAA requirements;

10.3.1.42	Set forth the Provider’s obligations under the Physician Incentive Programs outlined in Section 10.7 of this Contract;
10.3.1.43	Require the Provider to notify the Contractor Immediately if or whether the Provider falls within the prohibitions stated in Sections 29.1, 29.2, or 29.6 of this Contract or has been excluded from the Medicare, Medicaid, or Title XX Services Programs;
10.3.1.44	Include a penalty clause to require the return of public funds paid to a Provider that falls within the prohibitions stated in Section 29.1, 29.2 or 29.6 of this Contract;
10.3.1.45	Require that all reports submitted by the Provider to the Contractor be labeled with the Provider’s NPI, if applicable;
10.3.1.46	Require the Provider to participate in the Provider education activities described in Section 10.2.2;
10.3.1.47	Include Provider dispute process as described in Section 14;
10.3.1.48	Require the Provider to disclose information on ownership and control as specified in Section 54.2; and
10.3.1.49	Require the Provider to disclose information as listed in Section 23.7.4.
10.3.2	In addition to the required provisions in Section 10.3.1, the following requirements apply to specific categories of Provider contracts.
10.3.2.1	The Contractor’s contracts with PMGs shall:
10.3.2.1.1	Require that the PMG provide services on a regular time schedule, Monday through Saturday, from 8:00 a.m. to 6:00 p.m.; PMG will not have to comply with this requirement during the following holidays: January 1st, January 6th, Good Friday, Thanksgiving and December 25th. The PMG has sole discretion to decide whether or not to provide services during the previously listed holidays;
10.3.2.1.2	Require that the PMG employs enough personnel to offer urgent care services between 6:00 p.m. and 9:00 p.m. (Atlantic Time), Monday through Friday;
10.3.2.1.3	Require that the PMG coordinates with Behavioral Health personnel to ensure integrated physical and Behavioral Health Services, as provided in Article 8;

10.3.2.1.4	Require the PMG to work, to the extent possible, within the Contractor’s established PPN, in directing care for Enrollees and coordinating services;
10.3.2.1.5	Authorize the Contractor to adjudicate disputes between the PMG and its Network Providers about the validity of claims by any Network Provider; and
10.3.2.1.6	Require PMGs to provide assurances that the Encounter Data submitted by the PMG to the Contractor encompass all services provided to GHP Enrollees, including clinical laboratories.
10.3.2.2	The Contractor’s contracts with PCPs shall require the PCP to inform and distribute Information to Enrollee patients about instructions on Advance Directives, and shall require the PCP to notify Enrollees of any changes in Federal or Puerto Rico law relating to Advance Directives, no more than ninety (90) Calendar Days after the effective date of such change.
10.3.2.3	The Contractor’s contracts with a Provider who is a member of the PPN shall prohibit the Provider from collecting Co-Payments from GHP Enrollees, subject only to the exceptions established in Article 9 of this Contract and the Attachment 8 to this Contract (Co-Payment Chart).
10.3.2.4	The Contractor’s contracts with Hospitals and Emergency Rooms shall prohibit the Hospital or Emergency Room from placing a lower priority on GHP Enrollees than on other patients, and from referring GHP Enrollees to other facilities for reasons of economic convenience. Such contracts must include sanctions penalizing this practice.
10.4	Termination of Provider Contracts
10.4.1	The Contractor shall comply with all Puerto Rico and Federal laws regarding Provider termination. The Provider Contracts shall:
10.4.1.1	Contain provisions allowing immediate termination of the Provider Contract by the Contractor “for cause.” Cause for termination includes gross negligence in complying with the contractual considerations or obligations; insufficiency of funds of ASES or the Contractor, which prevents them from continuing to pay for their obligations; and changes in Federal law.
10.4.1.2	Specify that in addition to any other right to terminate the Provider Contract, and notwithstanding any other provision of this Contract, ASES may demand Provider termination Immediately, or the Contractor may Immediately terminate on its own, a Provider’s participation under the Provider Contract if:

10.4.1.2.1	The Provider fails to abide by the terms and conditions of the Provider Contract, as determined by ASES, or, in the sole discretion of ASES, if the Provider fails to come into compliance within fifteen (15) Calendar Days after a receipt of notice from the Contractor specifying such failure and requesting such Provider to abide by the terms and conditions hereof; or
10.4.1.2.2	The Contractor or ASES learns that the Provider:
10.4.1.2.2.1	Falls within the prohibition stated in Section 29.1 or 29.2, or has a criminal conviction as provided in Section 29.6;
10.4.1.2.2.2	Has been or could be excluded from participation in the Medicare, Medicaid, or CHIP Programs;
10.4.1.2.2.3	Could be excluded from the Medicaid Program under 42 CFR 1001.1001 (ownership or control in sanctioned entities) and 1001.1051 (entities owned or controlled by a sanctioned person); and/or
10.4.1.2.2.4	Fails to comply with the Provider Credentialing process and requirements.
10.4.1.3	Specify that any Provider whose participation is terminated under the Provider Contract for any reason shall utilize the applicable Appeals procedures outlined in the Provider Contract. No additional or separate right of Appeal to ASES or the Contractor is created as a result of the Contractor’s act of terminating, or decision to terminate any Provider under this Contract. Notwithstanding the termination of the Provider Contract with respect to any particular Provider, this Contract shall remain in full force and effect with respect to all other Providers.
10.4.2	The Contractor shall notify ASES at least forty-five (45) Calendar Days prior to the effective date of the suspension, termination, or withdrawal of a Provider from participation in the Contractor’s General Network. If the termination was “for cause,” the Contractor shall provide to ASES the reasons for termination immediately.
10.4.3	The Contractor shall, within fifteen (15) Calendar Days of issuance of a notice of termination to a Provider, notify Enrollees of the termination, and shall assist the Enrollee as needed in finding a new Provider.

10.5	Provider Payment
10.5.1	General Provisions
10.5.1.1	The Contractor guarantees payment for all Medically Necessary Services rendered by Providers on a person’s Effective Date of Enrollment, including during the retroactive period described in Section 5.1.3.1.
10.5.1.2	The Contractor shall require, as a condition of payment, that the Provider accept the amount paid by the Contractor or appropriate denial made by the Contractor (or, if applicable, payment by the Contractor that is supplementary to the Enrollee’s Third Party payer) plus any applicable amount of Co-Payment responsibilities due from the Enrollee as payment in full for the service.
10.5.1.3	The Contractor shall ensure that Enrollees are held unaccountable by the Provider for the costs of Medically Necessary Services except for applicable Co-Payment amounts (described in Section 9.3 of this Contract and Attachment 8 to this contract).
10.5.1.4	The insolvency, liquidation, bankruptcy, or breach of contract of any Provider will not release the Contractor from its obligation to pay for all services rendered as authorized under this Contract.
10.5.1.5	With the exceptions noted below, the Contractor shall negotiate rates with Providers, and such rates shall be specified in the Provider Contract. Payment arrangements may take any form allowed under Federal law and the laws of Puerto Rico, including Capitation payments, Fee-for-Service payment, and salary, if any, subject to Section 10.6 concerning permitted risk arrangements. The Contractor shall inform ASES in writing when it enters any Provider payment arrangement other than Fee-for-Service.
10.5.1.6	Any Capitation payment made by the Contractor to Providers shall be based on sound actuarial methods. All Provider payments by the Contractor shall be reasonable, and the amount paid shall not jeopardize or infringe upon the quality of the services provided.
10.5.1.7	Even if the Contractor does not enter into a capitated payment arrangement with a Provider, the Provider shall nonetheless be required to submit to the Contractor detailed Encounter Data (see Section 16.8 of this Contract).
10.5.1.8	The Contractor shall be responsible for issuing to the forms required by the Department of the Treasury, in accordance with all Puerto Rico laws, regulations, and guidelines.

10.5.1.9	The Contractor shall make timely payments to Providers in accordance with the timeliness standards outlined in Section 16.10 of this Contract.
10.5.2	Payments to FQHCs and RHCs. When the Contractor negotiates a contract with an FQHC and/or an RHC, as defined in Section 1905(a)(2)(B) and 1905(a)(2)(C) of the Social Security Act, the Contractor shall pay to the FQHC or RHC rates that are comparable to rates paid to other similar Providers providing similar services. The Contractor shall cooperate with ASES and the Department of Health in ensuring that payments to FQHCs and RHCs are consistent with Sections 1902(a)(15) and 1902(bb)(5) of the Social Security Act.
10.5.3	Requirement To Verify Eligibility. The Contractor warrants that all of its Network Providers shall verify the eligibility of Enrollees before the Provider provides Covered Services. This verification of eligibility is a condition of receiving payment from the Contractor for Covered Services.
10.5.4	Payments to Providers Owing Funds to ASES. Upon receipt of notice from ASES that ASES is owed funds by a Provider, the Contractor shall reduce payment to the Provider for all Claims submitted by that Provider by one hundred percent (100%), or such other amount as ASES may elect, until the amount owed to ASES is recovered. The Contractor shall promptly remit any such funds recovered to ASES in the manner specified by ASES. To that end, the Contractor’s Provider Contracts shall contain a provision giving notice of this obligation to the Provider, such that the Provider’s execution of the Contract shall constitute agreement with the Contractor’s obligation to ASES.
10.5.5	Payment Rates Subject to Change. The Contractor shall adjust its negotiated rates with Providers to reflect budgetary changes, as directed by the Executive Director of ASES, to the extent that such adjustments can be made within funds appropriated to ASES and available for payment to the Contractor. The Contractor’s Provider Contracts shall contain a provision giving notice of this obligation to the Provider, such that the Provider’s execution of the Provider Contract shall constitute agreement with the Contractor’s obligation to ASES.
10.5.6	Payments for Hospitalization Services or Services Extending for More than Thirty (30) Calendar Days. In the event of hospitalization or extended services that exceed thirty (30) Calendar Days, the Provider may bill and collect payments for services rendered to the Enrollee at least once per month. These services shall be paid according to the procedures discussed in this Article 10.
10.5.7	Payments for Services to Dual Eligible Beneficiaries. The Contractor shall include in its Provider Contracts a notice that the Contractor shall not pay Claims for services covered under the Medicare Program. No Provider may bill both the GHP and the Medicare Program for a single service rendered to a Dual Eligible Beneficiary. The Contractor shall include in its Provider contracts a requirement that the Provider must comply with 42 CFR 447.15 to accept Medicaid payments as payment in full.

10.5.8	Payment for Pharmacy Services. The Contractor shall abide by and comply with the following payment process hereby established:
10.5.8.1	In covering pharmacy services, the Contractor shall adhere to the retail pharmacy reimbursement levels established in Attachment 6 to this Contract.
10.5.8.2	On a semi-monthly payment cycle to be set by the PBM, the PBM will provide the Contractor with the proposed Claims listing. The Contractor shall promptly review the payment listing.
10.5.8.3	The Contractor shall submit funds for Claims payment to the PBM’s zero-balance account. The Contractor shall provide funds or wire transfers to a bank account established for the payment of the Claims, or otherwise submit payment, within two (2) Business Days of the date that the prescription was filled.
10.5.8.4	The Contractor, ASES, and the PBM shall cooperate to identify additional savings opportunities, including special purchasing opportunities, changes in network fees, etc.
10.5.9	Payments to State Health Facilities. The Contractor shall establish a payment system, to be prior approved in writing by ASES, to improve cash flow to health care facilities administered or operated by the Central Government, State Academic Medical Centers, and certain facilities in the San Juan Municipality that participate in the General Network. The following health care facilities may participate:
10.5.9.1	Hospital Regional de Bayamon;
10.5.9.2	Hospital Universitario de Adultos;
10.5.9.3	Hospital Federico Trilla;
10.5.9.4	Hospital Pediátrico Universitario;
10.5.9.5	Centro Cardiovascular de PR y del Caribe;
10.5.9.6	Hospital Municipal de San Juan;
10.5.9.7	Administración de Servicios Médicos de PR ("ASEM”); and
10.5.9.8	ASSMCA facilities.

10.5.10	Payments to Providers Outside the PPN. The Contractor shall provide for adequate payment in its contracts with Providers outside the PPN.
10.5.11	Payments for Emergency Services and Post-Stabilization Services
10.5.11.1	The Contractor shall not deny a Claim from a Provider for Emergency Services and shall make payment to a Provider for responding to an Enrollee’s Emergency Medical Condition or Psychiatric Emergency by performing medical screening examinations and stabilizing treatment.
10.5.11.2	Pursuant to Section 1932(b)(2)(D) of the Social Security Act, the Contractor shall limit payments to Out-of-Network Providers of Emergency Services to the amount that would have been paid if the service had been provided by a Network Provider.
10.6	Acceptable Risk Arrangements
10.6.1	The Contractor’s Provider Contracts with PMGs shall establish a financial risk arrangement agreed upon between the Contractor and the PMG which shall be clearly stated in the PMG contract with the Contractor.
10.7	Physician Incentive Programs
10.7.1	General Provisions
10.7.1.1	The Contractor may, upon prior written approval from ASES, design and implement one (1) Physician Incentive Plan, and shall incorporate the requirements of this plan into Provider Contracts. The Contractor shall submit a written request to ASES before implementing any such incentive program by providing a summary of the program for ASES review and approval at least sixty (60) Calendar Days before the projected implementation date for the program. ASES has the absolute right to approve or disapprove the Physician Incentive program, and the program may be implemented only upon receipt of prior written approval from ASES.
10.7.1.2	ASES will approve a Physician Incentive program only if it, in ASES’s discretion, meets the following requirements:
10.7.1.2.1	The program contains credible medical standards in support of the improvement of quality health services and reduces or eliminates any adverse effects on patients’ care;
10.7.1.2.2	All incentive payments to Providers are related to or made under quality initiatives supported or otherwise approved by CMS;

10.7.1.2.3	The implementation of the program in no way reduces or otherwise limits Enrollee Access to Medically Necessary Services (including a reduction in prescription drugs, diagnostic tests or treatments, hospitalization, and other treatment available regardless of the incentives);
10.7.1.2.4	The Contractor shall employ continuous monitoring by an independent Third Party to confirm that Enrollee care is not adversely affected by the program;
10.7.1.2.5	The intent of the program is to improve the quality of the services to Enrollees. Enrollees must be informed of the existence of the Physician Incentive program, and the Provider shall be made fully responsible for the proper care to the Enrollee; and
10.7.1.2.6	Incentives are not used to penalize Providers who serve Enrollees whose treatment needs, according to the Provider’s medical judgment, do not fall within the Contractor’s fixed clinical protocols.
10.7.2	Pay for Performance for Hospitals. ASES approves the use of incentive programs targeting hospitals, provided that the incentive programs:
10.7.2.1	Encourage the use of medical standards that support quality improvement and reduce adverse effects in Enrollee care;
10.7.2.2	Advance the quality initiatives supported by CMS;
10.7.2.3	Are not geared toward, and do not have the likely effect of, reducing or limiting services that the Enrollee needs or may need (for example, reduction of diagnostic exams, hospitalization, or treatment);
10.7.2.4	Are not used solely as a mechanism for reducing payments to or recovering payments from Providers;
10.7.2.5	Contain clearly defined objectives, effectively communicated to both Providers and (upon request) Enrollees;
10.7.2.6	Aim to reduce “never events,” such as health care-associated infections and other hospital-acquired conditions (including reaction to foreign substances accidentally left in during procedure, air embolism, blood incompatibility, pressure ulcers, and falls);
10.7.2.7	Address inappropriate admissions and readmissions; and
10.7.2.8	Address over-utilization of caesarian sections.

ARTICLE 11  UTILIZATION MANAGEMENT
11.1	General
11.1.1	The Contractor shall comply with Puerto Rico and Federal requirements for Utilization Management (“UM”) including but not limited to 42 C.F.R. Part 456.
11.1.2	The Contractor shall ensure the involvement of appropriate, knowledgeable, currently practicing Providers in the development of UM procedures.
11.1.3	The Contractor shall manage the use of a limited set of resources and maximize the effectiveness of care by evaluating clinical appropriateness, and authorizing the type and volume of services through fair, consistent, and Culturally Competent decision-making processes while ensuring equitable Access to care and a successful link between care and outcomes.
11.1.4	The Contractor shall submit to ASES on an annual basis existing UM edits in the Contractor’s Claims processing system that control Utilization and prevent payment for Claims that are duplicates, unbundled when they should be bundled, already covered under another charge, etc.
11.1.5	ASES reserves the right require the Contractor to submit any Utilization Management report.
11.2	Utilization Management Policies and Procedures
11.2.1	The Contractor shall provide assistance to Enrollees and Providers to ensure the appropriate Utilization of resources. The Contractor shall have written Utilization Management policies and procedures included in the Provider Guidelines (see Section 10.2.1.4) that:
11.2.1.1	Include protocols and criteria for evaluating Medical Necessity, authorizing services, and detecting and addressing over, under, and inappropriate Utilization. Such protocols and criteria shall comply with Federal and Puerto Rico laws and regulations.
11.2.1.2	Address which services require PCP Referral, which services require Prior Authorization, and how requests for initial and continuing services are processed, and which services will be subject to concurrent, retrospective, or prospective review.
11.2.1.3	Describe mechanisms in place that ensure consistent application of review criteria for Prior Authorization decisions and consult with the requesting Provider when appropriate.

11.2.1.4	Require that all Medical Necessity determinations be made in accordance with ASES’s Medical Necessity definition as stated in Section 7.2.
11.2.1.5	Facilitate the delivery of high quality, low cost, efficient, and effective care.
11.2.1.6	Ensure that services are based on the history of the problem or illness, its context, and desired outcomes.
11.2.1.7	Emphasize relapse and crisis prevention, not just crisis intervention.
11.2.1.8	Detect over, under, and inappropriate Utilization of services to assess quality and appropriateness of services and to assess quality and appropriateness of care furnished to Enrollees with special health care needs.
11.2.1.9	Ensure that any decision to deny a Service Authorization Request or to authorize a service in an amount, duration, or scope that is less than requested, be made by a Provider who has appropriate clinical expertise to understand the treatment of the Enrollee’s condition or disease, such as the Contractor’s medical director.
11.2.2	The Contractor shall submit its Utilization Management policies and procedures to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.
11.2.3	The Contractor’s Utilization Management policies and procedures shall define when a conflict of interest for a Provider involved in Utilization Management activities in its Service Region may exist and shall describe the remedy for such conflict.
11.2.4	The Contractor, and any delegated Utilization Management agent, shall not permit or provide compensation or anything of value to its employees, Agents, or contractors based on:
11.2.4.1	Either a percentage of the amount by which a Claim is reduced for payment or the number of Claims or the cost of services for which the person has denied authorization or payment; or
11.2.4.2	Any other method that encourages a decision to deny, limit, or discontinue a Medically Necessary Covered Service to any Enrollee, as set forth by 42 CFR 438.210(e).

11.3	Utilization Management Guidance to Enrollees.
11.3.1	As provided in Section 6.4.5.22, the Contractor shall provide clear guidance in its Enrollee Handbook on Utilization Management policies. Upon request, the Contractor shall provide Utilization Management decision criteria to Providers, Enrollees, their families, and the public.
11.4	Prior Authorization and Referral Policies
11.4.1	Referrals
11.4.1.1	The Contractor shall not require a Referral from a PCP when an Enrollee seeks care from a Provider in the Contractor’s PPN.
11.4.1.2	A written Referral from the PCP shall be required:
11.4.1.2.1	For the Enrollee to access specialty care and services within the Contractor’s General Network but outside the PPN; and
11.4.1.2.2	For the Enrollee to access an Out-of-Network Provider (with the exception of Emergency Services).
11.4.1.3	A Referral for either the General Network or out-of-network services will be provided during the same visit with the PCP but no later than twenty-four (24) hours of the Enrollee’s request.
11.4.1.4	When a Provider does not make the Referral in the required timeframe specified, or refuses to make a Referral, the Contractor shall issue an Administrative Referral.
11.4.1.5	Neither the Contractor nor any Provider may impose a requirement that Referrals be submitted for the approval of committees, boards, Medical Directors, etc. The Contractor shall strictly enforce this directive and shall issue Administrative Referrals (see Section 11.4.1.4) whenever it deems medically necessary.
11.4.1.6	If the Provider Access requirements of Section 9.5 of this Contract cannot be met within the PPN within thirty (30) Calendar Days of the Enrollee’s request for the Covered Service, the PMG shall refer the Enrollee to a specialist within the General Network, without the imposition of Co-Payments. However, the Enrollee shall return to the PPN specialist once the PPN specialist is available to treat the Enrollee.
11.4.1.7	The Contractor shall ensure that PMGs comply with the rules stated in this Section concerning Referrals, so that Enrollees are not forced to change PMGs in order to obtain needed Referrals.

11.4.1.8	If the Referral system that is developed by the Contractor requires the use of electronic media, such equipment shall be installed in Network Providers’ offices at the Contractor’s expense.
11.4.2	Timeliness of Prior Authorization
11.4.2.1	The Contractor shall ensure that Prior Authorization is provided for the Enrollee in the following timeframes, including on holidays and outside of normal business hours.
11.4.2.1.1	The decision to grant or deny a Prior Authorization must not exceed seventy-two (72) hours from the time of the Enrollee’s Service Authorization Request for all Covered Services; except that, where the Contractor or the Enrollee’s Provider determines that the Enrollee’s life or health could be endangered by a delay in accessing services, the Prior Authorization must be provided as expeditiously as the Enrollee’s health requires, and no later than twenty-four (24) hours from the Service Authorization Request.
11.4.2.1.2	ASES may, in its discretion, grant an extension of the time allowed for Prior Authorization decisions for up to fourteen (14) Calendar Days, where:
11.4.2.1.2.1	The Enrollee, or the Provider, requests the extension; or
11.4.2.1.2.2	The Contractor justifies to ASES a need for the extension in order to collect additional Information, such that the extension is in the Enrollee’s best interest.
11.4.2.1.3	If ASES extends the timeframe, the Contractor must give the Enrollee written notice of the reason behind granting the extension and inform the Enrollee of the right to file a Grievance if he or she disagrees with that decision. The notice of the determination must be sent as expeditiously as the Enrollee’s health condition requires and no later than the expiration date of the extension.
11.4.2.2	For services that require Prior Authorization by the Contractor, the Service Authorization Request shall be submitted promptly by the Provider for the Contractor’s approval, so that Prior Authorization may be provided within the timeframe set forth in this Section 11.4.2.

11.4.3	The Contractor shall submit to ASES Utilization Management clinical criteria to be used for services requiring Prior Authorization. ASES shall prior approve in writing such Utilization Management clinical criteria.
11.4.4	Prohibited Actions
11.4.4.1	Any denial, unreasonable delay, or rationing of Medically Necessary Services to Enrollees is expressly prohibited. The Contractor shall ensure compliance with this prohibition from Network Providers or any other entity related to the provision of Behavioral Health services to GHP Enrollees. Should the Contractor violate this prohibition, the Contractor shall be subject to the provisions of Article VI, Section 6 of Act 72 and 42 CFR Subpart I (Sanctions).
11.4.5	The Contractor shall employ appropriately licensed professionals to supervise all Prior Authorization decisions and shall specify the type of personnel responsible for each type of Prior Authorization in its policies and procedures. Any decision to deny a Service Authorization Request or to authorize a service in an amount, duration, or scope that is less than requested shall be made by a Provider who possesses the appropriate clinical expertise for treating the Enrollee’s condition. For Service Authorization Requests for dental services, only licensed dentists are authorized to make such decisions.
11.4.6	Emergency Services
11.4.6.1	Neither a Referral nor Prior Authorization shall be required for any Emergency Service, no matter whether the Provider is within the PPN, and notwithstanding whether there is ultimately a determination that the condition for which the Enrollee sought treatment in the emergency room was not an Emergency Medical Condition or Psychiatric Emergency.
11.4.7	Dental Services
11.4.7.1	The Contractor shall not require a Prior Authorization or a Referral for dental services except for maxillofacial surgery which requires Prior Authorization from a PCP.
11.4.8	Pharmacy Services
11.4.8.1	The Contractor shall require Prior Authorization for filling a drug prescription for certain drugs specified on the PDL, as provided in Section 7.5.12.10.

11.4.8.2	The Contractor shall require a Countersignature from the Enrollee’s PCP in order to fill a prescription written by a Provider who is not in the PPN.
11.4.8.3	Any required Prior Authorization or Countersignature for pharmacy services shall be conducted within the timeframes provided in Sections 7.5.12.4.
11.4.8.4	The Contractor shall comply with the Utilization Management policies and procedures in Section 7.5.12 of this Contract for pharmacy services.
11.4.9	Special Coverage
11.4.9.1	In order to obtain services under Special Coverage, an Enrollee must be registered in the program, as provided in Section 7.7. Registration is a form of Utilization control, to determine whether the Enrollee’s health condition warrants Access to the expanded services included in Special Coverage.
11.4.9.2	In addition, as noted in Section 7.7.12, some individual Special Coverage services require Prior Authorization even for Enrollees who have registered under Special Coverage.
11.4.10	Behavioral Health Services. The Contractor shall not require a Prior Authorization or a Referral for Behavioral Health services.
11.5	Use of Technology to Promote Utilization Management
11.5.1	ASES strongly encourages the Contractor to develop electronic, web-based Referral processes and systems. In the event that a Referral is made via the telephone, the Contractor shall ensure that Referral Data are maintained in a Data file that can be accessed electronically by the Contractor, the Provider, and ASES.
11.5.2	In conjunction with its other Utilization Management policies, the Contractor shall submit the Referral processes to ASES for review and prior written approval in accordance with Attachment 12.
11.6	Court-Ordered Evaluations and Services
11.6.1	In the event that an Enrollee requires Medicaid-covered services ordered by a court, the Contractor shall fully comply with all court orders while maintaining appropriate Utilization Management practices.
11.7	Second Opinions
11.7.1	The Contractor shall provide a second opinion in any situation when there is a question concerning a diagnosis, the options for surgery, or alternative treatments of a health condition when requested by any Enrollee, or by a parent, guardian, or other person exercising a custodial responsibility over the Enrollee.

11.7.2	The second opinion must be provided by a qualified Network Provider, or, if a Network Provider is unavailable, the Contractor shall arrange for the Enrollee to obtain a second opinion from an Out-of-Network Provider.
11.7.3	The second opinion shall be provided at no cost to the Enrollee.
ARTICLE 12  QUALITY IMPROVEMENT AND PERFORMANCE PROGRAM
12.1	General Provisions
12.1.1	The Contractor shall provide for the delivery of quality care to all Enrollees with the primary goal of improving health status or, in instances where the Enrollee’s health is not amenable to improvement, maintaining the Enrollee’s current health status by implementing measures to prevent any further deterioration of his or her health status.
12.1.2	The Contractor shall seek input from, and work with, Enrollees, Providers, community resources, and agencies to actively improve the quality of care provided to Enrollees.
12.1.3	The Contractor shall ensure that its Quality Assessment and Performance Improvement Program effectively monitors the program elements listed in 42 CFR 438.66.
12.1.4	ASES, in strict compliance with 42 CFR 438.204 and other Federal and Puerto Rico regulations, shall evaluate the delivery of health care by the Contractor. Such quality monitoring shall include monitoring of all the Contractor’s Quality Management/Quality Improvement (“QM/QI”) programs described in this Article 12 of this Contract.
12.1.5	The Contractor shall cooperate with any Puerto Rico or Federal monitoring of its performance under this Contract, which may include but is not limited to external quality reviews, operational reviews, performance audits and evaluations.
12.1.6	The Contractor shall identify, collect and provide any Data, Medical Records or other Information requested by ASES or its authorized representative or the Federal agency or its authorized representative in the format specified by ASES/Federal agency or its authorized representative. The Contractor shall ensure that the requested Data, Medical Records, and other Information is provided at no charge to ASES, all Federal agencies, or their authorized representative.
12.1.7	If requested, the Contractor shall provide workspace at the Contractor’s local offices for ASES, any Federal agencies, or their authorized representative to review requested Data, Medical Records, or other Information.

12.1.8	Advisory Board
12.1.8.1	The Contractor shall convene and facilitate an advisory board. Advisory board members shall serve to advise the Contractor on issues concerning service delivery and quality of all Covered Services (e.g., Behavioral Health, physical health), Enrollee rights and responsibilities, resolution of Enrollee Grievances and Appeals and the needs of groups represented by advisory board members as they pertain to Medicaid.
12.1.8.2	The advisory board shall consist of representatives from all GHP populations, family members, and Providers. The Contractor shall have an equitable representation of its representatives in terms of race, gender, special populations, and Puerto Rico’s geographic areas in the Contractor’s Service Region(s).
12.1.8.3	The Contractor’s advisory board shall keep a written record of all attempts to invite and include its representatives in its meetings. The Advisory Board roster and minutes shall be made available to ASES ten (10) Calendar Days following the meeting date. See Article 18 of this Contract for additional reporting requirements.
12.1.8.4	The Contractor shall hold quarterly, centrally located advisory board meetings throughout the Contract Term. The Contractor shall advise ASES ten (10) Calendar Days in advance of meetings to be held. At least two (2) of the quarterly meetings shall focus on Enrollee issues to help ensure that Enrollee issues and concerns are heard and addressed. Attendance rosters and minutes for these two (2) meetings shall be made available to ASES within ten (10) Calendar Days following the meeting date.
12.1.8.5	The Contractor shall ensure that all advisory board representatives actively participate in deliberations and that no one board representative dominates proceedings in order to foster an inclusive meeting environment.
12.2	Quality Assessment Performance Improvement (“QAPI”) Program
12.2.1	The Contractor shall comply with Puerto Rico and Federal standards for Quality Management/Quality Improvement (“QM/QI”).
12.2.1.1	The Contractor shall establish QAPI that specifies the Contractor’s quality measurement and performance improvement activities using clinically sound, nationally developed and accepted criteria.

12.2.2	For Medicaid and CHIP Eligibles, the QAPI program shall be in compliance with Federal requirements specified at 42 CFR 438.240.
12.2.3	The Contractor’s QAPI program shall be based on the latest available research in the area of quality assurance and at a minimum shall include:
12.2.3.1	A method of monitoring, analyzing, evaluating, and improving the delivery, quality and appropriateness of health care furnished to all Enrollees (including over, under, and inappropriate Utilization of services) and including those with special health care needs;
12.2.3.2	Written policies and procedures for quality assessment, Utilization Management, and continuous quality improvement that are periodically assessed for efficacy and reflect Enrollee and Network Provider input;
12.2.3.3	Include an Information System sufficient to support the collection, integration, tracking, analysis, and reporting of Data, in compliance with 42 CFR 438.242;
12.2.3.4	Designated staff with expertise in quality assessment, Utilization Management, and continuous quality improvement;
12.2.3.5	A review of outcome Data at least quarterly for performance improvement recommendations and interventions;
12.2.3.6	A mechanism to detect over, under, and inappropriate Utilization of services;
12.2.3.7	Reports that have been evaluated, indicated recommendations that are implemented, and provided feedback to Providers and Enrollees;
12.2.3.8	A methodology and process for conducting Provider Credentialing and Re-Credentialing;
12.2.3.9	Procedures for validating completeness and quality of Encounter Data;
12.2.3.10	Annual PIPs as specified by ASES;
12.2.3.11	Development of an emergency room (ER) quality initiative program (see Section 12.4);
12.2.3.12	Development of a quality incentive program (see Section 12.5);
12.2.3.13	Reporting on specified performance measures, including specified performance measures (see Section 12.5.4.1);

12.2.3.14	Conducting Provider and Enrollee satisfaction surveys (see Section 12.6);
12.2.3.15	Quarterly reports on program results, conclusions, recommendations, and implemented system changes, as specified by ASES; and
12.2.3.16	Process for evaluating the impact and effectiveness of the Contractor’s QAPI program at least annually.
12.2.4	The Contractor’s annual QAPI program shall be submitted to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract and the annual reporting requirements outlined in Article 18.
12.2.5	The Contractor shall submit any changes to its QAPI program to ASES for review and prior written approval sixty (60) Calendar Days prior to implementation of the change.
12.2.6	Upon the request of ASES, the Contractor shall provide any Information and documents related to the implementation of the QAPI program.
12.3	Performance Improvement Projects
12.3.1	At a minimum, the Contractor shall have a PIPs work plan and activities that are consistent with Federal and Puerto Rico statues, regulations, and Quality Assessment and Performance Improvement Program requirements for pursuant to 42 C.F.R. 438.240.For more detailed information refer to the “EQR Managed Care Organization Protocol” available at http://www.medicaid.gov/Medicaid-CHIP- Program-Information/By-Topics/Quality-of-Care/Quality-of-Care-External- Quality-Review.html.
12.3.2	PIPs must be designed to achieve, through ongoing measurements and intervention, significant improvement, sustained over time, in clinical care and administrative areas that are expected to have a favorable effect on health outcomes and Enrollee satisfaction.
12.3.3	The Contractor shall implement PIPs in the following areas:
12.3.3.1	One (1) clinical care project in the area of increasing fistula use for Enrollees at-risk for dialysis;
12.3.3.2	One (1) clinical care project in the area of Behavioral Health;
12.3.3.3	One (1) administrative project in the area of EPSDT screening;
12.3.3.4	One (1) administrative project in the area of reverse co-location and co-location of physical and Behavioral Health and their integration; and

12.3.3.5	The Contractor shall conduct additional PIPs as specified by ASES during the Contract Term.
12.3.4	In designing its PIPs, the Contractor shall:
12.3.4.1	Show that the selected area of study is based on a demonstration of need and is expected to achieve measurable benefit to Enrollee (rationale);
12.3.4.2	Establish clear, defined and measurable goals and objectives that the Contractor shall achieve in each year of the project;
12.3.4.3	Measure performance using quality indicators that are objective, measurable, clearly defined and that allow tracking of performance and improvement over time;
12.3.4.4	Implement interventions designed to achieve quality improvements;
12.3.4.5	Evaluate the effectiveness of the interventions;
12.3.4.6	Establish standardized performance measures (such as HEDIS or another similarly standardized product);
12.3.4.7	Plan and initiate activities for increasing or sustaining improvement; and
12.3.4.8	Document the Data collection methodology used (including sources) and steps taken to assure Data is valid and reliable.
12.3.5	The Contractor shall submit all descriptions of PIPs and program details to ASES annually as part of the QAPI program.
12.3.6	Each PIP shall be evaluated by the EQRO. The Contractor shall provide information to the EQRO on the status and outcomes of the PIP upon request.
12.3.7	When requested, the Contractor shall submit Data to ASES or the EQRO for standardized PIPs. The Contractor shall collect valid and reliable Data, using qualified staff and personnel to collect the Data. Failure of the Contractor to follow Data collection and submission requirements may result in sanctions.
12.4	ER Quality Initiative Program
12.4.1	The Contractor shall develop an emergency room (ER) quality initiative program, implementing efficient and timely monitoring of Enrollees’ use of the emergency room, including whether such use was justified by a legitimate Emergency Medical Condition or Psychiatric Emergency.

12.4.2	The ER quality initiative program shall be designed to identify high users of Emergency Services for non-emergency situations and to allow for early interventions in order to ensure appropriate Utilization of services and resources.
12.4.3	The ER quality initiative program shall specify all strategies to be used by the Contractor to address high users of inappropriate Emergency Services and include, at a minimum, the following components:
12.4.3.1	Description of system(s) for tracking, monitoring, and reporting high users of ER services for non-emergency situations;
12.4.3.2	Criteria for defining non-emergency situations;
12.4.3.3	Educational component to inform (i) Enrollees about the proper use of ER services and how to access ER services and (ii) PCPs about identifying high users or potential high users of ER services and reporting to the Contractor;
12.4.3.4	Protocols for identifying high users of inappropriate ER services and referring them to Care Management for needs assessment and identification of other more appropriate services and resources;
12.4.3.5	Process for ensuring the provision of physical and Behavioral Health Services in an appropriate setting upon identification of the need.
12.4.3.6	Quarterly reporting on ER services Utilization; and
12.4.3.7	Process for monitoring and evaluating program effectiveness, identifying issues, and modifying the ER quality initiative program as necessary to improve service Utilization.
12.4.4	The Contractor shall submit its ER quality initiative program to ASES as part of its QAPI program.
12.5	Quality Incentive Program
12.5.1	The Contractor shall establish and implement a quality incentive program as a mechanism to improve the quality of services provided to Enrollees.
12.5.2	The Quality Incentive Program shall consist of three (3) categories of performance indicators: performance measures, preventive clinical program measures, and ER Utilization measures.
12.5.3	ASES shall establish a Retention Fund, whereby, per Section 22.3, ASES shall withhold a portion of annual PMPM Payments otherwise payable to the Contractor in order to incent the Contractor to meet performance targets under the quality incentive program described in the Quality Improvement Procedure Manual (the “QIP Manual”). The QIP Manual is subject to review and revision on an annual basis. The QIP Manual will be provided to the Contractor prior to the Effective Date of this Contract. The Retention Fund shall be reimbursed to the Contractor when a determination is made by ASES that the Contractor has complied with the quality standards and criteria established by ASES in accordance with Section 22.3 of this Contract.

12.5.4	The following is a description of each of the three (3) categories of performance indicators and the associated reimbursement level for each.
12.5.4.1	Performance Measures
12.5.4.1.1	The Contractor shall demonstrate an improvement in performance, as described in the QIP Manual each year, using the previous year Data as the baseline for each region, in the following performance measures for effectiveness of medical care and Access:
12.5.4.1.1.1	Breast cancer screening;
12.5.4.1.1.2	Cervical cancer screening;
12.5.4.1.1.3	Cholesterol management;
12.5.4.1.1.4	Diabetes care management;
12.5.4.1.1.5	Access to preventive care visits;
12.5.4.1.1.6	Access to dental preventive care visits;
12.5.4.1.1.7	Timeliness in pre-natal care;
12.5.4.1.1.8	Asthma management;
12.5.4.1.1.9	Antidepressant medication management
12.5.4.1.1.9.1	Follow-up care for children with prescribed ADHD medication;
12.5.4.1.1.9.2	Follow-up after hospitalization for mental illness and engagement of alcohol and other drug dependence treatment;
12.5.4.1.1.9.3	Identification of alcohol and other drug treatment services; and
12.5.4.1.1.9.4	Behavioral Health Utilization.

12.5.4.1.2	ASES shall reimburse the Contractor, in accordance with Section 22.3, and the QIP Manual QIP for successful compliance with the above performance measures based upon annual evaluation of this criterion.
12.5.4.2	Preventive Clinical Programs
12.5.4.2.1	The Contractor shall comply with the objectives of each of the following preventive clinical programs as described throughout this Contract:
12.5.4.2.1.1	Care Management;
12.5.4.2.1.2	Disease Management;
12.5.4.2.1.3	Wellness Program
12.5.4.2.1.4	Pre-natal and Maternal Program;
12.5.4.2.1.5	Provider continuing education curriculum program (see Section 10.2.2 of the Contract);); and
12.5.4.2.1.6	Physician Incentive Plan.
12.5.4.2.2	ASES shall reimburse the Contractor, in accordance with Section 22.3, and the QIP Manual for successful compliance with the above performance measures based upon annual evaluation of this criterion.
12.5.4.3	Emergency Room Use Indicators
12.5.4.3.1	As described in Section 12.4 above, the Contractor shall develop an ER Quality Incentive Program to reduce the inappropriate use of ER services for non-emergency situations. The Contractor shall be evaluated based on the effectiveness of its program. The benchmark to be applied for each Service Region shall be provided to the Contractor in the QIP Manual (Attachment 19).
12.5.4.3.2	ASES shall reimburse the Contractor, in accordance with Section 22.3, and the QIP Manual for successful compliance with the above performance measures based upon annual evaluation of this criterion.
12.5.4.4	The Contractor shall submit its quality incentive program as part of its QAPI program. The program description shall include, at a minimum:

12.5.4.4.1	How the Contractor will educate Providers regarding the program requirements; and
12.5.4.4.2	Strategies for ensuring and monitoring program compliance.
12.5.5	During the Contract Term, ASES may issue from time to time normative or policy letters setting forth the terms and conditions it may deem necessary for the purpose of implementing the Quality Incentive Program described in this Article 12.
12.5.6	The Contractor shall contract with a certified HEDIS auditor to validate the processes of the Contractor. For Medicaid and CHIP Eligibles, the validation procedures shall be consistent with Federal requirements specified at 42 CFR 438.358(b)(2).
12.5.7	When requested, the Contractor shall submit Data to ASES for standardized performance measures, within specified timelines and according to the established procedures Data collection and reporting. The Contractor shall collect valid and reliable Data, using qualified staff and personnel to collect the Data. Failure of the Contractor to follow Data collection and reporting requirements may result in sanctions.
12.5.8	Wellness Plan
12.5.8.1	In order to advance the goals of strengthening Preventive Services, providing integrated physical, Behavioral Health, and dental services to all Eligible Persons, and educating Enrollees on health and wellness, the Contractor shall develop a Wellness Plan.
12.5.8.2	The Wellness Plan shall include a strategy for coordination with government agencies of Puerto Rico integral to disease prevention efforts and education efforts, including the Health Department, the Department of the Family, and the Department of Education. The Wellness Plan shall incorporate strategies to reach all Enrollees including those living in remote areas of the Contractor’s Service Regions.
12.5.8.3	The Wellness Plan shall present strategies for encouraging Enrollees to:
12.5.8.3.1	Seek an annual health checkup;
12.5.8.3.2	Appropriately use the services of the GHP, including GHP Service Line;
12.5.8.3.3	Seek women’s health screenings including mammograms, pap smears, cervical screenings, and tests for sexually transmitted infections;

12.5.8.3.4	Maintain a healthy body weight, through good nutrition and exercise;
12.5.8.3.5	Seek an annual dental exam;
12.5.8.3.6	Seek Behavioral Health screening;
12.5.8.3.7	Attend to the medical and developmental needs of children and adolescents, including vaccinations; and
12.5.8.3.8	Receive education regarding the diagnosis and treatment of high-risk diagnoses including:
12.5.8.3.8.1	Depression;
12.5.8.3.8.2	Schizophrenia;
12.5.8.3.8.3	Bipolar disorders;
12.5.8.3.8.4	Attention Deficit Disorder and Attention Deficit Hyperactivity Disorder;
12.5.8.3.8.5	Substance abuse; and
12.5.8.3.8.6	Anxiety disorders.
12.5.8.3.9	The Contractor shall ensure that its Wellness Plan reaches, at a minimum, eighty-five percent (85%) of GHP Enrollees. To achieve the eighty-five (85%) goal, the Contractor shall, in compliance with the requirements of HIPAA and the rules and regulations thereunder, utilize wellness advertisements, campaigns and/or seminars, including without limitation, health fairs, educational activities, visits to enrollees, and others.
12.5.8.4	The Contractor shall, according to the timeframe specified in Attachment 12 to this Contract, present its Wellness Plan to ASES for review and prior written approval.
12.6	Provider and Enrollee Satisfaction Surveys
12.6.1	The Contractor shall perform an annual satisfaction survey for Providers and Enrollees. The survey for Enrollees shall be the Consumer Assessment of Health Care Providers and Systems (“CAHPS”) and the Experience of Care and Health Outcomes (“ECHO”) survey instruments.
12.6.2	The sample size for both surveys shall equal the number of respondents needed for a statistical confidence level of ninety-five percent (95%) with a margin of error not more than five percent (5%) and shall not have a response rate less than fifty percent (50%).

12.6.3	The results of the surveys shall be submitted to ASES and to the Puerto Rico Medicaid Program.
12.6.4	The Contractor shall have a process for notifying Providers and Enrollees about the availability of survey findings and making survey findings available upon request.
12.6.5	The Contractor shall have a process for utilizing the results of the Provider and Enrollee surveys for monitoring service delivery and quality of services and for making program enhancements.
12.7	External Quality Review
12.7.1	In compliance with Federal requirements at 42 CFR 438.358(b)(3), ASES will contract with an External Quality Review Organization (“EQRO”) to conduct annual, external, independent reviews of the quality outcomes, timeliness of, and Access to, the services covered in this Contract. The Contractor shall collaborate with ASES’s EQRO to develop studies, surveys, and other analytic activities to assess the quality of care and services provided to Enrollees and to identify opportunities for program improvement. To facilitate this process the Contractor shall supply Data, including but not limited to Claims Data and Medical Records, to the EQRO. Upon the request of ASES, the Contractor shall provide its protocols for providing Information, participating in review activities, and using the results of the reviews to improve the quality of the services and programs provided to Enrollees.
12.7.2	The EQRO shall also audit the Contractor’s Performance Improvement Projects (“PIPs”), performance measure program, and the Contractor’s performance against quality standards based on CMS criteria. The Contractor shall cooperate fully with the EQRO.
12.7.3	The Contractor shall participate with the EQRO in various other tasks and projects identified by ASES to gauge performance in a variety of areas, including the integration of physical and Behavioral Health, care coordination, and treatment of special populations.
12.7.4	The EQRO retained by ASES shall not be a competitor of the Contractor and shall comply with 42 C.F.R. § 438.354.
12.7.5	Disease Management
12.7.5.1	The Contractor shall provide Disease Management (“DM”) strategies to Enrollees with identified Chronic Conditions as part of its wellness programs and activities. The Contractor’s DM strategies may include population identification/stratification, collaborative practice models, patient self-management education, evidence-based practice guidelines, process and outcomes measurements, and internal quality improvement processes.

12.7.5.2	The Contractor shall improve its ability to manage Chronic illnesses/diseases/Conditions through DM protocols. The Contractor shall:
12.7.5.2.1	Participate in DM projects annually;
12.7.5.2.2	Provide comprehensive DM and a Care Manager for the following conditions:
12.7.5.2.2.1	Asthma in Adults and children;
12.7.5.2.2.2	Diabetes Type 1 and Type 2;
12.7.5.2.2.3	Congestive heart failure;
12.7.5.2.2.4	Hypertension;
12.7.5.2.2.5	Obesity;
12.7.5.2.2.6	Chronic Renal Disease Stages 1 and 2; and
12.7.5.2.2.7	Depression;
12.7.5.2.3	The DM program shall utilize strategies consistent with nationally recognized DM guidelines, such as those available through the Agency of Health Care Research and Quality’s (“AHRQ”), NQMC website, or the Care Continuum Alliance (formerly the Disease Management Association of America);
12.7.5.2.4	Submit cumulative Data-driven measurements with written analysis describing the effectiveness of its DM interventions as well as any modifications implemented by the Contractor to improve its DM performance;
12.7.5.2.5	Submit to ASES the Contractor’s DM plan, which shall include a description of the strategies and interventions, the overall and measurable objectives, and targeted interventions. The Contractor shall also submit to ASES its methodology for identifying other diseases/conditions for potential DM strategies and interventions; and

12.7.5.2.6	Submit to ASES a quantitative and qualitative evaluation of the efficacy of the prior year’s DM strategies; document how well goals were addressed, such as identification, Enrollment, targeted interventions, and outcomes.
ARTICLE 13  FRAUD, WASTE, AND ABUSE
13.1	General Provisions
13.1.1	The Contractor shall have and implement a comprehensive internal administrative and management controls, policies, and procedures in place designed to prevent, detect, report, investigate, correct, and resolve potential or confirmed cases of Fraud, Waste, and Abuse in the administration and delivery of services detailed in this Contract.
13.1.2	For Medicaid and CHIP Eligibles, the Contractor’s internal controls, policies, and procedures shall comply with all Federal requirements regarding Fraud, Waste, and Abuse and program integrity, including but not limited to Sections 1128, 1156, and 1902(a)(68) of the Social Security Act, Section 6402(h) of PPACA, 42 CFR 438.608, the CMS Medicaid Integrity program, and the Deficit Reduction Act of 2005. The Contractor shall exercise diligent efforts to ensure that no payments are made to any person or entity that has been excluded from participation in Federal health care programs. (See State Medicaid Director Letter #09-001, January 16, 2009.)
13.1.3	The Contractor shall have surveillance and Utilization control programs and procedures (see 42 CFR 456.3, 42 CFR 456.4, 42 CFR 456.23) to safeguard against under-utilization, unnecessary or inappropriate use of Covered Services and against excess payments for Covered Services.
13.1.4	The Contractor shall have adequate staffing and resources to identify and investigate unusual incidents and develop and implement Corrective Action plans to assist the Contractor in preventing and detecting potential Fraud, Waste, and Abuse.
13.1.5	The Contractor shall establish effective lines of communication between the Contractor’s compliance officer and the Contractor’s employees to facilitate the oversight of systems that monitor service Utilization and Encounters for Fraud, Waste, and Abuse.
13.1.6	The Contractor shall submit its Fraud, Waste, and Abuse policies and procedures, its proposed compliance plan, and its program integrity plan to ASES for prior written approval according to the timeframe specified in Attachment 12 to this Contract.
13.1.7	Any changes to the Contractor’s Fraud, Waste, and Abuse policies and procedures must be submitted to ASES for approval within fifteen (15) Calendar Days of the date the Contractor plans to implement the changes and the changes shall not go into effect until ASES provides prior written approval.

13.1.8	The Contractor shall comply with all program integrity provisions of the PPACA including:
13.1.8.1	Enhanced Provider screening and enrollment, Section 6401;
13.1.8.2	Termination of Provider participation, Section 6501;
13.1.8.3	Provider discloser of current or previous affiliation with excluded Provider(s), Section 6401; and
13.1.8.4	Provider screening and enrollment, 42 CFR Part 455, Subpart E.
13.1.9	The Contractor shall inform ASES in writing Immediately upon becoming aware of a compliance breach related to the Contractor’s MCO and/or Network Provider.
13.1.10	The Contractor shall inform ASES of any meetings it holds with any other GHP MCOs related to compliance and program integrity issues at least forty-eight (48) hours prior to the meeting. The Contractor shall provide a copy of the meeting minutes as well as the results of any follow-up investigations to ASES in writing Immediately.
13.1.11	The Contractor shall have policies and procedures prior approved in writing by ASES to address (i) Immediately notifying ASES of pending Network Provider investigations, suspensions and debarment and (ii) transitioning Enrollees from suspended and debarred Network Providers.
13.2	Compliance Plan
13.2.1	The Contractor shall have a written Fraud, Waste, and Abuse compliance plan with stated program goals and objectives, program scope, and methodology to evaluate program performance. A paper and electronic copy of the compliance plan shall be provided to ASES annually for prior written approval. ASES shall provide notice of approval, denial, or modification to the Contractor within thirty (30) Calendar Days of receipt. The Contractor shall make any necessary changes required by ASES within an additional thirty (30) Calendar Days of the request.
13.2.2	At a minimum, the Contractor’s Fraud, Waste, and Abuse compliance plan shall, in accordance with 42 CFR 438.608:
13.2.2.1	Ensure that all of its officers, directors, managers and employees know and understand the provisions of the Contractor’s Fraud, Waste, and Abuse compliance plan;

13.2.2.2	Require the designation of a compliance officer and a compliance committee that are accountable to the Contractor’s senior management;
13.2.2.3	Ensure and describe effective training and education for the compliance officer and the Contractor’s employees;
13.2.2.4	Ensure that Providers and Enrollees are educated about Fraud, Waste, and Abuse identification and reporting in the materials provided to them;
13.2.2.5	Ensure effective lines of communication between the Contractor’s compliance officer and the Contractor’s employees to ensure that employees understand and comply with the Contractor’s Fraud, Waste, and Abuse program;
13.2.2.6	Ensure enforcement of standards of conduct through well-publicized disciplinary guidelines;
13.2.2.7	Ensure internal monitoring and auditing with provisions for prompt response to potential offenses, and for the development of corrective action initiatives relating to the Contractor’s Fraud, Waste, and Abuse efforts;
13.2.2.8	Describe standards of conduct that articulate the Contractor’s commitment to comply with all applicable Puerto Rico and Federal requirements and standards;
13.2.2.9	Ensure that no individual who reports Provider violations or suspected cases of Fraud, Waste, and Abuse is retaliated against; and
13.2.2.10	Include a monitoring program that is designed to prevent and detect potential or suspected Fraud, Waste, and Abuse. This monitoring program shall include but not be limited to:
13.2.2.10.1	Monitoring the billings of its Providers to ensure Enrollees receive services for which the Contractor is billed;
13.2.2.10.2	Requiring the investigation of all reports of suspected cases of Fraud and over-billings;
13.2.2.10.3	Reviewing Providers for over, under and inappropriate Utilization;
13.2.2.10.4	Verifying with Enrollees the delivery of services as claimed; and

13.2.2.10.5	Reviewing and trending Enrollee Complaints regarding Providers.
13.2.3	The Contractor shall include in all employee handbooks a specific discussion of its Fraud, Waste, and Abuse policies and procedures, the rights of whistleblowers, and the Contractor’s procedures for detecting and preventing Fraud, Waste, and Abuse.
13.2.4	The Contractor shall include in the Enrollee Handbook instructions on how to report Fraud, Waste, and Abuse and the protections for whistleblowers.
13.3	Program Integrity Plan
13.3.1	The Contractor shall develop a program integrity plan that at a minimum:
13.3.1.1	Defines Fraud, Waste, and Abuse;
13.3.1.2	Specifies methods to detect Fraud, Waste, and Abuse;
13.3.1.3	Describes a process to perform investigations on each suspected case of Fraud, Waste, and Abuse;
13.3.1.4	Describes the Contractor’s staff responsible for conducting the investigations and reporting of potential Fraud, Waste, or Abuse, including an organizational chart documenting roles and responsibilities;
13.3.1.5	Includes a variety of methods for identifying, investigating, and referring suspected cases to appropriate entities;
13.3.1.6	Includes a systematic approach to Data analysis;
13.3.1.7	Defines mechanisms to monitor frequency of Encounters and services rendered to Enrollees billed by Providers;
13.3.1.8	Identifies requirements to complete the preliminary investigation of Providers and Enrollees;
13.3.1.9	Include provisions regarding prompt terminations of inactive Providers due to inactivity in the past twelve (12) months;
13.3.1.10	Include a risk assessment of the Contractor’s various Fraud, Waste, and Abuse processes. The risk assessment shall include a listing of the Contractor’s top three (3) vulnerable areas and outline action plans to mitigate risks;

13.3.1.11	Include procedures for the confidential reporting of potential Fraud, Waste, and Abuse, including potential Contractor violations; and
13.3.1.12	Include procedures to ensure that there is no retaliation against an individual who reports Contractor violations or other potential Fraud, Waste, or Abuse to the Contractor or an external entity.
13.3.2	The Contractor’s program integrity plan shall comply in all respects with the ASES Guidelines for the development of a program integrity plan, included as Attachment 14 to this Contract. Upon review of the Contractor’s Program Integrity Plan (see Section 13.3), ASES will promptly (within twenty (20) Business Days) notify the Contractor of any needed revisions in order for the program integrity plan to comply with the guidelines and with Federal law. The Contractor, in turn, shall promptly (within twenty (20) Business Days of receipt of the ASES comments) re-submit its Plan for ASES review and prior written approval.
13.3.3	The Contractor shall notify ASES within twenty (20) Business Days of any initiated investigation of a suspected case of Fraud, Waste, or Abuse. The Contractor shall subsequently report preliminary results of such investigations activities to ASES and other appropriate Puerto Rico and Federal entities. ASES will provide the Contractor with guidance during the pendency of the investigation and will refer the matter to the US Department of Justice.
13.4	Prohibited Affiliations with Individuals Debarred by Federal Agencies
13.4.1	The Contractor shall not knowingly have a relationship with the following:
13.4.1.1	An individual who is debarred, suspended, or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation or from participating in non-procurement activities under Executive Order No. 12549 or under any guidelines implementing the Executive Order.
13.4.1.2	An individual who is an Affiliate, as defined in the Federal Acquisition Regulation, of a person described in Section 13.4.1.1. The relationship is defined as follows:
13.4.1.2.1	A director, officer, or partner of the Contractor;
13.4.1.2.2	A person with beneficial ownership of five percent (5%) or more of the Contractor’s equity; or
13.4.1.2.3	A person with an employment, consulting, or other arrangement with the Contractor for the provision of items or services that are significant and material the Contractor’s obligations under this Contract.

13.5	Reporting and Investigations
13.5.1	The Contractor shall cooperate with all duly authorized Federal and Puerto Rico agencies and representatives in reporting, investigating and prosecuting Fraud, Waste, and Abuse.
13.5.2	The Contractor shall have methods for identifying, investigating, and referring suspected Fraud, Waste, and Abuse pursuant to 42 CFR 455.1, 42 CFR 455.13, 42 CFR 455.14 and 42 CFR 455.21 and Immediately notifying ASES.
13.5.3	The Contractor shall Immediately report to ASES the identity of any Provider or other person who is debarred, suspended, or otherwise prohibited from participating in procurement activities. ASES shall promptly notify the Secretary of Health and Human Services of the noncompliance, as required by 42 CFR 438.610(c).
13.5.4	The Contractor shall conclude its preliminary investigation within ten (10) Business Days of identifying the potential Fraud, Waste, or Abuse and shall provide the findings of its preliminary investigation in writing to ASES within two (2) Business Days of completing the preliminary investigation.
13.5.5	If directed by ASES, the Contractor shall conduct a full investigation. The Contractor shall provide the results of its full investigations in writing to Puerto Rico and ASES within two (2) Business Days of completing the investigation. This report shall include any referrals made and actions taken by the Contractor or any external entity.
13.5.6	The Contractor and all Subcontractors shall cooperate fully with Federal and Puerto Rico agencies in Fraud, Waste, and Abuse investigations and subsequent legal actions, whether administrative, civil, or criminal. Such cooperation shall include actively participating in meetings, providing requested Information, access to records, and access to interviews with employees and consultants, including but not limited to those with expertise in the administration of the program and/or medical or pharmaceutical matters or in any matter related to an investigation or prosecution. Such cooperation shall also include providing personnel to testify at any hearings, trials, or other legal proceedings on an as-needed basis.
13.5.7	In accordance with Section 6402 of the PPACA and 42 CFR 455.23, the Contractor must have a mechanism in place to identify and suspend payments to any Provider or other Subcontractor when there is a pending investigation of a Credible Allegation of Fraud under the Medicaid program.

13.5.8	If a Provider is suspended or terminated from participation in the Puerto Rico Medicaid Program by Puerto Rico, the Contractor shall also suspend or terminate the Provider.
13.5.9	If a Provider is terminated from Medicare or another state’s Medicaid or State Children’s Health Insurance Program, the Contractor shall terminate its Provider participation agreement with that Provider (see Section 1902(a)(39) of the Social Security Act and 42 CFR 455.416).
13.5.10	The Contractor shall notify ASES within two (2) Business Days of taking any action against a Provider for program integrity reasons, including, but not limited to, denial of a Provider Credentialing/Re-Credentialing application, corrective action or limiting the ability of a Provider to participate in the program (e.g., suspending or terminating a Provider). The notification shall include but not be limited to identification of the Provider and a description of the action, the reason for the action, and documentation to support the reason. The Contractor shall provide additional Information upon ASES’s request.
13.5.11	The Contractor shall submit a risk assessment on an “as needed” basis and Immediately after a program integrity-related action against a Provider. The Contractor shall inform ASES of such action and provide details of such financial action.
13.5.12	The Contractor shall immediately disclose to ASES any and all criminal convictions of its managing employees (see 42 CFR 455.106).
13.5.13	Regarding Provider disclosers, the Contractor shall:
13.5.13.1	Not make payment to a Provider unless the Provider has submitted completed disclosures required by Federal law either to ASES or the Contractor. This includes but is not limited to disclosure regarding ownership and control, business transactions, and criminal convictions (see 42 CFR Part 455, Subpart B).
13.5.13.2	Track information received from ASES identifying Providers from whom ASES has received completed disclosures.
13.5.13.3	For participating Providers for whom ASES has not received completed disclosures, as reported to the Contractor, collect and retain completed Provider disclosures as part of initial Credentialing and then annually, using a disclosure form prior approved by ASES in writing.

13.5.13.4	In accordance with 42 CFR 455.106, Immediately report any criminal conviction disclosures to ASES and explain what action it will take (e.g., terminate the Provider).
13.5.13.5	In accordance with Section 1866(j)(5) of the Social Security Act and implementing regulations, as part of Credentialing and Re-Credentialing, collect disclosures from Out-of-Network Providers regarding any current or previous affiliations with a Provider or supplier that has uncollected debt, has been or is subject to a payment suspension under a Federal health care program (as defined in Section 1128B(f)), has been excluded from participation under Medicare, Medicaid, CHIP, or has had its billing privileges denied or revoked. The Contractor shall notify ASES if the Contractor determines that such affiliation poses an undue risk of Fraud, Waste, or Abuse and denies the application.
13.6	Service Verification with Enrollees
13.6.1	In accordance with 42 CFR 455.20, the Contractor shall implement a process for verifying with Enrollees whether services billed by Providers were received.
13.6.2	The Contractor must employ a methodology and sampling process prior approved by ASES to verify with its Enrollees on a monthly whether services billed to the Contractor by Providers were actually received. The methodology and sampling process must include criteria for identifying “high-risk” services and Provider types.
13.6.3	Stark Law Compliance. The Contractor must have mechanisms in place to ensure that payments are not made in violation of Section 1903(s) of the Social Security Act with respect to certain physician Referrals as defined in Section 1877 of the Social Security Act. The Contractor shall ensure that disclosing Parties provide a financial analysis that includes the total amount actually or potentially due and owed as a result of the disclosed violation, a description of the methodology used to determine the amount due and owing, the total amount of remuneration involved physicians (or an immediate family member of such physicians) received as a result of an actual or potential violation, and a summary of audit activity and documents used in the audit. In accordance with Section 6409 of the PPACA, the Contractor will encourage provider use of the self-referral disclosure protocols, under which providers of services and suppliers may self-disclose actual or potential violations of the physicians’ self-referral statute (Section 1877 of the Social Security Act).

ARTICLE 14  GRIEVANCE SYSTEM
14.1	General Requirements
14.1.1	In accordance with 42 CFR Part 438, Subpart F, the Contractor shall establish an internal Grievance System under which Enrollees, or Providers acting on their behalf, may challenge the denial of coverage of, or payment for, Covered Services.
14.1.2	The Contractor’s Grievance System shall include (i) a Complaint process, (ii) Grievance process, (iii) Appeal process, and (iv) access to the Administrative Law Hearing process.
14.1.3	The Contractor shall designate, in writing, an officer who shall have primary responsibility for ensuring that Complaints, Grievances, and
Appeals are resolved pursuant to this Contract and for signing all Notices of Action. For such purposes, an officer shall mean a president, vice president, secretary, treasurer, chairperson of the board of directors of the Contractor’s organization, the sole proprietor, the managing general partner of a partnership, or a person having similar executive authority in the organization.
14.1.4	The Contractor shall develop a written Grievance System and the policies and procedures that detail the operation of the Grievance System. The Grievance System policies and procedures shall be submitted to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.
14.1.5	At a minimum, the Contractor’s Grievance System policies and procedures shall include the following:
14.1.5.1	Process for filing a Complaint, Grievance, or Appeal, or seeking an Administrative Law Hearing;
14.1.5.2	Process for receiving, recording, tracking, reviewing, reporting, and resolving Grievances filed verbally, in writing, or in-person;
14.1.5.3	Process for receiving, recording, tracking, reviewing, reporting, and resolving Appeals filed verbally or in writing;
14.1.5.4	Process for requesting an expedited review of an Appeal;
14.1.5.5	Process and timeframe for a Provider to file a Complaint, Grievance or Appeal on behalf of an Enrollee;
14.1.5.6	Process for notifying Enrollees of their right to file a Complaint, Grievance, or Appeal with the Patient Advocate Office and how to contact the Patient Advocate Office;

14.1.5.7	Procedures for the exchange of Information with Providers, ASES, and the Enrollees regarding Complaints, Grievances, and Appeals;
14.1.5.8	Process and timeframes for notifying Enrollees in writing regarding receipt of Complaints, Grievances, Appeals, resolution, action, delay of review, and denial of request for expedited review.
14.1.6	The Contractor’s Grievance System shall fully comply with the Patient’s Bill of Rights Act and with Act No. 11 of April 11, 2001 (known as the Organic Law of the Office of the Patient Advocate), to the extent that such provisions do not conflict with, or pose an obstacle to Federal regulations.
14.1.7	The Contractor shall process each Complaint, Grievance, or Appeal in accordance with applicable Puerto Rico and Federal statutory and regulatory requirements, this Contract, and the Contractor’s written policies and procedures. Pertinent facts from all Parties must be collected during the process.
14.1.8	The Contractor shall include educational information in the Enrollee Handbook regarding the Contractor’s Grievance System which at a minimum includes:
14.1.8.1	A description of the Contractor’s Grievance System;
14.1.8.2	Instructions on how to file Complaints, Grievances and Appeals including the timeframes for filing;
14.1.8.3	The Contractor’s toll-free telephone number and office hours;
14.1.8.4	Information regarding an Enrollee’s right to file a Complaint, Grievance, or Appeal with the Patient Advocate Office and how to file a Complaint, Grievance, or Appeal with the Patient Advocate Office;
14.1.8.5	Information describing the Administrative Law Hearing process and governing rules, including that the Enrollee must first exhaust the MCO’s Grievance System before accessing the Administrative Law Hearing process; and
14.1.8.6	Timelines and limitations associated with filing Grievances or Appeals.
14.1.9	The Contractor shall give Enrollees reasonable assistance in completing forms and taking other procedural steps for Complaints, Grievances and Appeals. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TDD and interpreter capability.
14.1.10	The Contractor shall include information regarding the Grievance System in the Provider Guidelines and upon joining the Contractor’s Network, all Providers shall receive training and education regarding the Contractor’s Grievance System, which includes but is not limited to:

14.1.10.1	The Enrollee’s right to file Complaints, Grievances and, Appeals and the requirements and timeframes for filing;
14.1.10.2	The Enrollee’s right to file a Complaint, Grievance, or Appeal with the Patient Advocate Office;
14.1.10.3	The Enrollee’s right to an Administrative Law Hearing, how to obtain an Administrative Law Hearing, and representation rules at an Administrative Law Hearing;
14.1.10.4	The availability of assistance in filing a Complaint, Grievance, or Appeal;
14.1.10.5	The toll-free numbers to file oral Complaints, Grievances, and Appeals;
14.1.10.6	The Enrollee’s right to request continuation of Benefits during an Appeal, or an Administrative Law Hearing filing, and that if the Contractor’s Action is upheld in an Administrative Law Hearing, the Enrollee may be liable for the cost of any continued Benefits; and
14.1.10.7	Any Puerto Rico-determined Provider Appeal rights to challenge the failure of the Contractor to cover a service.
14.1.11	The Contractor shall have procedures in place to notify all Enrollees in their primary language of Complaint, Grievance, and Appeal dispositions.
14.1.12	The Contractor shall develop Grievance System forms to be submitted for prior written approval by ASES according to the timeframe specified in Attachment 12 to this Contract. The approved forms shall be made available to all Enrollees, shall meet all requirements listed in Sections 6.2 and 6.3 for written materials, and shall, at a minimum:
14.1.12.1	Instruct the Enrollee or Enrollee’s Authorized Representative that documentary evidence should be included, if available; and
14.1.12.2	Include instructions for completion and submission.
14.1.13	All ASES prior approved Complaints, Grievances, and Appeals files and forms shall be made available to ASES for auditing. All Complaint, Grievance, and Appeal documents and related information shall be considered as containing protected health information and shall be treated in accordance with HIPAA regulations and other applicable laws of Puerto Rico.

14.1.14	The Contractor shall ensure that the individuals who make decisions on Grievances and Appeals are individuals:
14.1.14.1	Who were not involved in any previous level of review or decision-making; and
14.1.14.2	Who, if deciding any of the following, are Providers who have the appropriate clinical expertise, as determined by ASES, in treating the Enrollee’s condition or disease if deciding any of the following:
14.1.14.3	An Appeal of a denial that is based on lack of Medical Necessity;
14.1.14.4	A Grievance regarding denial of expedited resolutions of Appeal; and
14.1.14.5	Any Grievance or Appeal that involves clinical issues.
14.1.15	The Contractor shall ensure that punitive action is not taken against a Provider who requests a Grievance, Appeal or an Administrative Law Hearing or supports an Enrollee’s Grievance, Appeal or Administrative Law Hearing.
14.1.16	The Contractor shall have a system in place to collect, analyze, and integrate Data regarding Complaints, Grievances, and Appeals. At a minimum, the following information shall be recorded:
14.1.16.1	Date Complaint, Grievance, or Appeal was filed;
14.1.16.2	Enrollee’s name;
14.1.16.3	Enrollee’s Medicaid ID number, if applicable;
14.1.16.4	Name of the individual filing the Complaint, Grievance, or Appeal on behalf of the Enrollee;
14.1.16.5	Date of acknowledgement that receipt of Grievance or Appeal was mailed to the Enrollee;
14.1.16.6	Summary of Complaint, Grievance, or Appeal;
14.1.16.7	Date Notice of Disposition or Notice of Adverse Action was mailed to the Enrollee;
14.1.16.8	Corrective Action required; and
14.1.16.9	Date of resolution.

14.2	Complaint
14.2.1	The Complaint process is the procedure for addressing Enrollee Complaints, defined as expressions of dissatisfaction about any matter other than an Action that are resolved at the point of contact rather than through filing a formal Grievance.
14.2.2	An Enrollee or Enrollee’s Authorized Representative may file a Complaint either orally or in writing. The Enrollee or Enrollee’s Authorized Representative may follow-up an oral request with a written request. However, the timeframe for resolution begins with the date the Contractor receives the oral request.
14.2.3	An Enrollee or Enrollee’s Authorized Representative shall file a Complaint within fifteen (15) Calendar Days after the date of occurrence that initiated the Complaint.
14.2.4	The Contractor shall have procedures in place to provide Notice of Dispositions of Complaints to all Enrollees in their primary language.
14.2.5	The Contractor shall resolve each Complaint within seventy-two (72) hours of the time the Contractor received the initial Complaint, whether orally or in writing. If the Complaint is not resolved within this timeframe, the Complaint shall be treated as a Grievance.
14.2.6	The Notice of Disposition shall include the results and date of the resolution of the Complaint and shall include notice of the right to file a Grievance or Appeal and information necessary to allow the Enrollee to request an Administrative Law Hearing, if appropriate, including contact information necessary to pursue an Administrative Law Hearing.
14.3	Grievance Process
14.3.1	An Enrollee or Enrollee’s Authorized Representative may file a Grievance with the Contractor or with the Office of the Patient’s Advocate of Puerto Rico either orally or in writing. A Provider cannot file a Grievance on behalf of an Enrollee unless written consent is granted by the Enrollee.
14.3.2	The timeframe for filing a Grievance shall not exceed ninety (90) Calendar Days from the date of the occurrence.
14.3.3	The Contractor shall acknowledge receipt of each Grievance in writing to the Enrollee (and the Provider, if the Provider filed the Grievance on the Enrollee’s behalf) within ten (10) Business Days of receipt.
14.3.4	The Contractor shall provide written notice of the disposition of the Grievance as expeditiously as the Enrollee’s health condition requires, but in any event, within ninety (90) Calendar Days from the day the Contractor receives the Grievance.

14.3.5	The Notice of Disposition shall include the following:
14.3.5.1	The resolution of the Grievance,
14.3.5.2	The basis for the resolution, and
14.3.5.3	The date of the resolution.
14.3.6	The Contractor may extend the timeframe to provide a written notice of disposition of a Grievance for up to fourteen (14) Calendar Days if the Enrollee requests the extension or the Contractor demonstrates (to the satisfaction of ASES, upon its request) that there is a need for additional Information and how the delay is in the Enrollee’s interest. If the Contractor extends the timeframe, it shall, for any extension not requested by the Enrollee, give the Enrollee written notice of the reason for the delay prior to the delay.
14.4	Notice of Action
14.4.1	Pursuant to 42 CFR 438.210(c), the Contractor shall provide written notice to the requesting Provider and the Enrollee of any decision by the Contractor to deny a Service Authorization Request, or to authorize a service in an amount, duration, or scope that is less than requested. The Contractor’s notices shall meet the requirements of 42 CFR 438.404.
14.4.2	The Contractor’s written Notice of Action to Enrollees must meet the language and format requirements in Section 6.2 and 6.3 and be set in accordance with the timeframes described in Section 14.4.4.
14.4.3	The Notice of Action shall contain the following:
14.4.3.1	The Action the Contractor has taken or intends to take;
14.4.3.2	The reasons for the Action;
14.4.3.3	The Enrollee’s right to file an Appeal through the Contractor’s internal Grievance System and the procedure for filing an Appeal;
14.4.3.4	The Enrollee’s right to request an Administrative Law Hearing after exhaustion of the Contractor’s Grievance System;
14.4.3.5	The Enrollee’s right to allow a Provider to file an Appeal or an Administrative Law Hearing on behalf of the Enrollee, upon written consent;
14.4.3.6	The circumstances under which expedited review is available and how to request it; and

14.4.3.7	The Enrollee’s right to have Benefits continue pending resolution of the Appeal with the Contractor or during the Administrative Law Hearing, how to request that Benefits be continued, and the circumstances under which the Enrollee may be required to pay for the costs of these services.
14.4.4	The Contractor shall mail the Notice of Action within the following timeframes:
14.4.4.1	For termination, suspension, or reduction of previously authorized Covered Services, at least ten (10) Calendar Days before the date of Action or no later than the date of Action except in the event of one of the following exceptions:
14.4.4.1.1	The Contractor has factual Information confirming the death of an Enrollee.
14.4.4.1.2	The Contractor receives a clear written statement signed by the Enrollee that he or she no longer wishes to receive services or gives Information that requires termination or reduction of services and indicates that he or she understands that this must be the result of supplying that Information.
14.4.4.1.3	The Enrollee’s whereabouts are unknown and the post office returns the Contractor’s mail directed to the Enrollee indicating no forwarding address (refer to 42 CFR 431.231(d) for procedures if the Enrollee’s whereabouts become known).
14.4.4.1.4	The Enrollee’s Provider prescribes a change in the level of medical care.
14.4.4.1.5	The date of Action will occur in less than ten (10) Calendar Days in accordance with 42 CFR 483.12(a)(5)(ii).
14.4.4.1.6	The Contractor may shorten the period of advance notice to five (5) Calendar Days before the date of Action if the Contractor has facts indicating that Action should be taken because of probable Enrollee Fraud and the facts have been verified, if possible, through secondary sources.
14.4.4.2	For denial of payment, at the time of any Action affecting the Claim.
14.4.4.3	For standard authorization decisions that deny or limit Covered Services within the timeframes required in Section 11.4.

14.4.4.4	If the Contractor extends the timeframe for the authorization decision and issuance of Notice of Action according to Section 14.4.3, the Contractor shall give the Enrollee written notice of the reasons for the decision to extend if he or she did not request the extension. The Contractor shall issue and carry out its determination as expeditiously as the Enrollee’s health requires and no later than the date the extension expires.
14.4.4.5	For authorization decisions not reached within the timeframes required in Section 11.4 for either standard or expedited authorizations, the Notice of Action shall be mailed on the date the timeframe expires, as this constitutes a denial and is thus an Action.
14.5	Appeal Process
14.5.1	The Enrollee, the Enrollee’s Authorized Representative, or the Provider may file an Appeal either orally or in writing.
14.5.2	Oral inquiries seeking to appeal an Action are treated as Appeals (to establish the earliest possible filing date for the Appeal), but Enrollees must confirm oral requests for Appeals in writing within ten (10) Calendar Days of the oral filing, unless the Enrollee requests expedited resolution, then no additional follow-up is required.
14.5.3	The requirements of the Appeal process shall be binding for all types of Appeals, including expedited Appeals, unless otherwise established for expedited Appeals.
14.5.4	The Enrollee, the Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, may file an Appeal to the Contractor within sixty (60) Calendar Days from the date on the Contractor’s Notice of Action.
14.5.5	Appeals shall be filed directly with the Contractor, or its delegated representatives. The Contractor may delegate this authority to an Appeal committee, but the delegation shall be in writing.
14.5.6	The Appeals process shall provide the Enrollee, the Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, a reasonable opportunity to present evidence and allegations of fact or law, in person, as well as in writing. The Contractor shall inform the Enrollee of the limited time available to provide this in case of expedited review.
14.5.7	The Appeals process shall provide the Enrollee, the Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, opportunity, before and during the Appeals process, to examine the Enrollee’s case file, including Medical Records, and any other documents and records considered during the Appeals process and provide copies of documents contained therein without charge.

14.5.8	The Appeals process shall include as Parties to the Appeal the Enrollee, the Enrollee’s Authorized Representative, the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, or the legal representative of a deceased Enrollee’s estate.
14.5.9	The Contractor shall resolve each standard Appeal and provide written notice of the disposition, as expeditiously as the Enrollee’s health condition requires but no more than forty-five (45) Calendar Days from the date the Contractor receives the Appeal.
14.5.10	The Contractor shall establish and maintain an expedited review process for Appeals, subject to prior written approval by ASES, when the Contractor determines (based on a request from the Enrollee) or the Provider indicates (in making the request on the Enrollee’s behalf) that taking the time for a standard resolution could seriously jeopardize the Enrollee’s life or health or ability to attain, maintain, or regain maximum function. The Enrollee, the Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, may file an expedited Appeal either orally or in writing.
14.5.11	The Contractor shall resolve each expedited Appeal and provide a written Notice of Disposition, as expeditiously as the Enrollee’s health condition requires, but no longer than three (3) Business Days after the Contractor receives the Appeal and make reasonable efforts to provide oral notice.
14.5.12	If the Contractor denies an Enrollee’s request for expedited review, it shall utilize the timeframe for standard Appeals specified herein and shall make reasonable efforts to give the Enrollee prompt oral notice of the denial, and follow-up within two (2) Calendar Days with a written notice. If the Enrollee disagrees with the decision to extend the prescribed timeframe, he or she has the right to file a Grievance and the Grievance shall be resolved within twenty-four (24) hours. The Contractor shall also make reasonable efforts to provide oral notice for resolution of an expedited review of an Appeal.
14.5.13	The Contractor may extend the timeframe for standard or expedited resolution of the Appeal by up to fourteen (14) Calendar Days if the Enrollee, Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, requests the extension or the Contractor demonstrates (to the satisfaction of ASES, upon its request) that there is need for additional information and how the delay is in the Enrollee’s interest. If the Contractor extends the timeframe, it shall, for any extension not requested by the Enrollee, give the Enrollee written notice of the reason for the delay. The Contractor shall inform the Enrollee of the right to file a Grievance if the Enrollee disagrees with the decision to extend the timeframe.

14.5.14	The Contractor shall provide written Notice of Disposition of an Appeal to the Enrollee (and the Provider, if the Provider filed the Appeal on the Enrollee’s behalf) as well as a copy to ASES within two (2) Business Days of the resolution.
14.5.15	The written notice of Disposition shall include:
14.5.15.1	The results and date of the Appeal resolution; and
14.5.15.2	For decisions not wholly in the Enrollee’s favor:
14.5.15.3	The right to request an Administrative Law Hearing;
14.5.15.4	How to request an Administrative Law Hearing;
14.5.15.5	The right to continue to receive Benefits pending an Administrative Law Hearing;
14.5.15.6	How to request the continuation of Benefits; and
14.5.15.7	Notification that if the Contractor’s Action is upheld in a hearing, the Enrollee may liable for the cost of any continued Benefits.
14.6	Administrative Law Hearing
14.6.1	The Contractor is responsible for explaining the Enrollee’s right to and the procedures for an Administrative Law Hearing, including that the Enrollee must exhaust the Contractor’s Grievance, Complaints, and Appeals process before requesting an Administrative Law Hearing.
14.6.2	The parties to the Administrative Law Hearing include the Contractor as well as the Enrollee or his or her Authorized Representative, or the representative of a deceased Enrollee’s estate.
14.6.3	If the Contractor takes an Action, the Enrollee appeals the Action and the resolution of the Appeal is not in the Enrollee’s favor, and the Enrollee requests an Administrative Law Hearing, ASES shall grant the Enrollee such hearing. The right to such Administrative Law Hearing, how to obtain it, and the rules concerning who may represent the Enrollee at such hearing shall be explained to the Enrollee and by the Contractor.
14.6.4	ASES shall permit the Enrollee to request an Administrative Law Hearing within thirty (30) Calendar Days of the Notice of Resolution of the Appeal.

14.6.5	Before the Administrative Law Hearing, the Enrollee and the Enrollee’s Authorized Representative, if applicable, can ask to look at and copy the documents and records the Contractor will use at the Administrative Law Hearing or that the Enrollee may otherwise need to prepare his/her case for the hearing. The Contractor shall provide such documents and records at no charge to the Enrollee.
14.6.6	The Administrative Law Hearing resolution shall be:
14.6.6.1	For standard resolution: within ninety (90) Calendar Days of the date the Enrollee filed the appeal with the Contractor (excluding the days the Enrollee took to subsequently file for an Administrative Law Hearing).
14.6.6.2	For an expedited resolution: within three (3) Business Days from agency receipt of an Administrative Law Hearing request for a denial of a service.
14.6.7	The Contractor shall comply with all determinations rendered as a result of Administrative Law Hearings. Nothing in this Section 14.6 shall limit the remedies available to ASES or the Federal government relating to any non-compliance by the Contractor with an Administrative Law Hearing determination or by the Contractor’s refusal to provide disputed services.
14.6.8	The decision issued as a result of the Administrative Law Hearing is subject to review before the Court of Appeals of the Commonwealth.
14.6.9	The Contractor shall comply with all determinations rendered as a result of Administrative Law Hearings. Nothing in this Section 14.6 shall limit the remedies available to the Commonwealth or the Federal government relating to any non-compliance by the Contractor with an Administrative Law Hearing determination or by the Contractor’s refusal to provide disputed services.
14.7	Continuation of Benefits while the Appeal and Administrative Law Hearing are Pending
14.7.1	As used in this Section, “timely” filing means filing on or before the later of the following:
14.7.1.1	Within ten (10) Calendar Days of the Contractor mailing the Notice of Action; or
14.7.1.2	The intended effective date of the Contractor’s proposed Action.
14.7.2	The Contractor shall continue the Enrollee’s Benefits if the Enrollee or the Enrollee’s Authorized Representative files the Appeal in a timely manner; the Appeal involves the termination, suspension, or reduction of a previously authorized course of treatment; the services were ordered by an authorized Provider; the period covered by the original authorization has not expired; and the Enrollee requests extension of the Benefits.

14.7.3	If, at the Enrollee’s request, the Contractor continues or reinstates the Enrollee’s Benefits while the Appeal or Administrative Law Hearing is pending, the Benefits shall be continued until one of the following occurs:
14.7.3.1	The Enrollee withdraws the Appeal or request for the Administrative Law Hearing.
14.7.3.2	Ten (10) Calendar Day pass after the Contractor mails the Notice of Action, unless the Enrollee, within the ten (10) Calendar Day timeframe, has requested an Administrative Law Hearing with continuation of Benefits until an Administrative Law Hearing decision is reached.
14.7.3.3	An administrative law judge issues an Administrative Law Hearing decision adverse to the Enrollee.
14.7.3.4	The time period or service limits of a previously authorized service has been met.
14.7.4	If the final resolution of Appeal or Administrative Law Hearing is adverse to the Enrollee, that is, upholds the Contractor’s Action, the Contractor may recover from the Enrollee the cost of the services furnished to the Enrollee while the Appeal / Administrative Law Hearing was pending, to the extent that they were furnished solely because of the requirements of this Section.
14.7.5	If the Contractor or ASES reverses a decision to deny, limit, or delay services that were not furnished while the Appeal / Administrative Law Hearing was pending, the Contractor shall authorize or provide the disputed services promptly and as expeditiously as the Enrollee’s health condition requires.
14.7.6	If the Contractor or ASES reverses a decision to deny authorization of services, and the Enrollee received the disputed services while the Appeal / Administrative Law Hearing was pending, the Contractor shall pay for those services. The Contractor shall submit evidence of compliance.
14.8	Reporting Requirements
14.8.1	The Contractor shall log and track all Complaints, Grievances, Notices of Action, Appeals, and Administrative Law Hearing requests (see Section 14.1.16 for details regarding Information collected).
14.8.2	ASES may publicly disclose summary Information regarding the nature of Complaints, Grievances, and Appeals and related dispositions or resolutions in consumer Information materials.

14.8.3	The Contractor shall submit quarterly Grievance System reports to ASES using a format prescribed by ASES and incorporate the findings of these reports into its Quality Strategy.
14.9	Remedy for Contractor Non-Compliance with Advance Directive Requirements.
In addition to the Complaint, Grievance, and Appeal rights described in this Article, an Enrollee may lodge with ASES a Complaint concerning the Contractor’s non-compliance with the Advance Directive requirements stated in Section 7.10 of this Contract.

ARTICLE 15  ADMINISTRATION AND MANAGEMENT
15.1	General Provisions
15.1.1	The Contractor shall be responsible for the administration and management of all requirements of this Contract, and consistent with the Medicaid Managed Care regulations of 42 CFR Part 438.
15.1.2	All costs and expenses related to the administration and management of this Contract shall be the responsibility of the Contractor.
15.2	Place of Business and Hours of Operation
15.2.1	Given that Enrollment occurs chiefly on site in the Contractor’s administrative offices, the Contractor shall ensure that its administrative offices are physically accessible to all Enrollees and fully equipped to perform all functions related to carrying out this Contract.
15.2.2	The Contractor shall maintain administrative offices in each Service Region.
15.2.3	The Contractor shall accommodate any request by ASES to visit the Contractor’s administrative offices to ensure that the offices are compliant with the Americans with Disabilities Act’s (“ADA”) requirements for public buildings, and with all other applicable Federal and Puerto Rico rules and regulations.
15.2.4	The Contractor must maintain one (1) central administrative office and an additional administrative office in each Service Region covered under this Contract.
15.2.5	The Contractor’s office shall be centrally located and in a location accessible by foot and by vehicle traffic. The Contractor may establish more than one (1) administrative office within each of its Service Regions, but must designate one (1) of the offices as the central administrative office.

15.2.6	All of the Contractor’s written communications to Enrollees must contain the address of the location identified as the legal, duly-licensed, central administrative office. This administrative office must be open at least between the hours of 9:00 a.m. and 5:00 p.m. (Atlantic Time), Monday through Friday; In addition, pursuant to the Contractor’s Enrollment Outreach plan (see Section 6.12), the Contractor’s administrative office must have extended open hours (until 7:00 p.m. (Atlantic Time) at least one (1) Business Day per Week; and must be open (to the extent necessary to permit Enrollment activities) one Saturday per month, from 9:00 a.m. to 5:00 p.m. (Atlantic Time)).
15.2.7	The Contractor shall ensure that the office(s) are adequately staffed, throughout the Contract Term, to ensure that Potential Enrollees may visit the office to enroll at any time during Contractor’s hours of operation. This provision will ensure that Enrollees and Providers receive prompt and accurate responses to inquiries.
15.2.8	The Contractor shall provide access to Information to Enrollees through GHP Service Line, during the hours provided in Section 6.8.3 of this Contract.
15.2.9	The Contractor shall provide access twenty-four (24) hours a day, seven (7) days per Week to its website.
15.3	Training and Staffing
15.3.1	The Contractor shall conduct ongoing training for all of its staff, in all departments, to ensure appropriate functioning in all areas and to ensure that staff:
15.3.1.1	Understand the GHP program and the Medicaid Managed Care requirements;
15.3.1.2	Are aware of all programmatic changes; and
15.3.1.3	Are trained in the Contractor’s Cultural Competency plan.
15.3.2	The Contractor shall submit a staff training plan and a current organizational chart to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.
15.4	Data Certification
15.4.1	The Contractor shall certify all Data pursuant to 42 CFR 438.606. The Data that must be certified include, but are not limited to, Enrollment Information, Encounter Data, and other Information required by ASES and contained in Contracts, the Contractor’s Proposal, and related documents. The Data must be certified by one of the following: the Contractor’s Chief Executive Officer (“CEO”), the Contractor’s Chief Financial Officer (“CFO”), or an individual who has delegated authority to sign for, and who reports directly to the Contractor’s CEO or CFO. The certification must attest, based on best knowledge, Information, and belief, as follows:

15.4.1.1	To the accuracy, completeness and truthfulness of the Data; and
15.4.1.2	To the accuracy, completeness, and truthfulness of the documents specified by ASES.
15.4.2	The Contractor shall submit the certification concurrently with the certified Data.
15.5	Implementation Plan and Submission of Initial Deliverables
15.5.1	The Contractor shall develop an Implementation Plan that verifies that the Contractor will submit the Deliverables listed in the chart in Attachment 12 to this Contract, and that details any additional procedures and activities that will be accomplished during the period between the Effective Date of this Contract and April 1, 2015, which is the Implementation Date of this Contract. The Implementation Plan shall include coordination and cooperation with ASES and its representatives during all phases.
15.5.2	The Contractor shall submit its implementation plan to ASES for ASES’s review and written approval according to the timeframe specified in Attachment 12 to this Contract. Implementation of the Contract shall not commence prior to ASES written approval.
15.5.3	The Contractor will not receive any additional payment to cover start up or implementation costs.
ARTICLE 16  PROVIDER PAYMENT MANAGEMENT
16.1	General Provisions
16.1.1	The Contractor shall administer an effective, accurate and efficient Provider payment management function that (i) under this Contract’s risk arrangement adjudicates and settles Provider Claims for Covered Services that are filed within the timeframes specified by this Article 16 and in compliance with all applicable Puerto Rico and Federal laws, rules, and regulations; (ii) processes PMPM Payments to applicable Providers within the timeframes specified by this Article; and (iii) performs Claims payment administrative functions for all Providers as specified by this Article 16.
16.1.2	The Contractor shall maintain a Claims management system that can accurately identify the date of receipt (the date the Contractor receives the Claim as indicated by the date-stamp), real-time-accurate history of actions taken on each Provider Claim (i.e. paid, denied, suspended, appealed, etc.), and the date of payment (the date of the check or other form of payment).

16.1.3	To the extent feasible, the Contractor shall implement an Automated Clearinghouse (“ACH”) mechanism that allows Providers to request and receive Electronic Funds Transfer (“EFT”) of Claims payments. The Contractor shall encourage its Providers, as an alternative to the filing of paper-based Claims, to submit and receive Claims Information through Electronic Data Interchange (“EDI”), i.e., electronic Claims. Electronic Claims must be processed in adherence to Information exchange and Data management requirements specified in Article 17. As part of this electronic Claims management (“ECM”) function, the Contractor shall also provide on-line and phone-based capabilities to obtain Claims processing status Information.
16.1.4	If the Contractor does not receive Claims through an EDI system, the Contractor shall either provide a central address to which Providers must submit Claims; or provide to each Network Provider a complete list, including names, addresses, electronic mail and phone number, of entities to which the Providers must submit Claims.
16.1.5	The Contractor shall notify Network Providers in writing of any changes in the policies and procedures, subject to prior written approval of ASES, for filing Claims at least thirty (30) Calendar Days before the effective date of the change. If the Contractor is unable to provide thirty (30) Calendar Days of notice, it must give Providers a thirty (30) Calendar Day extension on their Claims filing deadline to ensure Claims are routed to the correct processing center.

16.2	To be processed, all Claims submitted for payment shall comply with the Clean Claim standards as established by Federal regulation (42 CFR 447.46), and with the standards described in Section 16.10.2 of this Contract.
16.3	The Contractor shall generate explanations of benefits and remittance advices in accordance with ASES standards for formatting, content, and timeliness.
16.4	The Contractor shall not pay any Claim submitted by a Provider who is excluded or suspended from the Medicare, Medicaid or CHIP programs for Fraud, Waste, or Abuse or otherwise included on the Department of Health and Human Services Office of the Inspector General exclusions list, or employs someone on this list. The Contractor shall not pay any Claim submitted by a Provider that is on Payment Hold.
16.5	The Contractor is prohibited from paying for an item or service with respect to any amount expended for which funds may not be used under the Assisted Suicide Funding Restriction Act of 1997.
16.6	The Contractor is prohibited from making payment on any amount expended for roads, bridges, stadiums, or other item or service not covered under the Medicaid State Plan.
16.7	Payment Schedule
16.7.1	At a minimum, the Contractor shall run one (1) Provider payment cycle per Week, on the same day each Week, as determined by the Contractor. The Contractor shall develop a payment schedule to be submitted to ASES for review and its prior written approval according to the timeframe specified in Attachment 12 to this Contract.
16.7.2	Other than for cause explicitly stated in the Provider Contract, payment to Providers made in the form of a Capitation payment shall be issued not later than the fifteenth (15th) Calendar Day of the month. Any Provider Capitation payment retained by the Contractor past the 15th Calendar Day of each month shall accrue interest at the prevailing highest legal interest rate for personal loans as such rate is determined by the Board of the Office of the Commissioner of Financial Institutions, and interest shall be paid along with the Capitation payment to the Provider for that month. The Contractor shall make such payment regardless of receiving the PMPM Payment under Section 22.1.1 of the Contract.
16.8	Required Claims Processing Reports
16.8.1	The Contractor shall submit to ASES a monthly report not later than the fifth (5th) Calendar Day after the last day of the month listing all paid, pending, and denied Claims during that month. The report shall be made available in an electronic format and shall detail all paid, pending, and denied Claims for all Providers.

16.8.2	The report shall list, by Provider, Claims paid from the preceding month, and those that are pending payment and the reason for the payment delay or the reason for the Contractor’s decision to deny the Claim.
16.8.3	In the event that Providers associated with a PMG consent to the disbursement of payment directly to the PMG, the Contractor shall so specify in its report.
16.9	Submission of Encounter Data
16.9.1	Providers shall furnish Encounter Data to the Contractor per Section 17.3.3 of the Contract on a monthly basis. The Data shall be submitted regardless of the payment arrangement, capitated or otherwise, agreed upon between the Contractor and the Provider.
16.10	Relationship With Pharmacy Benefit Manager (PBM)
16.10.1	The Contractor shall work with the PBM engaged by ASES to facilitate the processing of pharmacy services Claims submitted by the PBM, as provided in Section 7.5.12.11.
16.10.2	To facilitate Claims processing, the Contractor shall send to the PBM, on a Daily Basis, the Enrollee Data described in Section 5.3.8.
16.11	Timely Payment of Claims
16.11.1	The Contractor shall comply with the timely processing of Claims standards contained in Section 1902(a)(37) of the Social Security Act and in implementing Federal Medicaid regulations at 42 CFR 447.46.
16.11.2	Provider Contracts shall include the following provisions for timely payment of Clean Claims.
16.11.2.1	A Clean Claim under 42 CFR 447.46(b), as defined in 42 CFR 447.45(b), is a Claim received by the Contractor for adjudication, which can be processed without obtaining additional Information from the Provider of the service or from a Third Party. It includes a Claim with errors originating in the Contractor’s Claims system. It does not include a Claim from a Provider who is under investigation for Fraud, Waste, or Abuse, or a Claim under review for Medical Necessity.
16.11.2.2	Provider Contracts shall provide that ninety-five percent (95%) of all Clean Claims must be paid by the Contractor not later than thirty (30) Calendar Days from the date of receipt of the Claim (including Claims billed by paper and electronically), and one hundred percent (100%) of all Clean Claims must be paid by the Contractor not later than fifty (50) Calendar Days from the date of receipt of the Claim.

16.11.2.3	Any Clean Claims not paid within thirty (30) Calendar Days shall bear interest in favor of the Provider on the total unpaid amount of such Claim, according to the prevailing highest legal interest rate fixed by the Puerto Rico Commissioner of Financial Institutions. Such interest shall be considered payable on the day following the terms of this Section 16.10, and interest shall be paid together with the claim.
16.11.3	An Unclean Claim is any Claim that falls outside the definition of Clean Claim in Section 16.10.2.1. The Contractor shall include the following provisions in its Provider Contracts for timely resolution of Unclean Claims.
16.11.3.1	Ninety percent (90%) of Unclean Claims must be resolved and processed with payment by the Contractor, if applicable, not later than ninety (90) Calendar Days from the date of initial receipt of the Claim. This includes Claims billed on paper or electronically.
16.11.3.2	Of the remaining ten percent (10%) of total Unclean Claims that may remain outstanding after ninety (90) Calendar Days,
16.11.3.2.1	Nine percent (9%) of the Unclean Claims must be resolved and processed with payment by the Contractor, if applicable, not later than six (6) calendar months from the date of initial receipt (including Claims billed on paper and those billed electronically); and
16.11.3.2.2	One percent (1%) of the Unclean Claims must be resolved and processed with payment by the Contractor, if applicable, not later than one year (twelve (12) months) from the date of initial receipt of the Claim (including Claims billed on paper and those billed electronically).
16.11.4	The Contractor shall not establish any administrative procedures, such as administrative audits, authorization number, or other formalities under the control of the Contractor, which could prevent the Provider from submitting a Clean Claim.
16.11.5	The foregoing timely payment standards are more stringent than those required in the Federal regulations, at 42 CFR 447.46. The Contractor shall include the foregoing standards in each Provider Contract and, per 42 CFR 447.46(c).
16.11.6	The Contractor shall deliver to Providers, within fifteen (15) Calendar Days of award of the Provider Contract (along with the Provider Guidelines described in Section 10.2.1), Claims coding and processing guidelines for the applicable Provider type, and the definition of a Clean Claim, as requested in this Article 16, to be applied.

16.11.7	The Contractor shall give Providers ninety (90) Calendar Days’ notice in advance of the effective date of any change in Claims coding and processing deadlines.
16.12	Contractor Denial of Claims and Resolution of Contractual and Claims Disputes
16.12.1	Not later than the fifth (5th) Business Day after the receipt of a Provider Claim that the Contractor has deemed not to meet the Clean Claim requirements, the Contractor shall suspend the Claim and request in writing (notification via e-mail, the Contractor’s website, or an interim remittance advice satisfies this requirement) all outstanding Information such that the Claim can be deemed clean. Upon receipt of all the requested Information from the Provider, the Contractor shall complete processing of the Claim in accordance with the standards outlined in Section 16.10.
16.12.2	Claims suspended for additional Information must be closed (paid or denied) such that compliance with the timely payment rules outlined in Section 16.10 is achieved.
16.12.3	The Contractor must process, and finalize, all appealed Claims to a paid or denied status within thirty (30) Calendar Days of receipt of the appealed Claim; for Claims for which the Contractor has requested further information, per Section 16.11.1, the Contractor shall pay or deny the Claim within thirty (30) Calendar Days of receipt of the requested Information.
16.12.4	The Contractor shall send Providers written notice (notification via e-mail, surface mail, the Contractor’s website, or a remittance advice satisfies this requirement) for each Claim that is denied, including the reason(s) for the denial, the date the Contractor received the Claim, and a reiteration of the outstanding Information required from the Provider to adjudicate the Claim.
16.12.5	In situations in which the Contractor denies a Provider’s Claim for services, and the Provider disputes the denial, as provided in Section 16.11.6, the Contractor shall not withhold payment pending final resolution of the dispute, but instead shall pay the Claim within thirty (30) Calendar Days of the Contractor’s receipt of the Provider’s written complaint (see Section 16.11.6). The Contractor shall seek recoupment of the paid Claim only in the event that the dispute is resolved, at the level of the dispute resolution described in Section 16.11.6, in the Contractor’s favor.
16.12.6	Provider Dispute Resolution System
16.12.6.1	The Contractor shall establish and use a procedure to resolve billing, payment, and other administrative disputes between Providers and the Contractor arising under Provider Contracts including a Provider Complaint resolution process implemented by the Contractor to address, among others, lost or incomplete Claims forms or electronic submissions; Contractor requests for additional explanation as to services or treatment rendered by a Provider; and inappropriate or unapproved Referrals issued by Providers. This dispute resolution system shall exclude Grievances filed by Providers on behalf of Enrollees pursuant to Section 14.3 of this Contract.

16.12.6.2	For any dispute between the Provider and Contractor arising under the Provider Contract, the Contractor shall implement an internal dispute resolution system, which shall include the opportunity for an aggrieved Provider to submit a timely written complaint to the Contractor. The Contractor shall issue a written decision on the Provider’s complaint within fifteen (15) Calendar Days of receipt of the Provider’s written complaint. A Contractor’s written decision that is in any way adverse to the Provider shall include an explanation of the grounds for the decision and a notice of the Provider’s right to and procedures for an Administrative Law Hearing within ASES.
16.12.6.3	If the Provider is not satisfied with the decision on its complaint within the Contractor’s dispute resolution system, the Provider may pursue an Administrative Law Hearing. The parties to the Administrative Law Hearing shall be the Contractor and the Provider. ASES shall grant a Provider request for an Administrative Law Hearing, provided that the Provider submits a written appeal, accompanied by supporting documentation, not more than thirty (30) Calendar Days following the Provider’s receipt of the Contractor’s written decision.
16.12.6.4	Judicial Review. A decision issued as a result of the Administrative Law Hearing provided for in Section 16.11.6.3 shall be subject to review before the Court of Appeals of the Commonwealth.
16.13	Contractor Recovery from Providers
16.13.1	When the Contractor determines after the fact that it has paid a Claim incorrectly, or when the Contractor, per Section 16.11.5, is entitled to seek recoupment, the Contractor may request applicable reimbursement from the Provider through written notice, stating the basis for the request. The notice shall list the Claims and the amounts to be recovered.
16.13.2	The Provider will have a period of ninety (90) Calendar Days to make the requested payment, to agree to Contractor retention of said payment, or to dispute the recovery Action following the process described in Section 16.11.6.

16.14	ASES Review of Contractor, Subcontractor, and Provider Use of Puerto Rico and Federal Funds
16.14.1	The Contractor shall cooperate fully and diligently with ASES and/or its auditors in their review of the use of Puerto Rico and Federal funds provided to the Contractor under the GHP Program. The Contractor, its Subcontractors, and Network Providers shall, upon request, make available to ASES and/or its auditors any and all administrative, financial, and Medical Records relating to the administration of and the delivery of items or services for which Puerto Rico and Federal monies are expended. In addition, the Contractor and its Subcontractors including Network Providers shall provide ASES and/or its auditors with access during normal business hours to its respective place of business and records.
16.15	ASES Recovery From Contractor
16.15.1	ASES and the Contractor shall diligently work in good faith together to resolve any audit findings identified through audits by ASES. All audit findings shall be resolved or a Corrective Action Plan shall be implemented within ninety (90) Calendar Days of issuance of a final audit report. Any Overpayment remittance due to ASES from the Contractor will be offset from future payments to the Contractor.
ARTICLE 17  INFORMATION MANAGEMENT AND SYSTEMS
17.1	General Provisions
17.1.1	The Contractor shall have Information management processes and Information Systems (hereafter referred to as Systems) that enable it to meet GHP requirements, ASES and Federal reporting requirements, all other Contract requirements, and any other applicable Puerto Rico and Federal laws, rules and regulations including but not limited to the standards and operating rules in Section 1104 of the PPACA and associated regulations, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Health Information Technology for Economic and Clinical Health Act (HITECH) and associated regulations and 42 CFR 438.242.
17.1.2	The Contractor shall file a statement of certification with the U.S. Department of Health and Human Services (HHS) no later than the April 1, 2015, the Implementation Date of the Contract, certifying that the Contractor’s Data and Systems are in compliance with the standards and operating rules for EFT, eligibility, Claim status and health care payment/remittance advice transactions, in accordance with Section 1104 of the PPACA and associated regulations.

17.1.3	The Contractor’s Systems shall possess capacity sufficient to handle the workload projected for the start of the program and will be scalable and flexible so they can be adapted as needed, within negotiated timeframes, in response to program or Enrollment changes.
17.1.4	The Contractor’s Systems shall have the capability of adapting to any future changes necessary as a result of modifications to the service delivery system and its requirements, including Data collection, records and reporting based upon unique Enrollee and Provider identifiers to track services and expenditures across funding streams. The Systems shall be scalable and flexible so they can be adapted as needed, within negotiated timeframes, in response to changes in Contract requirements, increases in Enrollment estimates, etc. The System architecture shall facilitate rapid application of the more common changes that can occur in the Contractor’s operation, including but not limited to:
17.1.4.1	Changes in pricing methodology;
17.1.4.2	Rate changes;
17.1.4.3	Eligibility criteria changes;
17.1.4.4	Changes in Utilization Management criteria;
17.1.4.5	Additions and deletions of Provider types; and
17.1.4.6	Additions and deletions of procedure, diagnosis and other service codes.
17.1.4.7	Changes in the Enrollment methodology.
17.1.5	The Contractor shall provide secure, online access to select system functionality to at least three (3) ASES personnel to facilitate resolution of Enrollee inquiries and to research Enrollee-related issues as needed.
17.1.6	The Contractor shall participate in systems work groups organized by ASES. The Systems work groups will meet on a designated schedule as agreed to by ASES and the GHP MCOs.
17.1.7	The Contractor shall provide a continuously available electronic mail communication link (E-mail system) with ASES. This system shall be:
17.1.7.1	Available from the workstations of the designated Contractor contacts; and
17.1.7.2	Capable of attaching and sending documents created using software products other than Contractor systems, including the Commonwealth’s currently installed version of Microsoft Office and any subsequent upgrades as adopted.

17.2	Global System Architecture and Design Requirements
17.2.1	The Contractor shall comply with Federal and Puerto Rico policies, standards and regulations in the design, development and/or modification of the Systems it will employ to meet the aforementioned requirements and in the management of information contained in those Systems. Additionally, the Contractor shall adhere to ASES and Puerto Rico-specific system and Data architecture standards and/or guidelines.
17.2.2	The Contractor’s Systems shall meet Federal and industry standards of architecture, including but not limited to the following requirements:
17.2.2.1	Conform to HIPAA standards for Data and document management;
17.2.2.2	Contain controls to maintain information integrity. These controls shall be in place at all appropriate points of processing. The controls shall be tested in periodic and spot audits following a methodology to be developed jointly by and mutually agreed upon by the Contractor and ASES; and
17.2.2.3	Partner with ASES in the development of transaction/event code set, Data exchange and reporting standards not specific to HIPAA or other Federal efforts and will conform to such standards as stipulated in the plan to implement the standards.
17.2.3	Where web services are used in the engineering of applications, the Contractor’s Systems shall conform to World Wide Web Consortium (W3C) standards such as XML, UDDI, WSDL and SOAP so as to facilitate integration of these Systems with ASES and other Commonwealth systems that adhere to a service-oriented architecture.
17.2.4	Audit trails shall be incorporated into all Systems to allow information on source Data files and documents to be traced through the processing stages to the point where the information is finally recorded. The audit trails shall:
17.2.4.1	Contain a unique log-on or terminal ID, the date, and time of any create/modify/delete action and, if applicable, the ID of the system job that effected the action;
17.2.4.2	Have the date and identification “stamp” displayed on any on-line inquiry;
17.2.4.3	Have the ability to trace Data from the final place of recording back to its source Data file and/or document shall also exist;
17.2.4.4	Be supported by listings, transaction reports, update reports, transaction logs, or error logs;

17.2.4.5	Facilitate auditing of individual Claim records as well as batch audits; and
17.2.4.6	Be maintained for seven (7) years in either live and/or archival systems. The duration of the retention period may be extended at the discretion of and as indicated to the Contractor by ASES as needed for ongoing audits or other purposes.
17.2.5	The Contractor shall house indexed images of documents used by Enrollees and Providers to transact with the Contractor in the appropriate database(s) and document management systems so as to maintain the logical relationships between certain documents and certain Data. The Contractor shall follow all applicable requirements for the management of Data in the management of documents.
17.2.6	The Contractor shall institute processes to insure the validity and completeness of the Data it submits to ASES. At its discretion, ASES will conduct general Data validity and completeness audits using industry-accepted statistical sampling methods. Data elements that will be audited include but are not limited to: Enrollee ID, date of service, Provider ID, category and sub category (if applicable) of service, diagnosis codes, procedure codes, revenue codes, date of Claim processing, and date of Claim payment.
17.2.7	Where a System is herein required to, or otherwise supports, the applicable batch or on-line transaction type, the system shall comply with HIPAA-standard transaction code sets.
17.2.8	The Contractor shall assure that all Contractor staff is trained in all HIPAA requirements, as applicable.
17.2.9	The layout and other applicable characteristics of the pages of Contractor websites shall be compliant with Federal “Section 508 standards” and Web Content Accessibility Guidelines developed and published by the Web Accessibility Initiative.
17.3	System and Data Integration Requirements
17.3.1	The Contractor’s applications shall be able to interface with ASES’s systems for purposes of Data exchange and will conform to standards and specifications set by ASES. These standards and specifications are subject to change. Current standards and specifications are detailed in Attachment 9.
17.3.2	The Contractor’s System(s) shall be able to transmit and receive transaction Data to and from ASES’s systems as required for the appropriate processing of Claims.

17.3.2.1	The Contractor will be required to perform any necessary changes to update interfaces to ASES’s systems, including those required by the expected implementation of a new Medicaid Management Information System (MMIS) as well as new Eligibility and Enrollment processes. This interface changes may require changes in the Contractors core systems.
17.3.3	Each month the Contractor shall generate Encounter Data files from its Claims management system(s) and/or other sources. The files will contain settled Claims and Claim adjustments and Encounter Data from Providers for the most recent month for which all such transactions were completed. The Contractor shall provide these files electronically to ASES and/or its Agent in adherence to the procedure, content standards and format indicated in Attachment 9. The Contractor shall make changes or corrections to any systems, processes or Data transmission formats as needed to comply with Encounter Data quality standards as originally defined or subsequently amended.
17.3.4	The Contractor’s System(s) shall be capable of generating files in the prescribed formats for upload into ASES Systems used specifically for program integrity and compliance purposes.
17.3.5	The Contractor’s System(s) shall possess mailing address standardization functionality in accordance with US Postal Service conventions.
17.4	System Access Management and Information Accessibility Requirements
17.4.1	The Contractor’s System shall employ an access management function that restricts access to varying hierarchical levels of system functionality and Information. The access management function shall:
17.4.1.1	Restrict access to information on a "need-to-know" basis, e.g. users permitted inquiry privileges only will not be permitted to modify information;
17.4.1.2	Restrict access to specific System functions and Information based on an individual user profile, including inquiry only capabilities; global access to all functions will be restricted to specified staff jointly agreed to by ASES and the Contractor; and
17.4.1.3	Restrict attempts to access system functions to three (3), with a system function that automatically prevents further access attempts and records these occurrences.
17.4.2	The Contractor shall make System information available to duly Authorized Representatives of ASES and other Puerto Rico and Federal agencies to evaluate, through inspections or other means, the quality, appropriateness and timeliness of services performed.

17.4.3	The Contractor shall have procedures to provide for prompt transfer of System Information upon request to other Network or Out-of-Network Providers for the medical management of the Enrollee in adherence to HIPAA and other applicable requirements.
17.4.4	All Information, whether Data or documents, and reports that contain or make references to said Information, involving or arising out of this Contract, are owned by ASES. The Contractor is expressly prohibited from sharing or publishing ASES Information and reports without the prior written consent of ASES. In the event of a dispute regarding the sharing or publishing of Information and reports, ASES’s decision on this matter shall be final and not subject to appeal.
17.5	Systems Availability and Performance Requirements
17.5.1	The Contractor shall ensure that critical systems, including but not limited to the Enrollee and Provider portal and/or phone-based functions and information, such as confirmation of Contractor Enrollment (“CCE”) and electronic Claims management (ECM), Enrollee services and Provider services, are available to the applicable System users twenty-four (24) hours a day, seven (7) Calendar Days a Week, except during periods of scheduled System Unavailability agreed upon by ASES and the Contractor. Unavailability caused by events outside of a Contractor’s Span of Control is outside of the scope of this requirement.
17.5.2	The Contractor shall ensure that at a minimum all non-critical system functions and information are available to the applicable system users between the hours of 7:00 a.m. and 7:00 p.m. Monday through Friday (Atlantic Time).
17.5.3	The Contractor shall develop an automated method of monitoring critical systems on at least a thirty (30) minute basis twenty-four (24) hours a day, seven (7) days per Week.
17.5.4	Upon discovery of any problem within its Span of Control that may jeopardize System availability and performance as defined in this Section of the Contract, the Contractor shall notify the applicable ASES staff in person, via phone, and/or electronic mail. The Contractor shall deliver notification as soon as possible but no later than 7:00 pm (Atlantic Time) if the problem occurs during the Business Day and no later than 9:00 am (Atlantic Time) the following Business Day if the problem occurs after 7:00 pm (Atlantic Time).
17.5.5	Where the operational problem results in delays in report distribution or problems in on-line access during the Business Day, the Contractor shall notify the applicable ASES staff within fifteen (15) minutes of discovery of the problem, in order for the applicable work activities to be rescheduled or be handled based on System Unavailability protocols.

17.5.6	The Contractor shall provide to appropriate ASES staff information on System Unavailability events, as well as status updates on problem resolution. These up-dates shall be provided on an hourly basis and made available via electronic mail, telephone and, if applicable, the Contractor’s website.
17.5.7	The following rules govern unscheduled System Unavailability.
17.5.7.1	CCE Functions
17.5.7.1.1	Unscheduled System Unavailability of CCE functions caused by the failure of systems and telecommunications technologies within the Contractor’s Span of Control will be resolved, and the restoration of services implemented, within thirty (30) minutes of the official declaration of System Unavailability.
17.5.7.1.2	Throughout the Contract Term, the Contractor shall have in place a method to validate eligibility manually twenty-four (24) hours per day, seven (7) days a Week as a contingency to any unscheduled Systems Unavailability for CCE functions.
17.5.7.2	ECM Functions. Unscheduled System Unavailability of ECM functions caused by the failure of systems and technologies within the Contractor’s Span of Control will be resolved, and the restoration of services implemented, within sixty (60) minutes of the official declaration of System Unavailability, if unavailability occurs during normal business hours; or within sixty (60) minutes of the start of the next Business Day, if unavailability occurs outside business hours.
17.5.7.3	All Other Contractor System Functions. Unscheduled System Unavailability of all other Contractor System functions caused by systems and telecommunications technologies within the Contractor’s Span of Control shall be resolved, and the restoration of services implemented:
17.5.7.3.1	Within four (4) hours of the official declaration of Unscheduled System Unavailability, when unavailability occurs during business hours, and
17.5.7.3.2	Within two (2) hours of the start of the next Business Day, when unavailability occurs during non-business hours.
17.5.8	Cumulative System Unavailability caused by systems and telecommunications technologies within the Contractor’s Span of Control shall not exceed one (1) hour during any continuous five (5) Calendar Day period for functions that affect GHP Enrollees and services. For functions that do not affect GHP Enrollees, cumulative System Unavailability caused by systems and telecommunications technologies within the Contractor’s Span of Control shall not exceed four (4) hours during any continuous five (5) Business Day periods.

17.5.9	The Contractor shall not be responsible for the availability and performance of systems and telecommunications technologies outside of the Contractor’s Span of Control.
17.5.10	For any System outage that is not corrected within the required time limits, the Contractor shall provide full written documentation that includes a Corrective Action Plan, describing how the problem will be prevented from occurring again, within five (5) Business Days of the problem’s occurrence.
17.5.11	Regardless of the architecture of its Systems, the Contractor shall develop and be continually ready to invoke a Business Continuity and Disaster Recovery (“BC-DR”) plan that at a minimum addresses the following scenarios: (i) the central computer installation and resident software are destroyed or damaged; (ii) System interruption or failure resulting from network, operating hardware, software, or operational errors that compromises the integrity of transactions that are active in a live system at the time of the outage; (iii) System interruption or failure resulting from network, operating hardware, software or operational errors that compromises the integrity of Data maintained in a live or archival system; and (iv) System interruption or failure resulting from network, operating hardware, software or operational errors that does not compromise the integrity of transactions or Data maintained in a live or archival system but does prevent access to the System, i.e. causes unscheduled System Unavailability. This BC-DR plan must be prior approved by ASES.
17.5.12	The Contractor shall on a quarterly basis test its BC-DR plan through simulated disasters and lower level failures in order to demonstrate to ASES that it can restore System functions per the standards outlined elsewhere in this Section 17.5 of the Contract. The results of these tests shall be reported to ASES within thirty (30) Calendar Days of completion of said tests.
17.5.13	In the event that the Contractor fails to demonstrate in the tests of its BC-DR plan that it can restore system functions per the standards outlined in this Contract, the Contractor shall be required to submit to ASES a Corrective Action Plan that describes how the failure will be resolved. The Corrective Action Plan will be delivered within five (5) Business Days of the conclusion of the test.

17.5.14	The Contractor shall submit a monthly Systems Availability and Performance Report to ASES as further described in Section18.2.8 of this Contract.
17.6	System Testing and Change Management Requirements
17.6.1	The Contractor shall absorb the cost of routine maintenance, inclusive of defect correction, System changes required to effect changes in Puerto Rico and Federal statute and regulations, and production control activities, of all Systems within its Span of Control.
17.6.2	The Contractor shall respond to ASES reports of System problems not resulting in System Unavailability according to the following timeframes:
17.6.2.1	Within five (5) Calendar Days of receipt, the Contractor shall respond in writing to notices of System problems.
17.6.2.2	Within fifteen (15) Calendar Days, the correction will be made or a requirements analysis and specifications document will be due.
17.6.3	The Contractor shall correct the deficiency by an effective date to be determined by ASES.
17.6.4	The Contractor’s Systems will have a system-inherent mechanism for recording any change to a software module or subsystem.
17.6.5	The Contractor shall put in place procedures and measures for safeguarding ASES from unauthorized modifications to the Contractor’s Systems.
17.6.6	Unless otherwise agreed to in advance by ASES, scheduled System Unavailability to perform System maintenance, repair and/or upgrade activities to Contractor’s CCE systems shall take place between 11 p.m. on a Saturday and 6 a.m. on the following Sunday (Atlantic Time).
17.6.7	The Contractor shall work with ASES pertaining to any testing initiative as required by ASES.
17.6.8	The Contractor shall provide sufficient System access to allow verification of System functionality, availability and performance by ASES during the times required by ASES prior to April 1, 2015 which is the Implementation Date of the Contract, and as subsequently required during the Contract Term.
17.7	System Security and Information Confidentiality and Privacy Requirements
17.7.1	The Contractor shall provide for the physical safeguarding of its Data processing facilities and the Systems and Information housed therein. The Contractor shall provide ASES with access to Data facilities upon ASES’s request. The physical security provisions shall be in effect for the life of this Contract.

17.7.2	The Contractor shall restrict perimeter access to equipment sites, processing areas, and storage areas through a card key or other comparable system, as well as provide accountability control to record access attempts, including attempts of unauthorized access.
17.7.3	The Contractor shall include physical security features designed to safeguard processor site(s) through required provision of fire retardant capabilities, as well as smoke and electrical alarms, monitored by security personnel.
17.7.4	The Contractor shall ensure that the operation of all of its Systems is performed in accordance with Puerto Rico and Federal regulations and guidelines related to security and confidentiality of the protected information managed by the Contractor, and shall strictly comply with HIPAA Privacy and Security Rules, as amended, and with the Breach Notification Rules under the HITECH Act.
17.7.5	The Contractor will put in place procedures, measures and technical security to prohibit unauthorized access to the regions of the Data communications network inside of a Contractor’s Span of Control.
17.7.6	The Contractor shall ensure compliance with:
17.7.6.1	42 CFR Part 431 Subpart F (confidentiality of information concerning applicants and enrollees of public medical assistance programs);
17.7.6.2	42 CFR Part 2 (confidentiality of alcohol and drug abuse records); and
17.7.6.3	Special confidentiality provisions in Puerto Rico or Federal law related to people with HIV/AIDS and mental illness.
17.7.7	The Contractor shall provide its Enrollees with a privacy notice as required by HIPAA. The Contractor shall provide ASES with a copy of its Privacy Notice for its filing.
17.8	Information Management Process and Information Systems Documentation Requirements
17.8.1	The Contractor shall ensure that written System Process and Procedure Manuals document and describe all manual and automated system procedures for its information management processes and Information Systems. These manuals shall be provided to ASES Immediately upon request.

17.8.2	The System User Manuals shall contain information about, and instructions for, using applicable System functions and accessing applicable system Data.
17.8.3	When a System change that would alter the conditions and services agreed upon in this Contract is subject to ASES sign off, the Contractor shall draft revisions to the appropriate manuals prior to ASES sign off of the change.
17.8.4	Updates to the electronic version of these manuals shall occur in real time; updates to the printed version of these manuals shall occur within ten (10) Business Days of the update taking effect.
17.8.5	ASES reserves the right to audit the Contractor’s policies and procedures manuals and protocols compliance related to its Information Systems.
17.9	Reporting Functionality Requirements
17.9.1	The Contractor’s Systems shall have the capability of producing a wide variety of reports that support program management, policymaking, quality improvement, program evaluation, analysis of fund sources and uses, funding decisions and assessment of compliance with Federal and Puerto Rico requirements.
17.9.2	The Contractor shall support a mechanism for obtaining service and expenditure reports by funding source, Provider, Provider type or other characteristic; and Enrollee, Enrollee group/category or other characteristic.
17.9.3	The Contractor shall extend access to this mechanism to select ASES personnel in a secure manner to access Data, including program and fiscal information regarding Enrollees served, services rendered, etc. and the ability for said personnel to develop and/or retrieve reports. This requirement could be met by the provision of access to a decision support system/Data warehouse. The Contractor shall provide training in and documentation on the use of this mechanism.
17.9.4	Within five (5) Calendar Days upon ASES’s request, the Contractor will deliver a copy of the then current ASES’s System information to ASES in a mutually acceptable form and format.
17.10	Disaster Recovery, Disaster Declaration, Data Content Delivery to ASES
17.10.1	Contractor shall maintain a disaster recovery and business recovery plan in effect throughout the term of the Contract. The disaster recovery plan shall be subject to ASES review upon reasonable notice to Contractor. Contractor shall maintain reasonable safeguards against the destruction, loss, intrusion and unauthorized alteration of printed materials and data in its possession. At a minimum, Contractor shall perform (i) incremental daily back-ups, (ii) weekly full backups, and (iii) such additional back-ups as the Contractor may determine to be necessary to maintain such reasonable safeguards.

17.10.2	Both Parties recognize that a failure by the Contractor’s Network may adversely impact ASES business and operations, as the responsible party for the GHP. Therefore, in the event that the Contractor’s Network designed to deliver the services herein contemplated becomes unable, or is anticipated to become unable, to deliver such services on a timely basis, Contractor shall Immediately notify ASES by telephone, and shall work closely with ASES to fix the problem. In the event that Contractor fails to provide such required notice to ASES and such delay in the notification has a material and adverse effect upon ASES and/or Enrollees, ASES may terminate this Contract for cause as provided in Article 35 of this Contract.
17.10.3	Within five (5) Calendar Days upon ASES’s request, Contractor will deliver a copy of the then current ASES’s Data Content to ASES in a mutually acceptable form and format which is useable and readable and understandable by ASES.
17.11	Health Information Organization and Health Information Exchange (HIE) Requirements
17.11.1	The Contractor shall initiate the active participation in any Health Information Organization that offers Health Information Exchange services, in order to integrate the Enrollees’ Personal Health Information, facilitate access to and retrieval of their clinical Data to provide safer and more timely, efficient, effective, and equitable patient-centered care. The HIO participation is also required to support the analysis of the health of the population. As required by ASES, the Contractor shall be active in a HIO and cooperate with this effort.
17.11.2	ASES shall retain the right to request from the Contractor the active participation in the Puerto Rico Health Information Exchange Corporation (PRHIEC), the Puerto Rico HIO State Designated Entity, in order to achieve the effective alignment of activities across Medicaid and Commonwealth public health programs, to avoid duplicate efforts and to ensure integration and support of a unified approach to information exchange for the GHP Program.
17.11.3	The Contractor shall verify that the HIO complies with all Information System standards and requirements for interoperability and security capabilities dictated by ONCHIT, and other Federal and Puerto Rico regulations.
17.11.4	The Contractor shall work with Network Providers and staff to encourage an active participation in an HIO, as specified in the strategic plan found in Attachment 17.

ARTICLE 18  REPORTING
18.1	General Requirements
18.1.1	ASES may, at its discretion, require the Contractor to submit additional reports both ad hoc and recurring. If ASES requests any revisions to the reports already submitted, the Contractor shall make the changes and re-submit the reports, according to the time period and format specified by ASES.
18.1.2	The Contractor shall submit all reports to ASES in the manner and format prescribed by ASES.
18.1.3	The Contractor shall submit all reports, including but not limited to those required by Law 72, Article 7, Section 2 in a manner and format prescribed by ASES.
18.1.4	All reports submitted to ASES containing information about a Provider must include the Provider’s National Provider Identifier (NPI), if applicable.
18.1.5	All quantitative reports shall include a summary table that presents Data over time including monthly, quarterly and/or year-to-date summaries as directed by ASES.
18.1.6	ASES’s requirements regarding reports, report content, and frequency of submission are subject to change at any time during the term of the Agreement upon no less than forty-five (45) Calendar Days prior written notice to the Contractor. A list of required reports is provided in Attachment 16. The Contractor shall comply with all changes specified in writing by ASES, after ASES has discussed such changes with the Contractor. ASES shall notify the Contractor, in writing, of changes to existing required report content, format or schedule at least fourteen (14) Calendar Days prior to implementing the reporting change. ASES shall notify the Contractor, in writing, of new reports at least forty-five (45) Calendar Days prior to implementing the new report. The Contractor shall be held harmless if ASES fails to meet this requirement for any changes for existing reports. However, the Contractor is not otherwise relieved of any responsibility for the submission of late, inaccurate or otherwise incomplete reports. The first submission of a report revised by ASES to include a change in Data requirements or definition will not be subject to penalty for accuracy.
18.1.7	The Contractor shall submit reports timely and in proper format. The submission of late, inaccurate, or otherwise incomplete reports constitutes failure to report. “Timely submission” shall mean that the report was submitted on or before the date it was due. “Accuracy” shall mean the report was prepared according to the specific written guidance, including report template, provided by ASES to the Contractor. All elements must be met for each required report submission. Therefore, the report must be timely, accurate and contain an analysis. If any portion of the report element is not met, the report is deemed in “error” and the Contractor will be considered to not be in compliance with the Contract and will be subject to intermediate sanctions and or liquidated damages and/or fines in accordance with Articles 19 and 20 of this Contract. The Contractor shall not be penalized if an error in a previously submitted report is identified by the Contractor and reported to ASES prior to ASES’s identification of the error. Corrected reports in this type of situation will be submitted to ASES in a timeframe determined by ASES after consulting with the Contractor. Failure to comply with the agreed upon timeframes for correction and resubmission shall be subject to intermediate sanctions and or liquidated damages and/or fines in accordance with Articles 19 and 20 of this Contract.

18.1.8	Each report must include an analysis, which shall include, at a minimum: (i) identification of any changes compared to previous reporting periods as well as trending over time; (ii) an explanation of said changes (positive or negative); (iii) an action plan or performance improvement activities addressing any negative changes; and (iv) any other additional information pertinent to the reporting period. ASES may assess intermediate sanctions, liquidated damages and/or fines in accordance with Articles 19 and 20 of this Contract for failure to address any of these requirements. The above Data requirements may be represented in charts, graphs, tables and any other Data illustrations to demonstrate findings.
18.1.9	The Contractor shall review, as part of its continuous improvement activities, timeliness and accuracy of reports submitted to ASES to identify instances and patterns of non-compliance. The Contractor shall perform an analysis identifying any patterns or issues of non-compliance and shall implement quality improvement activities to improve overall performance and compliance.
18.1.10	The Contractor shall submit all reports to ASES, unless indicated otherwise in this Contract, according to the schedule below. Failure to report timely may result in intermediate sanctions, liquidated damages and/or fines in accordance with Articles 19 and 20. Reports or other required Data shall be received on or before scheduled due dates.
18.1.11	The Contractor shall submit all reports to ASES, unless indicated otherwise in this Contract, according to the schedule below:

DELIVERABLES	DUE DATE
Weekly Reports	Friday of the following Week
Monthly Reports	Fifth (5th) Calendar Day of the following month
Quarterly Reports	Thirtieth (30th) Calendar Day of the following month
Semi-Annual Reports	January 31 and July 31 of the Contract year
Annual Reports	Ninety (90) Calendar Days after the end of the fiscal year

18.1.12	If a report due date falls on a weekend or a Commonwealth holiday, receipt of the report the next Business Day is acceptable.
18.1.13	Extensions to report submission dates will be considered by ASES after the Contractor has contacted the ASES designated point of contact via email at least twenty-four (24) hours in advance of the report due date. Extension for submission of reports should be under rare and unusual circumstances. If ASES grants an extension, and the report is submitted before the extended deadline, the report(s) will be considered timely and not subject to penalty for timeliness. Not requesting an extension within at least twenty-four (24) hours of the report due date is considered failure to report timely.
18.1.14	Anytime a report is rejected for any reason, the Contractor shall resubmit the report within ten (10) Business Days from notification of the rejection or as directed by ASES.
18.1.15	The Contractor shall submit all reports electronically to ASES’s FTP site unless directed otherwise by ASES. ASES shall provide the Contractor with access to the FTP site. The email generated by the FTP upload will be used as the time stamp for the submission of the report(s).
18.1.16	ASES shall provide feedback to the Contractor regarding format and timeliness of reports within forty-five (45) Calendar Days from the due date of the report.
18.1.17	All reports in the reporting templates provided to the Contract require Contractor certification. The Authorized Certifier or an equivalent position as delegated by the Contractor and approved by ASES, shall review the accuracy of language, analysis, and Data in each report prior to submitting the report to ASES. The Authorized Certifier shall include a signed attestation each time the report is submitted. The attestation must include a certification, based on best knowledge, information, and belief, as to the accuracy, completeness and truthfulness of the Data in the report. Reports will be deemed incomplete if an attestation is not included.

18.1.18	The Contractor Data transfers shall occur in standard format as prescribed by ASES and will be compliant with HIPAA and Federal regulations. The Contractor shall submit in formats as prescribed by ASES so long as ASES’s direction does not conflict with any Federal law.
18.2	Specific Requirements
18.2.1	The following section provides an overview and description of all reports required by this Contract. The details and requirements of the reports are subject to change at the discretion of ASES.
18.2.2	Administrative Reports
18.2.2.1	The Contractor shall submit a monthly Call Center Report that provides information about the Enrollee services, Provider services, and nurse advice lines. The report shall, at a minimum, include by language queue: (i) number of calls received; (ii) number of calls answered; (iii) abandonment rate; (iv) number of calls answered within thirty (30) seconds; and (v) call topics.
18.2.2.2	The Contractor shall submit a quarterly Enrollee Enrollment Materials Report regarding the mailing of initial and replacement Enrollee Enrollment materials including Enrollee ID cards, Enrollee handbooks, and Provider directories. The Data in the report shall be reported separately for initial mailings to new Enrollees and requests for replacement materials for current Enrollees. The report shall include, at a minimum, the following: (i) number of ID cards, handbooks and Provider directories mailed during the month regardless of whether the request was made by phone, online or in person; (ii) number of ID cards, handbooks and Provider directories mailed within Contract standards; and (iii) number of ID cards, handbooks and Provider directories not mailed within Contract standards.
18.2.2.3	The Contractor shall submit a quarterly Fraud, Waste, and Abuse Report that provides information regarding suspicious activity, Fraud, Waste, and Abuse cases, recoupments, Cost Avoidance, Referrals, and other information as directed by ASES. At a minimum, the report shall include: (i) Enrollee name and ID number; (ii) Provider name, Provider type and NPI; (iii) source and date of Complaint; (iv) nature of Complaint (including alleged persons or entities involved, category of services, factual explanation of the allegation and dates of contact); (v) all communications between the Contractor and the Provider about the Complaint; (vi) approximate dollars involved or amount paid to the Provider during past three (3) years (whichever is greater); (vii) disciplinary measures imposed, if any; and (viii) legal disposition of the case. The Contractor shall also include in the report as a qualitative analysis; information regarding investigative activities, corrective actions, prevention efforts and the results of prevention efforts.

18.2.2.4	The Contractor shall submit a quarterly Employee and Contractor Suspensions/Debarment Report that captures information pertaining to employees and Contractors that have been suspended or debarred from participating in the program.
18.2.2.5	The Contractor shall submit an annual Compliance Plan that meets the requirements outlined in Section 13.2 of the Contract.
18.2.2.6	The Contractor shall submit an annual Program Integrity Plan that meets the requirements outlined in Section 13.3 of the Contract.
18.2.2.7	The Contractor shall submit a report regarding Activities of the Advisory Board ten (10) Calendar Days following the meeting date. The report shall, at a minimum, include: (i) a summary of the Contractor’s approach to inviting Enrollees that represent all eligibility groups/populations; (ii) meeting agenda; (iii) a list of meeting attendees; (iv) meeting minutes; and (v) the date, time, and location of the next meeting.
18.2.2.8	The Contractor shall submit a monthly Privacy and Confidentiality Report. The report shall provide information on any Incidents that involve the loss, theft or unauthorized use or access of Enrollee PHI. The report shall include, at a minimum: (i) the date of the Incident; (ii) the date of notification to ASES; (iii) the nature and scope of the Incident; (iv) the Contractor’s response to the Incident; and (v) any mitigating measures taken by the Contractor to prevent similar Incidents.
18.2.2.9	The Contractor shall submit an annual Systems Incident Report. The report shall provide information on any Incidents that involve unauthorized access to the Contractor’s systems, databases or servers. This report shall be provided at least annually, but the Contractor shall provide the report ten (10) Business Days following an Incident. The report shall include, at a minimum, the date of the Incident, the date of notification to ASES, the nature and scope of the Incident, the Contractor’s response to the Incident, and the mitigating measures taken by the Contractor to prevent similar Incidents in the future. “Port scans” or other unsuccessful queries to the Contractor’s Information System shall not be considered a privacy/security Incident for purposes of this report.
18.2.3	Claims

18.2.3.1	The Contractor shall submit a monthly Claims Activity Report. At a minimum, this report shall identify: (i) the number of Claims received; (ii) number of Claims denied (by reason); (iii) number of Claims paid; (iv) number of Claims pending (by reason); (v) and the total amount paid for all Providers (by Provider category) specified by ASES in accordance with Section 16.7 of this Contract.
18.2.3.2	The Contractor shall submit Encounter Data in a standardized format as specified by ASES (see Section 16.8 of this Contract) and transmitted electronically to ASES on a monthly basis. The Contractor shall provide any information and/or Data requested in a format to be specified by ASES as required to support the validation, testing or auditing of the completeness and accuracy of Encounter Data submitted by the Contractor.
18.2.4	Covered Services
18.2.4.1	The Contractor shall submit a quarterly Care Management Report to assess the Contractor’s performance and timeliness associated with the care management process. The report shall present Data separately for Enrollees new to the care management process and those Enrollees who are receiving ongoing care management. The report shall include, at a minimum information regarding: (i) number of initial assessments completed; (ii) number of Enrollees receiving intensive one-on-one counseling interventions from Care Managers; (iii) number of Prior Authorizations and denials of Prior Authorizations by the Contractor for conditions included in Special Coverage; (iv) number of Adults screened for depression using the PHQ-9; (vi) number of children screened using the ASQ; (vi) number of children screened for depression using the ASQ-SE; (vii) number of Enrollees unable to be reached for initial assessments; and (viii) number of Enrollees with Chronic Behavioral Health Conditions.
18.2.4.2	The Contractor shall submit a Disease Management Report that includes Information on Utilization of physical and Behavioral Health Services by Enrollees in Disease Management (DM) as described in Section 7.8.3. The report shall, at a minimum, include the following Data: (i) physical health services received by Enrollees in Disease Management; (ii) Behavioral Health services received by Enrollees in Disease Management; and (iii) the number of Enrollees in Disease Management with the following conditions: asthma, depression, diabetes (type 1 and type 2), congestive heart failure, hypertension, obesity and chronic renal disease (Level 1 and Level 2).

18.2.4.3	The Contractor shall submit an annual Maternal and Pre-Natal Plan as described in Section 7.5.8 of this Contract. The plan shall include, at a minimum: (i) description of the program; (ii) maternal and pre-natal services offered through the program; and (iii) number of Enrollees in the program.
18.2.4.4	The Contractor shall submit an annual Wellness Plan that at a minimum, describes the Contractor’s plans to promote Enrollee wellness in accordance with Section 12.5.8 of the Contract.
18.2.4.5	The Contractor shall submit an annual EPSDT Plan as described in Section 7.9 of this Contract.
18.2.4.6	The Contractor shall submit an annual CMS 416 Report that measures and documents EPSDT screening and participation rates. In addition to the requirements in the CMS 416 Report, the Contractor shall report on any additional Data that ASES determines is necessary for monitoring and compliance purposes.
18.2.4.7	The Contractor shall submit a quarterly Executive Director Report that provides information on selected GHP populations and providers. The report shall include, at a minimum, information regarding: (i) GHP Enrollees, (ii) Enrollees in special programs (including Enrollees with Special Coverage), (iii) PPN and Network Providers, (iv) services for children, (v) dental services and (vi) hospitalizations.
18.2.5	Provider Reports
18.2.5.1	The Contractor shall submit a monthly National Provider List (NPL) Report that provides information on the number of Providers with and without assigned lives in the Contractor’s General and PPN network. At a minimum, the report shall include information on the: (i) Network Provider’s name; (ii) Network Provider’s specialty; (iii) Network Provider’s NPI; (iv) Network Provider’s specialty code; (v) Network Provider license number; (vi) Network Provider’s primary office location; (vii) Network Provider’s office hours; (viii) Network Provider’s Credentialing status; (ix) Network Provider PMG affiliation; (x) ratio of Network Provider to Enrollees (including PCPs, Behavioral Health Providers); and (xi) the number of assigned lives (if applicable) to Network Providers. For facilities the report shall include: (i) EIN; (ii) name of the entity; (iii) municipality code; (iv) Provider type code; and (v) the Provider’s NPI.
18.2.5.2	The Contractor shall submit quarterly Geographical Access reports using geographic Information Systems software that allows ASES to analyze, at a minimum, the following: (i) description of geographic systems software utilized to generate geographic Access report; (ii) description of monitoring activities to ensure Access standards are met and that Enrollees have Access to services; (iii) description of gaps in geographic Access and methodologies used to identify them; (iv) Data on all service locations for PCP and all specialty Providers; and (v) number of Enrollees that are currently assigned to the Network Provider (PCPs only) by Service Region.

18.2.5.3	The Contractor shall submit a quarterly Provider Credentialing and Re-Credentialing Report that lists all Providers credentialed or re-credentialed during the reporting period. At a minimum, the report shall include: (i) each Network Provider’s name; (ii) the Network Provider’s specialty; (iii) the Network Provider’s NPI; (iv) the Network Provider’s primary office location; and (v) the date of Credentialing/Re-Credentialing.
18.2.5.4	The Contractor shall submit a quarterly Provider Suspensions and Terminations Report that lists by name all Network Provider suspensions or terminations. This report shall include information on all Network Providers. At a minimum, the report shall include: (i) each Network Provider’s name; (ii) the Network Provider’s specialty; (iii) the Network Provider’s NPI; (iv) the Network Provider’s primary city; (v) reason(s) for the action taken; and (vi) the effective date of the suspension or termination. If the Contractor has taken no action against Providers during the quarter this should be documented in the report.
18.2.5.5	The Contractor shall submit an annual Provider Training and Outreach Plan/Evaluation Report describing the Contractor’s plans to educate Providers and an Evaluation Report to evaluate the initiatives in the plan and present findings of lessons learned. Both the plan and the evaluation report shall be submitted in narrative format. The Provider Training and Outreach Plan shall describe Provider training initiatives including, but not limited to, the following: (i) Prior Authorizations; (ii) Claims/Encounter Data submissions; (iii) how to access Ancillary Service Providers; (iv) Enrollee rights and responsibilities; (v) quality improvement program/ initiatives; (vi) Provider and Enrollee Appeals and Grievances; (vii) recoupment of funds processes and procedures; and (viii) EPSDT benefit requirements, including Preventive Services guidelines. The Evaluation Report shall specify the training topic (s), the targeted Providers, the content of the training, the training schedule (including dates/times and locations), and training methods. The Contractor shall, upon request, provide information regarding Provider training and Outreach initiatives including, but not limited to, the following: (i) target audiences; (ii) location of training/event; (iii) date of training/event; (iv) topics; (v) funds expended; and (vi) number and types of attendees.

18.2.5.6	The Contractor shall submit an annual Provider Satisfaction Survey Report that encompasses physical and Behavioral Health Network Providers. The report shall include but not be limited to, a summary of the Provider survey methods and findings for physical and Behavioral Health Network Providers separately and an analysis of opportunities for improvement. See Section 12.6 of this Contract for additional information regarding Provider Satisfaction Surveys.
18.2.6	Quality
18.2.6.1	The Contractor shall submit a quarterly Grievances and Appeals Report. The Contractor shall submit reports of all Provider and Enrollee Grievances (informal and formal), Appeals, Notices of Actions and Administrative Law Hearings utilizing the ASES-provided reporting templates and codes. The report will also capture Enrollee comments and inquiries made through the Contractor’s website.
18.2.6.2	The Contractor shall submit a quarterly Quality Improvement Performance (QIP) Report. The Contractor shall use measurements and performance guidelines outlined in the Quality Improvement Procedure Manual. The report shall, at a minimum, include Data on: (i) preventive clinical programs; (ii) performance measures; and (iii) ER quality program.
18.2.6.3	The Contractor shall submit an annual QAPI Program Description as described in Section 12.2 of this Contract. The description shall, at a minimum, include the following: (i) program overview, methodology, performance measures and analysis on the MCO’s ER Quality Incentive Program; (ii) program overview, methodology, performance measures and analysis of the MCO’s HEDIS Quality Incentive Program; (iii) program overview, methodology, performance measures and analysis of the Contractor’s preventive clinical programs; and (iv) program overview, methodology, performance measures and analysis on the MCO’s Performance Improvement Projects.
18.2.6.4	The Contractor shall submit an annual Enrollee Satisfaction Survey Report that includes, but is not limited to, a summary of the Enrollee survey methods, findings, analysis and evaluation. The report shall present information separately for CAHPS and ECHO. The survey and findings shall be presented by populations as determined by ASES (e.g., Adults, children, Behavioral Health and Chronic Conditions). The report must provide an action plan addressing areas for improvement of the Contractor as identified in the survey results. Refer to Section 12.6 of this Contract for additional information regarding the survey.

18.2.6.5	The Contractor shall submit an annual Audited HEDIS Results Report. The Contractor shall use only NCQA published HEDIS standardized measures that specify how MCOs collect, audit, calculate and report performance information.
18.2.6.5.1	Each HEDIS submission must require the following information:
18.2.6.5.1.1	A signed attestation that will provided by ASES;
18.2.6.5.1.2	Quantitative Data and qualitative Data collected according to HEDIS technical specifications. This Data shall be reported to ASES in an excel workbook and as a searchable .PDF document; and
18.2.6.5.1.3	A final HEDIS Compliance Audit Report and supporting documentation according to HEDIS Compliance Audit standards, policies and procedures.
18.2.6.5.2	As specified in Section 12.3.4.6 of this Contract. The Contractor will submit the following standardized HEDIS measures in a format specified by ASES:
18.2.6.5.2.1	Effectiveness of Care: Prevention and Screening Measures
18.2.6.5.2.1.1	Childhood immunization;
18.2.6.5.2.1.2	Breast cancer screening;
18.2.6.5.2.1.3	Cervical cancer screening;
18.2.6.5.2.1.4	Chlamydia screening;
18.2.6.5.2.1.5	Adult Body Mass Index (“BMI”) assessment; and
18.2.6.5.2.1.6	Weight assessment and counseling for nutrition and physical activities for children and adolescents.

18.2.6.5.2.2	Effectiveness of Care: Respiratory Condition Measures
18.2.6.5.2.2.1	Use of appropriate medication for people with asthma; and
18.2.6.5.2.2.2	Appropriate treatment for children with upper respiratory conditions.
18.2.6.5.2.3	Effectiveness of Care: Cardiovascular Conditions
18.2.6.5.2.3.1	Cholesterol management for people with cardiovascular conditions; and
18.2.6.5.2.3.2	Controlling high blood pressure.
18.2.6.5.2.4	Access/Availability of Care Measures
18.2.6.5.2.4.1	Comprehensive diabetes care (with all its components);
18.2.6.5.2.4.2	Adult Access to preventive/outpatient health services;
18.2.6.5.2.4.3	Annual dentist visit;
18.2.6.5.2.4.4	Children and adolescent Access to PCPs;
18.2.6.5.2.4.5	Prenatal and postpartum care;
18.2.6.5.2.4.6	Frequency of ongoing prenatal care;
18.2.6.5.2.4.7	Healthy Child Care visits in the first fifteen (15) months of life; and
18.2.6.5.2.4.8	Adolescent well care visits.
18.2.6.5.2.5	Behavioral Health Measures: Effectiveness of Medical Care and Access
18.2.6.5.2.5.1	Antidepressant Medication Management;
18.2.6.5.2.5.2	Follow up care for children with prescribed ADHD medication;

18.2.6.5.2.5.3	Follow up after hospitalization for mental illness and engagement of alcohol and other drug dependence treatment;
18.2.6.5.2.5.4	Identification of alcohol and other drug treatment services; and
18.2.6.5.2.5.5	Behavioral Health Utilization.
18.2.6.5.3	ASES may add, change, or remove HEDIS reporting requirements with sixty (60) Calendar Days’ notice in advance of the effective date of the addition, change, or removal.
18.2.6.5.4	When requested, the Contractor shall submit Data to ASES for standardized performance measures, within specified timelines and according to the established procedures Data collection and reporting. The Contractor shall collect valid and reliable Data, using qualified staff and personnel to collect the Data. Failure of the Contractor to follow Data collection and reporting requirements may result in sanctions, liquidated damages and/or other fines in accordance with Articles 19 and 20 of this Contract.
18.2.7	Utilization Management
18.2.7.1	The Contractor shall submit a quarterly Utilization Management Report that includes Information on Utilization of physical and Behavioral Health Services. The report shall, at a minimum, include the following Data: (i) physical health services received by Enrollees; (ii) Behavioral Health Services received by Enrollees; (iii) services received by Enrollees with specific Chronic Conditions; (iv) EPSDT Utilization, screening and list of EPSDT-eligible children who had not had an appointment as described in Section 7.9.2.4; (v) register of Enrollees in Special Coverage; (vi) register of Enrollees receiving pre-natal services; (vii) number of Enrollees in autism Special Coverage program; (viii) number of co-occurring diagnosis (substance abuse including alcohol and Behavioral Health); and (ix) statistical Data on (a) the twenty (20) most prevalent Behavioral Health diagnosis; (b) the twenty (20) most prevalent substance abuse diagnosis; (c) the twenty (20) most prevalent diagnosis leading to emergency room Utilization.
18.2.7.2	The Contractor shall submit a quarterly Admissions and Readmissions Report that provides information by region(s) regarding the number of Enrollees who are readmitted to a facility such as, an RHC, FQHC, detoxification facility, short term intervention center or hospital within thirty (30) Calendar Days of a previous discharge by Service Region. The report shall provide Data by procedure codes and populations as specified by ASES.

18.2.7.3	The Contractor shall submit a quarterly Prior Authorization Report that includes Prior Authorization Information by service. The report shall, at a minimum, include the following Data: (i) the service for which a Prior Authorization is being requested; (ii) the number of initial and continued requests for each service; (iii) the number of requests approved, denied (administrative and clinical), pended for each service (initial and continued); and (iv) the number of terminations and reductions in service.
18.2.7.4	The Contractor shall submit a quarterly Integration Report. The report shall, at a minimum, include the following Data: (i) number of Enrollees receiving care management for physical health and behavioral needs; (ii) number of Referrals to physical health Providers by Behavioral Health Providers; (iii) number of short-term counseling appointments provided and fulfilled; (iv) number of Referrals to care management; (v) number of Behavioral Health assessments performed and the number of Referrals to Behavioral Health Providers made; and (vi) the ratio of Enrollees receiving Behavioral Health Services per each PMG.
18.2.7.5	The Contractor shall submit an annual UM Program Description/Work Plan Report. The program description shall include a description of the structure and accountability mechanisms. At a minimum, the description shall include: (i) scope of the UM program, (ii) goals and objective of the UM program, (iii) program structure including organizational structure, authority and accountability and committee structure; (iv) description of UM networking and support; and (v) a description of the following UM processes: pre-service review, concurrent review, post service review, discharge planning and emergency department services. The Work Plan shall include: (i) planned UM improvement activities that will address quality of service delivery; (ii) Disease Management; (iii) specific mechanism for periodic Data tracking and trending of UM performance indicators; and (iv) periodic evaluations of the effectiveness of UM interventions.
18.2.8	Systems
18.2.8.1	The Contractor shall submit a monthly Systems Availability and Performance Report that provides information on availability and unavailability by major system as well as response times for the Contractor’s confirmation of Contractor’s Enrollment and electronic Claims management functions, as measured within the Contractor’s Span of Control. The report shall meet the requirements of Section 17.5 of this Contract.

18.2.8.2	The Contractor shall submit a quarterly Business Continuity and Disaster Recovery (“BC-DR”) Test Report for review and written approval as specified by ASES in accordance with Section 17.5 of this Contract. The Contractor shall conduct quarterly tests of the BC-DR system and report the findings of the test results with the system generated log report within thirty (30) Calendar Days of the date of the test.
18.2.8.3	The Contractor shall submit an annual BC-DR Plan in accordance with Section 17.5 of this Contract.
18.2.9	Financial Management
18.2.9.1	The Contractor shall submit a monthly Per Member Per Month Payment Disbursement Report. The report shall present the distribution of the Capitation or other service payments to Providers, Claim expenses by coverage, reserves, and administrative expenses.
18.2.9.2	The Contractor shall submit a monthly Actuarial Data Report in a format specified by ASES.
18.2.9.3	The Contractor shall submit a monthly Enrollee TPL Health Insurance Report as described in Section 23.4.7.1 of this Contract. The report is due the fifth (5th) Calendar Day after the close of the month during which the Contractor learns that an Enrollee has new health insurance coverage, or casualty insurance coverage, or of any change in an Enrollee’s health insurance coverage. The Contractor shall impose a corresponding requirement on its Providers to notify the Contractor of any newly discovered coverage.
18.2.9.4	The Contractor shall submit a quarterly Retention Fund Report. The report shall include outcomes information on the Quality Incentive Program as described in Section 12.5. The report shall contain, at a minimum: (i) Data on the amount of PMPM withheld for current reporting period; and (ii) Data on the amount of PMPM withheld in the previous reporting period(s).
18.2.9.5	The Contractor shall submit a quarterly Unaudited Financial Statement Report. The Contractor shall submit (i) a separate accounting of activities relating to each Service Region, and (ii) a consolidated section accounting for all GHP program activities.

18.2.9.6	The Contractor shall submit an annual Physician Incentive Plan Report that provides adequate information about the Contractor’s monitoring activities for the Physician Incentive Plan as described in Section 23.6. The Contractor shall submit, at a minimum: (i) description of the Physician Incentive Plan; (ii) description of incentive arrangements; (iii) description and Data on percentage of Withhold or bonus attached to the plan; and (iv) the number of Providers participating in the plan and the number of Enrollees affected.
18.2.9.7	The Contractor shall submit an annual Report on Controls Placed in Operation and Tests of Operating Effectiveness. The report must meet all standards and requirements of the AICPA’s SSA E 16, for the Contractor’s operations performed for ASES under this Contract.
18.2.9.8	The Contractor shall submit annual Audited Financial Statements. The Contractor shall provide ASES with copies of its audited financial statements following Generally Accepted Accounting Principles (“GAAP”) in the US, at its own cost and charge, for the duration of the Contract, and as of the end of each fiscal year during the Contract Term, regarding the financial operations related to the GHP Program. The statements shall provide (i) a separate accounting of activities relating to each Service Region, and (ii) a consolidated section accounting for all GHP Program activities. These reports shall be submitted to ASES no later than ninety (90) Calendar Days after the close of the fiscal year.
18.2.9.9	The Contractor shall submit a quarterly Cost Avoidance Report. The report shall describe as specified by ASES the Contractor’s findings regarding routine audits of Network Providers to evaluate cost-avoidance performance.
18.2.9.10	The Contractor shall submit an annual Disclosure of Information on Annual Business Transactions as described in Section 23.7.4 of this Contract.
18.2.9.11	The Contractor shall submit an annual Report to Puerto Rico Insurance Commissioner’s Office in the format agreed upon by the National Association of Insurance Commissioners (NAIC).
18.2.9.12	The Contractor shall submit an Annual Corporate Report at the close of the MCO’s fiscal/calendar year.

ARTICLE 19  ENFORCEMENT – INTERMEDIATE SANCTIONS
19.1	General Provisions
19.1.1	In monitoring Contractor’s compliance with the terms of the Contract, ASES may impose intermediate sanctions, and/or liquidated damages, and/or fines pursuant to Puerto Rico Act No. 134, for Contractor’s failure to comply with the terms and conditions of this Contract (as further specified in Articles 19 and 20 of the Contract).
19.1.2	In the event the Contractor incurs any proscribed conduct or otherwise is in default as to any applicable term, condition, or requirement of this Contract, and in accordance with any applicable provision of 42 CFR 438.700 and Section 4707 of the Balanced Budget Act of 1997, at any time following the Effective Date of the Contract, the Contractor agrees that, in addition to the terms of Section 35.1.1 of this Contract, ASES may impose intermediate sanctions against the Contractor for any such default in accordance with this Article 19. ASES may not impose intermediate sanctions with respect to a specific event of default of the Contractor for which liquidated damages sought to be imposed or are imposed against the Contractor in accordance with Article 20 of this Contract. ASES may impose both intermediate sanctions and fines pursuant to Puerto Rico Act No. 134. The assessment of intermediate sanctions under this Contract cannot and will not limit the power or authority of ASES to impose any other fines, civil money penalties, sanctions, or other remedies recognized by the Commonwealth or Federal laws or regulations.
19.1.3	Notwithstanding any intermediate sanctions imposed upon the Contractor under this Article 19, other than Contract termination, the Contractor shall continue to provide all Covered Services and other Benefits under this Contract.
19.1.4	ASES shall have the right impose the following intermediate sanctions:
19.1.4.1	Civil Money Penalty – ASES may impose a civil money penalty for the following categories of events.
19.1.4.1.1	Category 1 - A civil money penalty in accordance with any applicable provision of 42 CFR 438.700 up to one-hundred thousand dollars ($100,000) per determination shall be imposed for this category. The following constitute Category 1 events:
19.1.4.1.1.1	Acts that discriminate among Enrollees on the basis of their health status or need for health care services. This includes termination of Enrollment or refusal to reenroll a Potential Enrollee, except as permitted under the Medicaid program, or any practice that would reasonably be expected to discourage Enrollment by beneficiaries whose medical or Behavioral Health condition or history indicates probable need for substantial future medical or Behavioral Health Services. Notwithstanding the foregoing, ASES may impose a civil money penalty in the amount of fifteen thousand dollars ($15,000) per each (i) Potential Enrollee that was not enrolled because of discriminatory practices as described above and/or (ii) discriminatory practices imposed on Enrollees, subject to the overall limit of one-hundred thousand dollars ($100,000) per each determination.

19.1.4.1.1.2	The misrepresentation or falsification of information submitted to ASES and/or CMS.
19.1.4.1.2	Category 2 - A civil money penalty in accordance with any applicable provision of 42 CFR 438.700 up to twenty-five thousand dollars ($25,000) per determination shall be imposed for this category. The following constitute Category 2 events:
19.1.4.1.2.1	Failure by the Contractor to substantially provide Medically Necessary Services that the Contractor is required to provide, under applicable law or under this Contract, to an Enrollee under this Contract.
19.1.4.1.2.2	Misrepresentation or falsification by the Contractor of information that it furnishes to an Enrollee, Potential Enrollee, or Provider.
19.1.4.1.2.3	Failure by the Contractor to comply with the requirements for Physician Incentive Plans, as set forth in 42 CFR 422.208 and 422.210.
19.1.4.1.2.4	The distribution by the Contractor, directly or indirectly through any Agent or independent contractor, of Marketing Materials that have not been prior approved by ASES or that contain false or materially misleading information.
19.1.4.1.3	Category 3 – Pursuant to 42 CFR 438.704 (c), ASES may impose a civil money penalty for the Contractor’s imposition of premiums or charges in excess of the amounts permitted under the Medicaid program. The maximum amount of the penalty is the greater of twenty-five thousand dollars ($25,000) or double the amount of the excess charges. ASES will deduct from the penalty the amount of overcharge and return it to the affected Enrollees.

19.1.4.2	Temporary Management - ASES may appoint temporary management for the Contractor’s GHP operations, as provided in 42 C.F.R. 438.702 and 42 C.F.R. 438.706 as a result of Contractor’s:
19.1.4.2.1	Continued egregious behavior, including but not limited to behavior described in Categories 1 through 3 of this Article 19;
19.1.4.2.2	Behavior that is contrary to, or is non-compliant with, Sections 1903(m) or 1932 of the Social Security Act, as amended, found at 42 U.S.C. §§ 1396b (m) and 1396u-2;
19.1.4.2.3	Actions which have caused substantial risk to an Enrollee’s health; and/or
19.1.4.2.4	Behavior which has led ASES to determine that temporary management is necessary to ensure the health of Contractor’s Enrollees while improvements to remedy Category 1 through 3 violations are being made, or until the Contractor’s orderly termination or reorganization.
19.1.4.2.5	If temporary management is appointed for any reason specified in Sections 19.1.4.2 above, such temporary management will cease once ASES has, in its discretion, determined that the sanctioned behavior will not re-occur.
19.1.4.3	Enrollment Termination – ASES may grant Enrollees the right to terminate Enrollment without cause, and notify the affected Enrollees of their right to disenroll when:
19.1.4.3.1	The Contractor has engaged in continued egregious behavior, including but not limited to behavior described in Categories 1 through 3 of this Article 19;
19.1.4.3.2	The Contractor has engaged in behavior that is contrary to, or is non-compliant with, Sections 1903(m) or 1932 of the Social Security Act, as amended, found at 42 U.S.C. §§ 1396b (m) and 1396u-2;
19.1.4.3.3	The Contractor has taken Actions that have caused substantial risk to Enrollees’ health;

19.1.4.3.4	ASES determines that temporary management is necessary or convenient to ensure the health of the Contractor’s Enrollees; or
19.1.4.3.5	ASES determines that such Enrollment termination is necessary or appropriate to remedy Category 1 through 3 violations.
19.1.4.4	Enrollment Suspension – ASES may suspend all new Enrollments, including default Enrollment, after the effective date of the intermediate sanction and until the intermediate sanction is no longer in effect.
19.1.4.5	Payment Suspension – ASES may suspend payment of the PMPM Payment for Enrollees enrolled after the effective date of the intermediate sanction and until CMS or ASES is satisfied that the reason for imposition of the intermediate sanction no longer exists and is not likely to re-occur or upon the Termination Date of the Contract.
19.1.4.6	Mandatory Imposition of Certain Intermediate Sanctions – ASES shall impose the temporary management and Enrollment suspension intermediate sanctions described in Sections 19.1.4.2 and 19.1.4.3 above, if ASES finds that the Contractor has repeatedly failed to meet substantive requirements in Sections 1903(m) or 1932 of the Social Security Act, as amended, found at 42 U.S.C. §§ 1396b (m) and 1396u-2.
19.1.4.7	Subject to Article 35 of this Contract, in lieu of imposing a sanction allowed under this Article 19, ASES may terminate this Contract, without any liability whatsoever (but subject to making any payments due under this Contract through any such date of termination), if the terms of a Corrective Action Plan implemented pursuant to this Article 19 to address a failure specified in Category 1 or Category 2 of this Article 19 are not implemented to ASES’s approval or if such failure continues or is not corrected, to ASES’s satisfaction.
19.2	Notice of Intention to Impose Intermediate Sanctions
19.2.1	In the event that ASES performs an investigation or acknowledges facts regarding a possible contractual non-compliance, according to Section 19, ASES shall issue a Notice of Intention to Impose Intermediate Sanctions, delivered thorough US Postal Service Certified Mail, to the Contractor that includes the following:
19.2.1.1	A brief description of the facts;

19.2.1.2	Applicable Puerto Rico and Federal laws and regulations, or Contract provisions;
19.2.1.3	The Contractor’s non-compliance with Puerto Rico and Federal laws and regulations as referenced in the Contract;
19.2.1.4	The Contractor’s breach of applicable intermediate sanction Contract provisions;
19.2.1.5	ASES’s authority to determine and impose intermediate sanctions under this Article 19;
19.2.1.6	The amount of potential, or the Contractor’s exposure to, intermediate sanctions, and how they were computed; and
19.2.1.7	At ASES discretion, a statement describing the Contractor’s right to submit a Corrective Action Plan within fifteen (15) Calendar Days of receipt of the notice of administrative inquiry under this Article 19.
19.2.2	At ASES discretion, the Contractor shall have the right to submit a Corrective Action Plan within fifteen (15) Calendar Days of receipt of the Notice of Intention to Impose Intermediate Sanctions. If the Contractor timely submits a Corrective Action Plan acceptable and approved by ASES, ASES shall not impose intermediate sanctions on the facts described in its Notice of Intention to Impose Intermediate Sanctions pursuant to this Article 19. The Contractor shall not have the right to submit a Corrective Action Plan for an incident similar to a previous incident for which the Contractor had previously been under a Corrective Action Plan approved by ASES.
19.2.3	Nevertheless, if after the investigation is finished or the information at hand reveals a contractual non-compliance, or violation to the Puerto Rico and Federal laws and regulations administered by ASES, and at ASES’s discretion it cannot be corrected through a Corrective Action Plan, ASES will not issue a Notice of Intention to Impose Intermediate Sanctions, and instead shall notify the imposition of Intermediate Sanctions.
19.2.4	If the Contractor fails to comply with any material provision under a Corrective Action Plan submitted to ASES pursuant to Section 19.2.2 above, ASES may impose:
19.2.4.1	A daily five-thousand dollar ($5,000) civil money penalty, up to a maximum total of one-hundred thousand dollars ($100,000), for Contractor’s ongoing failure to comply with any provision deemed material by ASES under the Corrective Action Plan; or

19.2.4.2	The applicable intermediate sanction for any or all behavior that resulted in the Contractor’s submission of the Corrective Action Plan pursuant to Section 19.1 above.
19.3	Notice of Imposition of Intermediate Sanctions
19.3.1	Prior to the imposition of intermediate sanctions, ASES will issue a notification, delivered thorough US Postal Service Certified Mail, to the Contractor that includes the following:
19.3.1.1	A brief description of the facts;
19.3.1.2	Applicable Puerto Rico and Federal laws and regulations, or Contract provision;
19.3.1.3	ASES’s determination to impose intermediate sanctions;
19.3.1.4	Intermediate sanctions imposed and their effective date;
19.3.1.5	Methodology for the civil money penalty calculation or determination of the intermediate sanctions; and
19.3.1.6	At ASES’s discretion, a statement describing the Contractor’s option to submit a Corrective Action Plan within thirty (30) Calendar Days following receipt of the notice of imposition of intermediate sanctions or in lieu thereof to seek administrative review of the imposed intermediate sanctions pursuant to Section 19.4.
19.3.2	At ASES’s discretion, the Contractor may submit a Corrective Action Plan to ASES within thirty (30) Calendar Days of receipt of the notice of intermediate sanctions. If the Contractor submits a Corrective Action Plan under this section, ASES may only recover ten percent (10%) of the civil money penalty, if any, imposed under the notice of intermediate sanctions, and/or discontinue the imposition of the intermediate sanction. Alternatively, the Contractor may seek administrative review of the imposition of intermediate sanctions pursuant to Section 19.4.
19.3.3	Contractor’s right to seek administrative review of ASES’s Actions by Puerto Rico’s Court of Appeals, San Juan Panel, within thirty (30) Calendar Days of the Contractor’s receipt of the notice of intermediate sanctions.
19.3.4	ASES shall notify CMS in writing of the imposition of intermediate sanctions within thirty (30) Calendar Days of imposing the intermediate sanctions and concurrently provide the Contractor with a copy of such notice.

19.4	Administrative Review – The Contractor has the right to seek administrative review of the imposition of intermediate sanctions, including but not limited to civil money penalties, by ASES, pursuant to the following procedure:
19.4.1	The Contractor has the right within thirty (30) Calendar Days following receipt of the notice of imposition of intermediate sanctions to seek administrative review in writing of ASES’s determination and any such intermediate sanctions, pursuant to Act 72 or under any other applicable law or regulation.
19.4.2	As part of the administrative review, the Parties shall cooperate with the examining officer, and follow all applicable procedures for the administrative review.
19.4.3	Upon completion of the administrative review, the examining officer may recommend:
19.4.3.1	Confirm the intermediate sanctions;
19.4.3.2	Modify or amend the intermediate sanctions pursuant to applicable law or regulation; or
19.4.3.3	Eliminate the imposed intermediate sanctions.
19.4.4	Once the sanction becomes final ASES shall withhold the amount of the sanction from the PMPM Payment.
19.4.5	In addition to the actions described under Section 19.4.3, the examining officer may recommend the delivery and implementation of a Corrective Action Plan with respect to Contractor’s failure to comply with the terms of this Contract as set forth in ASES’ notice of intermediate sanctions.
19.4.6	ASES shall notify CMS in writing of any modification in the imposition of intermediate sanctions through the administrative review process within thirty (30) Calendar Days of receipt of the examining officer’s determination, and concurrently provide the Contractor with a copy of such notice.

19.5	Judicial Review – To the extent administrative review is sought by the Contractor pursuant to Section 19.4, the Contractor has the right to seek judicial review of ASES’s actions by the Puerto Rico Court of Appeals, San Juan Panel, within thirty (30) Calendar Days of the notice of final determination issued by ASES.
19.6	Federal Sanctions - Payments provided under this Contract will be denied for new Enrollees when, and for so long as, payment for those Enrollees is denied by CMS in accordance with the requirements in 42 C.F.R. 438.730.
ARTICLE 20  ENFORCEMENT - LIQUIDATED DAMAGES AND OTHER REMEDIES
20.1	General Provisions
20.1.1	ASES may impose intermediate sanctions, liquidated damages, and/or fines pursuant to Puerto Rico Act No. 134 (as indicated in Articles 19 and 20 of this Contract).
20.1.2	In the event the Contractor is in default as to any applicable term, condition, or requirement of this Contract, and in accordance with any applicable provision of 42 CFR 438.700 and Section 4707 of the Balanced Budget Act of 1997, at any time following the Effective Date of this Contract, the Contractor agrees that, in addition to the terms of Section [35.1.1] of this Contract, ASES may assess liquidated damages against the Contractor for any such default, in accordance with this Article 20. ASES may not impose liquidated damages with respect to a specific event of default of Contractor for which intermediate sanctions, including but not limited to civil monetary penalties, sought to be imposed or are imposed against the Contractor under Article 19. The Parties further acknowledge and agree that the specified liquidated damages are reasonable and the result of a good faith effort by the Parties to estimate the anticipated or actual harm caused by the Contractor’s breach and are in lieu of any other financial remedies to which ASES may otherwise have been entitled. The assessment of liquidated damages under the Contract cannot and will not limit the power or authority of ASES to impose fines, civil money penalties, sanctions, or other remedies under Article 19 of this Contract or otherwise under by Commonwealth or Federal laws or regulations, including fines pursuant to Puerto Rico Act No. 134.
20.1.3	Notwithstanding any sanction, including liquidated damages, imposed upon the Contractor, other than Contract termination, the Contractor shall continue to provide all Covered Services and other Benefits under this Contract.
20.1.4	The Parties have determined that the Contractor’s breach or failure to comply with the terms and conditions of this Contract for which liquated damages may be assessed under this Article 20 shall be divided into four (4) categories of events.

20.2	Category 1
20.2.1	Liquidated damages in accordance with any applicable provision of this Contract of up to one-hundred thousand dollars ($100,000) per violation, Incident or occurrence may be imposed for Category 1 events. The following constitute Category 1 events:
20.2.1.1	Material non-compliance with an ASES or CMS directive, determination or notice to cease and desist not otherwise described in Article 19 or other provision of this Article 20, provided that the Contractor has received prior written notice with respect to such specific material non-compliance, and afforded an opportunity to cure within a reasonable period to be determined by ASES in its sole discretion.
20.3	Category 2
20.3.1	Liquidated damages in accordance with any applicable provision of this Contract of up to twenty-five thousand dollars ($25,000) per violation, Incident, or occurrence may be imposed for Category 2 events. The following constitute Category 2 events:
20.3.1.1	Subject to ASES compliance with its obligations under Article 22 of this Contract, repeated noncompliance by the Contractor with any material obligation that adversely affects the services that the Contractor is required to provide under Article 7 of this Contract;
20.3.1.2	Failure of the Contractor to assume its duties and obligations under this Contract in accordance with the transition timeframes specified herein;
20.3.1.3	Failure of the Contractor to terminate a Provider that imposes Co-Payments or other cost-sharing on Enrollees that are in excess of the fees permitted by ASES, as listed on Attachment 8 (ASES will deduct the amount of the overcharge and return it to the affected Enrollees);
20.3.1.4	Failure of the Contractor to address Enrollees’ Complaints, Appeals, and Grievances, and Provider disputes, within the timeframes specified in this Contract;
20.3.1.5	Failure of the Contractor to comply with the confidentiality provisions in accordance with 45 CFR 160 and 164; and
20.3.1.6	Failure of the Contractor to comply with a subcontracting requirement in the Contract.

20.4	Category 3
20.4.1	Liquidated damages in accordance with any applicable provision this Contract of five-thousand dollars ($5,000) per day may be imposed for Category 3 events. The following constitute Category 3 events:
20.4.1.1	Failure to submit required reports in the timeframes prescribed in Article 18;
20.4.1.2	Submission of incorrect or deficient Deliverables or reports in accordance with Article 18 of this Contract;
20.4.1.3	Failure to comply with the Claims processing standards as follows:
20.4.1.3.1	Failure to process and finalize to a paid or denied status ninety-five percent (95%) of all Clean Claims within thirty (30) Calendar Days of receipt;
20.4.1.3.2	Failure to process and finalize to a paid or denied status one hundred percent (100%) of all Clean Claims within fifty (50) Calendar Days of receipt; and
20.4.1.3.3	Failure to process Unclean Claims as specified in Section 16.10.3 of this Contract;
20.4.1.4	Failure to pay Providers interest at the rate identified in and otherwise in accordance with Section 16.10.2 of this Contract when a Clean Claim is not adjudicated within the Claims processing deadlines;
20.4.1.5	Failure to comply with the quarterly submission of EPSDT reports to ASES according to the guidelines to be issued by ASES under Section 7.9.1;
20.4.1.6	Failure to notify PCPs of the gaps in care analysis in accordance with the EPSDT guidelines to be issued by ASES under Section 7.9.1;
20.4.1.7	Reserved;
20.4.1.8	Failure to seek, collect and/or report Third Party Liability information as provided in Section 23.4 of this Contract; and
20.4.1.9	Failure of Contractor to issue written notice to Enrollees upon Provider’s termination of a Provider as described in Section 10.4.3 of this Contract.

20.5	Category 4
20.5.1	Liquidated damages as specified below may be imposed for Category 4 events. The following constitute Category 4 events:
20.5.1.1	Failure to implement the BC-DR plan as follows:
20.5.1.1.1	Implementation of the (BC-DR) plan exceeds the proposed time by two (2) or less Calendar Days: five thousand dollars ($5,000) per day up to day 2;
20.5.1.1.2	Implementation of the (BC-DR) plan exceeds the proposed time by more than two (2) and up to five (5) Calendar Days: ten thousand dollars ($10,000) per each day beginning with day 3 and up to day 5;
20.5.1.1.3	Implementation of the (BC-DR) plan exceeds the proposed time by more than five (5) and up to ten (10) Calendar Days, twenty-five thousand dollars ($25,000) per day beginning with day 6 and up to day 10;
20.5.1.1.4	Implementation of the (BC-DR) plan exceeds the proposed time by more than ten (10) Calendar Days: fifty thousand dollars ($50,000) per each day beginning with day 11;
20.5.1.2	Unscheduled System Unavailability in violation of Article 17, in ASES’s discretion, two hundred fifty dollars ($250) for each thirty (30) minute period or portions thereof;
20.5.1.3	Failure to make available to ASES or its Agent, valid extracts of Encounter Information for a specific month within fifteen (15) Calendar Days of the close of the month: five hundred dollars ($500) per day. After thirty (30) Calendar Days of the close of the month: two thousand dollars ($2,000) per Calendar Day;
20.5.1.4	Failure to correct a system problem not resulting in System Unavailability within the allowed timeframe, where failure to complete was not due to the action or inaction on the part of ASES as documented in writing by the Contractor:
20.5.1.4.1	One (1) to fifteen (15) Calendar Days late: two hundred and fifty dollars ($250) per Calendar Day for days 1 through 15;
20.5.1.4.2	Sixteen (16) to thirty (30) Calendar Days late: five hundred dollars ($500) per Calendar Day for days 16 through 30; and

20.5.1.4.3	More than thirty (30) Calendar Days late: one thousand dollars ($1,000) per Calendar Day for days 31 and beyond; and
20.5.1.5	Failure to meet the GHP Service Line performance standards:
20.5.1.5.1	One-thousand dollars ($1,000) for each percentage point that is below the target answer rate of eighty percent (80%) in thirty (30) seconds;
20.5.1.5.2	One-thousand dollars ($1,000) for each percentage point that is above the target of a three percent (3%) Blocked Call rate; and
20.5.1.5.3	One-thousand dollars ($1,000) for each percentage point that is above the target of a five percent (5%) Abandoned Call rate.
20.6	Other Remedies
20.6.1	Subject to Article 35 of this Contract, in lieu of imposing a Remedy allowed under this Article 20, ASES may elect to terminate this Contract, without any liability whatsoever (but subject to making any payments due, if any, under this Contract through any such date of termination), if the terms of a Corrective Action Plan implemented pursuant to this Article 20 to address a failure specified in Category 1 or Category 2 of this Article 20 are not implemented to ASES’s satisfaction or if such failure continues or is not corrected, to ASES’s sole satisfaction.
20.6.2	In the event of non-compliance by the Contractor with Article 18 of this Contract, ASES shall have the right to Withhold, with respect to Article 18, a sum not to exceed ten percent (10%) of the PMPM Payment for the following month and for continuous consecutive months thereafter until such noncompliance is cured and corrected to ASES’ satisfaction in lieu of imposing any liquidated damages, penalties or sanctions against the Contractor hereunder. ASES shall release the Withhold of the PMPM Payment to the Contractor within two (2) Business Days after the corresponding event of noncompliance is cured to ASES’s sole satisfaction.
20.7	Notice of Intention to Impose Liquidated Damages and/or Other Article 20 Remedies
20.7.1	In the event that ASES performs an investigation or acknowledges facts regarding a possible contractual non-compliance, according to Section 20, ASES shall issue a Notice of Intention to Impose Liquidated Damages and/or Other Article 20 remedies, delivered thorough US Postal Service Certified Mail, to the Contractor that includes the following:

20.7.1.1	A brief description of the facts;
20.7.1.2	Applicable Puerto Rico and Federal laws and regulations, or Contract provision;
20.7.1.3	The Contractor’s non-compliance with Puerto Rico and Federal laws and regulations;
20.7.1.4	The Contractor’s breach of applicable Contract provisions and event categories that could result in remedies or liquidated damages under this Article 20;
20.7.1.5	ASES’s authority to determine and seek liquidated damages or other remedies against the Contractor under this Article 20;
20.7.1.6	The amount of potential, or Contractor’s exposure to liquidated damages, or other Article 20 remedies, and how they were computed; and
20.7.1.7	At ASES’s discretion, a statement describing the Contractor’s right to submit a Corrective Action Plan within fifteen (15) Calendar Days of receipt of the notice of intent of imposition of liquidated damages or other article 20 remedies, under this Article 20.
20.7.2	At ASES’s discretion, the Contractor shall have the right to submit a Corrective Action Plan within fifteen (15) Calendar Days of receipt of the Notice of Intention to Impose Liquidated Damages or Other Article 20 Remedies issued pursuant to this Article 20. If the Contractor submits a Corrective Action Plan to ASES on a timely basis, ASES shall not impose damages or other remedies under this Article 20 based on the facts described in its Notice of Intention to Impose Liquidated Damages or other article 20 remedies, if the terms contained in the Corrective Action Plan are acceptable to ASES in its sole discretion.
20.7.3	A Notice of Intention to Impose Liquidated Damages or Other Article 20 Remedies, shall not constitute ASES’s final or partial determination of liquidated damages. Thus, any administrative inquiries made are not subject to administrative review under Section 20.8.2 and would be construed to be premature rendering any administrative examiner without jurisdiction to review the matter.
20.7.4	If the Contractor fails to comply with any material provision under a Corrective Action Plan submitted to ASES pursuant to Section 20.7.2 above, ASES may impose:
20.7.4.1	A daily amount of five-thousand dollars ($5,000) in liquidated damages, up to a maximum total amount of one-hundred thousand dollars ($100,000), for the Contractor’s failure to comply with any material provision part or condition of the Corrective Action Plan; and/or

20.7.4.2	The applicable Article 20 Remedy for any or all behavior that resulted in the submission of Corrective Action Plan pursuant to Section 20.7.1 above.
20.8	Notice of Imposition of Liquidated Damages and/or Other Remedies –
20.8.1	Prior to the imposition of liquidated damages and/or any other remedies under this Article 20, ASES will issue a notification, delivered thorough US Postal Service Certified Mail, to the Contractor that includes the following:
20.8.1.1.1	A brief description of the facts;
20.8.1.1.2	Applicable Puerto Rico and Federal laws and regulations, or Contract provision;
20.8.1.1.3	ASES’s determination to assess and impose liquidated damages and/or any other Article 20 Remedy;
20.8.1.1.4	Liquidated damages and/or any other Article 20 Remedy imposed and their effective date;
20.8.1.1.5	Methodology for the liquidated damages and/or any other Article 20 Remedy calculation; and
20.8.1.1.6	In ASES’s discretion, a statement describing the Contractor’s option to submit a Corrective Action Plan within thirty (30) Calendar Days of receipt of a notice of liquidated damages or other remedies pursuant to this Article 20 or in lieu thereof seek administrative review of the imposed liquidated damages and/or any other Article 20 Remedy pursuant to Section 20.8.2.
20.8.1.2	At ASES’s discretion the Contractor may submit a Corrective Action Plan to ASES within thirty (30) Calendar Days of receipt of a notice of liquidated damages or other remedies pursuant to this Article 20. If the Contractor submits a Corrective Action Plan under this section, under terms and conditions acceptable to ASES, ASES may only recover ten percent (10%) of the liquidated damages or any other Remedy imposed under such notice of liquidated damages and/or may discontinue the imposition of the liquidated damages. Alternatively, the Contractor may seek administrative review of the imposition of remedies pursuant to Article 20.

20.8.1.3	The Contractor’s right to seek administrative review of ASES’s actions by Puerto Rico’s Court of Appeals, San Juan Panel, within thirty (30) Calendar Days of the Contractor’s receipt of the notice of liquidated damages.
20.8.2	Administrative Review – The Contractor has the right to seek administrative review of the imposition of liquidated damages and/or any other Remedy under this Article 20.8.2, pursuant to the following procedure:
20.8.2.1	The Contractor has the right within thirty (30) Calendar Days following receipt of the notice of liquidated damages and/or any other Remedy under this Article 20 to seek administrative review in writing of ASES’s determination and any such remedies, pursuant to Act 72 or under any other applicable law or regulation.
20.8.2.2	As part of the administrative review, the Parties shall cooperate with the examining officer, and follow all applicable procedures for the administrative review.
20.8.2.3	Upon the completion of the administrative review, the examining officer may recommend to:
20.8.2.3.1	Confirm the liquidated damages and/or any other Remedy;
20.8.2.3.2	Modify or amend the liquidated damages and/or any other Remedy; or
20.8.2.3.3	Eliminate the imposed liquidated damages and/or any other Remedy.
20.8.2.4	Once the sanction becomes final ASES shall withhold the amount of the sanction from the PM/PM payment.
20.8.2.5	In addition to the actions described under Section 20.8.2.3, the examining officer shall have the right to recommend the institution of a Corrective Action Plan with respect to the Contractor’s alleged noncompliance described in ASES’s notice of liquidated damages.
20.9	Judicial Review – To the extent administrative review is sought by the Contractor pursuant to Section 20.8.2, the Contractor has the right to seek judicial review of ASES’s actions by the Puerto Rico Court of Appeals, San Juan Panel, within thirty (30) Calendar Days of the Contractor’s receipt of the notice of final determination issued by ASES.
ARTICLE 21  CONTRACT TERM
21.1	Subject to and upon the terms and conditions herein, this Contract shall be in full force and effect on October 31, 2014 and shall terminate on June 30, 2017. The Contractor shall begin providing Covered Services to Enrollees on April 1, 2015 which shall be deemed to be the Implementation Date of the Contract. The foregoing notwithstanding, ASES, subject to Article 35 reserves the right, prior written notice of ninety (90) Calendar Days, to amend or partially terminate the Contract at any time to implement a demonstrative plan to incorporate the new public health policies and/or strategies of the Commonwealth in any Service Region or portion thereof. Upon written notice of amendment or partial termination of this Contract pursuant to this Article 21, ASES will evaluate in good faith a renegotiation of Per Member Per Month fees payable under this Contract.

21.2	The Contract Term shall begin at 12:01 a.m., Puerto Rico Time, Effective Date of the Contract and shall continue until 11:59 p.m., Puerto Rico time, on June 30, 2017.
21.3	The provision of Covered Services and Benefits to Enrollees by the Contractor under this Contract shall begin on April 1, 2015 which is the Implementation Date of the Contract.
21.4	The PMPMPMPM Payment rate shall be negotiated for every fiscal year covered by the Contract (namely from April 1, 2015 to June 30, 2016, and from July 1, 2016 to June 30, 2017. Any increase in the PMPM Payment shall be subject to ASES’s determination that the proposed new amount is actuarially sound.
21.5	The Contract shall expire at the close of the Contract Term unless earlier terminated under Article 35.
21.6	ASES is hereby granted the option to renew this Contract for an additional term of up to one (1) fiscal year, which shall begin on July 1, 2017 and end at midnight on June 30, 2018. The terms of the renewal shall be negotiated, but any increase in PMPM Payment shall be subject to ASES’s determination that the proposed new amount is actuarially sound. The option to renew the Contract shall be exercisable solely and exclusively by ASES. As to each term, the Contract shall be terminated absolutely at the close of the then current Commonwealth fiscal year without further obligation by ASES.
ARTICLE 22  PAYMENT FOR SERVICES
22.1	General Provisions
22.1.1	The actual PMPM Payment will be equal to the number of Enrollees as of the last day of the month preceding the month in which payment is made, multiplied by the negotiated PMPM Payment agreed to between the Contractor and ASES for each Service Region covered by the Contract. The rate is specified in Attachment 11. The due date for the PMPM Payment to the Contractor shall be the fifth (5th) day of each month. However, ASES shall have the right to make partial payments throughout the month, provided that payment in full will be made on or before the last day of each month. The PMPM Payment made based upon the number of Enrollees as of the last day of the preceding month will be reconciled to the actual number of Enrollees for that month when that information is available and appropriate PMPM Payment adjustments will be made.

22.1.2	ASES shall provide PMPM Payments only for those Enrollees for whom ASES has received adequate notification of Enrollment from the Contractor as of the date specified by ASES, per Section 5.2.2. ASES will work with the Contractor to establish the amount of any PMPM Payments that are due to the Contractor for any Enrollee that has retroactive coverage per Section 5.1.3.1
22.1.3	ASES will have the discretion to recoup payments made to the Contractor for the following:
22.1.3.1	Enrollees incorrectly enrolled with more than one Contractor;
22.1.3.2	Enrollees who die prior to the Enrollment month for which the payment was made; or
22.1.3.3	Enrollees whom ASES later determines were not eligible for Medicaid during the Enrollment month for which payment was made.
22.1.4	Any such payments due to ASES from the Contractor will be offset from future payments to the Contractor.
22.1.5	The Contractor shall have the right to recoup from Providers or other persons to whom the Contractor has made payment for any payments made for which ASES has recouped the PMPM Payment.
22.1.6	The PMPM Payment for Enrollees not enrolled for the full month shall be determined on a pro rata basis by dividing the monthly Capitation amount by the number of days in the month and multiplying the result by the number of days including and following the Effective Date of Enrollment. The Contractor is entitled to a PMPM Payment for each Enrollee as of the Effective Date of Enrollment, including the period referred to in Section 5.2.2.
22.1.7	Payment for services under this Contract will not commence before Implementation Date of the Contract.
22.1.8	Payments for the first month of program operations under this Contract will be made only upon a determination by ASES that the Contractor has complied with all of its obligations for the implementation of this Contract, including a finding by ASES that the Contractor has satisfied the readiness review, and the Contractor’s submission of initial Deliverables as specified in Attachment 12 to this Contract.

22.1.9	In order to receive payments from ASES, the Contractor shall provide to ASES, and keep current, its tax identification number, billing address, and other contact information, as required by ASES.
22.1.10	The Contractor acknowledges that the payments agreed to under the terms of this Contract in addition to any applicable cost-sharing as provided in Attachment 8 constitute full payment for Covered Services and Benefits under GHP. ASES will have no responsibility for payment for Covered Services and Benefits beyond that amount unless the Contractor has obtained prior written approval, in the form of a Contract amendment, authorizing an increase in the total payment.
22.1.11	Fee-for-Service amounts paid by the Contractor for Claims, or Capitation payments made by the Contractor derived or otherwise based on Encounter Data submitted by Providers, resulting from services determined not to be Medically Necessary by the Contractor, will not be considered in the Contract's experience for purposes of prospective rate adjustments.
22.1.12	Pursuant to the terms of this Contract, should ASES assess liquidated damages or other Remedies for the Contractor’s noncompliance or deficiency with the terms of this Contract, such amount shall be withheld from the PMPM Payment for the following month, and for continuous consecutive months thereafter until such noncompliance or deficiency is corrected at ASES’s satisfaction
22.1.13	The Contractor shall maintain all the Utilization and financial Data related to this Contract duly segregated from its regular accounting system including, but not limited to, the general ledger. In addition, the Contractor shall maintain separate Utilization and financial Data for each Service Region covered under this Contract.
22.1.14	Administrative expenses to be included in determining the experience of the program are those directly related to this Contract. Separate allocations of expenses from the Contractor’s insurance plans, other than GHP, from the Contractor’s related companies, from the Contractor’s parent company, or from other entities will be reflected or made a part of the financial Data described in the preceding section. Any pooling of operating expenses with other of the Contractor's groups, cost-shifting, financial consolidation or the implementation of other combined financial measures is expressly forbidden.
22.1.15	The following administrative expenses are unallowable for purposes of reporting program expenditures and prospective rate setting:
22.1.15.1	Costs of entertainment, festivities and other activities for the recreation of the personnel of the insurer, including employees, managers, directors, officers or Third Parties, such as: expenses for parties, dinners, food, alcoholic beverages, gifts, etc.;

22.1.15.2	Costs of advertising, public relations and marketing, except as provided in Section 6.14 of this Contract;
22.1.15.3	Costs of recruiting office, managerial and executive personnel;
22.1.15.4	Payroll costs related to corporate officers and employees exceeding the equivalent time dedicated to work related to the GHP program if these same officers and employees also perform duties in support of other lines of business. Payroll expenses to be charged to GHP shall be reasonable according to industry standards and the only time that may be charged is when they perform work specific to the GHP program;
22.1.15.5	Any payment related to the liquidation of payroll or marginal benefits due to termination (severance) and restructuring of the company (downsizing), including “parachute” clauses, for board of directors, corporate officers or executives of the Contractor;
22.1.15.6	The Contractor’s employer contributions to savings plans for employees, directors, officers or executives of the Contractor;
22.1.15.7	Costs related to the awarding and exercise of stock options of employees, directors, officers or executives of the Contractor;
22.1.15.8	Payment of productivity bonuses, or bonuses of another nature, to directors, officers, executives and employees, excluding the Christmas bonus as required by the law;
22.1.15.9	Costs of trips to the US or to foreign countries, whether for business, continued education or pleasure;
22.1.15.10	Expenses or payments related to vacations, including, but not limited to, stay expenses, hotel, air, land or sea transportation, food, gratuity, etc.;
22.1.15.11	First class fees for air tickets, and travel expenses including charter flights or in commercial lines, within or outside of Puerto Rico;
22.1.15.12	Payments related to attendance and stay at conventions, seminars, workshops, or continued education, for executives, directors, officers or employees of the Contractor, whether within or outside of Puerto Rico;
22.1.15.13	Payments related to educational expenses such as: training, retraining, studies, scholarships, memberships, dues, employee licenses, etc.;

22.1.15.14	Payments related to automobile expenses, including rent, lease, purchase and depreciation, car allowance, maintenance expenses, gasoline, repairs, etc.;
22.1.15.15	Costs of transportation, including taxi service, airplanes, charters, urban train, automobiles, and gasoline or diesel for motor vehicles;
22.1.15.16	Payment of cellular phone expenses, including Internet access;
22.1.15.17	Monies used for gifts, gratuity, contests, prizes, donations, charity, etc.;
22.1.15.18	Any commissions, management fees or similar charges from related parties without express approval from ASES;
22.1.15.19	Categorizing expenses under a general category such as overhead, other, miscellaneous, is expressly forbidden; and
22.1.15.20	Any other expense not allowed by ASES.
22.1.16	The Contractor shall provide ASES every month with a PMPM Payment Disbursement Report. This document shall present the distribution of the Capitation or other service payments to Providers, Claim expenses by coverage, reserves, and administrative expenses. Failure to comply with the requirements contained herein may be cause for the imposition of liquidated damages as outlined in Section 20 of this Contract.
22.1.17	The Contractor shall provide to ASES, on a monthly basis, actuarial Data in a format specified in the Actuarial Report provided by ASES. Failure to comply with the requirements contained herein may be cause for the imposition of liquidated damages as outlined in Section 20 of this Contract.
22.1.18	The profit of the Contractor and Subcontractors for each fiscal year of the Contract Term shall not exceed two point five percent (2.5%) of the PMPM Payment (Excess Profit). In the event that the profit exceeds this amount as a result of the positive impact the high quality services provided by the Contractor and Sub-Contractors had on the Enrollees Health, the Parties shall share the Excess Profit in proportions of fifty percent (50%) for the Contractor and Subcontractors, and fifty percent (50%) for ASES. For the purpose of this section high quality services will be measured on the Contractor’s compliance with eighty-five percent (85%) of the quality metrics as established by ASES under this Contract. In the event ASES discovers the existence of Excess Profit by means of an audit during the Control and Supervision Plan or the Contractor does not meet the high quality services standard mentioned in this section, ASES is entitled to one hundred percent (100%) of the Excess Profit.

22.1.19	ASES will determine the Contractor’s Excess Profit based on the Contractor’s and Subcontractors’ audited financial statements submitted annually to ASES pursuant to Sections 23.1.3 and 18.2.9.8 of this Contract, and the validation of the IBNR reserve by ASES’s actuary. The Excess Profit calculation will include the entire fiscal year (total aggregated earned premium for all Service Regions). ASES will determine Excess Profit using the actual medical expenses and the contracted administrative fee portion of the PMPM. ASES shall notify the Contractor of ASES’s determination of the Contractor’s Excess Profit within fifteen (15) Calendar Days of receipt by ASES of the Contractor’s audited financial statement. The Contractor shall remit the portion of Excess Profit payable to ASES within fifteen (15) Calendar Days of receiving the notice of Excess Profit determination from ASES. The same regulations shall apply to any and all Subcontractors.
22.1.20	To comply with 42 CFR 433.312, the Contractor shall refund (i) the share of the Overpayment due to ASES within eleven (11) months of the discovery and (ii) the share of an Overpayment due to ASES within fifteen (15) Calendar Days from a final judgment on a Fraud, Waste, or Abuse Action.
22.2	Contractor Objections to Payment
22.2.1	If the Contractor wishes to contest the amount of payments made by ASES in accordance with the terms outlined in Section 22.1 for services provided under the terms of this Contract, the Contractor shall submit to ASES all relevant documentation supporting the Contractor’s objection no later than thirty (30) Calendar Days after payment is made. Once this term has ended, the Contractor forfeits its right to claim any additional amounts.
22.2.2	After the Contractor’s submission of all relevant information, the Contractor and ASES will meet to discuss the matter. If after discussing the matter and analyzing all relevant Data it is subsequently determined that an error in payment was made, the Contractor and ASES will develop a plan to remedy the situation, which would include a timeframe for resolution agreed to by both Parties, within a time period mutually agreed upon by both Parties.
22.3	Retention Fund for Quality Incentive Program
22.3.1	ASES shall maintain a Retention Fund of the PMPM Payment each month as part of the Quality Incentive Program described in Section 12.5 according to the following table:

Time Period (Relative from Effective Date of Contract Term)	Retention Fund Percentage
4/1/2015 through 12/31/2015	0% (9-month)
1/1/2016 through 6/30/2016	1.0% (until FY16 end)
7/1/2016 through 6/30/2017	2.0% (until FY17 end)

A portion of the retained amount shall be associated with each of the Quality Incentive initiatives as follows:

22.3.1.1	Performance measures (see Section 12.5.4.1, two percent (2%);
22.3.1.2	Preventive clinical programs (see Section 12.5.4.2, one percent (1%); and
22.3.1.3	Emergency room use indicators (see Section 12.5.4.3, two percent (2%).
22.3.2	With respect to each Quality Incentive initiative, ASES, as indicated herein, shall upon expiration of each quarter during the Contract Term conduct a review to determine if the Contractor has met the applicable performance targets for that period according to the following process:
22.3.2.1	The Contractor shall submit a quarterly report no later than thirty (30) Calendar Days after the end of each quarter regarding each of the performance indicators to be evaluated by ASES (listed in Section 12.5);
22.3.2.2	No later than thirty (30) Calendar Days after receipt of the Contractor’s quarterly reports, ASES shall determine if the Contractor has met the applicable performance objectives for each measure for that period;
22.3.2.3	If the Contractor is in full compliance with the applicable performance targets for said period, ASES shall disburse to the Contractor, no later than thirty (30) Calendar Days after ASES determines compliance with the performance objectives, the portion of the PMPM Payment associated with each initiative for such period.
ARTICLE 23  FINANCIAL MANAGEMENT
23.1	General Provisions
23.1.1	The Contractor shall be responsible for the sound financial management of Puerto Rico and Federal funds provided to the Contractor under the GHP Program.

23.1.2	The Contractor shall notify ASES in writing of any loans or other special financial arrangements made between the Contractor and any PMG or any other Provider. Any such loans shall strictly conform to the legal requirements of Federal and Puerto Rico anti-Fraud and anti-kickback laws and regulations.
23.1.3	The Contractor shall provide ASES with copies of its audited financial statements following Generally Accepted Accounting Principles (“GAAP”) in the US, at its own cost and expenses, for the duration of the Contract, and as of the end of each fiscal year during the Contract Term, regarding the financial operations related to the GHP. The statements shall provide (1) a separate accounting of activities relating to each Service Region, and (2) a consolidated section accounting for all GHP activities. These reports shall be submitted to ASES no later than ninety (90) Calendar Days after the close of the fiscal year of ASES.
23.1.4	The Contractor shall provide to ASES a copy of its Annual Report required to be filed with the Office of the Insurance Commissioner, as applicable, in the format agreed upon by the National Association of Insurance Commissioners (NAIC), for the year ended on December 31, 2014, and subsequently thereafter, during the Contract Term and any renewals, not later than March 31 of each year.
23.1.5	The Contractor shall provide to ASES unaudited financial statements for each quarter during the Contract Term, not later thirty (30) Calendar Days after the close of each quarter. The Contractor shall submit (1) a separate accounting of activities relating to each Service Region, and (2) a consolidated section accounting for all GHP activities.
23.1.6	The Contractor shall provide to ASES a copy of the annual corporate report of its parent company at the close of the calendar year.
23.1.7	The Contractor shall maintain adequate procedures and controls to ensure that any payments pursuant to this Contract are properly made. In establishing and maintaining such procedures, the Contractor shall provide for separation of the functions of certification and disbursement.
23.1.8	The Contractor acknowledges, and shall incorporate in contracts with Subcontractors, that the GHP is a government-funded program. As such, the administrative costs that are deemed allowable shall be in accordance with cost principles permissible, and with Federal and Puerto Rico applicable guidelines, including Office of Management and Budget Circulars, primarily recognizing that: (1) a cost shall be reasonable if it is of the type generally recognized as ordinary and necessary, and if in its nature and amount, and taking into consideration the purpose for which it was disbursed, it does not exceed that which would be incurred by a prudent person in the ordinary course of business under the circumstances prevailing at the time the decision was made to incur the cost; and (2) a cost shall be reasonable if it is allocable to or related to the cost objective that compels cost association. The Contractor will not allow administrative costs as specified in Section 22.1.15 above.

23.1.9	The Contractor shall maintain an accounting system for GHP separate from the rest of its commercial activities. This system will only include GHP Data. The Data will be segregated by Service Region.
23.1.10	The Contractor shall provide, throughout the Contract Term, any other necessary and related information that is deemed necessary by ASES in order to evaluate the Contractor’s financial capacity and stability.
23.2	Solvency and Financial Requirements
23.2.1	The Contractor shall establish and maintain adequate net worth, working capital, and financial reserves to carry out its obligations under this Contract. An indemnity agreement containing terms and conditions acceptable to ASES between the Contractor and its parent company shall satisfy the requirements set forth in Sections 23.2.2 and 23.2.3.
23.2.2	The Contractor shall maintain at all times during the Contract Term a minimum two hundred percent (200) of risk-based capital. ASES reserves the right to require additional capital guarantees as ASES deems reasonably necessary. The Contractor shall comply, as applicable, with Article 3.151 and Article 19.140 of the Puerto Rico Insurance Code relating to insolvency protection.
23.2.3	The Contractor shall provide assurances to ASES that its provision against the risk of insolvency is adequate, in compliance with the Federal standards set forth in 42 CFR 438.116. In particular, the Contractor shall, according to the timeframe specified in Attachment 12 to this Contract, furnish documentation, certified by a Certified Public Accountant, of:
23.2.3.1	The relationship between PMPM Payments and capital, with the optimal relationship being 10:1, in order to prove capacity to assume risk;
23.2.3.2	A debt level of less than seventy-five percent (75%).and
23.2.3.3	Relationship of current assets to total liabilities shall be, at least, 80%
23.2.4	As part of its accounting and budgeting function, and in accordance with the Insurance Code of Puerto Rico, the Contractor shall establish an actuarially sound process for estimating and tracking potential liability associated with IBNR Claims. As part of its reserving process the Contractor shall conduct annual reviews to assess its IBNR reserving methodology and make adjustments as necessary.

23.2.5	The Contractor shall establish a reserve fund for IBNR Claims that under no circumstances may exceed ten percent (10%) of PMPM Payments to PMGs. The reserve shall be reconciled and adjusted every ninety (90) Calendar Days and, if necessary, any excess will be liquidated. Once the PMG has the reserve necessary as determined by the Contractor, the monthly retention may not exceed three percent (3%). Any increase must be justified in information from the PMG file. One hundred and eighty (180) Calendar Days after the end of the Contract Term, the Contractor shall reconcile the IBNR reserve. Any remainder of the IBNR funds shall be returned to the PMGs within sixty (60) Calendar Days from the date that the Contractor conducts the reconciliation. This period may not be extended.
23.2.6	The Contractor agrees to provide any additional guarantees that ASES may require as a result of the periodical evaluation performed by the Office of the Commissioner of Insurance of the financial health of the Contractor.
23.3	Reinsurance and Stop Loss
23.3.1	ASES will not administer a Reinsurance program.
23.3.2	The Contractor shall have and maintain a minimum of one million dollars ($1,000,000.00) in Reinsurance protection against financial loss due to outlier (catastrophic) cases or maintain self-insurance acceptable to ASES. The Contractor shall submit to ASES such documentation as is necessary to prove the existence of this protection, which may include policies and procedures of Reinsurance. The Contractor may request that ASES remove this requirement by providing sufficient documentation to ASES that the Contractor has adequate protection against financial loss due to outlier (catastrophic) cases. ASES shall review such documentation and, at its discretion, deem this requirement to be met.
23.3.3	The Contractor shall establish a stop-loss limit of ten thousand dollars ($10,000) per Enrollee per fiscal year for PMGs. Stop-loss coverage shall comply with the limits specified in 42 CFR 422.208(f). The limit shall be activated when the expense of providing Covered Services to an Enrollee, including all outpatient and inpatient expenses, reaches this sum. The Contractor shall have mechanisms in place to identify the stop loss once it is reached for an Enrollee, and shall establish monthly reports to inform PMGs of Enrollees who have reached the stop-loss limit. The Contractor shall assume all losses exceeding the limit.
23.3.4	The Contractor’s stop-loss responsibility shall not be transferred to a PMG unless the PMG and the Contractor expressly agree in writing to the PMG’s assuming this risk and the associated risk distribution arrangement has been previously approved in writing by ASES.

23.4	Third Party Liability and Cost Avoidance
23.4.1	General Provisions
23.4.1.1	The GHP shall be the payer of last resort for all Covered Services rendered on behalf of Medicaid and CHIP Enrollees in accordance with Federal regulations at 42 CFR 433 Subpart D; ASES will enforce this rule with respect to all GHP Enrollees.
23.4.1.2	The Contractor shall exercise full assignment rights as applicable and shall be responsible for making every reasonable effort to determine the legal liability of Third Parties to pay for services rendered to Enrollees under this Contract and to cost avoid or recover any such liability from the Third Party. “Third Party,” for purposes of this Section, shall mean any person or entity that is or may be liable to pay for the care and services rendered to a GHP Enrollee. Examples of a Third Party include, but are not limited to, an Enrollee’s health insurer, casualty insurer, a managed care organization, and Medicare.
23.4.1.3	The Contractor, and by extension its Providers and Subcontractors, hereby agree to utilize for Claims Cost Avoidance purposes, within thirty (30) Calendar Days of learning of such sources, other available public or private sources of payment for services rendered to Enrollees in the Contractor’s Plan. If Third Party Liability (TPL) exists for part or all of the services provided directly by the Contractor to an Enrollee, the Contractor shall make reasonable efforts to recover from TPL sources the value of services rendered. If TPL exists for part or all of the services provided to an Enrollee by a Subcontractor or a Provider, and the Third Party will make payment within a reasonable time, the Contractor may pay the Subcontractor or Provider only the amount, if any, by which the Subcontractor’s or Provider’s allowable Claim exceeds the amount of TPL.
23.4.1.4	The Contractor shall deny payment on a Claim that has been denied by a Third Party payer when the reason for denial is the Provider’s failure to follow prescribed procedures, including, but not limited to, failure to obtain Prior Authorization, failure to file Claims timely, etc.
23.4.1.5	The Contractor shall, within five (5) Business Days of issuing a denial of any Claim based on TPL, provide TPL Data to the Provider.
23.4.1.6	The Contractor shall treat funds recovered from Third Parties as offsets to Claims payments. The Contractor shall report all Cost Avoidance values to ASES in accordance with Federal guidelines and as provided for in this Section.

23.4.1.7	The Contractor shall post all Third Party payments or recoveries to Claim-level detail by Enrollee.
23.4.1.8	If the Contractor operates or administers a non-GHP program or other lines of business, the Contractor shall access the resources of those entities to assist ASES with the identification of Enrollees with access to other insurance or sources of payment.
23.4.1.9	The Contractor shall audit and review its Providers’ Claims, using monthly the reports submitted pursuant to Section 16.7 of this Contract or other pertinent Data, to ensure that Providers are not receiving duplicate payment for services billable to Third Parties. The Contractor shall report to ASES on a quarterly basis its findings regarding Claims, invoices, or duplicate or inappropriate payments. According to the timeframe specified in Attachment 12 to this Contract, the Contractor shall submit to ASES for its review and prior written approval a plan for such routine audits.
23.4.1.10	The Contractor shall demonstrate, upon request, to ASES that reasonable effort has been made to seek, including through collaboration with Providers, to collect and report Third Party recoveries. ASES shall have the sole responsibility for determining whether or not reasonable efforts have been demonstrated. Said determination shall take into account reasonable industry standards and practices.
23.4.1.11	The Contractor shall comply with 42 CFR 433 Subpart D – Third Party Liability and 42 CFR 447.20 Provider Restrictions: State Plan Requirements, and work cooperatively with ASES to assure compliance with the requirements therein, as it relates to the Medicaid and CHIP populations served by the Contractor’s plan and its Third Party Liability and Cost Avoidance responsibilities.
23.4.2	Legal Causes of Action for Damages. ASES or its designee will have the sole and exclusive right to pursue and collect payments made by the Contractor when a legal cause of action for damages is instituted on behalf of a GHP Enrollee against a Third Party, or when ASES receives notices that legal counsel has been retained by or on behalf of any Enrollee. The Contractor shall cooperate with ASES in all collection efforts, and shall also direct its Providers to cooperate with ASES in these efforts.
23.4.3	Estate Recoveries. ASES (or another agency of the Commonwealth) will have the sole and exclusive right to pursue and recover correctly paid benefits from the estate of a deceased GHP Enrollee who was Medicaid Eligible in accordance with Federal and Puerto Rico law. Such recoveries will be retained by ASES.

23.4.4	Subrogation
23.4.4.1	Third Party resources shall include subrogation recoveries. The Contractor shall be required to seek subrogation amounts regardless of the amount believed to be available as required by Federal Medicaid guidelines and Puerto Rico law.
23.4.4.2	The amount of any subrogation recoveries collected by the Contractor outside of the Claims processing system shall be treated by the Contractor as offsets to medical expenses for the purposes of reporting.
23.4.4.3	The Contractor shall conduct diagnosis and trauma code editing to identify potential subrogation Claims. This editing should, at minimum, identify Claims with a diagnosis of 900.00 through 999.99 (excluding 994.6) or Claims submitted with an accident trauma indicator of ‘Y.’
23.4.5	Cost Avoidance
23.4.5.1	When the Contractor is aware of health or casualty insurance coverage before paying for a Covered Service, the Contractor shall avoid payment by promptly (within fifteen (15) Business Days of receipt) rejecting the Provider’s Claim and directing that the Claim be submitted first to the appropriate Third Party.
23.4.5.2	Exceptions to the Cost Avoidance Rule. In the following situations, the Contractor shall first pay its Providers and then coordinate with the liable Third Party, unless prior approval to take other action is obtained from ASES:
23.4.5.2.1	The coverage is derived from a parent whose obligation to pay support is being enforced by a government agency.
23.4.5.2.2	The Claim is for maternal and prenatal services to a pregnant woman or for EPSDT services that are covered by the Medicaid program.
23.4.5.2.3	The Claim is for labor, delivery, and post-partum care and does not involve hospital costs associated with an inpatient stay.
23.4.5.2.4	The Claim is for a child who is in the custody of ADFAN.
23.4.5.2.5	The Claim involves coverage or services mentioned in this Section in combination with another service.

23.4.5.3	If the Contractor knows that the Third Party will neither pay for nor provide the Covered Service, and the service is Medically Necessary, the Contractor shall neither deny payment for the service nor require a written denial from the Third Party.
23.4.5.4	If the Contractor does not know whether a particular service is covered by the Third Party, and the service is Medically Necessary, the Contractor shall promptly (within ten (10) Business Days of receipt of the Claim) contact the Third Party and determine whether or not such service is covered rather than requiring the Enrollee to do so. Further, the Contractor shall require the Provider to bill the Third Party if coverage is available.
23.4.6	Sharing of TPL Information by ASES
23.4.6.1	By the fifth (5th) Calendar Day after the close of the month during which ASES learns of such information, ASES will provide the Contractor with a list of all known health insurance information on Enrollees for the purpose of updating the Contractor’s files.
23.4.6.2	Additionally, by the fifteenth (15th) Calendar Day after the close of the calendar quarter, ASES will provide to the Contractor a copy of a report containing all of the health insurers licensed by the Commonwealth as of the close of the previous quarter, and any other related information that is needed to file TPL Claims.
23.4.7	Sharing of TPL Information by the Contractor
23.4.7.1	The Contractor shall submit a monthly report to ASES (following ASES file content, format and transmission specifications) by the fifth (5th) Calendar Day after the close of the month during which the Contractor learns that an Enrollee has new health insurance coverage, or casualty insurance coverage, or of any change in an Enrollee’s health insurance coverage. The Contractor shall impose a corresponding requirement on its Providers to notify the Contractor of any newly discovered coverage.
23.4.7.2	When the Contractor becomes aware that an Enrollee has retained counsel, who either may institute or has instituted a legal cause of action for damages against a Third Party, the Contractor shall notify ASES in writing, including the Enrollee’s name and GHP Enrollee identification number, the date of the accident/incident, the nature of the injury, the name and address of the Enrollee’s legal representative, copies of the pleadings, and any other documents related to the action in the Contractor’s possession or control. This shall include, but not be limited to, the name of the Provider, the Enrollee’s diagnosis, the Covered Service provided to the Enrollee, and the amount paid to the Provider for each service.

23.4.7.3	The Contractor shall notify ASES within thirty (30) Calendar Days of the date it becomes aware of the death of one of its Medicaid Eligible Enrollees age fifty-five (55) or older, giving the Enrollee’s full name, Social Security number, and date of death. ASES will then determine whether it can recover correctly paid Medicaid benefits from the Enrollee’s estate.
23.4.7.4	The Contractor agrees to share with ASES instances of Enrollee non-cooperation with the Contractor’s and with Network Providers’ efforts to determine sources of Third Party Liability.
23.4.7.5	The Contractor agrees to cooperate with ASES in its oversight and monitoring reviews of all Third Party Liability activities.
23.4.8	Historic Cost Avoidance due to the existence of liable Third Parties is embedded in the cost of health services delivery and is reflected in the rates upon which ASES will base PMPM Payments to the Contractor. The PMPM Payment does not include any reductions due to tort recoveries.
23.5	GHP as Secondary Payer to Medicare
23.5.1	In general, as provided in Section 7.12, except for services offered by Medicare Platino plans which operate independently of this Contract, the GHP does not duplicate coverage provided by Medicare to Dual Eligible Beneficiaries and the Contractor shall not be a secondary payer for services for which Medicare is liable.
23.5.1.1	However, in a situation in which a Covered Service is covered in whole or part by both Medicare and GHP (for example, hospitalization services for a Dual Eligible Beneficiary who is enrolled in Medicare Part A only and whose hospitalization costs exceed the Medicare limit, per Section 7.12. of this Contract), the Contractor shall determine liability as a secondary payer as follows:
23.5.1.1.1	If the total amount of Medicare’s established liability for the services (Medicare paid amount) is equal to or greater than the negotiated contract rate between the Contractor and the Provider for the services, minus any GHP cost-sharing requirements, then the Provider is not entitled to, and the Contractor shall not pay, any additional amounts for the services.
23.5.1.1.2	If the total amount of Medicare’s established liability (Medicare paid amount) is less than the negotiated contract rate between the Contractor and the Provider for the services, minus any GHP cost-sharing requirements, the Provider is entitled to, and the Contractor shall pay, the lesser of:

23.5.1.1.2.1	The Medicaid cost-sharing (Deductibles and coinsurance) payment amount for which the Dual Eligible Beneficiary is responsible under Medicare, and
23.5.1.1.2.2	An amount which represents the difference between (1) the negotiated contract rate between the Contractor and the Provider for the service minus any GHP cost-sharing requirements, and (2) the established Medicare liability for the services.
23.5.2	Enrollment Exclusions and Contractor Liability for the Cost of Care. Any Dual Eligible Beneficiary who is already enrolled in a Medicare Platino Plan may not be enrolled by the Contractor. However, if the Contractor operates its own Medicare Platino plan, the Contractor may enroll a Dual Eligible Beneficiary in the Platino plan, which furnishes GHP Benefits, per separate contract with ASES.
23.5.3	Protections for Medicaid Enrollees
23.5.3.1	The Contractor shall neither impose, nor allow Providers to impose, any cost-sharing charges of any kind upon Medicaid Eligibles enrolled in GHP, other than as authorized in this Contract.
23.5.3.2	Unless otherwise permitted by Federal or Puerto Rico law, Covered Services may not be denied to a Medicaid Enrollee because of a Third Party’s potential liability to pay for the services, and the Contractor shall ensure that its Cost Avoidance efforts do not prevent Enrollees from receiving Medically Necessary Services.
23.6	Physician Incentive Plans
23.6.1	Any Physician Incentive Plans established by the Contractor shall comply with Federal and Puerto Rico regulations, including 42 CFR 422.208 and 422.210, and 42 CFR 438.6(h), and with the requirements in Section 10.7 of this Contract.
23.6.2	The Contractor shall obtain prior written approval from ASES before implementing any Physician Incentive Plan arrangements, as required in Section 10.7, and shall provide information about such arrangements to Enrollees upon request, as required in Section 6.4.5 of the Contract. Such disclosure shall include:

23.6.2.1	Whether services not furnished by the Provider or PMG are covered by the incentive plan;
23.6.2.2	The type of incentive arrangement;
23.6.2.3	The percentage of Withhold or bonus;
23.6.2.4	The panel size and if patients are pooled, the method used; and
23.6.2.5	If the Provider or PMG is at substantial financial risk proof that the Provider or PMG has adequate stop loss coverage, including amount and type of stop loss.
23.6.3	Annually, the Contractor shall report the information specified by the regulations to ASES in order that ASES can adequately monitor the Contractor’s plan, under the criteria set forth in 42 CFR 422.208 and 422.210.
23.6.4	Such Physician Incentive Plans may not provide for payment, either directly or indirectly, to a Provider or PMG as an inducement to reduce or limit Medically Necessary Services furnished to an Enrollee.
23.7	Financial Reporting Requirements
23.7.1	The Contractor shall submit to ASES all of the reports as indicated in Section 22.1.
23.7.2	Failure to submit the reports within the established timeframes, or failure to submit complete, accurate reports, may result in the imposition of liquidated damages and/or fines as outlined in Article 20 of this Contract.
23.7.3	The Contractor, at its sole expense, shall submit by May 15 (or a later date if approved by ASES) of each year a “Report on Controls Placed in Operation and Tests of Operating Effectiveness,” meeting all standards and requirements of the AICPA’s SAS 70, for the Contractor’s operations performed for ASES under the GHP Contract.
23.7.3.1	The audit shall be conducted by an independent auditing firm, which has prior SAS 70 audit experience. The auditor shall meet all AICPA standards for independence. The selection of, and contract with the independent auditor shall be subject to the prior written approval of ASES. ASES reserves the right to, at the Contractor’s expense, designate other auditors or reviewers to examine the Contractor’s operations and records for monitoring and/or stewardship purposes.
23.7.3.2	The independent auditing firm shall simultaneously deliver identical reports of its findings and recommendations to the Contractor and ASES within forty-five (45) Calendar Days after the close of each review period. The audit shall be conducted and the report shall be prepared in accordance with generally accepted auditing standards for such audits as defined in the publications of the AICPA, entitled “Statements on Auditing Standards” (SAS). In particular, both the “Statements on Auditing Standards Number 70-Reports on the Processing of Transactions by Service Organizations” and the AICPA Audit Guide, “Audit Guide of Service-Center-Produced Records” are to be used.

23.7.3.3	The Contractor shall respond to the audit findings and recommendations within thirty (30) Calendar Days of receipt of the final audit report. Also the Contractor must submit a Corrective Action Plan to ASES which will be subject to ASES’ prior review and written approval within twenty (20) Calendars Days of the notification of the audit. The Contractor must implement the Corrective Action Plan, as a maximum, within fifteen (15) Calendar Days of its approval by ASES. The entity should request an extension by formal written request addressed to the Office of Compliance of ASES who will evaluate the request and provide the specific timeframe for the extension.
23.7.4	The Contractor shall submit to ASES a “Disclosure of Information on Annual Business Transactions.” This report must include:
23.7.4.1	Definition of A Party in Interest – As defined in Section 1318(b) of the Public Health Service Act, a party in interest is:
23.7.4.1.1	Any director, officer, partner, or employee responsible for management or administration of the Contractor; any person who is directly or indirectly the beneficial owner of more than five percent (5%) of the equity of the Contractor; any person who is the beneficial owner of a mortgage, deed of trust, note, or other interest secured by, and valuing more than five percent (5%) of the Contractor; or, in the case of a Contractor organized as a nonprofit corporation, an incorporator or enrollee of such corporation under applicable Commonwealth corporation law;
23.7.4.1.2	Any organization in which a person described in Section 23.7.4.1.1 is director, officer or partner; has directly or indirectly a beneficial interest of more than five percent (5%) of the equity of the Contractor; or has a mortgage, deed of trust, note, or other interest valuing more than five percent (5%) of the assets of the Contractor;
23.7.4.1.3	Any person directly or indirectly controlling, controlled by, or under common control with the Contractor; or

23.7.4.1.4	Any spouse, child, or parent of an individual described in Sections 23.7.4.1.1-23.7.4.1.3.
23.7.4.2	Types of Transactions Which Must Be Disclosed. Business transactions which must be disclosed include:
23.7.4.2.1	Any sale, exchange or lease of any property between the Contractor and a party in interest;
23.7.4.2.2	Any lending of money or other extension of credit between the Contractor and a party in interest; and
23.7.4.2.3	Any furnishing for consideration of goods, services (including management services) or facilities between the Contractor and the party in interest. This does not include salaries paid to employees for services provided in the normal course of their employment.
23.7.4.3	The information which must be disclosed in the transactions listed in this Section 23.7.4 between the Contractor and a party of interest includes:
23.7.4.3.1	The name of the party in interest for each transaction;
23.7.4.3.2	A description of each transaction and the quantity or units involved;
23.7.4.3.3	The accrued dollar value of each transaction during the fiscal year; and
23.7.4.3.4	Justification of the reasonableness of each transaction.
23.7.4.4	As per 42 CFR § 455.105 the Contractor, within thirty-five (35) Calendar Days of the date of request by the HHS Secretary or the Commonwealth Medicaid agency, shall report full and complete information about:
23.7.4.4.1	The ownership of any subcontractor with whom the provider has had business transactions totaling more than $25,000 during the 12-month period ending on the day of the request; and
23.7.4.4.2	Any significant business transactions between the provider and any wholly owned supplier, or between the provider and any subcontractor, during the five (5)-year period ending on the date of the request.

ARTICLE 24  PAYMENT OF TAXES
24.1	The Contractor certifies and guarantees that at the time of execution of this Contract:
24.1.1	It is an entity duly authorized to conduct business in Puerto Rico and has filed income tax returns for the previous five (5) years;
24.1.2	It complied with and paid unemployment insurance tax, disability insurance tax (Law 139), social security for drivers (“seguro social choferil”), if applicable;
24.1.3	It filed State Department reports for the five (5) previous years; and
24.1.4	It does not owe any kind of taxes to the Commonwealth.
24.2	The Contractor will forthwith pay all taxes lawfully imposed upon it with respect to this Contract or any product delivered in accordance herewith. ASES makes no representation whatsoever as to the liability or exemption from liability of Contractor to any tax imposed by any governmental entity.
24.3	Notwithstanding the above, if, as a result of the enactment of any state, local or municipal legal provision, administrative regulation, or government directive, the Contractor is burdened with a requirement to pay a fee, tax, imposition, levy, or duty with regards to any of the proceeds of this Contract, including but not limited to the imposition of any fees pertaining to the existence of any government contracts, or any added value tax (IVU, for its Spanish acronym), ASES will evaluate, in good faith, an adjustment to the PMPM Payment under this Contract.
ARTICLE 25  RELATIONSHIP OF PARTIES
25.1	Neither Party is an Agent, employee, or servant of the other. It is expressly agreed that the Contractor and any Subcontractors and Agents, officers, and employees of the Contractor or any Subcontractor in the performance of this Contract shall act as independent contractors and not as officers or employees of ASES. The Parties acknowledge, and agree, that the Contractor, its Agent, employees, and servants shall in no way hold themselves out as Agent, employees, or servants of ASES. It is further expressly agreed that this Contract shall not be construed as a partnership or joint venture between the Contractor or any Subcontractor and ASES.
ARTICLE 26  INSPECTION OF WORK
26.1	ASES, the Puerto Rico Medicaid Program, other agencies of the Commonwealth, the US Department of Health and Human Services, the General Accounting Office, the US Comptroller General, the Comptroller General of the Commonwealth, if applicable, or their Authorized Representatives, shall have the right to enter into the premises of the Contractor or all Subcontractors, or such other places where duties under this Contract are being performed for ASES, to inspect, monitor or otherwise evaluate the services or any work performed pursuant to this Contract. All inspections and evaluations of work being performed shall be conducted with prior notice and during normal business hours. All inspections and evaluations shall be performed in such a manner that will not unduly delay work.

ARTICLE 27  GOVERNMENT PROPERTY
27.1	The Contractor agrees that any papers, materials and other documents that are produced or that result, directly or indirectly, from, under or in connection with the Contractor’s provision of the services under this Contract shall be the property of ASES upon creation of such documents, for whatever use that ASES deems appropriate, and the Contractor further agrees to prepare any and all documents, including the Deliverables listed in Attachment 12 to this Contract, or to take any additional actions that may be necessary in the future to effectuate this provision fully. In particular, if the work product or services include the taking of photographs or videotapes of individuals, the Contractor shall obtain the consent from such individuals authorizing the use by ASES of such photographs, videotapes, and names in conjunction with such use. The Contractor shall also obtain necessary releases from such individuals, releasing ASES from any and all claims or demands arising from such use.
27.2	The Contractor shall be responsible for the proper custody and care of any ASES-owned property furnished for the Contractor’s use in connection with the performance of this Contract. The Contractor will reimburse ASES for its loss or damage, normal wear and tear excepted, while such property is in the Contractor’s custody or use.
ARTICLE 28  OWNERSHIP AND USE OF DATA AND SOFTWARE
28.1	Ownership and Use of Data
28.1.1	All Information created from Data, documents, messages (verbal or electronic), reports, or meetings involving or arising out of or in connection with this Contract is owned by ASES (the information will be hereinafter referred to as “ASES Data and Information”). The Contractor shall make all Data and Information available to ASES, which will also provide the Data to CMS or other pertinent government agencies and authorities upon request. The Contractor is expressly prohibited from sharing, distributing, disseminating, or publishing ASES Data and Information without the express prior written consent of ASES. In the event of a dispute regarding what is or is not ASES Data and Information, ASES’s decision on this matter shall be final and not subject to appeal.
28.1.2	ASES acknowledges that before executing this Contract and in contemplation of the same, the Contractor has developed and designed certain programs and systems such as standard operating procedures, programs, business plans, policies and procedures, which ASES acknowledges are the exclusive property of the Contractor. Nevertheless, in case of default by the Contractor, ASES is hereby authorized to use to the extent allowable by any applicable commercial software and hardware licensing that exists at that moment or with which agreement can be reached at that moment with the vendor to modify such licensing to permit its use by ASES, at no cost to ASES, such properties for a period of one hundred and twenty (120) Calendar Days to effect an orderly transition to any new Contractor or service provider. In any cases where the use of such systems from an operational perspective would also impact other lines of the Contractor’s business or where licensing restrictions cannot be remedied, the Contractor shall operate such systems on behalf of ASES. Such operation by the Contractor on behalf of ASES can occur at ASES’ discretion under the full supervision of their employees or appointed third party personnel. Under such a scenario, ASES’ access to Data will be restricted through the most efficient means possible to the Contractor’s Data segment. If the Contractor fails to operate such systems on ASES’ behalf in a timely manner per normal previous operating schedule, ASES may claim ownership of such systems and operate them for its own purposes.

28.1.3	The Contractor shall not deny access to ASES’s Data under any case or circumstances, nor retain ASES’s Data while controversies between ASES and the Contractor are resolved and finally adjudicated
28.2	Responsibility for Information Technology Investments
The Parties understand and agree that the cost of any newly acquired or developed software programs or upgrades or enhancements to existing software programs, hardware, or other related information technology equipment or infrastructure component, made in order to comply with the requirements of this Contract shall be borne in its entirety by the Contractor.

ARTICLE 29  CRIMINAL BACKGROUND CHECKS
29.1	ASES is prohibited by law from entering into contracts with any person or entity that has been, or whose affiliated subsidiary companies, or any of its shareholders, partners, officers, principals, managing employees, subsidiaries, parent companies, officers, directors, board members, or ruling bodies have been, under investigation for, accused of, convicted of, or sentenced to imprisonment, in Puerto Rico, the US, or any other jurisdiction, for any crime involving corruption, fraud, embezzlement, or unlawful appropriation of public funds, pursuant to Act 458, as amended, and Act 84 of 2002.
29.2	Before the Effective Date of this Contract, and in order for the Contract to take effect, the Contractor shall provide to ASES a certification that neither the Contractor nor the affiliated persons/entities listed in Section 29.1 falls under the prohibition stated in Section 29.1. In addition, the Contractor shall provide to ASES a certification as to whether, to the best of its knowledge after inquiry, any Network Provider, or any shareholder, partner, officer, principal, managing employee, subsidiary, parent company, officer, director, board member, or ruling body of a Network Provider, falls under the prohibition stated in [Section 29.1].

29.3	ASES may terminate this Contract if ASES determines that the Contractor, or any of the natural persons listed in Section 29.1, falls within the prohibition stated in Section 29.1, or failed to provide an accurate certification as required in Section 29.2. In addition, the Contractor shall terminate a Provider Contract if it determines that a Provider, or any of the natural persons listed in Section 29.1, falls within the prohibition stated in Section 29.1.
29.4	During the Contract Term, the Contractor shall promptly (within twenty (20) Business Days of the date it receives the information) report any significant fact or event related to the rule stated in this Article.
29.5	In cases in which none of the events listed in Section 29.1 has occurred, but statements or admissions of crimes have been made by or against the Contractor or one of its shareholders, partners, officers, principals, subsidiaries, or parent companies, ASES shall provide all pertinent information about the matter, within twenty (20) Business Days from the date it receives the information, to the Secretary of Justice of Puerto Rico, who will make the pertinent findings and recommendations concerning the Contract.
29.6	In addition, as provided in 42 CFR 455.106(c), ASES may refuse to enter into or renew an agreement with any entity if any person who has an ownership or control interest in the entity, or is an Agent or managing employee of the entity, has ever been convicted of a criminal offense related to the person’s involvement in any program established under Medicare, Medicaid, or the Title XX services programs. Before the Effective Date of this Contract, pursuant to 42 CFR 455.106(a), the Contractor shall disclose to ASES the identity of any person who has ever been convicted of a criminal offense related to the Medicare, Medicaid, or Title XX services programs. The Contractor shall collect the same information on criminal conviction for Providers during the Credentialing process, as provided in Section 9.2.3 and shall, immediately upon receipt of such information relating to a Provider, disclose the information to ASES. ASES will notify the HHS Inspector General of any disclosures related to criminal convictions within twenty (20) Business Days from the date that ASES receives the information, as required by 42 CFR 455.106.
ARTICLE 30  SUBCONTRACTS
30.1	Use of Subcontractors
30.1.1	In carrying out the terms of this Contract, the Contractor, with the prior written approval of ASES, may enter into written Subcontract(s) with other entities for the provision of administrative services or a combination of Covered Services and administrative services, under terms and conditions acceptable to ASES in its sole discretion.
30.1.2	The Contractor shall assume sole responsibility for all functions performed by a Subcontractor(s), as well as any payments to a Subcontractor(s) for services related to this Contract. In the event that a Subcontractor is incapable of performing the service contracted for by the Contractor, the Contractor shall (i) notify ASES within two (2) Business Days and (ii) assume responsibility for providing the services that the Subcontractor is incapable of performing. The Contractor shall remain obligated to provide any services that the Subcontractor is incapable of performing.

30.1.3	If the Contractor becomes aware of a Subcontractor’s failure to comply with this Contract, the Contractor shall correct the failure within thirty (30) Calendar Days of becoming aware of the failure.
30.1.4	All contracts between the Contractor and Subcontractors must be in writing and must specify the activities and responsibilities delegated to the Subcontractor containing terms and conditions consistent with this Contract. The contracts must also include provisions for revoking delegation or imposing other sanctions if the Subcontractor’s performance is inadequate. The Contractor and the Subcontractors must also make reference to a business associates agreement between the Parties.
30.1.5	All contracts between the Contractor and Subcontractors must ensure that the Contractor evaluates the prospective Subcontractor’s ability to perform the activities to be delegated; monitors the Subcontractor’s performance on an ongoing basis and subjects it to formal review according to a periodic schedule established by ASES and consistent with industry standards or Puerto Rico laws and regulations; and identifies deficiencies or areas for improvement, ensuring that corrective action is taken as appropriate or required.
30.1.6	The Contractor shall not subcontract or permit anyone other than Contractor personnel to perform any of the work, services, or other performances required of the Contractor under this Contract relating to functions associated with the provision of Benefits to Enrollees or assign any of its rights or obligations hereunder, without the prior written consent of ASES. Prior to hiring or entering into an agreement with any Subcontractor, any and all Subcontractors shall be previously approved in writing by ASES. ASES reserves the right to review all Subcontract agreements at any time during the Contract Term. Upon request from ASES, the Contractor shall provide in writing the names of all proposed or actual Subcontractors.
30.1.7	The Contractor shall not engage nor contract with a person or entity that is debarred or suspended or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation (FAR) or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order No. 12549, or a person or entity that is an Affiliate, as defined in FAR, of a such a person or entity (see 42 CFR 438.610).

30.1.8	ASES shall have the right to review all financial or business transactions between the Contractor and a Subcontractor upon request. ASES shall also retain the right to review all criminal background checks for all employees of the Subcontractor, as referenced in Article 29, as well as any past exclusions from Federal programs.
30.1.9	The Contractor shall provide ASES Immediate notice by certified mail, of any action or suit filed and of any claim made against the Contractor by the Subcontractor or against a Subcontractor(s) that, in the opinion of the Contractor, may result in litigation related in any way to this Contract. The Contractor shall provide notification in writing as to how this action or suit may affect the overall provision of services to Enrollees and the Contractor’s plan to mitigate such affect.
30.1.10	When a Subcontract related to the provision of Covered Services or that includes Claims processing services is being terminated other than for cause, the Contractor shall give at least one hundred twenty (120) Calendar Days prior written notice of the termination to ASES. If the termination is for cause, the Contractor shall Immediately notify ASES.
30.1.11	The Contractor shall give ASES Immediate notice in writing by registered mail or certified mail of any action or suit filed by any Subcontractor and prompt notice of any claim made against the Contractor by any Subcontractor or vendor that, in the opinion of Contractor, may result in litigation related in any way to this Contract.
30.1.12	All Subcontractors must fulfill the requirements of 42 CFR 438.6 as appropriate.
30.1.13	All Provider Contracts shall be in compliance with the requirements and provisions as set forth in Section 10.3 of this Contract.
30.2	Cost or Pricing by Subcontractors
30.2.1	The Contractor shall submit, and shall require any Subcontractors hereunder to submit, cost or pricing Data for any subcontract to this Contract prior to award. The Contractor shall also certify that the information submitted by the Subcontractor is, to the best of the Contractor’s knowledge and belief, accurate, complete and current as of the date of agreement, or the date of the negotiated price of the Subcontract or amendment to the Contract. The Contractor shall insert the substance of this Section in each Subcontract hereunder.
30.2.2	If ASES determines that any price, including profit or fee negotiated in connection with this Contract, or any cost reimbursable under this Contract was increased by any significant sum because of the inaccurate cost or pricing Data, then such price and cost shall be reduced accordingly and this Contract and the Subcontract shall be modified in writing to reflect such reduction.

ARTICLE 31  REQUIREMENT OF INSURANCE LICENSE
31.1	In order for this Contract to take effect, the Contractor must be licensed to underwrite health insurance by the Puerto Rico Insurance Commissioner. The Contractor must submit a copy of its insurance license according to the timeframe specified in Attachment 12 to this Contract.
31.2	The Contractor shall renew the license as required, and shall submit evidence of the renewal to ASES within thirty (30) Calendar Days of the expiration date of the license.
ARTICLE 32  CERTIFICATIONS
32.1	The Contractor shall provide to ASES within fifteen (15) Calendar Days of the Effective Date of this Contract, and thereafter by January 10 of each calendar year during the Contract Term, the certifications and other documents set forth below, according to the timeframe specified below. If any certification, document, acknowledgment, or other representation or assurance on the Contractor’s part under this Article, or elsewhere in this Contract, is determined to be false or misleading, ASES shall have cause for termination of this Contract. In the event that the Contract is terminated based upon this Article, the Contractor shall reimburse ASES all sums of monies received under the Contract; provided, however, that the amount reimbursed shall not exceed the amount of outstanding debt, less any payments made by the Contractor in satisfaction of such debt.
32.2	The Contractor shall submit the following certifications:
32.2.1	Certification issued by the Treasury Department of Puerto Rico (Model SC-2888) with evidence that that the Contractor has filed income tax returns in the past five (5) years or has non-profit status;
32.2.2	Certification from the Treasury Department of Puerto Rico that Contractor has no outstanding debt with the Department or, if such a debt exists, it is subject to a payment plan or pending administrative review under applicable law or regulation (Model SC-3537);
32.2.3	Certification from the Center for the Collection of Municipal Revenues certifying that there is no outstanding debt or, if a debt exists, that such debt is subject to payment plan or pending administrative review under applicable law or regulations;
32.2.4	Certification from the Department of Labor and Human Resources certifying compliance with unemployment insurance, temporary disability insurance and/or chauffeur’s social security, if applicable;
32.2.5	Evidence of Incorporation and of Good Standing issued by the Department of State of Puerto Rico;

32.2.6	Certification of current municipal license tax (“Patentes Municipales”), if applicable;
32.2.7	Certification issued by the Minor Children Support Administration (“ASUME”, by its Spanish acronym) of no outstanding alimony or child support debts, if applicable;
32.2.8	A sworn statement certifying that it has no debt with the government of the Commonwealth, or with any state agencies, corporations or instrumentalities that provide or are related to the provision of health services; and
32.2.9	Certification from the Puerto Rico Administration of Medical Services (“ASEM”, its Spanish acronym) certifying that there is no outstanding debt or, if a debt exists, that such debt is subject to a payment plan or pending administrative review under applicable law or regulations.
32.3	The Contractor shall, in addition, provide the following documents:
32.3.1	A list of all contracts the Contractor has with government agencies, public corporations or municipalities, including those contracts in the process of being executed;
32.3.2	A letter indicating if any of its directors serves as member of any governmental board of directors or commission;
32.3.3	A certificate of the Corporate Resolution authorizing the person signing this Contract to appear on behalf of the Contractor;
32.3.4	Evidence of compliance with the Compensation System for Work-Related Accidents Act (“Fondo del Seguro del Estado de Puerto Rico”); and
32.3.5	A copy of the Insurance Coverage Certificate as required in Article 37.
32.4	If the Contractor fails to meet the obligations of Sections 32.2 and 32.3 within the required timeframe, ASES shall cease payment to the Contractor until the documents have been delivered to the ASES’s satisfaction, or adequate evidence is provided to ASES that reasonable efforts have been made to obtain the documents.
ARTICLE 33  RECORDS REQUIREMENTS
33.1	General Provisions
33.1.1	The Contractor and its Subcontractors, if any, shall preserve and make available all of its records pertaining to the performance under this Contract for inspection or audit, as provided below, throughout the Contract Term, for a period of seven (7) years from the date of final payment under this Contract, and for such period, if any, as is required by applicable statute or by any other section of this Contract. If the Contract is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for period of seven (7) years from the Termination Date of the Contract or of any resulting final settlement. The Contractor is responsible to preserve all records pertaining to its performance under this Contract, and to have them available and accessible in a timely manner, and in a reasonable format that assures their integrity. Records that relate to Appeals, litigation, or the settlements of Claims arising out of the performance of this Contract, or costs and expenses of any such agreements as to which exception has been taken by the Contractor or any of its duly Authorized Representatives, shall be retained by Contractor until such Appeals, litigation, Claims or exceptions have been disposed of.

33.2	Records Retention and Audit Requirements
33.2.1	Since funds from the Puerto Rico Plans under Title XIX and Title XXI of the Social Security Act Medical Assistance Programs (Medicaid and CHIP) are used to finance this project in part, the Contractor shall agree to comply with the requirements and conditions of the Centers for Medicare and Medicaid Services (CMS), the US Comptroller General, the Comptroller of Puerto Rico and ASES, as to the maintenance of records related to this Contract.
33.2.2	Puerto Rico and Federal standards for audits of ASES Agents, contractors, and programs are applicable to this section and are incorporated by reference into this Contract as though fully set out herein.
33.2.3	Pursuant to the requirements of 42 CFR 434.6(a)(5) and 42 CFR 434.38, the Contractor shall make all of its books, documents, papers, Provider records, Medical Records, financial records, Data, surveys and computer databases available for examination and audit by ASES, the Department of Health and Human Services and its sub-agencies, the Comptroller of Puerto Rico, the US Comptroller General and/or their Authorized Representatives. Any records requested hereunder shall be produced Immediately for on-site review or sent to the requesting authority by mail within fourteen (14) Calendar Days following a request. All records shall be provided at the sole cost and expense of the Contractor. ASES shall have unlimited rights to use, disclose, and duplicate all Information and Data in any way relating to this Contract in accordance with applicable Puerto Rico and Federal laws and regulations.
33.2.4	In certain circumstances, as follows, the authorities listed in Section 33.2.3 shall have the right to inspect and audit records in a timeframe that exceeds the timeframe set forth in Section 33.1.1.
33.2.4.1	ASES determines that there is a special need to retain a particular record or group of records for a longer period and notifies the Contractor at least thirty (30) Calendar Days before the expiration of the timeframe set forth in Section 33.1.1.

33.2.4.2	There has been a Contract termination, dispute, fraud, or similar fault by the Contractor, resulting in a final judgment or settlement against the Contractor, in which case the retention may be extended to three (3) years from the date of the final judgment or settlement.
33.2.4.3	ASES determines that there is a reasonable possibility of Fraud, and gives the Contractor notice, before the expiration of the timeframe set forth in Section 33.1.1, that it wishes to extend the time period for retention of records.
33.2.4.4	There has been, during the time period set forth in Section 33.1.1, an audit initiated by CMS, the Comptroller of Puerto Rico, the US Comptroller General, and/or ASES, in which case the timeframe for retention of records shall extend until the conclusion of the audit and publication of the final report.
33.2.5	All records retention requirements set forth in this Article or in any other Article shall be subject at all times and to the extent mandated by law and regulation, to the HIPAA regulations described elsewhere in this Contract.
33.3	Medical Record Requests
33.3.1	The Contractor shall ensure that a copy of each Enrollee’s Medical Record is made available, without charge, upon the written request of the Enrollee or Authorized Representative within fourteen (14) Calendar Days of the receipt of the written request.
33.3.2	The Contractor shall ensure that Medical Records are furnished at no cost to a Provider, upon the Enrollee’s request, no later than fourteen (14) Calendar Days following the written request.
ARTICLE 34  CONFIDENTIALITY
34.1	General Confidentiality Requirements
34.1.1	The Contractor shall protect all information, records, and Data collected in connection with the Contract from unauthorized disclosures. In addition, the Contractor shall agree to guard the confidentiality of Enrollee information. Access to all individually identifiable information relating to Medicaid Enrollees that is obtained by the Contractor shall be limited by the Contractor to Subcontractors, consultants, advisors or agencies that require the information in order to perform their duties in accordance with this Contract, and to such others as may be authorized by ASES in accordance with applicable law.

34.1.2	The Contractor is responsible for understanding the degree to which information obtained through the performance of this Contract is confidential under Puerto Rico and Federal law, rules, and regulations.
34.1.3	Any other party shall be granted access to confidential Information only after complying with the requirements of Puerto Rico and Federal law pertaining to such access. ASES shall have absolute authority to determine if and when any other party has properly obtained the right to have access to this confidential information. Nothing herein shall prohibit the disclosure of information in summary, statistical, or other form that does not identify particular individuals. The Contractor shall retain the right to use information for its quality and Utilization Management and research purposes subject to the Data ownership and publicity requirements defined within the Contract.
34.1.4	The Contractor, its employees, Agents, Subcontractors, consultants or advisors must treat all information that is obtained through Providers’ performance of the services under this Contract, including, but not limited to, information relating to Enrollees, Potential Enrollees, as confidential Information to the extent that confidential treatment is provided under Puerto Rico and Federal law, rules, and regulations.
34.1.5	Any disclosure or transfer of confidential information by the Contractor, including information required by ASES, will be in accordance with applicable law. If the Contractor receives a request for information deemed confidential under this Contract, the Contractor will Immediately notify ASES of such request, and will make reasonable efforts to protect the information from public disclosure.
34.1.6	In accordance with the timeframes outlined in Attachment 12, the Contractor shall develop and provide to ASES for review and approval written policies and procedures for the protection of all records and all other documents deemed confidential under this Contract including Medical Records/Enrollee information and adolescent/sexually transmitted disease appointment records. All Enrollee information, Medical Records, Data and Data elements collected, maintained, or used in the administration of this Contract shall be protected by the Contractor from unauthorized disclosure per the HIPAA Privacy and Security standards codified at 45 CFR Part 160 and 45 CFR Part 164, Subparts A, C and E. The Contractor must provide safeguards that restrict the use or disclosure of protected health information (PHI) concerning Enrollees to purposes directly connected with the administration of this Contract.
34.1.7	The Contractor must comply with HIPAA notification requirements, including those set forth in HITECH. The Contractor must notify ASES of all Breaches or potential Breaches of unspecified PHI, as defined by HITECH, without unreasonable delay and in no event later than thirty (30) Calendar Days after discovery of the Breach or potential Breach. If, in ASES’s determination, the Contractor has not provided notice in the manner or format prescribed by HITECH, then ASES may require the Contractor to provide such notice.

34.1.8	Assurance of Confidentiality
34.1.8.1	The Contractor shall take reasonable steps to ensure the physical security of Data under its control, including, but not limited to: fire protection; protection against smoke and water damage; alarm systems; locked files, guards, or other devices reasonably expected to prevent loss or unauthorized removal of manually held Data; passwords, access logs, badges, or other methods reasonably expected to prevent loss or unauthorized access to electronically or mechanically held Data; limited terminal access; limited access to input documents and output documents; and design provisions to limit use of Enrollee names.
34.1.8.2	The Contractor shall inform and provide quarterly trainings to each of its employees having any involvement with personal Data or other confidential information, whether with regard to design, development, operation, or maintenance, of the Puerto Rico and Federal law relating to confidentiality.
34.1.9	Return of Confidential Data
34.1.9.1	The Contractor shall return all Personal Health Information Data furnished pursuant to this Contract promptly at the request of ASES in whatever form it is maintained by the Contractor. Upon the termination or completion of the Contract, the Contractor may not use any such Data or any material derived from the Data for any purpose not permitted by Puerto Rico or Federal law or regulation and where so instructed by ASES shall destroy such Data or material if permitted and required by Puerto Rico or Federal law or regulation.
34.1.10	Publicizing Safeguarding Requirements
34.1.10.1	The Contractor shall comply with 42 CFR 431.304. The Contractor agrees to publicize provisions governing the confidential nature of information about Enrollees, including the legal sanctions imposed for improper disclosure and use. The Contractor must include these provisions in the Enrollee handbook and provide copies of these provisions to Enrollees and to other persons and agencies to which information is disclosed.
34.1.10.2	In addition to the requirements expressly stated in this Article, the Contractor must comply with any policy, rule, or reasonable requirement of ASES that relates to the safeguarding or disclosure of information relating to Enrollees, the Contractor’s operations, or the Contractor’s performance of this Contract.

34.1.10.3	In the event of the expiration of this Contract or termination thereof for any reason, all confidential information disclosed to and all copies thereof made by the Contractor must be returned to ASES or, at ASES’s option, erased or destroyed. The Contractor must provide ASES certificates evidencing such destruction.
34.1.10.4	The Contractor’s contracts with practitioners and other Providers shall explicitly state expectations about the confidentiality of ASES’s confidential information and Enrollee records.
34.1.10.5	The Contractor shall afford Enrollees and/or their Authorized Representatives the opportunity to approve or deny the release of identifiable personal information by the Contractor to a person or entity outside of the Contractor, except to duly authorized Subcontractors, Providers or review organizations, or when such release is required by law, regulation, or quality standards.
34.1.10.6	This Article 34 does not restrict the Contractor from making any disclosure pursuant to any applicable law, or under any court or government agency, provided that the Contractor provides immediate notice to ASES of such order.
34.1.11	Disclosure of ASES’s Confidential Information
34.1.11.1	The Contractor shall Immediately report to ASES any and all unauthorized disclosures or uses of confidential information of which it or its Subcontractors, consultants, or Agents is aware or has knowledge. The Contractor acknowledges that any publication or disclosure of confidential information to others may cause immediate and irreparable harm to ASES and may constitute a violation of Puerto Rico or Federal statutes. If the Contractor, its Subcontractors, consultants, or Agents should publish or disclose Confidential Information to others without authorization, ASES will immediately be entitled to injunctive relief or any other remedies to which it is entitled under law or equity. ASES will have the right to recover from the Contractor all damages and liabilities caused by or arising from the Contractor’s, its Subcontractors’, Network Providers’, representatives’, consultants’, or Agents’ failure to protect confidential Information. The Contractor will defend with counsel approved by ASES, indemnify and hold harmless ASES from all damages, costs, liabilities, and expenses caused by or arising from the Contractor’s, or its Subcontractors’, Providers’, representatives’, consultants’ or Agents’ failure to protect confidential Information. ASES will not unreasonably withhold approval of counsel selected by the Contractor.

34.1.12	The Contractor shall remove any person from performance of services hereunder upon notice that ASES reasonably believes that such person has failed to comply with the confidentiality obligations of this Contract. The Contractor shall replace such removed personnel in accordance with the staffing requirements of this Contract.
34.1.13	ASES, the Commonwealth, Federal officials as authorized by Federal law or regulations, or the Authorized Representatives of these Parties shall have access to all confidential information in accordance with the requirements of Puerto Rico and Federal laws and regulations.
34.1.14	The confidentiality provisions contained in this Contract survive the termination of this contract and shall bind the Contractor, and its PMGs and Network Providers, so long as they maintain any “protected health information” relating to Enrollees, as such term is defined by 45 CFR Parts 160 and 164.
34.2	HIPAA Compliance
34.2.1	The Contractor shall assist ASES in its efforts to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its amendments, rules, procedures, and regulations. To that end, the Contractor shall cooperate with and abide by any requirements mandated by HIPAA or any other applicable laws. The Contractor acknowledges that HIPAA requires the Contractor and ASES to sign documents for compliance purposes, including but not limited to a business associate agreement. A standard business associate agreement is included as Attachment 18 to this Contract. The Contractor shall cooperate with ASES on these matters and sign whatever documents may be required for HIPAA compliance and abide by their terms and conditions.
34.3	Privacy of Information in Enrollment Database
34.3.1	Any individually identifiable health information held in the Enrollment Database described in Section 5.3.8 of this Contract shall be kept confidential and shall be used and disclosed by the Contractor or its Network Providers only for purposes directly connected with performance of all obligations contained in this Contract, and in strict compliance with HIPAA’s privacy and security requirements and any applicable laws of Puerto Rico.
34.4	Data Breach
34.4.1	The Contractor shall report to ASES, as required in § 13402 of the HITECH Act, of any event where ASES’s Data could be exposed in a non-authorized or illegal circumstance, and/or when any Data Breach occurs. The Contractor must take all reasonable steps to mitigate the Breach.

34.4.2	The Contractor agrees that without unreasonable delay, but no later than twenty-four (24) hours after it suspects or has determined that a Data Breach occurred, the Contractor shall notify ASES of such Breach. The notification shall include sufficient information for ASES to understand the nature of the Breach. For instance, such notification must include, to the extent available at the time of the notification, the following information:
34.4.2.1	One or two sentence description of the event;
34.4.2.2	Description of the roles of the people involved in the Breach (e.g., employees, participant users, service Providers, unauthorized persons, etc.)
34.4.2.3	The type of Data / Information as well as Personal Health Information that was breached;
34.4.2.4	Enrollees likely impacted by the Breach;
34.4.2.5	Number of individuals or records impacted/estimated to be impacted by the Breach;
34.4.2.6	Actions taken by the Contractor to mitigate the Breach;
34.4.2.7	Current status of the Breach (under investigation or resolved);
34.4.2.8	Corrective action taken and steps planned to be taken to prevent a similar Breach.
34.4.3	The Contractor shall have a duty to supplement the information contained in the notification as it becomes available and to cooperate with ASES. The notification required by this Section shall not include any PHI.
ARTICLE 35  TERMINATION OF CONTRACT
35.1	General Procedures
35.1.1	In addition to any other non-financial remedy set forth in this Contract or available by law, or in lieu of any financial Remedy contained in Articles 19 and 20 of this Contract or available by law, and subject to compliance with the termination procedures set forth in Section 35.8 below, ASES may terminate this Contract for any or all of the following reasons:
35.1.1.1	Default by the Contractor, upon thirty (30) Calendar Days’ notice, unless ASES, in its reasonable discretion, determines that the Contractor has cured the default to ASES’s satisfaction within the notice period;

35.1.1.2	Immediately, in the event of insolvency or declaration of bankruptcy by the Contractor;
35.1.1.3	Immediately, when sufficient appropriated funds no longer exist for the payment of ASES's obligation under this Contract; or
35.1.1.4	In the event that the Contractor or any of its shareholders, director, officers, or employees fall under the prohibition stated in Section 29.1 or 29.6 of this Contract.
35.1.2	A decision by ASES not to renew this Contract, per Article 21, shall not be considered a Termination of the Contract.
35.1.3	The Contractor shall have a limited right of termination of this Contract only in the events described in Section 35.10 of this Contract.
35.1.4	Each Party shall have the opportunity to cure any default alleged in a termination notice sent pursuant to this Article 35, upon receiving a written termination notice the other Party. With respect to termination by ASES, the Contractor shall have the right to submit to ASES a written Corrective Action Plan containing terms and conditions acceptable to ASES in its sole discretion to cure such default or an explanation of non-default in the thirty (30) Calendar Day period from the date of receipt of ASES’ written termination notice and such plan or explanation of non-default is accepted by ASES, in ASES’ sole discretion, which acceptance shall not be unreasonably withheld, conditioned or delayed. .
35.1.5	Notwithstanding the termination of this Contract pursuant to this Article 35 for any reason, the Contractor shall remain obligated to provide the Administrative Functions as described in Article 36, including but not limited to the payment of Claims for Covered Services provided to Enrollees prior to the Termination Date and as specified in the Patient’s Bill of Rights Act through the Runoff Period.
35.1.6	Continuing Obligations of ASES. Notwithstanding the termination of this Contract for pursuant to this Article 35 for any reason, ASES shall remain obligated to pay to the Contractor the PMPM through the Termination Date (inclusive of the Transition Period).
35.1.7	Termination Procedures to be Strictly Followed. No termination of this Contract shall be effective unless the termination procedures under Section 35 of this Contract have been strictly followed or waived by the Parties.

35.2	Termination by Default
35.2.1	In the event ASES determines that the Contractor has defaulted by failing to carry out the terms or conditions of this Contract or by failing to meet the applicable requirements in sections 1932 and 1903(m) of the Social Security Act, or in the event that ASES determines that the Contractor falls within the prohibitions stated in Section 29.1 or 29.6, ASES may terminate the Contract in addition to or in lieu of any other remedies set out in this Contract or available by law.
35.2.2	Before terminating this Contract, ASES will:
35.2.2.1	Provide written notice of the intent to terminate at least thirty (30) Calendar Days prior to the Termination Date, stating the reason for the termination and the time and place of a hearing, to take place at least fifteen (15) Calendar Days after the date of mailing of the notice of intent to terminate, to give the Contractor an opportunity to appeal the determination or cure the default;
35.2.2.2	Provide written notice of the decision affirming or reversing the proposed termination of the Contract, and for an affirming decision, the effective date of the termination; and
35.2.2.3	For an affirming decision, give Enrollees of the Contractor notice of the termination and information consistent with 42 CFR 438.10 on their options for receiving services following the Termination Date of the Contract.
35.3	Termination for Convenience
35.3.1	ASES may terminate this Contract for convenience and without cause upon thirty (30) Calendar Days written notice. Termination for convenience shall not be a breach of the Contract by ASES. The Contractor shall be entitled to receive, and shall be limited to just and equitable compensation for any satisfactory authorized work performed as of the Termination Date of the Contract.
35.4	Termination for Insolvency or Bankruptcy
35.4.1	The Contractor’s insolvency, or the Contractor’s filing of a petition in bankruptcy, shall constitute grounds for termination for cause. In the event of the filing of a petition in bankruptcy, the Contractor shall immediately advise ASES. If ASES reasonably determines that the Contractor's financial condition is not sufficient to allow the Contractor to provide the services as described herein in the manner required by ASES, ASES may terminate this Contract in whole or in part, Immediately or in stages. The Contractor's financial condition shall be presumed not sufficient to allow the Contractor to provide the services described herein, in the manner required by ASES if the Contractor cannot demonstrate to ASES's satisfaction that the Contractor has risk reserves and a minimum net worth sufficient to meet the statutory standards for licensed health care plans, as required under this Contract. The Contractor shall cover continuation of services to Enrollees for the duration of period for which payment has been made, as well as for inpatient admissions up to discharge.

35.4.2	In the event that this Contract is terminated because of the Contractor’s insolvency, the Contractor shall guarantee that Enrollees shall not be liable for:
35.4.2.1	The Contractor’s debts;
35.4.2.2	The Covered Services provided to the Enrollee, for which ASES does not pay the Contractor or its Network Providers;
35.4.2.3	The Covered Services provided to the Enrollee, for which ASES or the Contractor does not pay a Provider who furnishes the services under a contractual, Referral, or other arrangement; or
35.4.2.4	Payment for Covered Services furnished under a contractual, Referral, or other arrangement, to the extent that those payments are in excess of the amount that the Enrollee would owe if the Contractor provided the services directly.
35.4.3	The Contractor shall cover continuation of services to Enrollees for the duration of the period for which payment has been made by ASES, as well as for inpatient admissions up to discharge.
35.5	Termination for Insufficient Funding
35.5.1	In the event that Federal and/or Puerto Rico funds to finance this Contract become unavailable or insufficient, ASES may terminate the Contract in writing, unless both Parties agree, through a written amendment, to a modification of the obligations under this Contract.
35.5.2	The Termination Date of the Contract when the Contract is terminated due to insufficient funding shall be ninety (90) Calendar Days after ASES delivers written notice to the Contractor, unless available funds are insufficient to continue payments in full during the ninety (90) Calendar Day period, in which case ASES shall give the Contractor written notice of an earlier date at which the Contract shall terminate.
35.5.3	Upon termination, the Contractor shall comply with the phase-out obligations established in Article 36 of this Contract.
35.5.4	In the event of termination for insufficient funding, the Contractor shall be entitled to receive, and shall be limited to, just and equitable compensation for any satisfactory authorized work performed as of the Termination Date of the Contract.

35.5.5	Availability of funds shall be determined solely by ASES.
35.6	Termination Under Section 29.3
35.6.1	If any of the events specified in Section 29.3 of this Contract occur, ASES may terminate this Contract as required under Act 458 and Act 84.
35.6.2	Upon Termination, the Contractor shall comply with the phase-out obligations established in Article 36 of this Contract.
35.7	ASES may terminate this Contract for any other just reason upon thirty (30) Calendar Days written notice.
35.8	Termination Procedures
35.8.1	ASES will issue a written notice of termination to the Contractor by certified mail, return receipt requested, or in person with evidence of delivery. The notice of termination shall cite the provision of this Contract giving the right to terminate, the circumstances giving rise to termination, and the Termination Date of the Contract. Termination shall be effective at 11:59 p.m. EST on the Termination Date of the Contract.
35.8.2	Upon receipt of notice of termination or on the date specified in the notice of termination and as directed by ASES, the Contractor shall:
35.8.2.1	Stop work under the Contract on the date and to the extent specified in the notice of termination;
35.8.2.2	Place no further orders or subcontract for materials, services, or facilities, except as may be necessary for completion of such portion of the work under the Contract as is not terminated;
35.8.2.3	Terminate all orders and subcontracts to the extent that they relate to the performance of work terminated by the notice of termination;
35.8.2.4	Assign to ASES, in the manner and to the extent directed by ASES, all of the right, title, and interest of Contractor under the orders or subcontracts so terminated, in which case ASES will have the right, at its discretion, to settle or pay any or all Claims arising out of the termination of such orders and subcontracts;
35.8.2.5	With the prior written approval of ASES, settle all outstanding liabilities and all Claims arising out of such termination or orders and subcontracts, the cost of which would be reimbursable in whole or in part, in accordance with the provisions of this Contract;

35.8.2.6	Complete the performance of such part of the work that was not terminated by the notice of termination;
35.8.2.7	Take such action as may be necessary, or as ASES may direct, for the protection and preservation of any and all property or information related to the Contract that is in the possession of the Contractor and in which ASES has or may acquire an interest;
35.8.2.8	Promptly make available to ASES, or to another MCO acting on behalf of ASES, any and all records, whether medical or financial, related to the Contractor's activities undertaken pursuant to this Contract. Such records shall be provided at no expense to ASES;
35.8.2.9	Promptly supply all information necessary to ASES, or another ASES plan acting on behalf of ASES, for reimbursement of any outstanding Claims at the time of termination; and
35.8.2.10	Submit a termination/transition plan to ASES for review and prior written approval that includes commitments to carry out at minimum the following obligations:
35.8.2.10.1	Provide Enrollees continuation of all the Covered Services and Benefits during a defined transition period, such transition period to be determined by ASES;
35.8.2.10.2	Comply with all duties and/or obligations incurred prior to the actual Termination Date of the Contract, including but not limited to, the Grievance and Appeal process as described in Article 14;
35.8.2.10.3	Maintain Claims processing functions as necessary for ten (10) consecutive months from the Termination Date of the Contract in order to complete adjudication of all Claims;
35.8.2.10.4	Create a task force to reconcile and certify any pending and outstanding balances in connection with services rendered by the Contractor under the Contract and previous contracts between ASES and the Contractor.
35.8.2.10.5	File all reports concerning the Contractor’s operations during the term of the Contract in the manner described in this Contract;
35.8.2.10.6	Assist ASES in making all necessary notices to Enrollees and Providers at least thirty (30) Calendar Days prior to the effective date of change and as may be required under the Contract, or otherwise required under applicable law, regarding notices to Enrollees;

35.8.2.10.7	Ensure the efficient and orderly transition of Enrollees from coverage under this Contract to coverage under any new arrangement developed or agreed to by ASES, including cooperation with another contractor, as provided in Article 35;
35.8.2.10.8	Ensure the proper identification of the Enrollees requiring the authorization for either prescription medications or DME to avoid any interruptions in services by providing such Data to ASES as contemplated in the transition plan;
35.8.2.10.9	Submit to ASES all scripts used at Call Centers to communicate with Enrollees during the transition period;
35.8.2.10.10	Maintain the financial requirements and insurance set forth in this Contract until ASES provides the Contractor written notice that all continuing obligations of this Contract have been fulfilled;
35.8.2.10.11	Submit reports to ASES as directed but no less frequently than every thirty (30) Calendar Days, detailing the Contractor’s progress in completing its continuing obligations under this Contract, until completion; and
35.8.2.10.12	Meet with ASES personnel, as requested, to ensure satisfactory completion of all obligations under the Termination Plan.
35.8.3	This Termination Plan shall be subject to review and approval by CMS.
35.8.4	Upon completion of these continuing obligations, the Contractor shall submit a final report to ASES describing how the Contractor has completed its continuing obligations. ASES will advise, within twenty (20) Calendar Days of receipt of this report, if all of the Contractor’s obligations are discharged. If ASES finds that the final report does not evidence that the Contractor has fulfilled its continuing obligations, then ASES will require the Contractor to submit a revised final report to ASES for approval, and take any other action necessary to discharge all of its duties under this Contract, as directed by ASES.
35.8.5	Except as provided in this Article 35, a notification that ASES intends to terminate this Contract shall not release the Contractor from its obligations to pay for Covered Services rendered or otherwise to perform under this Contract.

35.9	Termination Claims
35.9.1	After receipt of a notice of termination, the Contractor shall submit to ASES any termination claim in the form, and with the certification prescribed by, ASES. Such claim shall be submitted promptly but in no event later than ten (10) months from the Termination Date of the Contract. Upon failure of the Contractor to submit its termination claim within the time allowed, ASES may determine, on the basis of information available, the amount, if any, due to the Contractor by reason of the termination and shall thereupon cause to be paid to the Contractor the amount so determined.
35.9.2	Upon receipt of notice of termination, the Contractor shall have no entitlement to receive any amount for lost revenues or anticipated profits or for expenditures associated with this Contract or any other contract. Upon termination the Contractor shall be paid in accordance with the following:
35.9.2.1	At the Contract price(s) for services delivered to and accepted by ASES; and/or
35.9.2.2	At a price mutually agreed upon by the Contractor and ASES for partially completed services.
35.9.3	In the event the Contractor and ASES fail to agree in whole or in part as to the amounts with respect to costs to be paid to the Contractor in connection with the total or partial termination of work pursuant to this article, ASES will determine, on the basis of information available, the amount, if any, due to the Contractor by reason of termination and shall pay to the Contractor the amount so determined.
35.10	Limited Right of Termination by the Contractor
35.10.1	Subject to compliance with the termination procedures set forth in Section 35.8, the Contractor may terminate this Contract under the following circumstances:
35.10.1.1	Termination Due to ASES’s Financial Breach. Upon fifteen (15) Calendar Days written notice, in the event ASES defaults in making payment of three (3) consecutive monthly PMPM Payments and fails to cure such breach within the notice period. For purposes of this Section, a default in making payment does not include instances where ASES has made any Withhold payments pursuant to the terms of this Contract, provided that ASES has given the Contractor advance written notice of any such Withhold.
35.10.1.2	Termination Due to Insufficient Funding. Immediately, upon receipt from ASES of a written notice pursuant to Section 35.5 that appropriated federal and/or Puerto Rico funds become unavailable or that such funds will be insufficient for the payment of ASES's obligation under this Contract when due, unless both Parties agree, through a written amendment, to a modification of the obligations under this Contract.

35.10.1.3	If forty-five (45) Calendar Days before the last day of each fiscal year covered under the Contract, the Contractor and ASES have not (as provided in Section 21.4 agreed to PMPM for the succeeding fiscal year, the Contractor may exercise an option to terminate the Contract by giving ASES written notice of the Contractor’s intent not to continue to provide services under the Contract no later than forty-five (45) Calendar Days prior to the termination of the corresponding fiscal year. Once the Contractor has given ASES such written notice, the Contractor shall fully discharge the termination phase-out obligations listed in Section 35.8. At any time before the end of the fiscal year, the Contractor may rescind its notice of termination, if the Parties reach an agreement on rates for the following fiscal year.
ARTICLE 36  PHASE-OUT AND COOPERATION WITH OTHER CONTRACTORS
36.1	If, in the best interest of Enrollees of GHP, ASES terminates any GHP contract, the Contractor shall, upon the request of ASES, assume responsibility for the geographic areas (municipalities or Service Regions) previously managed by any MCO or other contractor whose contractual arrangement with ASES was terminated, in accordance with the contracted PMPM Payment, pursuant to the written amendment of the Contract, if required.
36.2	If in the best interest of Enrollees of GHP, ASES develops and implements new projects that impact the scope of services, the Contractor shall assist in the transition process, after receiving at least ninety (90) Calendar Days written notice from ASES of such change, and pursuant to written amendment of the Contract, if required. PMPM Payments shall be adjusted accordingly.
36.3	In the event that ASES has entered into, or enters into, agreements with other contractors for additional work related to the Benefits rendered hereunder, the Contractor agrees to cooperate fully with such other contractors. The Contractor shall not commit any act or omission that will interfere with the performance of work by any other contractor, or actions taken by ASES to facilitate the work.
36.4	If ASES chooses not to renew this Contract, pursuant to Article 21, the Contractor agrees that it will not engage in any behavior or inaction that prevents or hinders the work of another contractor or ASES, as the case may be. Upon receiving ASES’s notice that it does not intend to renew the Contract, the Contractor agrees to submit a written termination/transition plan to ASES within thirty (30) Calendar Days of receiving the notice. The turn-over plan shall include all the elements listed in Section 35.8.2.9.1. The Parties agree that the Contractor has not successfully met this obligation until ASES accepts its turn-over plan and/or transition plan, required under this Article 36

ARTICLE 37  INSURANCE
37.1	The Contractor shall, at a minimum, prior to the commencement of work, procure the insurance policies identified below at the Contractor’s own cost and expense and shall furnish ASES with proof of coverage at least in the amounts indicated. It shall be the responsibility of the Contractor to require any Subcontractor to secure the same insurance coverage as prescribed herein for the Contractor, and to obtain a certificate evidencing that such insurance is in effect. In the event that any such insurance is proposed to be reduced, terminated or cancelled for any reason, the Contractor shall provide to ASES at least thirty (30) Calendar Days prior written notice. Prior to the reduction, expiration and/or cancellation of any insurance policy required hereunder, the Contractor shall secure replacement coverage upon the same terms and provisions to ensure no lapse in coverage, and shall furnish, at the request of ASES, a certificate of insurance indicating the required coverage. The Contractor shall maintain insurance coverage sufficient to insure against claims arising at any time during the term of the Contract. The provisions of this Section shall survive the expiration or termination of this Contract for any reason. In addition, the Contractor shall indemnify and hold harmless ASES and the Commonwealth from any liability arising out of the Contractor’s or its Subcontractor’s untimely failure in securing adequate insurance coverage as prescribed herein:
37.1.1	Workers’ Compensation Insurance, the policy(ies) to insure the statutory limits established by law of the Commonwealth. The Workers’ Compensation Policy must include Coverage B – Employer’s Liability Limits of:
37.1.1.1	Bodily injury by accident: five hundred thousand dollars ($500,000) each accident;
37.1.1.2	Bodily injury by disease: five hundred thousand dollars ($500,000) each employee; and
37.1.1.3	One million dollars ($1,000,000) policy limits.
37.1.2	The Contractor shall require all Subcontractors performing work under this Contract to obtain an insurance certificate showing proof of Worker’s Compensation Coverage.
37.1.3	The Contractor shall have commercial general liability policy(ies) as follows:
37.1.3.1	Combined single limits of one million dollars ($1,000,000) per person and three million dollars ($3,000,000) per occurrence;
37.1.3.2	On an “occurrence” basis; and

37.1.3.3	Liability for property damage in the amount of three million dollars ($3,000,000) including contents coverage for all records maintained pursuant to this Contract.
ARTICLE 38  COMPLIANCE WITH ALL LAWS
38.1	Nondiscrimination
38.1.1	The Contractor shall comply with applicable Federal and Puerto Rico laws, rules, and regulations, and the Puerto Rico policy relative to nondiscrimination in employment practices because of political affiliation, religion, race, color, sex, physical handicap, age, or national origin. Applicable Federal nondiscrimination law includes, but is not limited to, Title VI of the Civil Rights Act of 1964, as amended; Title IX of the Education Amendments of 1972, as amended; the Age Discrimination Act of 1975, as amended; Equal Employment Opportunity and its implementing regulations (45 CFR 74 Appendix A (1), Executive Order 11246 and 11375); the Rehabilitation Act of 1973; and the Americans with Disabilities Act of 1993 and its implementing regulations (including but not limited to 28 CFR § 35.100 et seq.). Nondiscrimination in employment practices is applicable to employees for employment, promotions, dismissal and other elements affecting employment.
38.1.2	The Contractor shall comply with all provisions of the Puerto Rico Patient’s Bill of Rights and it’s implementing regulation, which prohibit discrimination against any patient.
38.2	Compliance with All Laws in the Delivery of Service
38.2.1	The Contractor agrees that all work done as part of this Contract will comply fully with and abide by all applicable Federal and Puerto Rico laws, rules, regulations, statutes, policies, or procedures that may govern the Contract, including but not limited to those listed in Attachment 1.
38.2.2	All applicable Puerto Rico and Federal laws, rules, and regulations, consent decrees, court orders, policy letters and normative letters, and policies and procedures, including but not limited to those described in Attachment 1, are hereby incorporated by reference into this Contract. Any change in those applicable laws and requirements, including any new law, regulations, policy guidance, or normative letter, shall be automatically incorporated into this Contract by reference as soon as it becomes effective.
38.2.3	To the extent that applicable laws, rules, regulations, statutes, policies, or procedures require the Contractor to take action or inaction, any costs, expenses, or fees associated with that action or inaction shall be borne and paid by the Contractor solely. Such compliance-associated costs include, but are not limited to, attorneys’ fees, accounting fees, research costs, or consultant costs, where these costs are related to, arise from, or are caused by compliance with any and all laws. In the event of a disagreement on this matter, ASES’s determination on this matter shall be conclusive and not subject to appeal.

38.2.4	The Contractor shall include notice of grantor agency requirements and regulations pertaining to reporting and patient rights under any contracts involving research, developmental, experimental or demonstration work with respect to any discovery or invention which arises or is developed in the course of or under such contract, and of grantor agency requirements and regulations pertaining to copyrights and rights in Data.
38.2.5	The Contractor certifies and warrants to ASES that at the time of execution of this Contract: (i) it is a corporation duly authorized to conduct business in Puerto Rico, and has filed all the required income tax returns for the preceding five years; and (ii) it filed its report due with the Office of the Commissioner of Insurance during the five (5) years preceding the Execution Date of this Contract.
ARTICLE 39  CONFLICT OF INTEREST AND CONTRACTOR INDEPENDENCE
39.1	The duty to provide information about interests and conflicting relations is continuous and extends throughout the Contract Term.
39.2	The Contractor covenants that it presently has no interest and shall not acquire any interest, direct or indirect, that would conflict in any material manner or degree with, or have a material adverse effect on the performance of its services hereunder. The Contractor further covenants that in the performance of the Contract no person having any such interest shall be employed. The Contractor shall submit a conflict of interest form, attesting to these same facts, by January 10 of each calendar year; and at any time, within fifteen (15) Calendar Days of request by ASES.
39.3	It shall be the responsibility of the Contractor to maintain independence and to establish necessary policies and procedures to assist the Contractor in determining if the actual individuals performing work under this Contract have any impairment to their independence.
39.4	The Contractor further agrees to take all necessary actions to eliminate threats to impartiality and independence, including but not limited to reassigning, removing, or terminating Providers or Subcontractors.
ARTICLE 40  CHOICE OF LAW OR VENUE
40.1	This Contract shall be governed in all respects by the laws of Puerto Rico. Any lawsuit or other action brought against ASES or the Commonwealth based upon or arising from this Contract shall be brought in a court or other forum of competent jurisdiction in Puerto Rico.

ARTICLE 41  ATTORNEY’S FEES
41.1	In the event that either Party deems it necessary to take legal action to enforce any provision of this Contract, and in the event ASES prevails, the Contractor agrees to pay all expenses of such an action including reasonable attorney’s fees and costs at all stages of litigation as awarded by the court, a lawful tribunal, a hearing officer, or an administrative law judge. The term legal action shall be deemed to include administrative proceedings of all kinds, as well as all actions regarding the law or equity.
ARTICLE 42  SURVIVABILITY
42.1	The terms, provisions, representations, and warranties contained in this Contract shall survive the delivery or provision of all services hereunder.
ARTICLE 43  PROHIBITED AFFILIATIONS WITH INDIVIDUALS DEBARRED AND SUSPENDED
43.1	The Contractor certifies that it is not presently debarred, suspended, proposed for debarment, or declared ineligible for award of contracts by any Federal or Puerto Rico agency, as provided in Section 13.4. In addition, the Contractor certifies that it does not employ or subcontract with any person or entity that could be excluded from participation in the Medicaid Program under 42 CFR 1001.1001 (exclusion of entities owned or controlled by a sanctioned person) or 1001.1051 (exclusion of individuals with ownership or control interest in sanctioned entities). Any violation of this Article shall be grounds for termination of the Contract.
ARTICLE 44  WAIVER
44.1	No covenant, condition, duty, obligation, or undertaking contained in or made a part of the Contract shall be waived except by the written agreement of the Parties. Forbearance or indulgence in any form or manner by either Party in any regard whatsoever shall not constitute a waiver of the covenant, conditions, duties, obligations, and undertakings to be kept, performed, or discharged by the Party to which the same may apply. Notwithstanding any such forbearance or indulgence, the other Party shall have the right to invoke any Remedy available under law or equity until complete performance or satisfaction of all such covenants, conditions, duties, obligations, and undertakings.
44.2	The waiver by ASES of any breach of any provision contained in this Contract shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other provision contained in this Contract and shall not establish a course of performance between the Parties contradictory to the terms hereof. No term or condition of the Contract shall be held to be waived, modified, or deleted except by an instrument, in writing, signed by the Parties thereto.
ARTICLE 45  FORCE MAJEURE
45.1	Neither Party of this Contract shall be held responsible for delays or failures in performance resulting from acts beyond the control of each Party. Such acts shall include, but not be limited to, acts of God, strikes, riots, lockouts, acts of war, epidemics, fire, earthquakes, or other disasters.

ARTICLE 46  BINDING
46.1	This Contract and all of its terms, conditions, requirements, and amendments shall be binding on ASES and the Contractor and for their respective successors and permitted assigns.
ARTICLE 47  TIME IS OF THE ESSENCE
47.1	Time is of the essence in this Contract. Any reference to “days” shall be deemed Calendar Days unless otherwise specifically stated.
ARTICLE 48  AUTHORITY
48.1	ASES has full power and authority to enter into this Contract as does the person acting on behalf of and signing for the Contractor. Additionally, the person signing on behalf of the Contractor has been properly authorized and empowered to enter into this Contract on behalf of the Contractor and to bind the Contractor to the terms of this Contract. Each Party further acknowledges that it has had the opportunity to consult with and/or retain legal counsel of its choice and read this Contract. Each party acknowledges that it understands this Contract and agrees to be bound by it.
ARTICLE 49  ETHICS IN PUBLIC CONTRACTING
49.1	The Contractor understands, states, and certifies that it made its Proposal without collusion or Fraud and that it did not offer or receive any kickbacks or other inducements from any other Contractor, supplier, manufacturer, or Subcontractor in connection with its Proposal.
ARTICLE 50  CONTRACT LANGUAGE INTERPRETATION
50.1	The Contractor and ASES agree that in the event of a disagreement regarding, arising out of, or related to, Contract language interpretation, ASES’s interpretation of the Contract language in dispute shall control and govern.
ARTICLE 51  ARTICLE AND SECTION TITLES NOT CONTROLLING
51.1	The Article and Section titles used in this Contract are for reference purposes only and shall not be deemed to be a part of this Contract.
ARTICLE 52  LIMITATION OF LIABILITY/EXCEPTIONS
52.1	Nothing in this Contract shall limit the Contractor’s indemnification liability or civil liability arising from, based on, or related to claims brought by ASES or any Third Party or any claims brought against ASES or the Commonwealth by a Third Party or the Contractor.

ARTICLE 53  COOPERATION WITH AUDITS
53.1	The Contractor shall assist and cooperate with ASES in any and all matters and activities related to or arising out of any audit or review, whether Federal, private, or internal in nature, at no cost to ASES.
53.2	The Parties also agree that the Contractor shall be solely responsible for any costs it incurs for any audit related inquiries or matters. Moreover, the Contractor may not charge or collect any fees or compensation from ASES for any matter, activity, or inquiry related to, arising out of, or based on an audit or review.
53.3	ASES reserves the right to audit the Contractor and/or its Subcontractors at any time during the term of the Contract. The Contractor and/or its Subcontractors shall be solely responsible for the cost of such audits.
ARTICLE 54  OWNERSHIP AND FINANCIAL DISCLOSURE
54.1	The Contractor and Subcontractors shall disclose financial statements for each person or corporation with an ownership or control interest of five percent (5%) or more of its entity. For the purposes of this Section, a person or corporation with an ownership or control interest shall mean a person or corporation:
54.1.1	That owns directly or indirectly five percent (5%) or more of the Contractor’s/Subcontractor’s capital or stock or received five percent (5%) or more of its profits;
54.1.2	That has an interest in any mortgage, deed of trust, note, or other obligation secured in whole or in part by the Contractor/Subcontractor or by its property or assets, and that interest is equal to or exceeds five percent (5%) of the total property and assets of the Contractor/Subcontractor; and
54.1.3	That is an officer or director of the Contractor/Subcontractor (if it is organized as a corporation) or is a partner in the Contractor’s/Subcontractor’s organization (if it is organized as a partnership).
54.2	As per 42 CFR §455.104, disclosure by the Contractor will include the following information on ownership and control:
54.2.1	The name and address of any person (individual or corporation) with an ownership or control interest in the disclosing entity, fiscal agent, or managed care entity. The address for corporate entities must include as applicable primary business address, every business location, and P.O. Box address.

54.2.2	Date of birth and Social Security Number (in the case of an individual).
54.2.3	Other tax identification number (in the case of a corporation) with an ownership or control interest in the disclosing entity (or fiscal agent or managed care entity) or in any Subcontractor in which the disclosing entity (or fiscal agent or managed care entity) has a five percent (5%) or more interest.
54.2.4	Whether the person (individual or corporation) with an ownership or control interest in the disclosing entity (or fiscal agent or managed care entity) is related to another person with ownership or control interest in the disclosing entity as a spouse, parent, child, or sibling; or whether the person (individual or corporation) with an ownership or control interest in any Subcontractor in which the disclosing entity (or fiscal agent or managed care entity) has a five percent (5%) or more interest is related to another person with ownership or control interest in the disclosing entity as a spouse, parent, child, or sibling.
54.2.5	The name of any other disclosing entity (or fiscal agent or managed care entity) in which an owner of the disclosing entity (or fiscal agent or managed care entity) has an ownership or control interest.
54.2.6	The name, address, date of birth, and Social Security Number of any managing employee of the disclosing entity (or fiscal agent or managed care entity).
54.2.7	Disclosures from providers or disclosing entities. Providers or disclosing entities shall comply with the information disclosure required by Section 54.2. Disclosure from any provider or disclosing entity is due at any of the following times:
54.2.7.1	Upon the provider or disclosing entity submitting the provider application.
54.2.7.2	Upon the provider or disclosing entity executing the provider agreement.
54.2.7.3	Upon request of the Medicaid agency during the re-validation of enrollment process under 42 § 455.414.
54.2.7.4	Within 35 days after any change in ownership of the disclosing entity.
54.2.8	Disclosures from fiscal agents. Fiscal agents shall comply with the information disclosure required by Section 54.2 Disclosures from fiscal agents are due at any of the following times:
54.2.8.1	Upon the fiscal agent submitting the proposal in accordance with the Commonwealth's procurement process.

54.2.8.2	Upon the fiscal agent executing the contract with the Commonwealth.
54.2.8.3	Upon renewal or extension of the contract.
54.2.8.4	Within thirty-five (35) Calendar Days after any change in ownership of the fiscal agent.
54.2.9	Disclosures from managed care entities. Managed care entities shall comply with the information disclosure required by Section 54.2. Disclosures from managed care entities (MCOs, PIHPs, PAHPs, and HIOs), are due at any of the following times:
54.2.9.1	Upon the managed care entity submitting the proposal in accordance with the Commonwealth's procurement process.
54.2.9.2	Upon the managed care entity executing the contract with the Commonwealth.
54.2.9.3	Upon renewal or extension of the contract.
54.2.10	Within thirty-five (35) Calendar Days after any change in ownership of the managed care entity.
ARTICLE 55  AMENDMENT IN WRITING
55.1	No amendment, waiver, termination, or discharge of this Contract, or any of the terms or provisions hereof, shall be binding upon either Party unless confirmed in writing by ASES and any other appropriate governmental agency. Additionally, CMS approval shall be required before any such amendment is effective. Any agreement of the Parties to amend, modify, eliminate, or otherwise change any part of this Contract shall not affect any other part of this Contract, and the remainder of this Contract shall continue to be in full force and effect as set out herein.
55.2	ASES reserves the authority to seek an amendment to this Contract at any time if such an amendment is necessary in order for the terms of this Contract to comply with Federal law. The Contractor shall consent to any such amendment.
ARTICLE 56  CONTRACT ASSIGNMENT
56.1	The Contractor shall not assign this Contract, in whole or in part, without the prior written consent of ASES, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.
ARTICLE 57  SEVERABILITY
57.1	If any Article, Section, paragraph, term, condition, provision, or other part of this Contract (including items incorporated by reference) is judged, held, declared, or found to be voidable, illegal, unenforceable, invalid or void, then both ASES and the Contractor shall be relieved of all obligations arising under such provision. However, if the remainder of the Contract is capable of being performed, it shall not be affected by such declaration or finding and those duties and tasks shall be fully performed. To this end, the provisions of the Contract are declared to be severable.

ARTICLE 58  ENTIRE AGREEMENT
58.1	This Contract constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior negotiations, representations, or contracts. No written or oral agreements, representatives, statements, negotiations, understandings, or discussions that are not set out, referenced, or specifically incorporated in this Contract shall in any way be binding or of effect between the Parties.
58.2	The terms of the Request for Proposals and of the Contractor’s Proposal are incorporated by reference, except as otherwise provided in this Contract. However, in the event of a conflict between the terms of this Contract and the terms of the Request for Proposals or the terms of the Contractor’s Proposal, the terms of this Contract shall prevail.
58.3	All applicable laws are incorporated by reference into this Contract, as provided in Article 38.
58.4	Subject to Section 55, the Contractor acknowledges that it may be necessary or convenient during the Contract Term to clarify or supplement certain terms and conditions of this Contract so that it conforms to the terms of the Request for Proposals or otherwise in order to incorporate CMS requirements. In any of these events, the Contractor agrees that ASES shall have the right to issue from time to time normative letters which shall be then incorporated into the Contract. Such normative letters are advisory in nature, and shall not, absent an amendment to the Contract, effect a change in the Contractor’s substantive obligations under this Contract.
ARTICLE 59  INDEMNIFICATION
59.1	The Contractor hereby releases and agrees to indemnify and hold ASES, the Commonwealth, and its departments, agencies, and instrumentalities harmless from and against any and all claims, demands, liabilities, losses, costs or expenses, and attorneys' fees, caused by, growing out of, or arising from this Contract, due to any act or omission on the part of the Contractor, its Agents, employees, customers, invitees, licensees, or others working at the direction of the Contractor or on its behalf, or due to any breach of this Contract by the Contractor, or due to the application or violation of any pertinent Federal, Puerto Rico or local law, rule or regulation. This indemnification extends to the successors and assigns of the Contractor and survives the termination of the Contract and the dissolution or, to the extent allowed by the law, the bankruptcy of the Contractor.
ARTICLE 60  NOTICES
60.1	All notices, consents, approvals, and requests required or permitted shall be given in writing and shall be effective for all purposes if hand delivered or sent by (i) personal delivery, (ii) expedited prepaid delivery service, either commercial or US Postal Service, with proof of attempted delivery, (iii) telecopies, or (iv) electronic mail. In each case of (c) and (d), with answer back acknowledged, addressed as follows:

60.1.1	If to ASES at:
Mailing Address: Administración de Seguros de Salud P.O. Box 195661 San Juan, PR 00919-5661	Physical Address: Administración de Seguros de Salud Urb. Caribe 1552 Ave. Ponce de León, Sec. El Cinco San Juan, PR 00926-2706
Attention: Executive Director
60.1.2	If to Contractor at:
Mailing Address: PO Box 363628 San Juan, PR 00919-1580	Physical Address: Triple-S Salud, Inc. 1441 Ave. Roosevelt, 6th Floor San Juan, PR 00920
Attention: President
60.1.3	All notices, elections, requests, and demands under this Contract shall be effective and deemed received upon the earliest of (i) the actual receipt of the item by personal delivery or otherwise, (ii) two (2) Business Days after being deposited with a nationally recognized overnight courier service as required above, (iii) three (3) Business Days after being deposited in the US mail as required above or (iv) on the day sent if sent by facsimile with voice confirmation on or before 4:00 p.m. Atlantic Time on any Business Day or on the next Business Day if so delivered after 4:00 p.m. Atlantic Time or on any day other than a Business Day. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.
ARTICLE 61  OFFICE OF THE COMPTROLLER
61.1	ASES will file this Contract in the Office of the Comptroller of Puerto Rico within fifteen (15) Calendar Days from the Effective Date of the Contract.

(Signatures on following page)

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties state and affirm that they are duly authorized to bind the respected entities designated below as of the day and year indicated.

ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES)

Ricardo Rivera, Executive Director	Date

TRIPLE-S SALUD, INC.

Pablo Almodóvar-Scalley, President	Date

ATTACHMENT 1

Relevant Puerto Rico and Federal Laws and Regulations

Applicable Puerto Rico laws and regulations:

•	Act 72 of September 7, 1993, as amended, known as “Puerto Rico Health Insurance Administration Law”.
•	Puerto Rico Insurance Code and its applicable regulations.
•	Act 81 of May 14, 1912; known as “Organic Law for the Puerto Rico Health Department”
•	Act 194 of August 25, 2000, as amended, known as “The Declaration of Patient’s Rights and Responsibilities”
•	Act 408 of October 2, 2000, as amended, known as “Puerto Rico Pharmacy Law”
•	Act 11 of April 11, 2011, as amended, known as “Organic Law of the Office of Patient Advocate”
•	Act 247 of September 3, 2004, as amended, known as the “Puerto Rico Pharmacy Law”
•	Act 139 of August 1, 2008, as amended, known as “Law for the Medical Licensing and Discipline Board”
•	Act 109 of June 28, 1974, as amended, known as “Law for the Puerto Rico Public Services Commission”
•	Act 225 of July 23, 1974, as amended, known as “Law for Ambulance Services”
•	The Public Services Commission’s Regulations for ambulance services in Puerto Rico, Regulation Num. 6737 of December 1, 2003.
•	Act 86 of August 16, 1997, known as “Law for Residents of Culebra and Vieques”
•	Act 227 of August 12, 1999, known as “Law for the Implementation of the Public Policy on Suicide Prevention”
•	Act 243 of November 10, 2006, known as “Law to establish the public policy concerning the use of the Social Security Number for identification and the protection of its confidentiality”
•	Act 84 of June 18, 2002, known as “Code of Ethics for Contractors, Suppliers and Applicants for Economic Incentives from the Executive Agencies of the Commonwealth”
•	Act 12 of July 24, 1985, as amended, known as the “Government Ethics Law”
•	Act 458 of December 29, 2000, as amended, known as “Law to Prohibit the Adjudication of Auctions to convicts of Fraud, Embezzlement or Illegal Misappropriation of Public Funds”
•	Act 70 of August 12, 1988, as amended, known as the “Puerto Rico Uniform Administrative Proceedings Law”
•	Act 111 of September 7, 2005, as amended, known as the “Law to Inform Citizens of the Security of Data Banks”
•	Act 126 of October 31, 2013, known as the “Law for the Protocol of Interagency Services for the Erderly Population Living in Infrahuman Conditions”

Applicable federal laws and regulations:

•	Puerto Rico Health Department’s State Plan (“Medicaid State Plan” and “CHIPS State Plan”
•	Title XIX of the Medical Assistance Program (“Grants to States for Medical Assistance Programs”)
•	Title XXI of the Social Security Act, Children’s Health Insurance Program (“CHIP”)

•	Federal rules and Regulations as established by the Center for Medicare & Medicaid Services (“CMS”) and the Checklist for Managed Care Contract Approval including, but not limited to: 42 CFR 422.208 and 210 (Physician incentive plans); 422.560-422.626; 42 CFR 438 (managed care) including subsections 56, 60, 66, 206(b), 214, 242; 42 CFR 431 (fair hearings and appeals); 42 CFR 455 (fraud and abuse reporting); 42 CFR 447 (timely claims payment); 45 CFR 74.53 (retention requirements for records); 42 CFR 433 Subpart D, 42 CFR 447.20 and 42 CFR 434 (third party liability); 42 CFR 435.911 and 435.914; 42 CFR 431.52-53 (ambulance services); 42 CFR 405.2402; 42 CFR Part 455.104; 42 CFR Part 455.106; 42 CFR 447.20 and 42 CFR 434.6(a)(9)
•	Davis-Bacon Act, 40 U.S.C. 276a, et seq.;
•	The Social Security Act, including Titles VI, VII, XIX and XXI
•	Copeland Anti-Kickback Act, 40 U.S.C 276c
•	Fair Labor Standards Act of 1938, 29 U.S.C 201 et seq.
•	Clean Air Act, 42 U.S.C. 7401 et seq.
•	Federal Water Pollution Control Act as Amended, 33 U.S.C. 1251 et seq.
•	Federal Rehabilitation Act of 1973
•	Byrd Anti-Lobbying Amendment, 31 U.S.C. 1352
•	The Clinical Laboratory Improvement Amendments of 1988;
•	The Health Insurance Portability and Accountability Act of 1996 (HIPAA);
•	Omnibus Budget Reconciliation Act of 1981, P.L. 97-38;
•	Debarment and Suspensions, 45 CFR 74 Appendix A(8) and Executive Orders 12549 and 12689
•	Americans with Disabilities Act, 42 USC 12101 et seq.;
•	Medicare Modernization Act of 2003, P.L. 108-173
•	Mental Health Parity and Addiction Equity Act of 2008, P.L. 110-343
•	Patient Protection and Affordable Care Act, P.L. 111-148

Medicaid Laws, regulations and requirements pertain only to the Medicaid population.

Puerto Rico Health Isurance Administration
Geographic Regions
2014

Aguadilla
Isabela
Quebradillas
Camuy
Hatillo
Arecibo
Barceloneta
Florida
Manatí
Vega Baja
Vega Alta
Dorado
Toa Baja
Cataño
San Juan
Loíza
Rincón
Aguada
Moca
San Sebastián
Lares
Utuado
Ciales
Morovis
Toa Alta
Bayamón
Guaynabo
Trujillo Alto
Carolina
Canóvanas
Río Grande
Luquillo
Fajardo
Añasco
Las Marías
Mayagüez
Maricao
Corozal
Naranjito
Aguas Buenas
Comerío
Caguas
Gurabo
Juncos
Naguabo
Ceiba
Jayuya
Adjuntas
Orocovis
Barranquitas
Cidra
San Lorenzo
Las Piedras
Humacao
Culebra
Hormigueros
San Germán
Sabana Grande
Yauco
Guayanilla
Peñuelas
Ponce
Villalba
Coamo
Aibonito
Cayey
Yabucoa
Cabo Rojo
Lajas
Guánica
Juana Díaz
Santa Isabel
Salinas
Guayama
Arroyo
Patillas
Maunabo
Vieques

West Region
Physical & Behavioral Health: Triple-S
Pharmacy Services: MC-21

North Region
Physical & Behavioral Health:
First Medical Health Plan
Pharmacy Services: MC-21

Metro North Region
Physical & Behavioral Health: Triple-S
Pharmacy Services: MC-21

San Juan Region
Physical & Behavioral Health:
First Medical Health Plan
Pharmacy Services: MC-21

North East Region
Physical & Behavioral Health:
MMM Multi Health, LLC
Pharmacy Services: MC-21

South West
Physical & Behavioral Health:
Molina Healthcare of PR, Inc.
Pharmacy Services: MC-21

South East Region
Physical & Behavioral Health:
PMC Medicare Choice, LLC
Pharmacy Services: MC-21

East Region
Physical & Behavioral Health:
Molina Healthcare of PR, Inc.
Pharmacy Services: MC-21

***Virtual Region**
Physical & Behavioral Health: First Medical Health Plan
Pharmacy Services: MC-21

___________, 2015

Dear Enrollee:

Greetings and welcome to the Government Health Plan of Puerto Rico!

The Health Insurance Administration (ASES, its Spanish acronym) has developed this Uniform Guide for you to be informed on the use of the benefits provided by the Government Health Plan (GHP). This way you can have available the information you need regardless of the company that provides your healthcare.

The GHP offers the broadest benefit coverage through a coordinated care model. Under the GHP model you will be able to move freely within the preferred network and visit your specialists, sub-specialists, laboratories, x-rays and other health care providers without the need for referral and without co-pays. Your Primary Medical Group (PMG) and the Health Plan will inform you who are the providers that compose the preferred network.

You have the opportunity to choose a Primary Medical Group (PMG) and a Primary Care Physician (PCP) and if you do not choose you will be assigned a PMG and PCP in your area. They will keep a complete clinical record on your health conditions, allergies, medications. All of the services offered will comply with the strictest quality and cost-effective standards required by the health industry and federal and Commonwealth regulations.

We ask that you keep your address and personal information updated by contacting the Medicaid Program Office in which you submitted your eligibility application. You must also attend your re-certification appointments so that you do not lose your health care benefits.

Visit your PCP for the necessary tests for your cholesterol, sugar, and blood pressure. Visiting your PCP can also help to early detect diseases such as cardiovascular diseases, diabetes and cancer.

We invite you to make good use of this benefit offered by the Government of Puerto Rico, whose aim is to safeguard your health.

Cordially,

Ricardo A. Rivera Cardona
Director Ejecutivo

Table of Contents

Table of Contents	2
CONTACT US	4
LANGUAGE	4
DEFINITIONS	4
HIPAA	7
IMPORTANT INFORMATION ON YOUR HEALTH PLAN	8
The Government Health Plan	8
Who is eligible to enjoy the services and benefits of the Government Health Plan?	8
Coordination of Benefits	9
AUTO-ENROLLMENT	9
Auto-Assignment	9
THIS IS YOUR ID CARD OF THE GOVERNMENT HEALTH PLAN	10
DISENROLLMENT	11
RE-ENROLLMENT	12
FRAUD, WASTE AND ABUSE	12
What is Fraud?	12
What is Abuse?	13
What is Waste?	13
What can I do to avoid Fraud, Waste and Abuse?	13
How can I report situations on Fraud, Waste and/or Abuse?	14
PRIMARY MEDICAL GROUP AND PRIMARY CARE PHYSICIAN	14
Can I change my Primary Medical Group or the Primary Care Physician?	14
Choosing the Primary Medical Group and the Primary Care Physician	15
RECERTIFICATION OF ELIGIBILITY	16
PUBLIC EMPLOYEE	16
What can I do if my eligibility in GHP is cancelled?	17
How can I enroll in another of the plans contracted for government employees?	17
Can the members of the Police Department of Puerto Rico enroll in the Government Health Plan?	18
WHAT IS COORDINATED CARE?	18
YOUR PRIMARY MEDICAL GROUP AND YOUR PRIMARY CARE PHYSICIAN	18
What is a Primary Medical Group?	18
What is a Preferred Providers Network?	19
Are all my Specialists within the Preferred Network of my Primary Medical Group?	20
What is your Health Plan’s General Network?	21
Will I need the Countersignature on the Prescriptions of Medications?	22
KNOW THE RESPONSIBILITY OF YOUR PRIMARY CARE PHYSICIAN	22
HOW TO OBTAIN INFORMATION ABOUT PARTICIPATING PHYSICIANS	23
THESE ARE YOUR RIGHTS	23
THESE ARE YOUR RESPONSIBILITIES	25
QUALITY AND PERFORMANCE INDICATORS	25
UTILIZATION MANAGEMENT POLICIES AND PROCEDURES	26
EMERGENCIES AND URGENCIES	27
How do I know when it is an emergency?	27
When can I receive emergency services?	27

And then, what is an Urgency?	27
How can I receive Urgency services?	28
How can I receive services outside business hours from my Primary Care Physician, the Primary Medical Group or the Preferred Network of Providers?	28
WHAT IS AN ADVANCE DIRECTIVE?	28
COMPLAINTS, GRIEVANCES AND APPEALS	28
What is a Complaint?	28
How can you file a Complaint?	29
What is a Grievance?	29
How can you file a Grievance?	29
What is an Action?	30
What is a Notice of Action?	30
What can I do if I do not agree with the Notice of Action?	31
What is an appeal?	31
Who will hear your Appeal?	32
How much time will they take to make a determination on my Appeal?	32
What is an Administrative Law Hearing?	32
How can you request an Administrative Law Hearing?	32
TIME TO SOLVE COMPLAINTS, GRIEVANCES AND APPEALS	33
DENTAL SERVICES	33
MENTAL HEALTH SERVICES	34
How can I receive mental health services or services against drug dependence?	34
PREVENTIVE SERVICES	34
What are preventive services?	34
HIV-AIDS	35
HEPATITIS-C	37
This is your Benefits Coverage	37
Preventive Services	38
Dental Services	39
Diagnostic Testing Services	40
Ambulatory Rehabilitation Services	40
Medical and Surgical Services	40
Ambulance Services	41
Non-Emergency Transportation Services (NEMT)	41
Maternity and Prenatal Services	42
Emergency Room Services	42
Post-Stabilization Services	43
Hospitalization Services	43
Mental Health Services	44
Mental Health Hospitalization Services	44
Pharmacy Services	44
Services Excluded from the Basic Coverage	45
Special Coverage Services	47
Services excluded from the Special Coverage	49
Medicare Coverage Services	50
DISEASE MANAGEMENT	50
Chronic Disease Management	50
Case Management	50
THESE ARE YOUR COPAYMENTS AND COINSURANCES	51
HEALTH REGIONS MAP	52

CONTACT US

Health Advocate Office Toll-free 1-800-981-0031 Metro Area 787-977-1100

Puerto Rico Health Insurance Administration Toll-free 1-800981-2737

LANGUAGE

This Guide is provided in Spanish and English for your benefit. If any member of your family is enrolled in the Government Health Plan and the person has problems reading or has a disability such as blindness and needs special services to be able to receive the information provided in this Guide, the person may request help from your Health Plan. Your Health Plan must have different formats for the information to make them available to the Enrollees.

If the information provided in this Guide is confusing or if you need to clarify any questions, you may contact your Health Plan for assistance. Information is a vital component of the commitment of the Government Health Plan with you, our Enrollees. You may contact your Health Plan at the telephone numbers found on the back of your Government Health Plan ID card.

DEFINITIONS

Abuse: The excessive and improper use of a product, service or benefit, which results in unnecessary or excessive costs for the health care system.

Access: The guarantee that the Enrollee will be able to receive all the medically necessary services included in the Government Health Plan coverage without any barriers.

Administrative Referral: Written Authorization issued by your Health Plan for the Enrollee to receive the required service, if medically necessary, when the PCP or other PMG physician does not provide a Referral within the required time period.

Advance Directives:  Written or verbal instructions, such as wills or powers-of attorney related to decisions about services and health care expressed by the person in advance in case an event occurs and he/she may be unable to make such decisions.

Ancillary Services: All those supplementary services provided to the Patient to assist in the diagnosis and Treatment of illness or injury. Examples of these services include laboratory, radiology, therapies, etc.

Authorization:  A written document through which  a person freely and voluntarily authorizes  another person or provider to represent, him/her, apply, use and disclose  health information for medical or Treatment purposes or to initiate an action such as a Grievance. It may also be used to annul a previous authorization.

Auto Enrollment: Automatic enrollment in the Health Plan of a Medicaid certified eligible person once the Health Plan is notified of such eligibility.

CHIP:  Children Health Insurance Program, a federal program that provides medical Service Coverage to low-income children under age 18 through health plans qualified to offer coverage under this program.

Coinsurance: A percentage of the cost of a health service which the Enrollee must pay after receiving the service.

Commonwealth Population: The Commonwealth Population is comprised of the following: (i) Certain persons who are between twenty-two (22) and sixty-four (64) years of age, inclusive of the age limits, and who do not qualify for either Medicaid or CHIP; (ii) Police officers of the Commonwealth and their Dependents; (iii) Surviving spouses of deceased police officers;(iv) Survivors of domestic violence referred by the Office of the Women’s Advocate; and (v) Veterans.

Complaint: An informal claim on the quality of care, customer service or Treatment received by providers, personnel of your Health Plan, or PMG. It does not include disputes involving medical services, coverage or payment for services.

Consultation: An opinion a health professional requests to another health professional on a matter related to the health condition of a Patient.

Coordinated Care: Is the service provided to Enrollees by doctors who are part of the preferred network of providers in your Primary Medical Group. The Primary Care Physician is the leading provider of services and is responsible to periodically evaluate your health and coordinate all medical services you need.

Coordination of Benefits: The order in which health services are paid when the person has more than one medical plan. One of the plans is considered the primary plan and the other the secondary plan or secondary payer.

Copayment: An established fixed amount that is the Enrollee’s contribution to the expense for a medical service he/she receives.

Covered Services: Those services and benefits included in the Government Health Plan coverage.

Deductible: A fixed amount pre-determined by ASES, which the Enrollee must pay when he/she receives, health services.

ELA Puro: An option available to public employees so they can maintain medical coverage when they lose eligibility in the Medicaid Program and the enrollment for other health plans contracted under Law 95 has ended. This coverage is the same as the coverage of the Government Health Plan.

Enrollee: A person who after being certified as eligible under the Medicaid Program has completed the enrollment process with the Health Plan and for whom the Health Plan has issued the ID card that identifies the person as a Government Health Plan Enrollee.

Federal Population: CHIP and Medicaid eligible individuals.

Good Cause:  Refers to situations that allow Enrollees to change his/her PCP or Primary Medical Group. These are: 1) The Enrollee moved outside the Region, 2) For reasons of moral or religious nature, the Health Plan does not perform the services the Enrollee needs, 3) The Enrollee need services that can be provided at the same time and not all services are available; failure to receive all the services as ordered may expose the Enrollee to unnecessary risk, 4) Other acceptable reasons include, but are not limited to, poor quality of care, lack of Access to services covered or lack of providers with experience to provide the health care the Enrollee needs. ASES will determine if the reason constitutes a Good Cause.

Grievance: A formal claim made by the Enrollee in writing, by telephone or by visiting your Health Plan or the Health Advocate Office, requesting a solution be granted when a service has been denied or allowed on a limited basis. A service; reduction, suspension or termination of a previously authorized service; total or partial denial of payment for a service; not having received services in a timely manner; when your Health Plan has not acted on a situation according to the established terms, refusal of your Health Plan let the Enrollee exercise his/her right to receive services outside the network

Health Plan: The managed care organization that is providing services in the GHP program.  There is one health plan per region.

HIPAA (Health Insurance Portability and Accountability Act): The law that includes regulations for establishing safe electronic health records that will protect the privacy of a person’s medical information and prevent the misuse of this information.

Hospital: A facility that provides medical-surgical services to hospitalized Patients.

Identification (ID) Card: A card your Health Plan delivers to you once the Auto Enrollment is completed or you complete the subscription process, which identifies the Enrollee by name and contract number, and includes information on coverage, Copayments, customer service and health advice telephone numbers.

Medical Record:  Detailed collection of data and information on the Treatment and care the Patient receives from a health professional.

Medicare Beneficiary: Persons aged 65 or more, who are disabled or have renal disease, who have Medicare Parts A coverage for Hospital services or Parts A and B for Hospital, ambulatory and medical services.

Medicaid: Program that provides health insurance for people with low or no income and limited resources, according to federal regulations.

Primary Care Physician (PCP): A licensed medical doctor (MD) who is a provider and who, within the scope of practice and in accordance with Puerto Rico Certification and licensure requirements, is responsible for providing all required primary care to Enrollees.   The PCP is responsible for determining services required by Enrollees, provides continuity of care, and provides Referrals for Enrollees when Medically Necessary.  A PCP may be a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician.

Patient: Person receiving Treatment for his mental and physical health.

Post-Stabilization Services: Covered Services, relating to an Emergency Medical Condition or Psychiatric Emergency, that are provided after an Enrollee is stabilized, in order to maintain the stabilized condition or to improve or resolve the Enrollee’s condition.

Preauthorization: Permission your Health Plan grants in writing to you, at the request of the PCP, Specialist or sub-specialist, to obtain a specialized service.

Prescription: Original written order issued by a duly licensed health professional, ordering the dispensing of a product, drug or formula.

Preferred Provider Network: Health Professionals duly licensed to practice medicine in Puerto Rico contracted by your Health Plan for the Enrollee to use as the first option. Enrollees can access these providers without Referral or co-payments if they belong to their Primary Medical Group.

Primary Medical Group: Health Professionals grouped to contract with your Health Plan to provide health services under a Coordinated Care model.

Referral: Written authorization a PCP issues to an Enrollee to receive services from a Specialist, sub-specialist or facility outside the preferred network of the Primary Medical Group.

Semi-Private Room: Hospital room with two beds.

Service Coverage: All the services offered to the Government Health Plan Enrollees under the Basic, Special, Mental, Dental and Pharmacy Coverages.

Special Coverage Registry: A form your Health Plan fills out at the request of the PCP when the Enrollee is diagnosed with one or more of the conditions that are part of the Special Coverage, for the Patient to receive Treatment and services directly from Specialists or sub-specialists without the need of a Referral.

Specialist: A health professional licensed to practice medicine and surgery in Puerto Rico that provides specialized medical and complementary services to the primary physicians. This category includes: cardiologists, endocrinologists, neurologists, surgeons, radiologists, psychiatrists, ophthalmologists, nephrologists, urologists, physiatrists, orthopedists, and other physicians not included in the definition of PCP.

Second Opinion: Additional Consultation the Enrollee makes to another physician with the same medical specialty to receive or confirm that the initially recommended medical procedure is the Treatment indicated for his condition.

Treatment: To provide, coordinate or manage health care and related services offered by health care providers.

Urgency: A medical condition that poses no risk of imminent death that can be treated in the doctor's office or in the facilities with extended hours and not in emergency rooms. An Urgency can become an emergency if not properly dealt with at the right time.

Waste: Is the overutilization of services, misuse of resources or other practices that, directly or indirectly, result in unnecessary costs.

HIPAA

The Health Insurance Administration (ASES) and the Health Plans are committed to maintain the confidentiality of your information. We may use and share information related to your Treatment, payment for medical services  and everything related to health care within the strictest standards of confidentiality. With your written authorization we may provide your information to others for any purpose.

If you are interested in more information about the privacy practices or have questions or concerns, contact the Health Plan of the Region to which you belong.

IMPORTANT:

As a member of the Government Health Plan, you authorize the Federal Government, ASES, and the Health Advocate Office, the Health Plans or their representatives, to see your medical records to assess the quality, convenience, cost and promptness of services you receive.

IMPORTANT INFORMATION ON YOUR HEALTH PLAN

The Government Health Plan

Now, the new Government Health Plan of Puerto Rico offers more services and benefits. It also offers a Preferred Provider Network within the Primary Medical Group of your choice, which you can visit freely without the need for Referrals or paying Copayments.

Under the Government Health Plan you do not need the countersignature of the Primary Care Physician on the Prescriptions ordered by Specialists or sub-specialists within the Preferred Provider Network of your Primary Medical Group. You can freely choose dentists and pharmacies of your choice, among those contracted by the Government Health Plan.

In addition, you can receive mental health services within the same facility of Primary Medical Group. The Government Health Plan offers physical and mental health integrated services, so you can receive these services in one place.

Additional information including provider guidelines and information on the structure and operations of the GHP and physician incentive plans is available to you upon request.  Please contact your Health Plan if you would like additional information.

Who is eligible to enjoy the services and benefits of the Government Health Plan?

The persons eligible under Law 72 of September 7, 1993, are:

•	American citizens.

•	Persons with low or no income.

•	Population of Federal Medicaid Program: persons over age 65, persons that are blind or disabled and pregnant women.

•	Children under the CHIP Program.

•	Government employees, retirees and their dependents whose payroll is processed by the Treasury Department.

•	Members of the Police Department of Puerto Rico, their widows, widowers and children that survive them.

•	Veterans.

•	Children under State custody through the Family and Children Administration (ADFAN, for its acronym in Spanish).

•	Survivors of domestic violence through the Women’s Advocate Office.

The Medicaid program will determine whether you are eligible for the Government Health Plan of Puerto Rico. Once you are certified eligible for Medicaid, they will give you form MA-10 entitled "Notice of Action Taken on Application and/or Re-Assessment" which indicates that you have been certified eligible. The MA-10 form includes the dates of your eligibility period.  The Medicaid Program will also give the welcome letter to the Government Health Plan, from the Health Plan in your region.

You will receive your ID card by mail within five (5) business days after being certified eligible for Medicaid. If you do not receive the card during that period and you need medical services, you can show the MA-10 form to the contracted service provider with a contract with the Government Health Plan to show that your name is on the MA-10, that it is signed and you are authorized to receiving services.

Coordination of Benefits

As establish on Law 72 September 7, 1993, the Puerto Rico Government Health Plan, became the secondary payer to other healthcare plans that members are enrolled in. If you are currently enrolled in other healthcare plans, your responsibility is to provide ID Cards for each of your healthcare plans. Through this process, you agree to coordinate services and it will be your responsibility for the payment of the Deductible of the Government Health Plan.

AUTO-ENROLLMENT

As of July 1, 2011, every new beneficiary, who is eligible to the Government Health Plan of Puerto Rico, will be automatically enrolled and insured. This means you no longer have to visit your Health Plan to select your Primary Medical Group or your primary physician.

Auto-Assignment

Your Health Plan will send you the ID cards and information regarding the Primary Medical Group and Primary Care Physician assigned to you in order for you to access medical services immediately. You must receive your ID card by mail within 5 business days from the date you were certified as eligible. If you do not receive your card within this period, you must contact ASES Customer Service at 1-800-091-2737 or your Health Plan’s Customer Service at [xxx], If you do not agree with the assigned Primary Medical Group and/or Primary Care Physician, you have the right to request a change within 90 days from the date you received your ID card.

THIS IS YOUR ID CARD OF THE GOVERNMENT HEALTH PLAN

On the front of the card, you will find the following information:

•	Your name and both last names;

•	Your contract number;

•	The group to which you belong;

•	Your coverages; and

•	Your Copayments and Coinsurances.

Be sure that:

•	You take your ID card with you when you visit your physicians, request laboratory or X- rays services or need health services.

•	They give you your ID card back after you receive medical services.

•	Each insured person in your family even if he/she is a baby, has his/her own ID card.

•	You keep your card in a safe place to avoid losing and having to wait for a new card.

On the back of your ID card you will find the toll-free numbers for the call center of the Government Health Plan, Customer Service and the Mental Health Crisis helpline.

If you lose your card, you may request a duplicate by visiting your Health Plan’s Service Centers or by calling Customer Service at the number that appears on the back of your card.

IMPORTANT:

No Hospital can refuse emergency services for not having the Government Health Plan card. Under EMTALA you have the right to receive adequate emergency services, including evaluation and Treatment of an emergency condition or delivery in Hospital Emergency Rooms.

DISENROLLMENT

You may request Disenrollment from your Health Plan without cause during the ninety (90) calendar days following the Effective Date of Enrollment with the Health Plan or the date that the Health Plan sends you notice of the Enrollment, whichever is later. You may request Disenrollment without cause every twelve (12) months thereafter.

You may request Disenrollment from the Government Health Plan for cause at any time.  The following constitute cause for Disenrollment by the Enrollee:

1.	The Enrollee moves to a Service Region not administered by the Health Plan, or outside of Puerto Rico;

2.	The Enrollee needs related services to be performed at the same time, and not all related services are available within the General Network. The Enrollee’s PCP or another Provider in the Preferred Provider Network have determined that receiving service separately would subject the Enrollee to unnecessary risk;

3.	Poor quality of care; or

4.	Lack of Access to Covered Services, or lack of Providers experienced in dealing with the Enrollee’s health care needs.

ASES shall make the final decision on Enrollee requests for Disenrollment.  An Enrollee wishing to request Disenrollment must submit an oral or written request to ASES or to the Health Plan. If the request is made to the Health Plan, the Health Plan shall forward the request to ASES, within ten (10) Business Days of receipt of the request, with a recommendation of the action to be taken.

The following are acceptable reasons for the Health Plan to request Disenrollment:

1.	The Enrollee’s continued enrollment in the Government Health Plan seriously impairs the ability to provide services to either this particular Enrollee or other Enrollees;

2.	The Enrollee demonstrates a pattern of disruptive or abusive behavior that is not caused by a presenting illness;

3.	The Enrollee’s use of services constitutes Fraud, Waste or Abuse (for example, the Enrollee has loaned his or her Enrollee ID Card to other persons to seek services);

4.	The Enrollee has moved out of Puerto Rico or out of the Health Plan’s Service Regions;

5.	The Enrollee is placed in a long-term care nursing facility or intermediate care facility for the developmentally disabled;

6.	The Enrollee’s Medicaid or CHIP eligibility category changes to a category ineligible for the Government Health Plan; or

7.	The Enrollee has died or has been incarcerated, thereby making him or her ineligible for Medicaid or CHIP or otherwise ineligible for the Government Health Plan.

If you are disenrolled from your Health Plan, you will lose access to services under the Government Health Plan.

RE-ENROLLMENT

If you are a Medicaid or CHIP member or member of the Commonwealth Population and you lose eligibility for the GHP for a period of less than two (2) months, you will be re-enrolled in your Health Plan.

FRAUD, WASTE AND ABUSE

What is Fraud?

Fraud affects adversely insured beneficiaries, health plans and professionals and entities that render health services. Fraud refers to any intentional and deliberate act to deprive another of property or money through deception or any other unfair action.  It is done with the purpose of deceiving or making false misrepresentation with the purpose of obtaining a personal benefit or to benefit another person.

You have the responsibility of reporting any situation you understand may involve fraud against the Medicaid Program.  Some examples of fraud are:

•	Billing for medical services or procedures not actually performed.

•	Billing for supplies or medications not dispensed.

•	Lending an ID card to someone who is not entitled to it (misrepresentation) to obtain clinical services or medications.

•	Billing for a more costly payment than the one actually performed to obtain a higher payment.

•	Submitting false documents to obtain reimbursements.

•	Billing for the same service more than once.

•	Providing false information in a health enrollment form.

•	Billing for the dispensing of full Prescription when the Prescription was actually filled partially.

•	Receiving services rendered by a provider that has been excluded from the Medicaid Program.

•	Receiving reimbursement for services that are not medically necessary or that do not comply with the health care professional standards.

It is important that any illegal or fraudulent action be reported immediately to your Health Plan’s Complaint Unit, the Patient’s Advocate Office or to ASES at the telephone numbers or email addresses included in page [5] of this Handbook.

What is Abuse?

Abuse is the excessive and improper use of a product, service or benefit, which results in unnecessary or excessive costs for the health care system.
Some examples are:

•	Overuse of services that are not medically necessary, such as the constantly using the emergency room instead of going to the Primary Care Physician.

•	Excess in the orders for diagnostic tests that do not have a medical justification.

•	Waiving health plan Copayments or Coinsurances to attract customers.

What is Waste?

Waste is the overutilization of services, misuse of resources or other practices that, directly or indirectly, result in unnecessary costs.

Some examples are:

•	Prescribing high cost medications instead of similar generic or lower cost medication.

•	Billing errors due to inefficient billing systems.

•	Inflated prices on services or devices.

What can I do to avoid Fraud, Waste and Abuse?

•	Protect your ID card information: never provide information on your Health Plan to strangers or to callers by phone.

•	Learn the terms of your coverage and keep a copy of the medical studies to avoid duplicating services. If you visit a doctor, keep a copy of your laboratory results and other tests performed and have on hand a list of the medications you are taking. In this way you will not have to repeat tests that will consume time and money.

•	Verify the information before signing any insurance enrollment form or health service form.

•	Request and review the quarterly summary of the services you receive. You may request the summary of services directly to the Health Plan that provides you the Government Health Plan Services.

How can I report situations on Fraud, Waste and/or Abuse?

If you have information or suspicion that you have been a victim of health plan fraud, you may contact your Health Plan through the call center of the Government Health Plan at the numbers that appear on the back of your ID card. You may also contact the Health Advocate Office at 787-977-0909 or, ASES at 1-800-981-2737 or by visiting your Health Plan, the Patient’s Advocate Office, ASES Offices or Customer Service Centers.

For more guidance on this matter you can access the orientation on Fraud, Waste and Abuse section on the ASES website at www.ases.pr.org. From this section of the website you can download the incident referral document which you can use to report any situation on Fraud, Waste and/or Abuse. Additionally, this section contains the contact information of all the agencies you can call to report any situation on Fraud, Waste and/or Abuse. Upon completing ASES’s incident referral document you have the option of indicating that you do not want to be contacted and/or remain anonymous. Similarly, you can also access your Health Plan’s website which also contains a Fraud, Waste and Abuse orientation section with all the previously described information.

Your call or written communication will be handled confidentially and your Government Health Plan Coverage will not be affected by this referral. If the investigation shows that Fraud, Waste or Abuse was committed, the case will be referred to the corresponding authorities.

PRIMARY MEDICAL GROUP AND PRIMARY CARE PHYSICIAN

Can I change my Primary Medical Group or the Primary Care Physician?

Yes, you may change your Primary Medical Group or your Primary Care Physician either by visiting your Health Plan’s Service Center or by calling your Health Plan’s Customer Service Line at [xxx-xxx-xxxx].

Changes to the Primary Medical Group and Primary Care Physician – You will only be able to change within the first 90 days following the date in which you received your Government Health Plan ID card. After this 90-day period, you may only change your Primary Medical Group and your Primary Care Provider once a year. If there is a Good Cause, you may change your Primary Medical Group or your Primary Care Physician at any time.

The following events are considered a Good Cause for a change:

1.	You move out of the region;

2.	For moral or religious reasons, the provider does not render the services you need;

3.	You need services that must be rendered at the same time and the services are unavailable. Not receiving all the services as ordered may put you at risk unnecessarily.

4.	Other acceptable reasons include, but are not limited to:

a.	Bad quality of services;

b.	Lack of Access to Covered Services; and

c.	Lack of providers with experience to take care of your health care needs.

ASES will determine if the reason is a Good Cause.

Changing the Primary Care Physician and the Primary Medical Group, (referred in previous paragraph) must be made during the first 5 days of the month, so the change becomes effective the next month (e.g. If you make the change on January 5, the change will be effective on February 1). However, if you change after the first 5 days of the month, the change will be effective on the subsequent month.  (e.g. If you make the change on January 6, it will be effective on March 1).

To change the Primary Care Physician within the same Primary Medical Group, you only have to choose the new Primary Care Physician within same Primary Medical Group you have now and the change will be effective on the following month.

IMPORTANT:

The Medicaid Program is the only office authorized to make changes on your personal information and your residential address. You must notify the Medicaid Program of any changes such as changes in address, family group, marital status, your income, corrections to names, and dates of birth, among others.

Your Health Plan must keep you informed when a Primary Care Physician. Specialist or Sub-specialist is no longer available to be your medical service provider, so you can choose a new Primary Care Physician, Specialist or Sub-Specialist. You must receive the notice sent by your Health Plan within 15 days from the date your Health Plan was informed that the provider will not continue providing services. The notice the Health Plan provides to you will give you the instructions for you to be able to choose a new physician among those in your Primary Medical Group.

Choosing the Primary Medical Group and the Primary Care Physician

Remember that you have the freedom to choose the Primary Medical Group and the Primary Care Physician you want. If you do not agree with the assigned PMG and/or PCP made by your Health Plan, you can change. The Primary Medical Group and the Primary Care Physician you choose must render services with the region to which you belong.

You must choose a Primary Care Physician for each insured member in your family. The Primary Care Physicians you use for you and your dependents may be different, but they must belong to the same Primary Medical Group.

If you are a woman, you may choose a gynecologist/obstetrician in addition to any other Primary Care Physician. If you are pregnant, your Primary Care Physician will be your gynecologist/obstetrician during your pregnancy. When your pregnancy ends you will go back to receive care from the Primary Care Physician you chose: a Generalist, Internist, or Family Practitioner. Your gynecologist will still be your other Primary Care Physician to meet your gynecological situations. You may choose a pediatrician for your baby or one will be assigned to you.

IMPORTANT: Remember, you must register your baby in the Medicaid Program before he is 90 days of age. You must bring with you the birth certificate.

RECERTIFICATION OF ELIGIBILITY

Once the Medicaid Program (PAM, for its acronym in Spanish) of the Health Department certifies you as eligible, you must attend all the appointments to all reevaluation appoints, so you don’t lose your eligibility. If you lose eligibility you will lose the benefits of the Government Health Plan, because you will not have the benefits of your Health Plan. Your Health Plan will send you a letter at 90 days, 60 days and 30 days before your eligibility ends as a reminder that you must visit the Medicaid Office in your hometown to recertify your eligibility.

If you miss your recertification appointment, you must immediately call the Medicaid Program Call Center at the toll-free number 1-885-400-4224 or visit your Medicaid Office located in your hometown to request a new appointment.

You must notify the Medicaid Program of any changes in address, income level, dependents, corrections to your address or name, or changes in marital status (married, divorced widower, etc.).

If you are pregnant, when you have your baby, you must visit the Medicaid Program Office and submit the birth certificate to enroll the baby in the Government Health Plan. If you do not comply with this requirement, the baby will lose the right to receive services under the Government Health Plan of Puerto Rico. It is possible that with the arrival of this new baby you can obtain more benefits if your level of poverty changes.

IMPORTANT:

Remember, it is your responsibility to keep appointments and update your information and mailing address with the Medicaid office in order to receive communications related to your recertification. If you do not receive the notification from your Health Plan, it is your responsibility to request the reevaluation appointment.

PUBLIC EMPLOYEE

If you are a public employee or a retiree from the Government of Puerto Rico and your payroll is process by the Treasury Department, you may enroll in the Government Health Plan during the open enrollment period to choose public employees health insurance plans. If you choose the Government Health Plan, the employer contribution will go to ASES and you will pay the difference, if any.

You can also visit the Medicaid Program for them to evaluate your case and, if found eligible and medically indigent, you will not have to pay the difference, if any, between the premium and the employer contribution as it will be paid with government funds.

Medical indigence is granted for a period of 12 months. Your plan will send you a letter 90 days, 60 days, and 30 days prior to the end of your eligibility period, reminding you that your eligibility is about to end and that you must visit your Medicaid Program Office located in your town of residence and request the reevaluation of your case.

In case of public employees that are married, they may enroll in the Government Health Plan combining both employer contributions (known as joint enrollment) for your eligibility. Your employer will provide the contributions to ASES, while you remain active and eligible under the Medicaid Program.

If after the evaluation, it is determined that you are no longer eligible to the Government Health Plan as medically indigent, you can enroll in the Government Health Plan as ELA Puro until the new health plan open enrollment period for public employees or you may enroll in any other health insurance plans contracted for public employees. It is your choice!

IMPORTANT: Remember to attend your eligibility reevaluations on time, so you do not lose your Government Health Plan benefits.

What can I do if my eligibility in GHP is cancelled?

If the Medicaid Program determined that you are no longer eligible to the Government Health Plan, and you are an employee or retiree of the Government of Puerto Rico, you have the right to enroll in the Government Health Plan under ELA Puro within the 30 days following the date in which you lost your eligibility. In this way, you will not lose your medical coverage until the new government employee open enrollment period and you can choose any of the health plans contracted, including enrolling in the Government Health Plan.

If you are not an employee or retiree of the Government of Puerto Rico and you lose your eligibility, you may enroll in a Pago Directo Plan by submitting an application with your Health Plan. You must complete the formalities within 30 days from the date your eligibility to the Government Health Plan was cancelled.

How can I enroll in another of the plans contracted for government employees?

If you decide to join another plan from among the plans contracted for government employees according to Law 95, which is not the Government Health Plan, before you enroll in the new plan you will have to go to the Medicaid Program Office in your hometown to cancel your eligibility. The cancellation of your Government Health Plan coverage will be effective on the first day of the month following the date in which you requested your cancellation under the Medicaid Program.

If you do not cancel your eligibility to the Medicaid Program, ASES will continue receiving you employer contribution and you will have to pay the total premium of the Private Plan you chose.

IMPORTANT:

Remember that for you to be able to enroll in another plan, you must have lost your eligibility and may only enroll in another plan during the open health insurance enrollment period for the employees of the Government of Puerto Rico established by ASES.

Can the members of the Police Department of Puerto Rico enroll in the Government Health Plan?

The members of the Police Department of Puerto Rico, their spouses and children may also enroll in the Government Health Plan of Puerto Rico and the Police Department of Puerto Rico will transfer to ASES their employer contribution.

You must visit the Medicaid Program Office located in your town of residence to be certified under the Medicaid Program. This benefit will remain valid even if the member of the Police Department dies under any circumstance and as long as the widow does not re-marry and the children are under age 26 and are not married.

WHAT IS COORDINATED CARE?

The Government Health Plan uses a Coordinated Care model in which your health is under the care of a Primary Care Physician, who will be responsible to evaluate the beneficiary periodically and coordinate all the health services the person may need. Under this model your Primary Care Physician will keep an updated record of all the services you receive.

YOUR PRIMARY MEDICAL GROUP AND YOUR PRIMARY CARE PHYSICIAN

What is a Primary Medical Group?

Primary Medical Group (PMG) – is composed of several physicians who have joined to provide the services you need to keep you healthy. What was known as IPA, now it is known as PMG. Within this Group, there are physicians with different specialization which have been classified as Primary Care Physicians, among which there are:

•	General Practitioners

•	Family Physicians

•	Pediatricians

•	Gynecologists/Obstetricians

•	Internists

Besides these five categories of Primary Care Physicians, under the new model of the Government Health Plan you will also have Specialists, sub-specialists, laboratories, X-rays facilities and Hospitals, among others, to form what we call the Preferred Providers Network of the Primary Medical Group. You have the freedom to visit the physicians and providers that are part of the Preferred Network without the need of a Referral or Copayment.

IMPORTANT:

Routine physical exams shall be provided for Enrollees age twenty-one (21) and over within thirty (30) calendar days of the Enrollee’s request for the service.

Routine physical exams for minors less than twenty-one (21) years of age - an initial health and screening visit shall be provided to all newly enrolled Medicaid and CHIP Eligible children within ninety (90) calendar days and within twenty-four (24) hours of birth to all newborns; and, after the initial checkup, annually.

Routine evaluations for Primary Care shall be provided within thirty (30) calendar days, unless the Enrollee requests a later time.

Covered Services shall be provided within fourteen (14) calendar days following the request for service.

Specialist Services shall be provided within thirty (30) calendar days of the Enrollee’s original request for service.

Dental services shall be provided within sixty (60) calendar days following the request, unless the Enrollee requests a later date.

Behavioral Health Services shall be provided within fourteen (14) calendar days following the request, unless the Enrollee requests a later date.

Diagnostic laboratory, diagnostic imaging and other testing appointments shall be provided consistent with the clinical Urgency, but no more than fourteen (14) calendar days, unless the Enrollee requests a later time.

Appointment for urgent situations – as long there is not a risk of death or damage to the body or body organs, they must be obtained within a period of 24 hours.

These conditions must be treated at the medical office or offices with extended business hours, not at emergency rooms.

What is a Preferred Providers Network?

They are a group of Specialists, sub-specialists and health service facilities with a contract with your Health Plan to provide services under your Primary Medical Group. As long as you visit your Primary Medical Group Preferred Network, you will not have to wait for a Referral or pay Copayments.

The information below tells about some physicians and providers, without limiting to these specializations that may belong to the Primary Medical Group of your choice:

•	Specialists and sub-specialists (including but not limited to Cardiologists, Orthopedists, Rheumatologists, Endocrinologists, Urologists, Gastroenterologist, Oncologists, Physiatrists).

•	Ancillary Service providers: physical therapists, nutritionists, speech pathologists, among others.

•	Clinical laboratories.

•	Specialized diagnostic tests.

•	Imaging centers.

•	Cardiovascular surgery and catheterism centers.

•	Hospitals.

•	Urgency rooms.

•	Emergency rooms.

Another benefit you will now have under the Government Health Plan is that you will no longer need the countersignature of your Primary Care Physician on the Prescriptions ordered by any other physician that is not your Primary Care Physician, as long as the physician ordering the Prescription is part of the Preferred Network of your Primary Medical Group.

For laboratory and X-rays services you will need an order from the prescribing physician, but not the Authorization of your Primary Care Physician, as long as you receive the services at a laboratory or X-rays that belongs to the Preferred Provider Network of your Primary Medical Group.

The preferred networks will guarantee Access, quality and availability of the health services to be rendered to beneficiaries.

Are all my Specialists within the Preferred Network of my Primary Medical Group?

In case that the Specialist or sub-specialist that you need is not part of the Preferred Network  of your Primary Medical Group, your Primary Care Physician must give you a Referral so you can visit  the Specialists or sub-specialists outside the Preferred Network of your Primary Medical Group and you will have to pay corresponding Copayments. Your Primary Care Physician will be the one to coordinate the visits to physician and providers of medical services outside the Preferred Network of Providers of your Primary Medical Group.

You may visit Specialists or sub-specialists from your Health Plan’s General Network of Providers as long as your Primary Care Physician gives you the corresponding Referral and coordinates the visit, which will be subject to the applicable Copayments.

The Health Plan must cover FQHC services out-of-network at no cost to you for as long as FQHC services are unavailable in the Health Plan’s Preferred and General Network of providers. The out-of-network FQHC services require a Referral from your PCP and there is no applicable Copayment. If you wish to visit a Specialist or sub-specialist that does not belong to the Preferred Network of your Primary Medical Group, when there is a physician with the same specialty in the Preferred Network of the Primary Medical Group, you will also need a Referral from your Primary Care Physician and you will be responsible of paying the corresponding Copayment.

Referrals to visit a Specialist or other health provider, for either the general network or out of network services, must be provided during the same visit with the PCP but no later than 24 hours of the Enrollee's request.

Authorizations or Preauthorizations for services must be provided within 72 hours. If life or health could be endangered by a delay in Accessing services, Prior Authorizations must be provided as expeditiously as the Enrollee’s health requires, and no later than twenty-four (24) hours from the Service Authorization Request.

Non-compliance with these terms will be a reason to submit a Complaint.  Nevertheless, if you are in the Special Coverage Registry you will not need Referrals from your Primary Care Physician, as long as the Treatment you are going to receive corresponds to your Special Coverage diagnosis.

IMPORTANT:

Your Primary Care Physician is the only authorized provider to give you the referrals you need for your health condition. The Administrator, the Medical Director or the Board of the Primary Medical Group cannot issue or authorize the referral.

If your Primary Care Physician does not provide you with the referral, you can request an Administrative Referral from your Health Plan by submitting a Complaint. Your Health Plan evaluates the Complaint or Grievance before proceeding with the final determination.

Your Health Plan will mail to you the Directory of the Providers of the Primary Medical Group and General Network.  This information is also available on your Health Plan’s website.

What is your Health Plan’s General Network?

They are the Specialists, sub-specialists and health services facilities your Health Plan has contracted to provide support to the Primary Medical Groups. This General Network of your Health Plan will be available to provide those services you cannot obtain through the Preferred Network of your Primary Medical Group, as long as your Primary Care Physician gives you a Referral.

To be able to receive services from your Health Plan’s General Network, you must obtain a Referral from your Primary Care Physician and pay the corresponding Copayments. Prescription drugs or other service orders issued by your Health Plan’s General Network will need the countersignature or Authorization of your Primary Care Physician. That is, you will always have to go back to your Primary Care Physician for him/her to authorize the service ordered (laboratory, x-rays) and to countersign the Prescription of the medications for the pharmacy to be able to dispense them.

Will I need the Countersignature on the Prescriptions of Medications?

No participating pharmacy of the Government Health Plan can request the countersignature of the Primary Care Physician on Prescriptions ordered by Specialists or sub-specialists that belong to the Preferred Network of the Primary Medical Group.

If the Prescription of medications is from a Specialist or sub-specialist that belongs to your Health Plan’s General Network or the Preferred Network of another Primary Medical Group that is not the Primary Medical Group you chose, you will need the countersignature of Primary Care Physician for the Prescription to be dispensed.

Remember, you must visit the Specialists and sub-specialists within the Preferred Network of your Primary Medical Group, so you will not need the countersignature of your Primary Care Physician.

IMPORTANT:

Remember to use the Specialists and sub-specialists within the Preferred Network of your Primary Medical Group, so you do not need the countersignature of your Primary Care Physician on your Prescriptions.

KNOW THE RESPONSIBILITY OF YOUR PRIMARY CARE PHYSICIAN

Your Primary Care Physician is responsible to:

•	Perform medical assessments relevant to your health.

•	Provide, coordinate and manage all health services and Treatments that you and your family need.

•	Provide preventive health services to keep you healthy.

•	Provide care when you feel or are sick.

•	Tell you when he believes it is necessary that you visit a Specialist or sub-specialist.

•	Provide Referrals when necessary, if you should visit a Specialist or sub-specialist outside of the Preferred Network of Primary Medical Group or when you want a Second Opinion.

•	Coordinate visits to Specialists or sub-specialists outside the Preferred Network of the Primary Medical Group.

•	Provide the Prescriptions for your medications or the orders for your Treatments.

•	Keep your Medical Record updated with all the information on your health conditions, medications, Treatments, etc.

•	Consult with other health professionals about your diagnosis and Treatment.

Call or visit your Primary Care Physician every time you need medical services.

HOW TO OBTAIN INFORMATION ABOUT PARTICIPATING PHYSICIANS

Your Health Plan will mail you the Directory of Participating Physicians and Providers that are part of the Preferred Network of your Primary Medical Group, which also includes the Medical Groups that belong to the Region. You will also receive the Directory of your Health Plan’s General Network Physicians and Providers. These Directories will also be available in the Primary Medical Groups and at your Health Plan’s Service Centers. The directories provide the following information about the physicians:

•	Medical Specialty

•	Name

•	Address

•	Telephone numbers

•	Office days and business hours

You can contact your Health Plan to receive information on the providers available in your Region at the telephone numbers that appear on the back of your ID card, calling the Government Health Plan call center, going to your Health Plan’s office or through your Health Plan’s website. You may also contact your Primary Medical Group, which will provide information on the providers that belong to your Primary Medical Group.

When you contact your Health Plan, you can request  additional information on your providers such as, where the physician studies, what did he studied, certifications of specialties the physician has, as well as all the information required to practice medicine.

THESE ARE YOUR RIGHTS

•	You have the right to demand to be kept informed and receive information about:

o	your Health Plan,

o	health care facilities,

o	health care professionals,

o	health services covered, and

o	Access to contracted services;

•	The right to be treated with respect and with due regard for your dignity and privacy;

•	Select freely your Primary Medical Group, your Primary Care Physician, laboratory, X-rays, Hospital, Specialist and sub-specialists available within the Preferred Network of Primary Medical Group;

•	Contact your Primary Care Physician or Specialist, freely and under strict confidentiality;

•	Be free to receive emergency services 24 hours a day, 7 days a week;

•	Receive information about Treatment alternatives and options available and, that these alternatives and options be presented to you in a manner appropriate to your condition and ability to understand;

•	Participate in decisions regarding your health care, including the right to refuse Treatment;

•	Request a Second Opinion if you are interested in confirming a diagnosis or Treatment plan;

•	Express with Advance Directives, either verbally or in writing, your wish as to what Treatment and services you want to be provided or do not want to be provided if you become unable to make such decisions;

•	Be free from any form of restraint or seclusion used as a means of limitation, discipline, convenience or retaliation;

•	Receive copies of your Medical Records;

•	Receive high quality services;

•	Continuity of health care;

•	Access to adequate health services;

•	Filing Complaints and appeals, when you understand that your rights have been violated by denial of, limitation of or, improper collection for services;

•	Not to be discriminated against for any reason;

•	Have the freedom to choose the pharmacy or dentist of your preference among those contracted by your Health Plan;

•	Choose an Authorized Representative to be involved as appropriate in making care decisions;

•	Provide informed consent;

•	Be free from harassment by your Health Plan or its Network Providers with respect to contractual disputes between the Health Plan and its Providers;

•	Participate in understanding physical and behavioral health problems and developing mutually agreed upon Treatment goals;

•	Not be held liable for:

o	The Health Plan's debt in the event of insolvency;

o	Covered Services provided to you for which ASES does not pay the Health Plan;

o	Covered Services provided to you for which ASES or the Health Plan does not pay the provider that furnished the services;

o	Payments of Covered Services under a contract, Referral or other arrangement to the extent that those payments are in excess of the amount you would owe if the Health Plan provided the services directly; and

•	Only be responsible for cost-sharing or co-pays as permitted by the Puerto Rico which are applicable to you.

THESE ARE YOUR RESPONSIBILITIES

•	Inform yourself about the Government Health Plan Coverage, its limits and exclusions.

•	Give your physician all your health-related information.

•	Inform your doctor of any changes in your health.

•	Follow the medical Treatment as recommended by your Primary Care Physician, Specialist or sub-specialist.

•	Inform your physician when you do not understand an instruction or does not clearly understand what you are being inform.

•	Inform your physician when there is a reason why you cannot comply with the recommended Treatment.

•	Recognize when you need to make changes to your lifestyle to benefit your health.

•	Participate in any decision regarding your health.

•	Communicating either verbally or in writing any Advance Directive you want to be fulfilled regarding your decision on medical Treatment for the extension of your life.

•	Maintain appropriate behavior, so your behavior does not affect or does not allow other Patients to receive necessary medical care.

•	Maintain an appropriate behavior, so your behavior does not affect the operation of your Health Plan’s Service Centers or prevent other beneficiaries from receiving the services provided at the Service Centers.

•	Provide all the information on other health insurance plans you may have.

•	Inform ASES of any fraud or improper action related to the services, providers and health facilities.

QUALITY AND PERFORMANCE INDICATORS

Puerto Rico Health Insurance Plan developed a series of quality and performance indicators as part of its quality improvement process.  The quality and performance indicators are part of its Clinical and Mental Health Quality Program. The focus areas in the Clinical Quality Program are:

•	Prenatal care services provided by your doctors;

•	Health education on wellness and prevention programs;

•	Care management support on severe acute medical condition;

•	Disease Management support on chronic medical condition such as diabetes or hypertension;

•	Education and support to your doctors to provide a better medical care; and

•	Scorecard on preventive benefits level achieved by your Health Plan.

Some of the focus areas in the Mental Health Program are:

•	Prenatal care services provided by your provider, such as:

o	Screening for alcohol and tobacco for pregnant women

o	Smoking cessation counseling and Treatment

•	Screening of postpartum depression;

•	Care Management for Enrollees diagnosed with serious mental illness or serious emotional disability; and

•	Education and support to your provider to provide a better mental health care.

In addition, a series of service satisfaction indicators are measured on a yearly basis.   You may be asked to participate on a survey that helps your Health Plan improve the quality of care and services delivered to you.  Among the quality of service measures reported by your Health Plan are the following:

•	How easy is it for you to receive the medical care that you need?

•	How quickly did you receive the medical care?

•	How is the customer service provided by your Health Plan?

•	How easy is it for you to receive your Prescription drugs?

•	How easy do you get the information you need about your medication drugs?

•	How well does your doctor communicate with you?

For more information regarding Quality and Performance indicators please contact your Health Plan customer service to request it.

UTILIZATION MANAGEMENT POLICIES AND PROCEDURES

Utilization management is an evaluation of medical information to see if the service requested or recommended by your provider is necessary according to certain rules, known as clinical criteria or guidelines.  The utilization management decisions are made by trained health professionals.

Your Health Plan offers clinical support through specialized programs that facilitate the Access and adequacy of services with the guarantee that services offered meet the highest standards of quality.  These programs are: Disease Management, Preauthorization of Services and Case Management.  Your Primary Care Physician (PCP) may decide to refer you to these programs if he/she believes you may benefit from them.  For Covered Services that need Preauthorization, your Health Plan evaluates and issues a precertification of service once the care needs for the service is confirmed.  If you have a chronic condition, such as Asthma, Diabetes, Hypertension or Congestive Heart Failure, you may benefit from participating in the Health Plan’s Disease Management Program.  When your health conditions require Treatment and management considered complex, or Treatments needs to be provided in the home setting, your Primary Care Physician may refer you to the Case Management Program for assistance and coordination of your care needs. For more information please contact your Health Plan’s Customer Service.

The Health Plan also has a staff of trained mental health professionals to make decisions concerning utilization management. Some of the services that require an evaluation (Preauthorization) by the utilization management department staff before you get them are:

•	Hospitalizations at a psychiatric Hospital;

•	Partial hospitalizations;

•	Some medications; and

•	Some specialized Treatments (e. g. electroconvulsive therapy).

For more information please contact your Health Plan’s Customer Service.

EMERGENCIES AND URGENCIES

How do I know when it is an emergency?

“It is a medical or Behavioral Health condition that manifests itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson who has average knowledge of medicine and health would reasonably expect the absence of immediate medical attention to result in placing a person’s health in serious jeopardy, serious impairment of bodily functions or serious dysfunction of any bodily organ or part, serious harm to self or other due to an alcohol or drug abuse emergency, serious injury to self or bodily harm to others. In case of a pregnant woman that has contractions it may be that there is not enough time to transfer her to any facility before delivery or, that transferring her to a facility, may seriously jeopardize her health or the health of the unborn child.

When can I receive emergency services?

You just have to arrive at any emergency room throughout Puerto Rico. You do not need Referrals or Preauthorization for emergency services.

You can also call the Government Health Plan at the toll-free number listed on the back of your Government Health Plan ID card. When you contact the call center of the Government Health Plan for information and medical advice, you will be provided a code, so you do not have to pay Copayments if you had to go to an ER. No Co-Payment will be imposed on a Medicaid or CHIP Eligible Enrollee for Treatment of an Emergency Medical Condition or Psychiatric Emergency (regardless of whether the Enrollee uses the Medical Advice Service and gets the code or not).

And then, what is an Urgency?

A medical condition that poses no risk of imminent death that can be treated in the doctor's office or in the facilities with extended hours and not in emergency rooms. An Urgency can become an emergency if not properly dealt with at the right time.

How can I receive Urgency services?

Visit or call your Primary Care Physician. If you have an Urgency or a question about your health, you may call toll-free to the Government Health Plan hotline for medical information and advice. The telephone to this hotline, which is available 24 hours a day, 7 days a week, appears on the back of your Government Health Plan ID card.

How can I receive services outside business hours from my Primary Care Physician, the Primary Medical Group or the Preferred Network of Providers?

You must consult the Directory of Providers your Health Plan provided you, to learn about the business hours of your physicians. In addition, the Directory gives you the number for the Government Health Plan call center, so you can receive information and advice regarding your health condition as well as how to obtain services on extended hours.

If you understand that it is necessary to go to an emergency room, nobody can stop that right. When you use the Government Health Plan call center for information and medical advice, they will provide you a code, so you do not have to pay Copayments if you need to go to an emergency room. They will have to give you the code, regardless of your condition. No Co-Payment will be imposed on a Medicaid or CHIP Eligible Enrollee for Treatment of an Emergency Medical Condition or Psychiatric Emergency (regardless of whether the Enrollee uses the Medical Advice Service and gets the code or not).

WHAT IS AN ADVANCE DIRECTIVE?

An Advance Directive is a written legal document which allows you to instruct your attending physician on your Treatment preferences in case there is a moment that you lose your capacity to approve the Treatment. The written document that states the Advance Directive is known as a living will.

The instructions regarding your Treatment may be stated before a lawyer, who will prepare a legal document with your instructions or before your attending physician with two witnesses, of legal age and legal capacity, who are not relatives.

Your physician can provide you information on how you can exercise your right to Advance Directives.  In case you are confined in a Hospital, the staff from the Hospital Administration Office can provide you the necessary information and the forms you must you fill out to validate your Advance Directives. You may also contact the Senior Citizens Advocate Office at 787-721-6121, who provides information booklets on this topic.

For any Complaints concerning Advance Directives, you can file directly them with ASES or with the Puerto Rico Office of the Patient Advocate.

COMPLAINTS, GRIEVANCES AND APPEALS

What is a Complaint?

A Complaint is an expression of dissatisfaction about any matter that is resolved at the point of contact rather than through filing a formal Grievance (see below for what is a Grievance). Complaints are not Actions; please see below for what is an Action.

For example, you can make a Complaint for incidents related to, but not limited to:

•	Problems getting an appointment, or having to wait a long time for an appointment; or

•	Disrespectful or rude behavior by doctors, nurses or other Health Plan clinic or Hospital staff.

How can you file a Complaint?

You can call, write or visit your Health Plan’s Service Centers for them to take your Complaint. Your physician, a relative or a person authorized by you, can file the Complaint on your behalf. Your Health Plan’s staff can provide help to you to file your Complaint.

You or your authorized representative must file a Complaint within fifteen (15) calendar days after the date of occurrence that initiated the Complaint. The Health Plan shall resolve your Complaint within seventy-two (72) hours of receipt of the initial Complaint, whether orally or in writing.  If the Complaint is not resolved within this timeframe, the Complaint shall be treated as a Grievance.

What is a Grievance?

A Grievance is a formal expression of dissatisfaction about any matter other than an Action that is documented and investigated by the plan. Grievances are not Actions; please see below for what is an Action.

The Grievance can be presented in writing, by telephone or by visiting any of your Health Plan’s Service Centers or the Health Advocate Office (OPS, for its acronym in Spanish). For example, you can file a Grievance for incidents related to, but not limited to:

•	The quality of care or services provided

•	Access to care or services

•	Aspects of interpersonal relationships such as rudeness of a provider or employee,

•	Misinformation provided by the Health Plan or providers

•	Failure to respect the Enrollee's rights

•	Preauthorization requests

•	Network provider changes

•	Referrals

•	Hazardous environment conditions

How can you file a Grievance?

You can call, write or visit your Health Plan’s Service Centers to file a Grievance. Your physician, a relative or a person authorized by you, can file the Grievance on your behalf.

You have up to ninety (90) calendar days from the date of the occurrence to file a Grievance with the Health Plan. The Health Plan shall acknowledge receipt of your Grievance in writing to you (and the provider, if the provider filed the Grievance on your behalf) within ten (10) business days of receipt.

The Health Plan shall provide written notice of how the Grievance is resolved as promptly as your health condition requires, but in any event, within ninety (90) calendar days from the day the Health Plan receives the Grievance.

What is an Action?

An Action is a decision that your Health Plan makes that may affect the services you receive, specifically, an Action is:

•	The denial or limited Authorization of a requested service, including the type or level of service;

•	The reduction, suspension, or termination of a previously authorized service;

•	The denial, in whole or in part, of payment for a service; or

•	The failure to provide services in a timely manner.

What is a Notice of Action?

A Notice of Action is a written notice provided by the Health Plan to you notifying you of an Action (as defined above). The Notice of Action must contain the following information:

•	The Action the Health Plan has taken or intends to take;

•	The reasons for the Action;

•	Your right to file an Appeal through the Health Plan’s internal Grievance System and the procedure for filing an Appeal;

•	Your right to request an Administrative Law Hearing after exhaustion of the Health Plan’s Grievance System;

•	Your right to allow a Provider to file an Appeal or an Administrative Law Hearing on behalf of you, upon written consent;

•	The circumstances under which expedited review is available and how to request it;

•	Your right to continue receiving Benefits and Covered Services pending resolution of the Appeal with the Health Plan or during the Administrative Law Hearing; and

•	How you can request that Benefits be continued and the circumstances under which you may be required to pay the costs of these services.

The Health Plan shall mail the Notice of Action within the following timeframes:

•	For termination, suspension, or reduction of previously authorized Covered Services, at least ten (10) calendar days before the date of Action or no later than the date of Action except in the event of one of the following exceptions:

1.	The Health Plan has factual information confirming the death of an Enrollee.

2.	The Health Plan receives a clear written statement signed by the Enrollee that he or she no longer wishes to receive services or gives information that requires termination or reduction of services and indicates that he or she understands that this must be the result of supplying that information.

3.	The Enrollee’s whereabouts are unknown and the post office returns the Health Plan’s mail directed to the Enrollee indicating no forwarding address.

4.	The Enrollee’s Provider prescribes a change in the level of medical care.

5.	The Health Plan may shorten the period of advance notice to five (5) calendar days before the date of Action if the Health Plan has facts indicating that Action should be taken because of probable Enrollee Fraud and the facts have been verified, if possible, through secondary sources.

•	For denial of payment, at the time of any Action affecting the Claim.

•	If the Health Plan extends the timeframe for the Authorization decision and issuance of Notice of Action the Health Plan shall give you written notice of the reasons for the decision to extend if you did not request the extension. The Health Plan shall issue and carry out its determination as expeditiously as your health requires and no later than the date the extension expires.

What can I do if I do not agree with the Notice of Action?

If you do not agree with your Health Plan’s determination included in the Notice of Action, you have the right to appeal the determination before your Health Plan or the Health Advocate Office (OPS, for its acronym in Spanish) within sixty (60) calendar days from the date of the Notice of Action.

What is an appeal?

An appeal is a formal request that you file with your Health Plan or the Health Advocate Office when you do not agree with the determination (Notice of Action) or with the Health Plan’s denial of a service, procedure, study, collection or payment. Once you receive the Notice of Action from your Health Plan, you have a period of sixty (60) Calendar days to file your appeal with your Health Plan.

Who will hear your Appeal?

Your Appeal will be evaluated by a team of experts (specific for your health condition) that did not take part in the determination or in the Notice of Action. This is to ensure the appeal process is fair, transparent and dependable.

How much time will they take to make a determination on my Appeal?

If the Appeal does not adversely affect your health and/or does not put your life at risk, you must receive the determination of your appeal within a period that does not exceed forty-five (45) calendar days. However, if your health condition requires an expedited determination; you will receive an answer within a period of three (3) business days or less.

Your Health Plan can request a 14-day extension to send its determination, as long as this extension request benefits the beneficiary (you) or because you need more time to find evidence or data that may benefit your case.

Remember that if during the appeal process you request a continuation of services, you may be required to pay the cost of services furnished while the Appeal is still pending. This would be the case if the final decision is adverse to you.

What is an Administrative Law Hearing?

An Administrative Law Hearing is an appeal process that is available to you after you exhaust your Health Plan’s Complaint, Grievance and Appeals processes described above for an Action that your plan takes.

How can you request an Administrative Law Hearing?

If you are not satisfied with the outcome after you have gone through your Health Plan’s Complaint, Grievance and Appeal procedures for an Action, you can request an Administrative Law Hearing to ASES or the Health Advocate Office, or both, in a period not to exceed thirty (30) calendar days from the date of the notice of disposition of the Appeal that your Health Plan sends you.

The Administrative Law Hearing resolution will be ninety (90) calendar days of the date you file an Appeal with your Health Plan (not including the days it took you to file for an Administrative Law Hearing) for standard resolutions.  For expedited resolution, the Administrative Law Hearing resolution will be within three (3) business days from ASES’s receipt of a request for a hearing for a denial of service.

Before the Administrative Law Hearing, you and your authorized representative, or a representative of a deceased Enrollee,  if applicable, can ask to look at and copy the documents and records your Health Plan will use at the Administrative Law Hearing or that you may otherwise need to prepare your case for the hearing. Your Health Plan shall provide such documents and records at no charge to you.

If you receive an unfavorable decision at the Administrative Law Hearing, you may appeal the decision to the Court of Appeals of Puerto Rico.

TIME TO SOLVE COMPLAINTS, GRIEVANCES AND APPEALS

Below are timeframes your Health Plan has to address and resolve Complaints, Grievances, Appeals and ASES has to resolve issues brought before an Administrative Law Hearing:

•	The Health Plan must resolve Complaints within 72 hours of receipt whether orally or in writing. If it is not resolved in 72 hours, it becomes a Grievance.

•	The Health Plan must send a written notice to Enrollees within ten (10) business days or receiving a Grievance.

•	The Health Plan must provide a written notice on the resolution of the Grievance as quickly as your health requires but no later than ninety (90) calendar days from the day the Health Plan receives the Grievance.

•	If the Health Plan denies a service Authorization request, it must provide a written Notice of Action to you and your provider.

•	You or your provider on your behalf can appeal the Notice of Action no later than sixty (60) calendar days after receiving the Notice of Action.

•	The determination on standard Appeals must be sent to the affected parties within a period that does not exceed 45 days. Your Health Plan may request a 14-day extension, as long as it is for your benefit.

•	Determination on expedited Appeals will always depend on your health condition and may not exceed three (3) business days. The Health Plan may request a 14-day extension as long as it is for your benefit.

•	You may request an Administrative Law Hearing before ASES thirty (30) days from the date you received notification of determination on the appeal.

•	The Administrative Law Hearing resolution will be ninety (90) calendar days of the date you file an Appeal with your Health Plan (not including the days it took you to file for an Administrative Law Hearing) for standard resolutions. For expedited resolution, the Administrative Law Hearing resolution will be within three (3) business days from ASES’s receipt of a request for a hearing for a denial of service.

DENTAL SERVICES

Dental services are free choice services and do not need Referrals, that is, you can visit the dentist whenever you need dental services. You can visit your dentist as you have always done, as long as they are participating dentists of the Government Health Plan.

The information on participating dentists is included in the Directory of Contracted Providers which your Health Plan will mail to you and which is available at your Health Plan’s website. Dentists are not part of the Preferred Networks.

MENTAL HEALTH SERVICES

How can I receive mental health services or services against drug dependence?

Mental health services and services against substance abuse will be provided through your Health Plan. To receive these services you do not need a Referral from your Primary Care Physician, you may request these services for yourself when you feel it is necessary.

The Government Health Plan offers integrated mental health and physical health services. Under the Government Health Plan you can receive mental health services at the same facility where you visit your Primary Care Physician; and primary care health services at the same facility where you visit your mental health provider.

This means that when either your Primary Care Physician or your mental health provider detects that you need mental or physical health services, he/she does not have to send you to another office to receive the services. The psychologist and/or social worker will be physically at your PMG at least sixteen (16) hours per week during regular business hours.

In the same way, a PCP will be physically present at your mental health clinic at least sixteen (16) hours per week at Ambulatory Clinics and twelve (12) hours per week at Addiction Services Units. Psychiatric Hospitals will have at least a PCP on call on a daily basis.  Hospitalization Units will have at least one collocated PCP two (2) days per week for four (4) hours and Stabilization Units will have one PCP for Consultation (on call) on a daily basis.

When you fill out your enrollment form at your Health Plan’s Service Centers, among the materials you will receive there will be detailed information about the mental health services providers for your Region and how to obtain them when you need them. In addition, the Directory of Providers provided by your Health Plan will indicate the address and telephone numbers of the providers that render mental health services in your Region. For additional information regarding the services and benefits, you may refer to the Mental Health Coverage Section this Guide offers.

You may also contact the Government Health Plan helpline if you do not know where to go. The Government Health Plan helpline will provide you all the information you need or you may contact your Health Plan at the numbers that appear on the back of your card.

PREVENTIVE SERVICES

Your Government of Puerto Rico Health Plan offers you a variety of services under preventive services.

What are preventive services?

They are health care services offered to help you keep your health in optimal condition. If you have any condition, preventive services will help you have better knowledge of your condition, so you can keep it under control and will help prevent your health from getting worse.  These services not only will help you understand your condition, but also will tell you what to do to keep yourself healthy. Refer to the Preventive Service Coverage found in this Guide, so you find out all the services covered under the Government Health Plan.

To keep your health in optimal conditions you should:

•	Maintain healthy nutrition.

•	Exercise, such as walking, at least 30 minutes 4 to 5 days a week.

•	Avoid being overweight.

•	Be calm and in peace.

•	Take a few minutes daily to relax. This will help you reduce stress.

•	Get enough rest.

•	Do not smoke.

•	Do not use drugs or alcohol.

•	Visit or consult your doctor whenever you feel sick.

Your Health Plan will provide the preventive services and additional services as required by the Government Health Plan. The Health Plan will provide you information in booklets that will be a part of these guidelines.

HIV-AIDS

If you are diagnosed with the Acquired Immunodeficiency Syndrome or the Human Immunodeficiency Virus (HIV), your Primary Care Physician must request that you be included in the Special Coverage Registry. Once the Health Plan includes you in the Special Coverage Registry, they will mail you a letter authorizing you to receive services under the Special Coverage. This letter will include information on the effective date and the expiration of this coverage.

This letter will allow you to Access all the services and Treatments for your condition without Referrals, countersignatures on your Prescriptions or Service orders for laboratory, X-rays services, among others, from your Primary Care Physician.

There are certain medications for your HIV/AIDS condition that will be provided by the Health Department, which may be acquired through the following Immunology Centers and Pharmacies:

Centers for the Prevention and Treatment of Communicable
Diseases (CPTET, for its acronym in Spanish)

Updated as of June 2014

REGION	MEDICAL DIRECTOR	TELEPHONE/FAX	ADDRESS
ARECIBO	Dr. Evelyn Reyes García Director Internist	(787) 878-7895 Fax. (787) 881-5773 Fax. Medical Director Office Fax. (787) 878-8288 Tel. (787) 879-3168	Antiguo Hosp. Distrito Carretera 129 hacia Lares #627 Ave. San Luis Arecibo, PR 00612-3666
BAYAMON	Dr. Odette García Viña Director Dr. Fco. Bellaflores Internist	(787) 787-5151 Ext. 2224, 2475 (787) 787-5154 (d) Fax. (787) 778-1209 (787) 787-4211	Antigua Casa de Salud Hosp. Regional Bayamón Dr. Ramón Ruíz Arnau, Ave. Laurel Santa Juanita Bayamón, PR 00956
CAGUAS CLINICA SATELITE HUMACAO	Dr. Gloria Morales Director General Medicine	(787) 653-0550 Ext. 1142, 1150 Fax (787) 746-2898 (787) 744-8645 (787) 640-0980 (787) 852-0665	Hosp. San Juan Bautista PO Box 8548 Caguas, PR 00726-8548 Centro Comercial Humacao Ave. Font Martelo 100 Humacao, PR
CAROLINA	Dr. Milton Garland Director Internist	(787)757-1800 Ext. 454, 459 Diirecto y Fax. (787)257-3615	Hospital UPR Dr. Federico Trilla P. O. Box 6021 Carolina, PR 00984-6021 Carretera 3, Km. 8.3
CLETS	Dr. Hermes García Director	(787)754-8118 © (787)754-8128 (directo) (787)754-8127 Fax. (787)754-8199	P. O. Box 70184 San Juan, PR 00936-8523 Calle José Celso Barbosa Centro Médico de PR Bo. Monacillos, San Juan
FAJARDO	Dr. Arturo Hernández Director General Medicine	(787)801-1992 (787)801-1995 Fax. (787)863-5437	Calle San Rafael # 55 Fajardo, PR Urb. Monte Brisas I Suite 69 Calle E Fajardo, PR 00738
MAYAGUEZ	Dr. Ramón Ramírez Ronda Director Infectologist	(787)834-2115, 2118 Ext. 4634 Fax Regional Director (787)806-3440	Centro Médico de Mayagüez Hospital Ramón Emeterio Betances Suite 6 Ave. Hostos 410 Antigua Casa de Salud Mayagüez, PR 00680
PONCE	Dr. Gladys Sepúlveda Director Infectologist	(787)259-4731 (787)259-4046, (787)842-8626 Fax (787)259-3998 Fax pharmacy (787)843-2188	Departamento de Salud Región Ponce Antiguo Hosp. Distrito Ponce Dr. José Gándara Carretara Estatal 14 Bo. Machuelo Ponce, PR 00731
NIVEL CENTRAL	Dr. Greduvel Durán Executive Director Services Director OCASET	(787)765-2929 Ext. 4026, 4027 Fax (787)274-5523	P.O. Box 70184 San Juan, PR 00936 Ant. Hosp. Psiquiatría Pabellón 1, primer piso, 4ta. Puerta - Terrenos de Centro Médico, Río Piedras

IMPORTANT:

The Special Coverage is authorized for a specific time period. When this period expires, your physician must justify any extension that is medically necessary for your condition and will have to request your registration in the Special Coverage again.

HEPATITIS-C

If you are diagnosed with Hepatitis C, once laboratory tests are performed confirming that you have been infected with this disease, all the services and Treatments will be provided through the Health Department. Your Primary Care Physician must inform your diagnosis to your Health Plan’s Disease Management Program, for your Health Plan to provide you information and coordinate your enrollment in the Hepatitis C Program of the Health Department.

This is your Benefits Coverage

The Government Health Plan offers a broad Service Coverage with minimum exclusions. Your services will not be reduced, limited or will be excluded because you had a preexisting conditions before enrolling in the Government Health Plan. You will not have to comply with a waiting period to receive any of the Covered Services. Services will be covered from the moment Medicaid grants your eligibility.  Services will be provided if medically necessary.  Medically necessary means:

Services related to (i) the prevention, diagnosis, and Treatment of health impairments; (ii) the ability to achieve age-appropriate growth and development; or (iii) the ability to attain, maintain, or regain functional capacity. Additionally, Medically Necessary services must be:

•	Appropriate and consistent with the diagnosis of the treating provider and the omission of which could adversely affect your medical condition;

•	Compatible with the standards of acceptable medical practice in the community;

•	Provided in a safe, appropriate, and cost-effective setting given the nature of the diagnosis and the severity of the symptoms;

•	Not provided solely for your convenience or the convenience of the Provider or Hospital; and

•	Not primarily custodial care (for example, foster care).

In order for a service to be Medically Necessary, there must be no other effective and more conservative or substantially less costly Treatment, service, or setting available.

The information that follows details all the services covered.

Preventive Services

•	Vaccines – Provided by the Health Department. The Government Health Plan will cover the administration of the vaccines following the dates established in the schedule provided by the Health Department.

•	Healthy Child Care - during the child’s first 2 years of life.

•	Healthy Child Care - One comprehensive annual assessment performed by a certified health professional. This annual assessment supplements the services for children and young adults is provided during the period established in the schedule of the American Academy of Pediatrics and Title XIX (EPSDT).

•	Vision test.

•	Hearing exam, including the newborn hearing screening before they are released from the Hospital nursery.

•	Nutritional evaluations and tests.

•	Laboratory tests and all the diagnostic and screening tests according to the beneficiary’s age, sex and health condition.

•	Prostate and gynecologic cancer screening according to the accepted medical practices, including Papanicolau, mammography and PSA tests when medically necessary and according to the age of the beneficiary.

•	Puerto Rico public policy sets the age of 40 years as a starting point for mammograms and breast cancer screening.

•	Sigmoidoscopy and colonoscopy to detect colon cancer in adults aged 50 or more, classified by risk group, according to the accepted medical practices.

•	Education on physical, nutritional and oral health.

•	Reproductive Health Counseling (Family Planning). Such services shall be provided voluntarily and confidentially, including circumstances where the Enrollee is under age eighteen (18). Family planning services will include, at a minimum, the following:

o	Education and counseling necessary to make informed choices and understand contraceptive methods;

o	Pregnancy testing;

o	Diagnosis and treatment of sexually transmitted infections;

o	Infertility assessment;

o	At least one of every class and category of FDA-approved contraceptive medication as specified in ASES’s preferred drug list (PDL); and

o	At least one of every class and category of FDA-approved contraceptive method as specified by ASES.

o	Other FDA approved contraceptive medications or methods when it is Medically Necessary and approved through a Preauthorization or through an exception process and the prescribing provider can demonstrate at least one of the following situations:

▪	Contra-indication with drugs that are in the PDL that the Enrollee is already taking, and no other methods available in the preferred drug list that can be used by the Enrollee.

▪	History of adverse reaction by the Enrollee to the contraceptive methods covered as specified by ASES; or

▪	History of adverse reaction by the Enrollee to the contraceptive medications that are on the preferred drug list.

•	Syringes for the administration of medications at home.

•	Health certificates covered under the Government Health Plan (any other health certificates are excluded).

•	Health Certificates that include tests for sexually transmitted diseases (VDRL) and tuberculin tests. The certificate must have the seal of the Health Department with a Copayment that will not exceed $5.00. The PR Department of Health charges a nominal administrative fee of $5.00 for the certificate. This is not a co-payment to receive the service or the results.

•	Any certification for the Government Health Plan beneficiaries related to the Medicaid and CHIP Program eligibility (e.g. Medications History) will be provided to the beneficiary free of charge.

•	Any Copayment that applies to necessary procedures and laboratory tests for the issuance of a Health Certificate will the responsibility of the beneficiary.

•	Annual physical exam and follow-up to diabetic Patients according to Treatment guidelines for the Treatment of diabetic Patients and the protocols of the Health Department.

Dental Services

You may visit the dentist of your choice that accepts the Government Health Plan. Covered dental services will be identified using the codes published by the American Dental Association (ADA) for the procedures established by ASES. The services that follow are covered under the Government Health Plan:

•	Preventive services for children.

•	Preventive services for adults.

•	Restorative services.

•	A comprehensive oral exam.

•	A periodic oral evaluation every 6 months.

•	Limited oral evaluation- problem focused.

•	Intraoral X-rays complete series, including bitewings, every 3 years.

•	One intraoral/periapical first film.

•	Up to a maximum of 5 additional intraoral/periapical X-rays a year.

•	Bitewing single film a year.

•	One Bitewings double film a year.

•	One set of panoramic film every 3 years.

•	Prophylaxis – adult, every 6 months.

•	Prophylaxis – children, every 6 months.

•	Topical fluoride application for children under age 19, every 6 months.

•	Topical application of sealant, per tooth, on posterior teeth for beneficiaries up to 14 years old. Includes deciduous molars up to 8 years of age when it is medically necessary because of a tendency to cavities. This service is limited to one lifetime Treatment.

•	Resin composite restorations.

•	Amalgam restoration.

•	Pediatric therapeutic pulpotomy.

•	Stainless steel crowns for primary teeth followed by a pediatric therapeutic pulpotomy.

•	Root canals.

•	Palliative Treatment.

•	Oral surgery.

Diagnostic Testing Services

•	High tech laboratories.

•	Clinical laboratories including, but not limiting to, any laboratory order with the purpose of diagnosing the disease, even if the diagnosis is an excluded condition or disease.

•	X-rays.

•	Radiotherapy.

•	Electrocardiograms.

•	Pathology.

•	Arterial blood gases.

•	Electroencephalograms.

Ambulatory Rehabilitation Services

•	Physical therapy – a minimum of 15 physical therapy Treatments a year per condition, per beneficiary, when prescribed by an orthopedist or a physiatrist; unless Preauthorization of an additional fifteen (15) Treatments is indicated by an orthopedist, physiatrist or chiropractor.

•	Occupational therapy – unlimited.

•	Speech therapy – unlimited.

Medical and Surgical Services

•	Visits to primary care providers, including Primary Care Physicians and nursing services.

•	Treatments by Specialists and sub-specialists, without Referral, if they belong to the Preferred Provider Network of your Primary Medical Group.

•	Treatments by Specialists and sub-specialists outside the Preferred Provider Network of the Primary Medical Group with a Referral of the Primary Care Physician you chose.

•	Physician home visits when it is medically necessary.

•	Respiratory therapy, without limits.

•	Anesthesia services, except epidural anesthesia.

•	Radiological services.

•	Pathology services.

•	Surgery.

•	Use of ambulatory surgery facilities.

•	Diagnostic services for cases of learning disabilities.

•	Practical nurse services.

•	Voluntary sterilization for men and women of appropriate age after being previously informed on the consequences of the medical procedure. The physician must have the written consent of the Patient.

•	Prosthesis: includes the supply of all body extremities including therapeutic ocular prosthesis, segmented instrument tray and spinal fusion in scoliosis and vertebral surgery.

•	Ostomy equipment for Patients ostomized ambulatorily.

•	Blood, plasma and their derivatives.

•	Services to Patients with chronic kidney disease in the first two levels (levels 3 to 5 are included in the Special Coverage).

•	Breast reconstruction surgery after a mastectomy because of cancer.

•	Treatments and surgery in cases of morbid obesity.

•	Abortions are covered in the following instances: (i) life of the mother would be in danger if the fetus is carried to term; (ii) when the pregnancy is a result of rape or incest; and (iii) severe and long lasting damage would be caused to the mother if the pregnancy is carried to term, as certified by a physician.

•	Durable medical equipment (DME) is covered on a case-by-case basis with Preauthorization as Medically Necessary. Mechanical respirators and ventilators with oxygen supplies are covered without limits as required by local law to Enrollees under age twenty-one (21).)

Ambulance Services

•	Sea, air and land transportation will be covered within Puerto Rican territory limits in cases of emergency. These services do not require Preauthorization or precertification.

Non-Emergency Transportation Services (NEMT)

•	Each Municipality in Puerto Rico has a variety of free transportation services available to assist you in getting to your medical appointments. You can access the service by contacting your local Municipal office or your Health Plan and asking about how to obtain transportation services the transportation.

•	The Health Plans and some providers do offer transportation for members with certain conditions through case management. If you need the help of a case manager and you do not have one, call your Health Plan.

Maternity and Prenatal Services

•	Women have the freedom to choose a gynecologist/obstetrician among the providers of the Primary Medical Group or from your Health Plan’s General Network or any gynecologist/obstetrician, subject to the final coordination with the provider. The different interventions until the confirmation of the pregnancy are not part of this coverage.

•	Pregnancy tests.

•	Pre-natal services.

•	Services of the physician and an obstetric nurse during a normal delivery, c-section and in any other complication that may arise.

•	Maternity hospitalization or for pregnancy secondary conditions, when medically recommended.

•	Hospitalization of at least 48 hours for the mother and the newborn in case of a vaginal delivery and of 96 hours in case of c-section.

•	Anesthesia, except epidural anesthesia.

•	Use of incubator, unlimited.

•	Nursery room care for the newborn.

•	Circumcision and dilatation services for the newborn.

•	Transportation of the newborn to tertiary facilities.

•	Assistance of a Pediatrician during a c-section or high risk delivery.

Emergency Room Services

You do not need a Preauthorization or a precertification to receive these services.

•	Visits, medical attention, routine emergency room necessary services.

•	Services for trauma.

•	Use of emergency room and surgery.

•	Necessary and routine emergency room services.

•	Respiratory services, without limitations.

•	Treatment by a Specialist or a sub-specialist when requested by the emergency room physician.

•	Anesthesia, excluding epidural anesthesia.

•	Surgical supplies.

•	Clinical laboratory tests.

•	X-rays.

•	Drugs, medications and intravenous solutions to be used in the emergency room.

•	Blood, plasma and their derivatives, without limitations.

Emergency services outside Puerto Rico will be covered only for the Federal Population according to non-participating providers’ fees in Puerto Rico.

Post-Stabilization Services

•	Post-Stabilization Services are services that are provided after the Enrollee is stabilized to maintain or improve the Enrollee’s condition after experience an emergency medical condition or psychiatric emergency for one hour while awaiting responses on a Preauthorization request.

•	The attending Emergency Room physician or other treating Provider shall be responsible for determining whether the Enrollee is sufficiently stabilized for transfer or discharge. That determination will be binding for the Health Plan with respect to its responsibility for coverage and payment.

•	An Enrollee who has been treated for an Emergency Medical Condition or Psychiatric Emergency shall not be held liable for any subsequent screening or Treatment necessary to stabilize the Enrollee.

Hospitalization Services

•	Semi-Private Room, available 24 hours a day, year round.

•	Isolation room for medical reasons.

•	Nursery.

•	Meals, including specialized nutrition services.

•	Regular nursing services.

•	Use of specialized rooms such as surgery room, recovery room, Treatment and delivery room, without limitations.

•	Drugs, medications and contrast agents, without limitations.

•	Materials such as bandages, gauze, plaster bandages or any other therapeutic dressing materials.

•	Therapeutic and maintenance care services, including the use of the necessary equipment to render the service.

•	Specialized diagnostic tests such as electrocardiograms, electroencephalograms, arterial blood gases, and other specialized test available at the Hospital and necessary during the beneficiary’s hospitalization.

•	Supply of oxygen, anesthesia and other gases, including their administration.

•	Respiratory therapy, without limitations.

•	Rehabilitation services while the Patient is confined in the Hospital, including physical, occupational and speech therapy.

•	Blood, plasma and their derivatives, without limitations.

Mental Health Services

•	Evaluation, screening and Treatment to individuals, couples, families and groups.

•	Ambulatory services rendered by psychiatrists, psychologists and social workers.

•	Hospital and ambulatory services for substance abuse and alcoholism.

•	Intensive ambulatory services.

•	Emergency and crisis intervention services available 24 hours a day, 7 days a week.

•	Detoxification services for beneficiaries that use illegal drugs, have had suicidal attempts or accidental poisoning.

•	Administration of and Treatment with Buprenorphine (requires Preauthorization).

•	Clinics for injectable extended-release medications.

•	Escort, professional assistance and ambulance services when the services are necessary.

•	Prevention services and secondary education.

•	Pharmacy coverage and Access to medications within 24 hours.

•	Laboratory tests that are medically necessary.

•	Treatment for Patients diagnosed with Attention Deficit Disorder (ADD) with or without hyperactivity (ADHD). This includes, but is not limited to, visits to neurologists and tests related to the Treatment of this diagnosis.

•	Consultations and coordination with other Agencies.

•	Substance abuse Treatment.

Mental Health Hospitalization Services

•	Partial hospitalization services for cases referred by a psychiatrist for primary phase diagnosis and Treatment, according to the parity provisions of Law 408 of October 2, 2000.

•	Hospitalization that presents a mental pathology that is not drug abuse when referred by a psychiatrist for primary phase diagnosis and Treatment, according to the parity provisions of Law 408 of October 2, 2000.

Pharmacy Services

•	The GHP has Prescription drug coverage for the Physical and Mental Health needs of beneficiaries established in the Preferred Drug List (PDL).

•	The pharmacy benefit coverage is generic-bioequivalent mandatory as general rule.

•	Copayments are required for prescribed medication covered by the GHP.

•	No co-payments will be charged to Medicaid and CHIP children under eighteen (18) years of age, and pregnant women. .

•	Medications included in the Master Formulary are covered through the exception processes.

•	Pharmacy Management Program: Program of 90 days dispensing for Patients with chronic conditions: Providers can prescribe a 90-day supply for certain medications. This program allows the beneficiary to pay one (1) co-payment for a 90-day supply of medications instead of paying three (3) co-payments (1 co-payment per month).

Services Excluded from the Basic Coverage

The following services are excluded from Basic Coverage; if you have any questions about the list or regarding your coverage please call your Health Plan.

•	Services to Patients not eligible to the Government Health Plan.

•	Services for non-covered illnesses or trauma.

•	Services for automobile accidents covered by the Administration of Compensation for Automobile Accidents (ACAA, for its acronym in Spanish).

•	Accidents on the job that are covered by the State Insurance Fund Corporation.

•	Services covered by another insurance or entity with primary responsibility (third party liability).

•	Specialized nursing services for the comfort of the Patient when they are not medically necessary.

•	Hospitalizations for services that can be rendered on an outpatient basis.

•	Hospitalization of a Patient for diagnostic services only.

•	Expenses for services or materials for the Patient’s comfort such as telephone, television, admission kits, etc.

•	Services rendered by Patient’s relative (parents, children, siblings, grandparents, grandchildren, spouse, etc.).

•	Organ and tissue transplants, except skin, bone and corneal transplants.

•	Weight control Treatments (obesity or weight increase for aesthetic reasons).

•	Sports medicine, music therapy and natural medicine.

•	Cosmetic surgery to correct physical appearance defects.

•	Services, diagnostic tests ordered or provided by naturopaths, and iridologists.

•	Health Certificates except for (i) venereal disease research laboratory tests, (ii) tuberculosis tests and (iii) any certification related to the eligibility for the Medicaid program.

•	Mammoplasty or plastic reconstruction of breast for aesthetic purposes only.

•	Outpatient use of fetal monitor.

•	Services, Treatment or hospitalization as a result of induced, non-therapeutic abortions or their complications. The following are considered induced abortions (code and description):

✓	59840 – Induced abortion – dilation and curettage;

✓	59841 – Induced abortion – dilation and expulsion;

✓	59850 – Induced abortion – intra-amniotic injection;

✓	59851 – Induced abortion – intra-amniotic injection;

✓	59852 - Induced abortion – intra-amniotic injection;

✓	59855 - Induced abortion – by one or more vaginal suppositories (e.g. prostaglandin) with or without cervical dilation (e.g. laminate) including admission and visits, expulsion of the fetus and afterbirth;

✓	59856 - Induced abortion – by one or more vaginal suppositories (e.g. prostaglandin) with dilation and curettage or evacuation; and

✓	59857 - Induced abortion – by one or more vaginal suppositories (e.g. prostaglandin) with hysterectomy (failed medical evaluation).

•	Rebetron or any other prescribed medication for Hepatitis C Treatment, both Treatment and medications are excluded from the Health Plan coverage. The medications as well as the Treatment will be provided by the Hepatitis Program of the Health Department. For additional information refer to the Hepatitis Section previously mentioned in this Handbook.

•	Medications delivered by a provider that does not have a pharmacy license, with the exception of medications that are traditionally administered in a doctor’s office such as an injection.

•	Epidural anesthesia services.

•	Services that are not reasonable or necessary according to the regulations accepted in the practice of medicine. Services rendered in excess to those normally required for diagnostics, prevention, diseases, Treatment, injury or organ system dysfunction or pregnancy condition.

•	Mental health services that are not reasonable or necessary according to the accepted regulations for the practice of medical Psychiatry or the services rendered in excess to those usually required for the diagnostic, prevention and Treatment of a mental illness.

•	Educational tests, educational services.

•	Peritoneal dialysis or hemodialysis services (Covered under the Special Coverage).

•	New or experimental procedures not approved by ASES to be included in the Basic Coverage.

•	Custody, rest and convalescence once the disease is under control or in irreversible terminal cases (hospice care for Members under 21 is part of basic coverage).

•	Services covered under the Special Coverage.

•	Services received outside the territorial limit of the Commonwealth of Puerto Rico, except for emergency services for Medicaid or CHIP beneficiaries.

•	Judicial order for evaluations for legal purposes.

•	Travel expenses, even when ordered by the Primary Care Physician are excluded.

•	Eyeglasses, contact lenses and hearing aids (for members over age 21).

•	Acupuncture services.

•	Procedures for sex changes, including hospitalizations and complications.

•	Treatment for infertility and/or related to conception by artificial means including tuboplasty, vasovasectomy, and any other procedure to restore the ability to procreate.

•	Expenses incurred for the Treatment of conditions resulting from services not covered under the GHP (maintenance Prescriptions and required clinical laboratories for the continuity of a stable health condition, as well as any emergencies which could alter the effects of the previous procedure, are covered).

Special Coverage Services

Enrollees with special health care needs caused by serious illnesses may be enrolled into Special Coverage Registry to receive Special Coverage services.

Your Primary Care Physician, the personnel designated by the Primary Medical Group or the case coordinator of the Primary Medical Group can instruct you on the conditions that qualify for the special coverage. Any of them can help you to be included in the Special Coverage by sending all the necessary information on your medical condition your Health Plan.

Once enrolled in special coverage, Enrollees have the freedom to choose the providers for these services among the providers in the Preferred Provider Network of the Primary Medical Group or your Health Plan’s General Network, differential diagnostic interventions up to the verification of the final diagnosis are not part of the Special Coverage.

Medications, laboratory test, diagnostic test and other related procedures specified in this coverage as necessary for ambulatory Treatment or convalescence  are part of this coverage and do not require the Preauthorization of the Primary Care Physician or of your Health Plan. Your Health Plan must identify the Enrollees included under this coverage to facilitate Access to the contracted services. The Government Health Plan Special Coverage will be activated when the Enrollee reaches the limit of any other Special Coverage the Enrollee may have under any other plan.

The purpose of this coverage is to facilitate the effective management of beneficiaries with special health condition that require specialized medical attention. This coverage will become effective when the diagnosis is confirmed through the results of tests or procedures performed.

The benefits under this coverage are:

•	Coronary disease services and intensive care, without limitations.

•	Maxillary surgery, with a Referral.

•	Neurosurgical and cardiovascular procedures, including pacemakers, valves and any other instrument or artificial device (requires Preauthorization).

•	Peritoneal dialysis, hemodialysis and related services (requires Preauthorization).

•	Clinical and pathological laboratory test that must be sent outside Puerto Rico for their processing (requires Preauthorization).

•	Neonatal intensive care unit services, without limitations.

•	Treatment with radioisotopes, chemotherapy, radiotherapy and cobalt.

•	Gastrointestinal conditions, allergies and nutritional evaluation for autistic Patients.

•	The following procedures and diagnostic tests, when medically necessary (require Preauthorization):

✓	Computerized tomography;

✓	Magnetic resonance tests;

✓	Cardiac catheterisms;

✓	Holter Test;

✓	Doppler Test;

✓	Stress Test;

✓	Lithotripsy;

✓	Electromyography;

✓	Tomography test (SPECT);

✓	Ocular Pletismography test (OPG);

✓	Impedance Pletismography (IPG);

✓	Other neurological cerebral-vascular and cardiovascular tests, invasive or non-invasive;

✓	Nuclear Medicine tests;

✓	Diagnostic Endoscopies; and

✓	Genetic Studies.

•	Physical therapy – up to 15 additional Treatments per condition per beneficiary a year, when ordered by an Orthopedist, Physiatrist or Chiropractor (requires Preauthorization from your Health Plan).

•	General Anesthesia.

✓	General anesthesia for dental Treatment to children with special needs.

•	Hyperbaric chamber.

•	Immunosuppressive drugs and laboratory tests required for the maintenance Treatment of Patients who have been operated to receive any transplant, which assure the stability of the beneficiary’s health and the emergencies that may arise after this surgery.

•	Treatment for the following conditions after being confirmed by the results of laboratory tests and the diagnosis has been established:

✓	Positive HIV Factor and Acquired Immunodeficiency Syndrome (AIDS) – Ambulatory and hospitalization services are included. You do not need a Referral or Preauthorization from your Health Plan or the Primary Care Physician for the visits and Treatment at the Immunology Regional Clinics of the Health Department;

✓	Tuberculosis;

✓	Leprosy;

✓	Lupus;

✓	Cystic fibrosis;

✓	Cancer;

✓	Hemophilia;

✓	Aplastics Anemia;

✓	Reumatoid Artritis ;

✓	Autism;

✓	OBG Obstetricians;

✓	Post Organ Transplantation; and

✓	Children with special needs, including the conditions described in the Manual of Diagnosis for Children with Special Needs of the Health Department, Office of Health Protection and Promotion, Habilitation Division (the manual) which is part of this part of this document, except:

o	Asthma and diabetes, which are included in the Disease Management Program,

o	Psychiatric disorders, and

o	Intellectual disabilities, behavior manifestations will be managed by the mental health providers under the basic coverage, with the exception of a catastrophic disease.

•	Scleroderma.

•	Multiple Sclerosis and Amiotrofic Sclerosis Lateral (ALS).

•	Services for the Treatment of conditions resulting from self-inflicted damage or as a result of a felony committed by a beneficiary or negligence.

•	Chronic renal disease in levels 3, 4 and 5. (Levels 1 and 2 are included in the Basic Coverage). The following is a description of the stages of chronic renal disease:

o	Level 3 - FG (glomerular filtration - ml / min. bu 1.73 m ² per unit of body area) between 30 and 59, a moderate decrease in kidney function

o	Level 4 - TFG between 15 and 29, a serious decrease in kidney function

o	Level 5 - TFG under 15, renal failure with probability of dialysis or kidney transplantation.

•	The medications required for the ambulatory Treatment of Tuberculosis and Leprosy are included under the Special Coverage. Medications required for the ambulatory Treatment or hospitalization for beneficiaries diagnosed with AIDS or that are HIV positive are covered under the Special Coverage, except protease inhibitors, which will be provided by the Clinics for the Prevention and Treatment of Sexually Transmitted Diseases (CPTEST, for its acronym in Spanish).

Services excluded from the Special Coverage

Exclusions and limitations under the Basic Coverage are not covered under the Special unless expressly included in the Special Coverage.

Medicare Coverage Services

For Medicare Parts A and B Beneficiaries, the following factors will be considered to determine the coverage to be offered:

•	Beneficiaries eligible to Part A:

✓	They will be offered the regular Government Health Plan coverage, excluding the benefits covered by Part A until they reach their limit. In other words, once you reach the benefit limit of Medicare Part A coverage, the Government Health Plan will be activated.

✓	Part A Deductibles are not included.

✓	The payment of Deductibles for the regular coverage will be according to the payment capacity table provided to all the Government Health Plan beneficiaries.

•	Beneficiaries eligible to Parts A/B:

✓	They are offered the regular the Government Health Plan pharmacy and dental coverage.

✓	Part A Deductibles are not included.

✓	Part B Deductibles and Copayments will be included.

•	Dual eligible (Medicare and Medicaid eligible) may not be simultaneously enrolled in the Government Health Plan and in a Medicare Platino plan, for the reason that the Platino plan already included GHP benefits. In addition, as an Enrollee in the plan, the dual eligible may access Covered Services only through the PMG, not through the Medicare Provider List.

DISEASE MANAGEMENT

Chronic Disease Management

Your Health Plan has programs that will help you control your chronic diseases, such as Diabetes Mellitus, Hypertension, and Congestive Heart Failure (CHF), Obesity, Kidney Failure and Bronchial Asthma. To benefit from these programs you may call your Health Plan. Your Health Plan has a nursing and nutritionist staff available to manage your condition in coordination with the Primary Care Physician.

Case Management

Your Health Plan has a Case Management Program, which is designed to help you with the coordination of medically necessary services for high cost conditions or catastrophic diseases.  This program has a staff of nurses, social workers and nutritionists to assist you. You physician, the Hospital staff, your family or you may seek help through this program by calling your Health Plan.

THESE ARE YOUR COPAYMENTS AND COINSURANCES

CO-PAYS & CO-INSURANCE - Effective on July 1st, 2013
Services	Federal		CHIPS	Población Estatal				ELA*
	100	110	230	300	310	320	330	400
HOSPITAL	HOSPITAL		HOSPITAL	HOSPITAL				HOSPITAL
Admissions	$0	$3	$0	$3	$5	$6	$20	$50
Nursery	$0	$0	$0	$0	$0	$0	$0	$0
EMERGENCY ROOM (ER)	EMERGENCY ROOM (ER)		EMERGENCY ROOM (ER)	EMERGENCY ROOM (ER)				EMERGENCY ROOM (ER)
Emergency Room (ER) Visit	$0	$0	$0	$1	$5	$10	$15	$20
Non-emergency visit to a hospital emergency room.	$3.80	$3.80	$0	$15	$15	$15	$15	$20
Trauma	$0	$0	$0	$0	$0	$0	$0	$0
AMBULATORY VISITS TO	AMBULATORY VISITS TO		AMBULATORY VISITS TO	AMBULATORY VISITS TO				AMBULATORY VISITS TO
Primary Care Physician (PCP)	$0	$1	$0	$0	$1	$2	$2	$3
Specialist	$0	$1	$0	$1	$1	$3	$4	$7
Sub-Specialist	$0	$1	$0	$1	$1	$3	$5	$10
Pre-natal services	$0	$0	$0	$0	$0	$0	$0	$0
OTHER SERVICES	OTHER SERVICES		OTHER SERVICES	OTHER SERVICES				OTHER SERVICES
High-Tech Laboratories**	$0	50¢	$0	$1	$1	$2	$3	20%
Clinical Laboratories**	$0	50¢	$0	$1	$1	$2	$3	20%
X-Rays**	$0	50¢	$0	$1	$1	$2	$3	20%
Special diagnostic Tests**	$0	$1	$0	$1	$2	$2	$6	40%
Therapy – Physical	$0	$1	$0	$1	$2	$2	$3	$5
Therapy – Respiratory	$0	$1	$0	$1	$2	$2	$3	$5
Therapy – Occupational	$0	$1	$0	$1	$2	$2	$3	$5
Vaccines	$0	$0	$0	$0	$0	$0	$0	$0
Healthy Child Care	$0	$0	$0	$0	$0	$0	$0	$0
DENTAL	DENTAL		DENTAL	DENTAL				DENTAL
Preventive (Child)	$0	$0	$0	$0	$0	$0	$0	$0
Preventive (Adult)	$0	$1	$0	$0	$1	$2	$3	$3
Restorative	$0	$1	$0	$0	$1	$5	$6	$10
PHARMACY***	PHARMACY***		PHARMACY***	PHARMACY***				PHARMACY***
Generic (Children 0-18)	$0	$0	$0	$0	$0	$0	$0	$5
Generic (Adult)****	$1	$1	N/A	$1	$2	$3	$5	$5
Brand (Children 0-18)	$0	$0	$0	$0	$0	$0	$0	$10
Brand (Adult)****	$3	$3	N/A	$3	$4	$5	$7	$10
Services	Federal		CHIPS	Población Estatal				ELA*
	100	110	230	300	310	320	330	400

*Code 400 in ELA column refers to the population that subscribes as public employees of the Puerto Rico Government.

** Apply to diagnostic tests only.  Copays do not applied to tests required as part of a preventive service.

***Copays apply to each drug included in the same prescription pad.  Pharmacy exception (children 0- 18) does not apply to 400 ELA employees.

****Co-pays for children 0-18 years of age are not applicable for Medicaid, Commonwealth medically indigent eligible, and for children 0-18 enrolled in the CHIP Program in group ages 0-18.

Co-pays may apply to children ages over 18 years old as well as to adults.

HEALTH REGIONS MAP

Attachment 8
Cost-Sharing

CO-PAYS & CO-INSURANCE - Effective on July 1st, 2013
Services	Federal		CHIPS	Población Estatal				ELA*
	100	110	230	300	310	320	330	400
HOSPITAL	HOSPITAL		HOSPITAL	HOSPITAL				HOSPITAL
Admissions	$0	$3	$0	$3	$5	$6	$20	$50
Nursery	$0	$0	$0	$0	$0	$0	$0	$0
EMERGENCY ROOM (ER)	EMERGENCY ROOM (ER)		EMERGENCY ROOM (ER)	EMERGENCY ROOM (ER)				EMERGENCY ROOM (ER)
Emergency Room (ER) Visit	$0	$0	$0	$1	$5	$10	$15	$20
Non-emergency visit to a hospital emergency room.	$3.80	$3.80	$0	$15	$15	$15	$15	$20
Trauma	$0	$0	$0	$0	$0	$0	$0	$0
AMBULATORY VISITS TO	AMBULATORY VISITS TO		AMBULATORY VISITS TO	AMBULATORY VISITS TO				AMBULATORY VISITS TO
Primary Care Physician (PCP)	$0	$1	$0	$0	$1	$2	$2	$3
Specialist	$0	$1	$0	$1	$1	$3	$4	$7
Sub-Specialist	$0	$1	$0	$1	$1	$3	$5	$10
Pre-natal services	$0	$0	$0	$0	$0	$0	$0	$0
OTHER SERVICES	OTHER SERVICES		OTHER SERVICES	OTHER SERVICES				OTHER SERVICES
High-Tech Laboratories**	$0	50¢	$0	$1	$1	$2	$3	20%
Clinical Laboratories**	$0	50¢	$0	$1	$1	$2	$3	20%
X-Rays**	$0	50¢	$0	$1	$1	$2	$3	20%
Special diagnostic Tests**	$0	$1	$0	$1	$2	$2	$6	40%
Therapy – Physical	$0	$1	$0	$1	$2	$2	$3	$5
Therapy – Respiratory	$0	$1	$0	$1	$2	$2	$3	$5
Therapy – Occupational	$0	$1	$0	$1	$2	$2	$3	$5
Vaccines	$0	$0	$0	$0	$0	$0	$0	$0
Healthy Child Care	$0	$0	$0	$0	$0	$0	$0	$0
DENTAL	DENTAL		DENTAL	DENTAL				DENTAL
Preventive (Child)	$0	$0	$0	$0	$0	$0	$0	$0
Preventive (Adult)	$0	$1	$0	$0	$1	$2	$3	$3
Restorative	$0	$1	$0	$0	$1	$5	$6	$10
PHARMACY***	PHARMACY***		PHARMACY***	PHARMACY***				PHARMACY***
Generic (Children 0-18)	$0	$0	$0	$0	$0	$0	$0	$5
Generic (Adult)****	$1	$1	N/A	$1	$2	$3	$5	$5
Brand (Children 0-18)	$0	$0	$0	$0	$0	$0	$0	$10
Brand (Adult)****	$3	$3	N/A	$3	$4	$5	$7	$10
Services	Federal		CHIPS	Población Estatal				ELA*
	100	110	230	300	310	320	330	400

*Code 400 in ELA column refers to the population that subscribes as public employees of the Puerto Rico Government.
** Apply to diagnostic tests only.  Copays do not applied to tests required as part of a preventive service.
***Copays apply to each drug included in the same prescription pad.  Pharmacy exception (children 0- 18) does not apply to 400 ELA employees.
****Co-pays for children 0-18 years of age are not applicable for Medicaid, Commonwealth medically indigent eligible, and for children 0-18 enrolled in the CHIP Program in group ages 0-18.
Co-pays may apply to children ages over 18 years old as well as to adults.

Co-pays may apply to children ages over eighteen (18) as well as to adults.
As established in 42 CFR 44.7.53(b) the following exceptions will be applicable for federal population under code 110:

(b) Exclusions from cost sharing.  The plan may not provide for imposition of a deductible, coinsurance, copayment, or similar charge upon categorically or medically needy individuals for the following:

(1) Children.  Services furnished to individuals under 18 years of age (and, at the option of the State, individuals under 21, 20, or 19 years of age, or any reasonably category of individuals 18 years of age or over but under 21) are excluded from cost sharing.
(2) Pregnant women. Services furnished to pregnant women if such services related to the pregnancy, or to any other medical condition which may complicate the pregnancy are excluded from cost sharing obligations.  These services include routine prenatal care, labor and delivery, routine post-partum care, family planning services, complications of pregnancy or delivery likely to affect the pregnancy, such as hypertension, diabetes, urinary tract infection, and services furnished during the postpartum period for conditions or complications related to the pregnancy.  The postpartum period is the immediate postpartum period which begins on the last day of pregnancy and extends through the end of the month in which the 60-day period following termination of pregnancy tests. States may further exclude from cost sharing all services furnished to pregnant women if that desire.
(3) Institutional individuals. Services furnished to any individual who is an inpatient in a hospital, long-term care facility, or other medical institution if the individual is required (pursuant to §435.725, §435.733, §435.832, or §436.832)
(4) Emergency services. Services as defined at section 1932(b)(2) of the Act and §438.114(a)
(5) Family planning. Family planning services and supplies furnished to individuals of child-bearing age are excluded from cost sharing.
(6) American Indians. Items and services furnished to an American Indian directly by an American Indian health care provider or through referral under contract health services.

Pharmacy Management Program

ASES Guidelines for Co-Location of Behavioral Health Provider in PMG Settings*

In accordance with the provisions of the Puerto Rico Mental Health Code, Law No. 408 of October 2, 2000, as amended, and the Puerto Rico Patient’s Bill of Rights and Responsibilities, the Government Health Plan (GHP) is committed to promoting mental and physical health integration, in order to improve program effectiveness and quality of life for enrollees.

Historically, physical and behavioral health services have had limited information and communication interchange, which suggests that patients were not being treated in a holistic approach.  Our goal is to achieve better access to care and cost containment, while considering people’s health as a whole. The GHP health care coordination integration strategy for physical and behavioral health services, specifically through its Co-Location Integration Model, provides a mean to open communication channels so that better access, more targeted services and cost containment is achieved.

A Primary Medical Group (PMG) can actually operate out of one or multiple service locations such, for example, as medical offices or clinics. These locations can offer different kinds or levels of services and attend different volumes of beneficiaries.  Some PMGs actually operate one or more full service clinics, with a complete array of multidisciplinary services such as primary care services, physician specialists’ services, laboratory, pharmacy and others. Other PMGs have a central clinic or office and then several smaller offices or clinics that offer different specific services.  And there are still other PMGs, often referred to as “virtual PMGs,” that do not have a central office and have multiple providers in separate, stand-alone offices, operating as the pure concept of an independent practice association or IPA.

Accordingly, it is necessary to clarify which PMG service locations will be considered as PMG Settings for purposes of the Co-Location requirements. Specifically, it is necessary to provide guidance as to which PMG service locations must include the placement of a behavioral health provider and the amount of time per week that the provider must be available at each covered PMG service location.

The following guidelines are presented in order to clarify and adequately monitor compliance with the Co-Location requirements. These guidelines seek to ensure access to services and adequate communication between professionals without affecting the financial stability of the Co-Location Integrated Model.

Definition of PMG Setting: The following key elements are considered when defining “PMG Setting”:

1.	Volume: A PMG setting is the physical service location (clinic or office) where the population accesses most of the services within the PMG. These service locations can vary in size, kinds of services offered and number of beneficiaries attended. ASES has determined to define the term “PMG Setting” on the basis of the volume of beneficiaries served. ASES will consider as a “PMG Setting” any PMG service location that serves at least 5,000 beneficiaries. This setting must have available a behavioral health provider in the weekly timeframes detailed in these guidelines. Any PMG service location that services less than 5,000 beneficiaries must follow the “Virtual Co-Location Model” also set forth in these guidelines.
2.	Comprehensiveness: The PMG setting where multidisciplinary services are rendered, among these, primary care services, physician specialists services, laboratory, pharmacy, behavioral provider, etc.

1

3.	Substitution: Location with the capability of keeping services in case that the PCP is not available.

Required Co-Location of Staff per PMG Setting.   In view of the different kinds of PMG Settings and particularly, the different number of beneficiaries served, ASES has decided that the most reasonable course is to establish a table with the required weekly access to behavioral health providers according to the number of beneficiaries assigned to each PMG Setting.   The standard minimum criteria for weekly access will be 4 hours per week for every 5,000 beneficiaries assigned to a PMG Setting.  The following table details the minimum required weekly hours of mental health professional availability according to the number of beneficiaries served in each PMG Setting.

Covered Beneficiaries per PMG Setting	Minimum Behavioral Health Colocation Hours Required
5,000 – 9,999	4 hrs.
10,000 – 14,999	8 hrs.
15,000 – 19,999	12 hrs.
20,000 – 24,999	16 hrs.
25,000 – 29,999	20 hrs.
30,000 – 34,999	24 hrs.
35,000 – 39,999	28 hrs.
40,000 – 44,999	32 hrs.
45 000 – 49,999	36 hrs.
50,000 – 54,999	40 hrs.

Virtual Co-Location.  In the case of those PMG service locations that have less than 5,000 beneficiaries assigned, such PMG service locations shall not be required to have a behavioral health provider available on site.  In these instances, the PMG service location may refer the beneficiary to another service location within the same PMG that actually has a behavioral health provider available or consult with this behavioral health provider. This model aims to provide mental health treatment and coordinate the levels of services needed by patients referred by the PMG service location in question.  Behavioral health providers will be available to address consults and discussions of cases.

A corrective action plan (“CAP”) will be required of every PMG Setting that does not comply with the required co-location level. The PMG must present the CAP to the corresponding Entity within seven (7) calendar days from the receipt of the notice of the need for corrective action. The Entity will evaluate and approve or deny the CAP within seven (7) calendar days from the day such CAP is received.  All PMGs with an approved CAP must comply with the terms of the CAP and achieve the required co-location within the timeframes established in the CAP.

2

Penalty Matrix. In the event that a PMG does not comply with the required co-location levels in any of its PMG settings, the PMG may be subjected to penalties according to the following matrix:

Sanction Level	Sanction Type	Timeframe to cure	Comments
0	Notice of Non Compliance with Colocation Level	30 days (Day 1-30)	A Corrective Action Plan is required
1	New members subscription Hold	30 days (Day 31-60)	If within the first 30 day period, the PMG continues non-compliant.
2	PM/PM payment withhold and new member subscription	30 days (Day 61-90)	A Standard $1.50 PM/PM payment withhold (in addition to sanction 1) if after the previous two 30day periods, the GMP is still non-compliant.
3	Fine	15 days (Day 91-105)	Fines to be defined in accordance to contract
4	PMG Contract Cancelation	Day 106

*This document is under review and pending approval of CMS

ATTACHMENT 12 - DELIVERABLES

All deliverables and documents submitted in accordance with this Attachment 12 must be submitted to ASES in English.  Deliverables included in this list (as well as other documents that are subject to ASES review in accordance with this Contract) will be due to ASES in accordance with the deadlines established in the request for information and the readiness schedule established by ASES.

	Deliverable Name	Contract Cite
1.	Newborn Notification Form	5.2.6.5
2.	Enrollee Handbook	6.2.1
3.	Provider Directory	6.2.1
4.	Enrollee ID Card	6.2.1
5.	Notice of Enrollment	6.2.4.3
6.	Notice of Redetermination	6.2.4.3
7.	Notice of Disenrollment	6.2.4.3
8.	Development and Distribution of Written Materials Policies and Procedures	6.3.1
9.	Tele GHP Policies and Procedures	6.8.10
10.	Tele GHP Quality Criteria and Protocols	6.8.16.2
11.	Tele GHP Outreach Program	6.8.16.3
12.	Scripts and Training Materials for Tele GHP Call Center Employees	6.8.16.4
13.	FAQs for Information Service and Medical Advice Service	6.8.15
14.	Website Screenshots	6.9.5
15.	Cultural Competency Plan	6.10.2
16.	Marketing Plan and copies of all Marketing Materials	6.14.5.1
17.	Special Coverage Registration form	7.7.3
18.	Special Coverage Registration Procedures	7.7.6.1
19.	Special Coverage Notification Forms	7.7.6.2
20.	Protocols for the Development of a Treatment Plan	7.7.6.4
21.	Special Coverage Provisions for Immediate Access to Specialists	7.7.6.5
22.	Strategy for Identification of Populations with Special Health Care Needs	7.7.6.6
23.	Needs Assessment Tool	7.8.2.3.4
24.	Care Management Policies and Procedures	7.8.2.6
25.	Disease Management Policies and Procedures	7.8.3.5
26.	EPSDT Outreach and Education Plan	7.9.1.4
27.	Integration Plan	8.7
28.	Timely Access to Behavioral Health Services Policies and Procedures	9.1.5.4
29.	Provider Licensing and Certification Policies and Procedures	9.2.3.6.1.18
30.	Enrollee Selection of PCP	9.3.1.5.2
31.	PPN Participation Policies and Procedures	9.3.3.5.1
32.	Enrollee Access to Specialists Policies and Procedures	9.4.5
33.	Protocol to Screen Enrollees for Special Coverage	9.5.2.2

ATTACHMENT 12 - DELIVERABLES

34.	Provider Hours and Operational Monitoring Policies and Procedures	9.5.5
35.	Model Provider Contracts	10.1.6.1
36.	Provider Guidelines	10.2.1.3
37.	Programmatic Changes Policies and Procedures	10.2.1.6
38.	Provider Continuing Education Curriculum	10.2.2.1
39.	Payment System to State Health Facilities	10.5.9
40.	Utilization Management Policies and Procedures (including referrals)	11.2.2
41.	Utilization Management Clinical Criteria	11.4.3
42.	QAPI Program (including ER quality)	12.2.4
43.	Wellness Plan	12.5.8.4
44.	Fraud, Waste, and Abuse Policies and Procedures	13.1.6
45.	Fraud, Waste and Abuse Compliance Plan	13.2.1
46.	Network Provider Investigations, Suspensions and Debarment Policies and Procedures	13.1.11
47.	Provider Disclosure Form	13.5.13.3
48.	Grievance System Policies and Procedures	14.1.4
49.	Grievance System forms	14.1.2
50.	Staff Training Plan	15.3.2
51.	Current MCO Organization Chart	15.3.2
52.	Implementation Plan	15.5.2
53.	Provider Payment Schedule	16.5.1
54.	Business Continuity and Disaster Recovery (BC-DR)	18.2.8.3
55.	Protection of Enrollee Health Records Policies and Procedures	34.1.6

PLAN FOR THE ADOPTION OF ELECTRONIC HEALTH RECORDS

BY THE GOVERNMENT HEALTH PLAN PROVIDER NETWORK

According to the public policy established by the Health Information Technology for Economic and Clinical Health (HITECH) Act, enacted as part of the American Recovery and Reinvestment Act of 2009, that promotes the adoption and meaningful use of health information technology and the Act 40 of 2012, enacted by the Commonwealth of Puerto Rico, the Administración de Seguros de Salud de Puerto Rico [ASES] as the agency responsible for the implementing the government health plan (GHP) established a Plan for the adoption of electronic health records (EHRs) by the GHP health care provider network.

ASES recognizes that physicians are the gateway to organized and integrated healthcare delivery systems. The implementation of this Strategic Plan will accomplish the integration of all the health care providers’ network, as an organized health care system, allowing ASES to plan for, provide/purchase, and coordinate all core services along the continuum of health care services for the population served by the GHP. The progressive adoption of electronic health records and the necessary secure and effective exchange of the patient health information constitute the backbone of an organized integrated health system.

The proper implementation of the Plan in a structured and progressive way will allow the achievement of the following objectives:

•	Focus on meeting the GHP population health needs;
•	Efficient information systems that enhance communication and information flow across the continuum of care;
•	Coordinate and integrate health care across the continuum;
•	Able to obtain and manage information on quality outcomes and costs;
•	Patient access to care continuum with multiple points of access; ensuring the patient receives the “right care at the right place at the right time”;
•	Population-based needs assessment; focused on defined population as needed;
•	Maximize patient accessibility and minimize duplication of services ;
•	Encourage and facilitate prudent use of resources and eliminate wasteful practices;
•	Align service funding to ensure equitable funding distribution for different services or levels of services;
•	Provider-developed, evidence-based care guidelines and protocols to enforce one standard of care regardless of where patients are treated;
•	Cooperation between health care providers and organizations - medicine management partnerships; and
•	Facilitate prevention and health promotion.

ASES, according to the authority conferred by the law, has required the MCO to promote and request the adoption and implementation of the EHR by their health care provider network and an active participation in the PRHIN (State HIE) to enable the health information exchange between the health care providers.

The adoption of electronic health records and the meaningful use by the GHP health care provider network will allow ASES to establish mechanisms that guarantee, directly and indirectly, the accessibility, quality improvement, and cost and utilization controls of health care services provided and funded by federal and state governments, as well as the protection of patients’ rights.

Strategies to Achieve ASES Goals and Objectives

ASES understands that achieving its goals and objectives will require it to work together with the contractors, to ensure that all health care providers move forward in a concerted and consistent manner in support and compliance with this Plan. The following are critical to achieving ASES’ goals and objectives.

1.	Promote and require the GHP health care provider networks to adopt the meaningful use of a certified health records and an active exchange of patient health information through the State health information organization, Puerto Rico Health Information Network (PRHIN).

ASES will request the MCOs to perform a region-specific survey within their GHP health care provider networks to obtain the following information:

- Number of health care service providers/ organizations using a certified electronic health record;
- Number of health care service providers/ organizations that are active participants of a Health Information Exchange;
- Number of health care service providers/ organizations in the process of adopting and implementing a certified electronic health record system;
- Number of health care service providers/ organizations that do not have a certified electronic health record system and the reasons for that (ex. technical issues, financial issues, lack of knowledge, etc.);

Using the results of the survey, ASES and the contractors will develop and present a series of educational initiatives to advance and support, the adoption and implementation of meaningful use of the certified electronic health record by the provider networks.

Other related educational initiatives/programs will be developed and offered to assure the adequate use of the electronic health records to include the following;

- the health information exchange between providers and between providers and the contractors for the benefit of the patient care;

- the privacy and security (Privacy Framework) of the electronic management of patient health information in compliance with the federal and state regulations; and

- the patients insured by GHP are informed about the benefits of the electronic health record and the health information exchange between their health care providers.

2.	Ensure the Health Care Provider Networks Comply with Meaningful Use Care Goals

-In order to comply with the Federal Government’s guidelines of what constitutes a “Meaningful Use” performance, ASES envisions that their provider networks will achieve meaningful use within the CMS program requirements. ASES and the contractors will work together to monitor the provider’s engagement in a Health Information Organization and participate in the health information exchange platform.

3.	Monitoring EHR Adoption and PRHIN (STATE HIE) Engagement

The MCO will develop a milestone and auditing program to be shared with the provider networks to measure EHR adoption and implementation. By measuring the progress, the MCO will be able to identify areas where EHR adoption and/ or PRHIN (STATE HIE) engagement are successful and where more effort is needed to help certain providers so that ongoing progress towards meeting the CMS deadlines is maintained. As a result, the MCO must report ASES the milestones achieved and the findings results from the audits performed.

ASES, as the agency responsible for the implementing the GHP, will start the monitoring program using CMS requirements, as included in the contract ASES will work on a systematic measurement program that will produce reporting to demonstrate and/or validate the GHP provider networks performance. The monitoring program will include:

-	Monthly periodic reporting of EHR adoption and PRHIN (STATE HIE) engagement;
-	Reporting requirements aligned with CMS EHR Meaningful Use criteria, CMS quality reporting and/ other data fields required by ASES;

HIT ADOPTION AND PRHIN (STATE HIE) ENGAGEMENT EXPECTED TIMELINE

HIT ADOPTION AND PRHIN (STATE HIE) ENGAGEMENT OPERATIONAL PLAN

GOAL I.
Promote and require the GHP health care provider networks to adopt meaningful use of a certified electronic health record (EHR) and an active exchange of patient health information through a health information exchange PRHIN (STATE HIE)

OBJECTIVES	STRATEGIES	DATE
I.A. To obtain real time data on the GHP health care provider networks and the current status of their adoption and implementation of an EHR, Meaningful Use compliance, and their active participation in the PRHIN (STATE HIE).

I.A.1 Develop and submit to ASES for approval a survey tool related to the adoption and implementation of a certified EHR by the GHP healthcare providers and their participation in the PRHIN (STATE HIE). Preferably, the survey tool should be on-line.

I.A.2 Submit the EHR Adoption Survey to the providers. EHR Adoption Survey MUST be completed by May 8, 2015.

I.A.3 Collection and analysis of the EHR Adoption Survey results the contractors. Determine providers’ EHR adoption levels by Region.  Preferably, the survey tool should be on-line.

I.A.4 Develop the EHR Adoption Communication/Education Plan for GHP health care provider networks in compliance with federal and state requirements. The EHR Adoption Communication/Education Plan will specify those GHP network providers that require additional targeted educational initiatives to be provided in order to accelerate adoption and effective use of EHRs within the GHP provider networks. Submit the EHR Adoption Communication/Education Plan for the GHP Health care provider networks to ASES for approval.

I.A.5 The MCO will be responsible to discuss GHP Insured Population/ Patient Education Plan with providers; encourage health care providers for the incorporation of privacy and security policies and procedures; and provide monitoring results to ASES.
April 6-17, 2015 April 20-May 8, 2015 May 11-29, 2015 June 1-19, 2015 June 22-July 10, 2015
I.B Develop and schedule the educational initiatives to be offered to GHP health care providers
I.B.1 Educational initiatives begin targeting providers   by EHR Adoption levels.
Educational programs must include:
•    EHR adoption policy – federal and state overview
•    EHR Medicaid Incentive Program
•    Federal and State legal framework
•    Level of meaningful use compliance
•    Privacy and Security Frameworks
•    Health Information Exchange Platform – Active Participation Requirements
July 13 – September 4, 2015

•    Patients’ Rights
•    Quality Improvement Programs/Measures Requirements

I.B.2 MCO will schedule the continuing education program for the GHP network providers along with the communication and engagement process for the health care providers.

I.B.3 MCO will conduct follow up surveys to audit the health care provider networks progress in increasing their EHR Adoption level and must provide findings to ASES.
September 7 - 25, 2015 September 28 – November 27, 2015

GOAL 2. Ensure that health care provider networks to comply with Meaningful Use Goals
OBJECTIVES	STRATEGIES	DATE
2.A Monitor the Medicaid Meaningful Use certification process and compare with the data obtained under the educational program -follow up surveys	2.A.1 MCO will compare the results obtained from the follow up surveys from health care provider networks related to their progress in EHR Adoption level and the Meaningful Use Incentive Program	November 30 – December 18, 2015

GOAL 3. Monitoring EHR Adoption and PRHIN (STATE HIE) Engagement
OBJECTIVES	STRATEGIES	DATE
3.A Report and analyze progress on EHR educational program 3.B Integrate a Quality Improvement Culture into GHP Provider Network
3.A.1 MCO will implement policies that require EHR and engagement with PRHIN (STATE HIE) the standard business practice for GHP Network Providers.

3.B.1 MCO will align EHR standards for quality measurements  and improvements across GHP/Medicaid and Medicare programs.

3.B.2 MCO will accelerate alignment and implementation of electronic clinical quality measures and electronic reporting

3.B.3 ASES will develop standards and policies to enable electronic management of patient consent forms and PRHIN (STATE HIE) among GHP Network Providers  with sensitive health data such as mental and behavioral health conditions.

3.B.4 ASES and the contractors will conduct follow up surveys to audit the health care provider networks progress in their HIT adoption, PRHIN (STATE HIE) participation, and quality measurement programs progress
January 11-29, 2016 January 11-29, 2016 February 1- April 1, 2016 April 4 –June 3, 2016 June 6 – September 30, 2016

 PUERTO RICO HEALTH INSURANCE ADMINISTRATION
COMMONWEALTH OF PUERTO RICO
PLANNING AND QUALITY AFFAIRS OFFICE

QUALITY IMPROVEMENT PROCEDURE MANUAL   Version 2.1

Version 2.1, Reviewed: July 2014
M. Espada, Y. Berríos & N. Ortiz

I.	Table of Contents

II.	INTRODUCTION	3
III.	RETENTION FUND	3
IV.	DEFINITIONS	4
V.	PREVENTIVE CLINICAL PROGRAMS	6
VI.	PERFORMANCE MEASURES	12
VII.	ER QUALITY PROGRAM	17
VIII.	CONCLUSION	18

Year 2014

QUALITY IMPROVEMENT PROCEDURE MANUAL Version 2.1 / July 2014	Page 2 of 18

II.	INTRODUCTION

This Quality Improvement Procedure Manual has the sole purpose of providing the necessary guidelines for attaining the required performance indicators for each of the categories measured under the Quality Incentive Program (QIP), as described in Article 12 of the contract executed between the Contractor and the Puerto Rico Health Insurance Administration (ASES, by its acronym in Spanish). ASES shall maintain a Retention Fund of the Per Member Per Month (PMPM) each month as part of the Quality Incentive Program described in Section 12.5.3 A portion of the retained amount shall be associated with each of the Quality Incentive initiatives outlined below:

●	Performance measures (Section 12.5.4.1)

●	Preventive Clinical Programs (Section 12.5.4.2)

●	Emergency Room Use Indicators (Section 12.5.4.3)

ASES will reimburse the Contractor according to compliance with each of the categories of performance indicators in section 12.5.  The Planning and Quality Affairs Office will audit the results of the data in the timeframes stated in Section 12.5 of the Contract for the performance indicators in the following categories: Performance measures, Preventive clinical program measures, and ER Utilization measures. This Manual describes in detail the requirements and the specific metrics for each category of the Quality Incentive Program. The Quality Improvement Procedure Manual will enter in effect the Effective Date of the Contract and will be revised every contract year unless required in another timeframe by law or regulation, at the discretion of ASES or by mutual agreement during the term of the contract year.

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III.	RETENTION FUND

ASES will withhold a portion of annual PMPM otherwise payable to the Contractor in order to incent the Contractor to meet performance targets under the Quality Incentive Program. The retention fund will be reimbursed to the Contractor when a determination is made by ASES that the Contractor has complied with the quality standards and criteria established by ASES in accordance with 22.3 of the contract. On a quarterly basis the Contractor will submit a quarterly Retention Fund Report in accordance to 18.2.9.4 of the contract.

On a monthly basis, ASES will maintain a retention fund according to the following timeframes:

Time Period (Relative Effective Data of Contract Term)	Retention Fund Percentage
4/1/2015 through 12/31/2015	0% (9 month baseline)
1/1/2016 through 6/30/2016	1% (until end of FY16)
7/1/2016 through 6/30/2017	2% (until end of FY17)

A portion of the retained amount will be associated with each of the Quality Incentive initiatives outlined below for each of the specified timeframes:

QIP Initiative	Retention Fund Breakdown
Year	CY 15 (0%)[1]	FY 16 (1%)	FY 17 (2%)
Performance Measures	0%	.40%	.80%
Preventive Clinical Programs	0%	.20%	.40%
Emergency Room Use Indicators	0%	.40%	.80%

IV.	DEFINITIONS

The following definitions apply to measures of the Quality Improvement Manual:

1.
Care Management: An Administrative Function comprised of a set of Enrollee-centered steps to ensure that an Enrollee with intensive needs, including catastrophic or high-risk conditions (described in Attachment 7 of the Contract), receives needed services in a supportive, effective, efficient, timely, and cost-effective manner.

1 The first 9 months from the date of an executed contract ASES will not withhold a retention fund. The first 9 month time period will be used a grace period to determine baseline data for each QIP initiative. The period will end on 12/31/2015. At that time a 1% Retention Fund withholds will be activated.

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2.
Disease Management: An Administrative Function comprised of a set of Enrollee-centered steps to provide coordinated care to Enrollees suffering from diseases listed in Section [7.8.3] of this Contract.

3.	Hot Spotting: The ability to identify in a timely manner heavy users of the systems and their patterns of utilization to provide targeted interventions and care through mapping data.

4.	Incurred date: Is the date in which the service took place.

5.
Intervention: activities targeted at the achievement of client stability, wellness, and autonomy through advocacy, assessment, planning, communication, education, resource management, care coordination, collaboration, and service facilitation.

6.	Performance measures: regular measurement of outcomes and results, which generates reliable data on the effectiveness and efficiency of programs.

7.
Per member per month payment (PMPM): The fixed monthly amount that the Contractor is paid by ASES for each Enrollee to ensure that Benefits under this Contract are provided.  This payment is made regardless of whether the Enrollee receives Benefits during the period covered by the payment.

8.
Preventive Services:  Health care services provided by a physician or other Provider within the scope of his or her practice under Puerto Rico law to detect or prevent disease, disability, Behavioral Health conditions, or other health conditions; and to promote physical and Behavioral Health and efficiency.

9.
Primary Care Physician: A licensed medical doctor (MD) who is a Provider and who, within the scope of practice and in accordance with Puerto Rico Certification and licensure requirements, is responsible for providing all required Primary Care to Enrollees.   The PCP is responsible for determining services required by Enrollees, provides continuity of care, and provides Referrals for Enrollees when Medically Necessary.  A PCP may be a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician.

10.
Retention Fund: The amount of Withhold by ASES of the monthly Per Member per Month Payments otherwise payable to the Contractor in order to incentivize the Contractor to meet performance targets under the Quality Incentive Program described in Section [12.5.3].  This amount shall be equal to the percent of that portion of the total Per Member per Month Payment that is determined to be attributable to the Contractor’s administration of the Quality Incentive Program described in Sections [12.5 and 22.3]. Amounts withheld will be reimbursed to the Contractor in whole or in part (as set forth in Sections [12.5 and 22.3]) in the event of a determination by ASES that the Contractor has complied with the quality standards and criteria established by Section [12.5].

11.
Special Coverage: A component of Covered Services provided by the Contractor, described in Section [7.7], which are more extensive than the Basic Coverage services, and for which Enrollees are eligible only by “registering.” Registration for Special Coverage is based on intensive medical needs occasioned by serious illness.

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12.
Quality Incentive Program:  mechanism to improve the quality of services provided to Enrollees. The program shall consist of three (3) categories of performance indicators: performance measures, preventive clinical program measures and ER Utilization measures.

V.	PREVENTIVE CLINICAL PROGRAMS

The Contractor shall comply with the objectives of each of the following Preventive Clinical Programs as stated in the GHP Contract in section 12.5.4.2. The Preventive Clinical Programs are:

1.  Pre-Natal and Maternal Program as described in 7.5.8.3 of the Contract.

2.  Wellness Plan as described in section 12.5.8 of the Contract.

3.  Care Management as described in section 7.8.2 of the Contract.

4.  Disease Management as described in 7.8.3 of the Contract.

5.  Provider Education as described in section 10.2.2 of the Contract.

6.  Physician Incentive Programs as described in section 10.7 of the Contract.

ASES shall release to the Contractor, in accordance with Section 22.3, the applicable percent (see table below) of the Retention fund for compliance with the objectives for each of the Preventive Clinical Programs.

QIP Initiative	Retention Fund Breakdown
Year	CY 15 (0%)[2]	FY 16 (1%)	FY 17 (2%)
Preventive Clinical Programs	0%	.20%	.40%

2 The first 9 months from the date of an executed contract ASES will not withhold a retention fund. The first 9 month time period will be used a grace period to determine baseline data for each QIP initiative. The period will end on 12/31/2015. At that time a 1% Retention Fund withholds will be activated.

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1.	Prenatal and Maternal Plan

Goal Statement:  Increase the number of pregnant women who receive early prenatal care.

REPORTING: For each region, report the following metrics for enrollees receiving prenatal and maternal services:

o	Number of pregnant women enrolled in GHP by trimester and age;

o	Number of pregnant women enrolled in GHP by trimester and age who received HIV tests;

o	Number of pregnant women screened for substance abuse with the 4P Plus screening tool;

o	Number of pregnant women in postpartum care screened for depression with the Edinburgh screening tool;

o	Number of pregnant women who received educational interventions.

OUTCOME(S): Increase annually by 3% the number of pregnant women with HIV tests in the First and Third Trimester as established by public policy of the Department of Health.

o	In quarters 1-3 the Contractor will report the number of Providers (OB-GYN) and pregnant enrollees with educational interventions.

o	In the 4th quarter the Contractor will report the 3% increase in HIV tests among pregnant enrollees using as comparison the trend of HIV testing in births from August 1, 2013 through April 30, 2014.

●	Screen 50% of pregnant women registered by quarter for alcohol and tobacco use with 4P Plus screening tool.

o	Report the number of cases referred to the behavioral health provider for smoking cessation counseling and treatment.

●	Screen 50% of women in postpartum period during the measurement quarter for Depression using Edinburgh screening tool.

o	Report the number of cases referred to the behavioral health provider with an Edinburgh score of 10 or above.

●	Reach 70% of pregnant women in registry with educational interventions regarding Prenatal care in the following topics :

1. Importance of Prenatal and Postpartum visits.
2. Breastfeeding
3. Stages of birth
4. Oral Health
5. Family Planning
6. Behavioral Health topics in the areas of Domestic Violence, Post partum Depression, Tobacco Cessation, Alcohol Use/Abstinence and Substance Abuse, Parenting, HIV Screening and prevention and socio emotional screening in children.
7. Newborn Care

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2.	Wellness Program:

Goal Statement:  Increase the number of members who receive preventive health information and services.

OUTCOME(S):

●	Develop 5 educational campaigns on the following topics to be applied during the measurement year:

a. Nutrition and Exercise; Knowing your BMI
b. Importance of preventive dental exam
c. Awareness of HPV vaccination
d. Preventive Cancer Screening (PAPS, Mammography, Oral cancer examination).
e. Stress Management

o	Minimum 1 educational campaign by quarter.

The Contractor shall submit a detailed description of the Educational Campaign and copies of all materials (written and oral) that it or its Subcontractors plan to distribute to ASES for review and approval. This requirement includes, but is not limited to posters, brochures, Web sites, and any other related materials. Neither the Contractor nor its Subcontractors shall distribute any materials without prior written approval from ASES.

●	EPSDT:

o	Quarterly educational outreach for PCPs providing a list of EPSDT eligible children who are not in compliance with periodicity schedule.

o
The Contractor shall provide to each PCP, at least four times per year (April, July, November and January), a list of the PCP’s EPSDT Eligible Children who are not in compliance with the EPSDT periodicity Schedule.

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3.	Care Management Program

Goal Statement:  Achievement of optimal health, integration of Physical Health and Behavioral Health services, access to care and appropriate utilization of resources, balanced with the patient's right to self-determination.

OUTCOME(s):

●	New cases

o	Report on the number of new enrollees in Care Management in the following categories:

●	Enrollees with special health care needs who qualify for Special Coverage

●	Enrollees diagnosed with a Serious Mental Illness or a Serious Emotional Disability (“SMI/SED”)

●	Enrollees participating in the Buprenorphine program

●	Enrollees who have accessed the emergency room seven (7) or more times within twelve (12) months

●	Enrollees who are pregnant and have a behavioral health diagnosis.

o	Report on Prior Authorizations (PA) and Prior Authorization denials on each condition on special coverage registry and SMI/SED including Buprenorphine program)

●	Screen at least 50% of adult members registered in Special Coverage for depression using PHQ-9[3] screening tool.

o	Report the number of cases referred to the behavioral health provider with a PHQ-9 score of 10 or above.

4.	Disease Management Program

Goal Statement:  Enhance the treatment and prevention of diseases that contribute most heavily to the causes of death.

OUTCOME(s):

3 PHQ-9: Patient Health Questionnaire – 9 (Screening for depression)

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●	Submit a hot spotting report by Region, PMG and municipality of residence of enrollees stratified by the following conditions:

o	Asthma

o	Diabetes (Type 1 or 2)

o	Congestive Heart Failure

o	Hypertension

o	Chronic renal disease (Stages 1 and 2)

o	Obesity

o	Mental health disorders

o	Alcohol abuse or dependence

o	Substance use disorders

The report must include: number of severe cases identified, percent of severe cases among PMG population, number of active cases, number of health cases referred to mental health treatment, and the number of interventions (educational and care coordination)  performed for the population identified.

Minimum per quarter: one intervention by member.

5.	Provider Education

Goal Statement:  The Provider Education Program is aimed to promote compliance with clinical quality guidelines and standards among all primary care physicians, and to keep them up to date regarding the best practices in the managed care model.

OUTCOME(s):

Provide educational activities to PCP and BHPCPs in coordination with the PBM providers for the following topics:

o	Primary Care Integration Model
o	Poly-pharmacy
o	EHR Poly-pharmacy
o	Electronic Health Records/e-prescribing
o	Diabetes Care Management
o	Renal Clinical Guidelines
o	Quality Incentive Program Guidelines
o	Mental health conditions
o	Working with patients with conditions of special concern, including autism, ADHD, depression, diabetes, alcohol and substance abuse, tobacco cessation, among others.

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The Contractor must provide a minimum of 5 hours per quarter for a total of 20 hours per year. A report on topics, contact hours, PBM and providers attending the activities will be provided each quarter.

●
Reach 70% of PCPs (with 25 or more pediatric assigned lives) with technical assistance[4] in the administration of MCHAT and Ages and Stages Questionnaire (ASQ) in their practices, with a minimum per quarter of 17.5%.

6.	Physician Incentive Plan

Goal Statement: Ensure the participation and commitment of the PCPs to Preventive Services and improve the quality of the services to all members.

OUTCOME(s):

●	Evaluate 100% of the PCPs through Medical Record Review:

o	The Contractor will submit in the first three quarters reports on the number of PCP evaluated and the score obtained by region and Integrated PMG.

o	By April 2014 the Contractor will provide a list by Integrated PMG and region of the certified PCP and BHP eligible for the financial incentive.

4 Technical Assistance: to assist providers to attain and maintain regulatory standards.

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VI.	PERFORMANCE MEASURES

The reporting templates for each of the performance measures mentioned below will be provided to the Contractor through the ASES FTP site. Each reporting template will be in Excel format. ASES shall reimburse the Contractor the percent applicable of the Retention fund as shown in the following table in accordance with Section 22.3 of the contract for successful compliance with the performance measures below based upon annual evaluation of this criterion.  The Contractor shall demonstrate a three percent (3%) increase in the measurement year (.75 quarterly), for the following performance measures:

QIP Initiative	Retention Fund Breakdown
Year	CY 15 (0%)[1]	FY 16 (1%)	FY 17 (2%)
Performance Measures	0%	.40%	.80%

●	Breast Cancer Screening
●	Cervical Cancer Screening
●	Cholesterol Management
●	Diabetes Care Management
●	Access to Preventive Care Visits
●	Access to Dental Preventive Care Visits
●	Timeliness in Prenatal Care
●	Asthma Management
●	Follow-up care for children prescribed ADHD medication
●	Antidepressant medication management
●	Initiation of drug or alcohol abuse treatment
●	Follow up after hospitalization for mental health

The Performance Measures reports are based on claims incurred in the measurement period for each region. The Contractor shall provide data for each region in a separate tab and a summary tab that combines data for all regions.

For each report submission, the Contractor shall use the same template that was submitted in previous quarter(s). The Contractor may not update data submitted for previous reporting periods when new claims data is available. Then, with the 4th quarter submission, the Contractor may update data submitted for previous reporting periods (“year to date”) as applicable.

5 The first 9 months from the date of an executed contract ASES will not withhold a retention fund. The first 9 month time period will be used a grace period to determine baseline data for each QIP initiative. The period will end on 12/31/2015. At that time a 1% Retention Fund withholds will be activated.

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The Contractor shall submit the report with the following file name structure: Contractor Name_PM##_ Date Report Due (e.g. Contractor A_ PM01_ 20140150). The Contractor shall ensure that all data is captured in the workbook prior to submitting the report.

The 1st submission of the reports, excluding the Timeliness in Prenatal Care, will establish the baseline for each measure. Regarding the Timeliness in Prenatal Care, the Contractor will report the trend of the year prior the measurement year. The submissions dates for this reports will be provided  by ASES through a normative letter with the established due dates.

SPECIAL AGREEMENTS

1.	The Contractor shall demonstrate a sustained improvement by performance measure on a quarterly basis.

2.	The number of members with a LDL-C screening during the measurement year will be evaluated in the Cholesterol Management for High Risk Population Performance Measure. The Contractor will include the results under the Diabetes Care Management for information purposes only.

3.	Asthma Management for Contract Year 2015-2016

i.	For this measure, PRHIA will evaluate, as the results of the Contractor interventions the population outreached for this purposes during the first to second quarter. At the end of the 3rd quarter onwards the Contractor will report the 3% increase of unique members identified as having persistent Asthma under control during the measurement year (Steps 2-5).

ii.	Definitions of Treatment Steps are based on The Global Strategy for Asthma Management and Prevention (www.ginasthma.org).

4.	Timeliness in Prenatal Care

i.	PRHIA will evaluate the trend in the Contract Year 2015-16 of the pregnant members that initiate their prenatal care services during the Third Trimester. And for the next contract year will establish the numerator.

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REQUIREMENTS BY PERFORMANCE MEASURE
Physical Health

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Behavioral Health

Measure	Measure Description	Denominator	Numerator
1	Follow-up care for children prescribed ADHD medication			
1-A	Initiation Phase	Children ages 6-12 who were prescribed an ADHD medication and had a follow-up visit with a practitioner during the 30-day.	To be determined by ASES and MCO.	To be determined by ASES and MCO.
1-B	Continuation/Maintenance Phase	Children ages 6-12 who were prescribed an ADHD medication, remained on the medication for at least 210 days and had two follow-up visits within the 9 month.	To be determined by ASES and MCO.	To be determined by ASES and MCO.
2	Antidepressant medication management	The percentage of Medicaid enrollees age 18 and older with a diagnosis of major depression that were newly treated with antidepressant medication, and remained on an antidepressant medication treatment. Two rates are reported:		
2A	Effective Acute Phase Treatment	The percentage of newly diagnosed and treated Medicaid enrollees who remained on an antidepressant medication for at least 84 days (12 weeks).	To be determined by ASES and MCO.	To be determined by ASES and MCO.
2B	Effective Continuation Phase Treatment	The percentage of newly diagnosed and treated Medicaid enrollees who remained on an antidepressant medication for at least 180 days (6 months).	To be determined by ASES and MCO.	To be determined by ASES and MCO.
3	Initiation and Engagement of Alcohol and Other Drug Dependence Treatment			
3A	Initiation of AOD Treatment	Adolescents and adults with a new episode of alcohol or other drug dependence (AOD) should have treatment initiated through an inpatient AOD admission, outpatient visit, intensive outpatient encounter or partial hospitalization within 14 days of the diagnosis.	To be determined by ASES and MCO.	To be determined by ASES and MCO.

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QUALITY IMPROVEMENT PROCEDURE MANUAL Version 2.1 / July 2014	Page 16 of 18

VII.	ER QUALITY PROGRAM

Goal Statement: Develop an ER Quality Initiative Program focusing on reducing the inappropriate use of ER services.

The ER Quality Initiative Program shall be designed to identify high users of Emergency Services (including behavioral health) for non-emergency situations and to allow for early interventions in order to ensure appropriate utilization of services and resources. The program design required by ASES for the ER Quality Initiative will be based on the “Hot Spotting Model of the Camden Coalition of Health Providers”. The activities for the work plan shall include, but not limited to, the following:

●	Hot spotting report by Region, PMG and municipality of residence of enrollees by severity level.

●	Establish outreach activities and care coordination for High ER utilizers.

Member identification will be as follows:

Severity Criteria
Level 1: Mild	3-6 visits a year
Level 2: Moderate	7-11 visits a year
Level 3: Severe	12 or more visits a year

ASES will reimburse to the Contractor, in accordance with Section 22.3 the percent applicable of the Retention fund as shown in the table below for compliance with the above program based upon a quarterly review of the approved work plan.

QIP Initiative	Retention Fund Breakdown
Year	CY 15 (0%)[1]	FY 16 (1%)	FY 17 (2%)
Emergency Room Use Indicators	0%	.40%	.80%

6 The first 9 months from the date of an executed contract ASES will not withhold a retention fund. The first 9 month time period will be used a grace period to determine baseline data for each QIP initiative. The period will end on 12/31/2015. At that time a 1% Retention Fund withholds will be activated.

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VIII.	CONCLUSION

The compliance with the quality categories established in this Manual will be measured and shall be accomplished with by the Contractor on a quarterly basis. Contractor shall comply with the required quarterly metrics in order to receive the reimbursement of the amount retained by ASES for each quarter as defined in Section 22.3 of the Contract.

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ATTACHMENT 20
PREFERRED PROVIDER NETWORK DIAGRAM

ATTACHMENT 21

Guidelines for Reverse Collocation of the
primary care physicians in mental health facilities

In accordance with the provisions of the Puerto Rico Mental Health Code, Law No. 408 of October 2, 2000, as amended, and the Puerto Rico Patient’s Bill of Rights and Responsibilities, the Government Health Plan (GHP) is committed to promoting mental and physical health integration, in order to improve program effectiveness and quality of life for enrollees.

Reverse collocation is an integrated care model in which medical services are available to members being treated in behavioral health facilities. It has been known that patients with co‐morbid conditions that include chronic or acute medical conditions and behavioral health diagnoses are at higher risk for increased utilization and costs in health care. Persons with serious mental illness have high levels of medical co-morbidity compared to the general population, as well as increased risk for diabetes, obesity, and high cholesterol due to the use of some second-generation antipsychotic medications (Milbank Memorial Fund, 2010)

In the reverse collocation model, a primary care physician is located part or full time in a behavioral health facility to monitor the physical health of patients.

Collocated Primary Care Physicians (PCPs) are independently sub-contracted and supervised by the contractor. They use the Behavioral Health Facility (BHF) records, and coordinate follow up with the member’s PMG as necessary. The Collocated PCP can make the same primary interventions and referrals as any PCP in the PMG.

Behavioral Health Facilities (BHF)

The following BHF will be considered for purposes of the Reverse Collocation requirements.

1.	Psychiatric Hospitals ( or a unit within a general hospital)
2.	Emergency or Stabilization Units
3.	Partial Hospitalization Units
4.	Intensive Ambulatory Services Units
5.	Ambulatory Services Units
6.	Addiction Services Unit ( detoxification, ambulatory, inpatient)

Required Reverse Collocation Staff per BHF.

1.	Ambulatory Services Units must have at least one collocated PCP 4 days per week for 4 hours.

2.	Addiction Services Units must have at least one collocated PCP 3 days per week for 4 hours.

3.	Psychiatric Hospitals are required to have at least a PCP on call on a daily basis.

1

4.	Partial Hospitalization Units must have at least one collocated PCP 2 days per week for 4 hours.

5.	Stabilization units must have one PCP for consultation (on call) on a daily basis.

In the event that a BHF does not comply with the required collocation level, may be subjected to penalties according to the following matrix:

Sanction Level	Sanction Type	Timeframe to cure	Comments
0	Notice of Non Compliance with Reverse Collocation Level and CAP	60 days (Day 1-60)
A corrective action plan (“CAP”) will be required of every BHF that does not comply with the required Reverse Collocation level. All BHF with an approved CAP must comply with the terms of the CAP and achieve the required collocation within the timeframes established in the CAP.

1	Fine	30 days (Day 61-90)	Fines to be defined in accordance to contract.
2	Contract Cancelation	(Day 91)

2

PUERTO RICO HEALTH INSURANCE ADMINISTRATION

POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF
MEDICAID OVERPAYMENTS TO PROVIDERS

A.	OBJECTIVES (42 CFR 433.300)

To establish the policies and procedures of the Puerto Rico Health Insurance Administration (ASES for its anachronism in Spanish) to recoup overpayments made to its providers in accordance with 42 CFR 433, Subpart F—Refunding of Federal Share of Medicaid Overpayments to Providers and to implement:

1)	Section 1903(d)(2)(A) of the Social Security Act (the “Act”), which directs that quarterly Federal payments to the States under title XIX (Medicaid) of the Act are to be reduced or increased to make adjustment for prior overpayments or underpayments that the Secretary determines have been made.

2)	Section 1903(d)(2) (C) and (D) of the Act, which provides that a State has 1-year from discovery of an overpayment for Medicaid services to recover or attempt to recover the overpayment from the provider before adjustment in the Federal Medicaid payment to the State is made; and that adjustment will be made at the end of the 1-year period, whether or not recovery is made, unless the State is unable to recover from a provider because the overpayment is a debt that has been discharged in bankruptcy or is otherwise uncollectable.

3)	Section 1903(d)(3) of the Act, which provides that the Secretary will consider the pro rata Federal share of the net amount recovered by a State during any quarter to be an overpayment.

B.	DEFINITIONS (42 CFR 433.304)

1)	Abuse (in accordance with 42 CFR 455.2) - provider practices that are inconsistent with sound fiscal, business, or medical practices, and result in an unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for health care. It also includes beneficiary practices that result in unnecessary cost to the Medicaid program.

2)	Discovery (or discovered) - identification by any ASES, the Federal Government, or the provider of an overpayment, and the communication of that overpayment finding or the initiation of a formal recoupment action without notice as described in 42 CFR 433.316.

3)	Fraud (in accordance with 42 CFR 455.2) - an intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit to himself or some other person. It includes any act that constitutes fraud under applicable Federal or State law.

4)	Overpayment - the amount paid by a Medicaid agency to a provider which is in excess of the amount that is allowable for services furnished under section 1902 of the Act and which is required to be refunded under section 1903 of the Act.

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5)	Provider (in accordance with 42 CFR 400.203) - any individual or entity furnishing Medicaid services under a provider agreement with the Medicaid agency.

6)	Recoupment - any formal action by ASES to initiate recovery of an overpayment without advance official notice by reducing future payments to a provider.

7)	Third party (in accordance with 42 CFR 433.136) - an individual, entity, or program that is or may be liable to pay for all or part of the expenditures for medical assistance furnished under a State plan.

C.	APPLICABILITY (42 CFR 433.310)

The provisions of these policies and procedures apply to:

1)	Overpayments made to providers that are discovered by ASES;

2)	Overpayments made to providers that are initially discovered by the provider and made known to ASES; and

3)	Overpayments that are discovered through Federal reviews.

D.	BASIC REQUIREMENTS FOR REFUNDS (42 CFR 433.312)

1)	ASES has 1-year from the date of discovery of an overpayment to a provider to recover or seek to recover the overpayment before the Federal share must be refunded to CMS.

2)	ASES must refund the Federal share of overpayments at the end of 1-year period following discovery, whether or not ASES has recovered the overpayment from the provider. Notwithstanding, ASES is not required to refund the Federal share of an overpayment made to a provider when ASES is unable to recover the overpayment amount because the provider has been determined bankrupt or out of business in accordance with 42 CFR 433.318.

3)	The date upon which an overpayment occurs is the date upon which ASES, using its normal method of reimbursement for a particular class of provider (e.g., check, interfund transfer), makes the payment involving unallowable costs to a provider.

E.	WHEN DISCOVERY OF OVERPAYMENT OCCURS AND ITS SIGNIFICANCE. (42 CFR 433.316)

1)	The date on which an overpayment is discovered is the beginning date of the 1-year period allowed for a State to recover or seek to recover an overpayment before a refund of the Federal share of an overpayment must be made to CMS.

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2)	Unless ASES chooses to initiate a formal recoupment action against a provider without first giving written notification of its intent, ASES must notify the provider in writing of any overpayment it discovers in accordance with ASES’ policies and procedures and must take reasonable actions to attempt to recover the overpayment in accordance with State law and procedures.

3)	An overpayment resulting from a situation other than fraud is discovered on the earliest of:

a)	The date on which ASES first notifies a provider in writing of an overpayment and specifies a dollar amount that is subject to recovery;

b)	The date on which a provider initially acknowledges a specific overpaid amount in writing to ASES; or

c)	The date on which ASES initiates a formal action to recoup a specific overpaid amount from a provider without having first notified the provider in writing.

4)	Overpayments resulting from fraud. An overpayment resulting from fraud is discovered on the date of the final written notice (as defined in 42 CFR 433.304) of the overpayment determination that ASES sends to the provider.

5)	If a Federal review at any time indicates that ASES has failed to identify an overpayment or that ASES has identified an overpayment but has failed to either send written notice of the overpayment to the provider that specified a dollar amount subject to recovery or initiate a formal recoupment from the provider without having first notified the provider in writing, CMS will consider the overpayment as discovered on the date that the Federal official first notifies ASES in writing of the overpayment and specifies a dollar amount subject to recovery.

6)	Any adjustment in the amount of an overpayment during the 1-year period following discovery (made in accordance with the approved State plan, Federal law and regulations governing Medicaid, and the appeals resolution process specified in ASES’ administrative policies and procedures) has the following effect on the 1-year recovery period:

a)	A downward adjustment in the amount of an overpayment subject to recovery that occurs after discovery does not change the original 1-year recovery period for the outstanding balance.

b)	An upward adjustment in the amount of an overpayment subject to recovery that occurs during the 1-year period following discovery does not change the 1-year recovery period for the original overpayment amount. A new 1-year period begins for the incremental amount only, beginning with the date of ASES’ written notification to the provider regarding the upward adjustment.

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7)	A partial collection of an overpayment amount by ASES from a provider during the 1-year period following discovery does not change the 1-year recovery period for the original overpayment amount due to CMS.

8)	Any appeal rights extended to a provider do not extend the date of discovery.

F.	OVERPAYMENTS INVOLVING PROVIDERS WHO ARE BANKRUPT OR OUT OF BUSINESS (42 CFR 433.318)

1)	ASES is not required to refund the Federal share of an overpayment made to a provider as required by 42 CFR 433.312(a) to the extent that ASES is unable to recover the overpayment because the provider has been determined bankrupt or out of business in accordance with the provisions of this section. ASES must notify the provider that an overpayment exists in any case involving a bankrupt or out-of-business provider and, if the debt has not been determined uncollectable, take reasonable actions to recover the overpayment during the 1-year recovery period in accordance with policies prescribed by applicable State law and administrative procedures.

2)	Overpayments are considered debts that ASES is unable to recover within the 1-year period following discovery if the following criteria are met:

a)	The provider has filed for bankruptcy, as specified in paragraph (c) of this section; or

b)	The provider has gone out of business and the State is unable to locate the provider and its assets, as specified in paragraph (4) of this section.

3)	ASES is not required to refund to CMS the Federal share of an overpayment at the end of the 1-year period following discovery, if:

a)	The provider has filed for bankruptcy in Federal court at the time of discovery of the overpayment or the provider files a bankruptcy petition in Federal court before the end of the 1-year period following discovery; and

b)	ASES is on record with the court as a creditor of the petitioner in the amount of the Medicaid overpayment.

4)	ASES is not required to refund to CMS the Federal share of an overpayment at the end of the 1-year period following discovery if the provider is out of business on the date of discovery of the overpayment or if the provider goes out of business before the end of the 1-year period following discovery. A provider is considered to be out of business on the effective date of a determination to that effect under State law. ASES must:

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a)	Document its efforts to locate the party and its assets. These efforts must be consistent with applicable State policies and procedures; and

b)	Make available an affidavit or certification from the appropriate State legal authority establishing that the provider is out of business and that the overpayment cannot be collected under State law and procedures and citing the effective date of that determination under State law.

A provider is not out of business when ownership is transferred within the State unless State law and procedures deem a provider that has transferred ownership to be out of business and preclude collection of the overpayment from the provider.

5)	If the 1-year recovery period has expired before an overpayment is found to be uncollectable under the provisions of this section, if ASES recovers an overpayment amount under a court-approved discharge of bankruptcy, or if a bankruptcy petition is denied, ASES must refund the Federal share of the overpayment in accordance with the procedures specified in 42 CFR 433.320.

G.	PROCEDURES FOR REFUNDS TO CMS (42 CFR 433.320)

1)	In accordance with section 1903(d) of the Social Security Act, ASES shall reduce its claims of reimbursement to the extent of any overpayment in the expense reports submitted to CMS, and on the corresponding quarter with respect to the adjustment.

2)	ASES must refund the Federal share of overpayments that are subject to recovery to CMS through credit on the Quarterly Statement of Expenditures (Form CMS–64). Accordingly, the Federal share of overpayments subject to recovery must be credited on the Form CMS–64 report submitted for the quarter in which the 1-year period following discovery, established in accordance with 42 CFR 433.316, ends.

3)	A credit on the Form CMS–64 must be made whether or not the overpayment has been recovered by ASES from the provider.

4)	Effect of reporting collections and submitting reduced expenditure claims. (1) The State is not required to refund the Federal share of an overpayment at the end of the 1-year period if the State has already reported a collection or submitted an expenditure claim reduced by a discrete amount to recover the overpayment prior to the end of the 1-year period following discovery.

5)	If ASES does not refund the Federal share of such overpayment, the State will be liable for interest on the amount equal to the Federal share of the non-recovered, non-refunded overpayment amount. Interest during this period will be at the current Value of Funds Rate (CVFR), and will accrue beginning on the day after the end of the 1-year period following discovery until the last day of the quarter for which the State submits a CMS-64 report refunding the Federal share of overpayment.

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6)	ASES is not required to report on the Form CMS–64 any collections made on overpayment amounts for which the Federal share has been refunded previously. Furthermore, if ASES has refunded the Federal share of an overpayment and subsequently makes recovery by reducing future provider payments by a discrete amount, ASES need not reflect that reduction in its claim for Federal financial participation.

7)	If the amount of an overpayment is adjusted downward after the agency has credited CMS with the Federal share, ASES may reclaim the amount of the downward adjustment on the Form CMS–64. Under this provision:

a)	Downward adjustment to an overpayment amount previously credited to CMS is allowed only if it is properly based on the approved State plan, Federal law and regulations governing Medicaid, and the appeals resolution processes specified in ASES’ administrative policies and procedures.

b)	The 2-year filing limit for retroactive claims for Medicaid expenditures does not apply. A downward adjustment is not considered a retroactive claim but rather a reclaiming of costs previously claimed.

8)	If an overpayment has not been determined uncollectable in accordance with the requirements of 42 CFR 433.318 at the end of the 1-year period following discovery of the overpayment, ASES must refund the Federal share of the overpayment to CMS in accordance with the procedures specified above.

9)	If ASES recovers any portion of an overpayment under a court-approved discharge of bankruptcy, ASES must refund to CMS the Federal share of the overpayment amount collected on the next quarterly expenditure report that is due to CMS for the period that includes the date on which the collection occurs.

10)	If a provider's petition for bankruptcy is denied in Federal court, ASES must credit CMS with the Federal share of the overpayment on the later of:

a)	The Form CMS–64 submission due to CMS immediately following the date of the decision of the court; or

b)	The Form CMS–64 submission for the quarter in which the 1-year period following discovery of the overpayment ends.

11)	If a provider is determined bankrupt or out of business under this section after the 1-year period following discovery of the overpayment ends and ASES has not been able to make complete recovery, ASES may reclaim the amount of the Federal share of any unrecovered overpayment amount previously refunded to CMS. CMS allows the reclaim of a refund if ASES submits to CMS documentation that it has made reasonable efforts to obtain recovery. If ASES reclaims a refund of the Federal share of an overpayment:

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b)	In bankruptcy cases, ASES must submit to CMS a statement of its efforts to recover the overpayment during the period before the petition for bankruptcy was filed; and

c)	In out-of-business cases, ASES must submit to CMS a statement of its efforts to locate the provider and its assets and to recover the overpayment during any period before the provider is found to be out of business in accordance with 42 CFR 433.318.

12)	ASES must report the following information to support each Quarterly Statement of Expenditures Form CMS–64:

a)	Amounts of overpayments not collected during the quarter but refunded because of the expiration of the 1-year period following discovery;

b)	Upward and downward adjustments to amounts credited in previous quarters;

c)	Amounts of overpayments collected under court-approved discharges of bankruptcy;

d)	Amounts of previously reported overpayments to providers certified as bankrupt or out of business during the quarter; and

e)	Amounts of overpayments previously credited and reclaimed by ASES.

H.	MAINTENANCE OF RECORDS (42 CFR 433.322)

ASES must maintain a separate record of all overpayment activities for each provider in a manner that satisfies the retention and access requirements of 45 CFR 92.42.

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